   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 12, 1996

                                                      REGISTRATION NO. 333-15211
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          PHONETEL TECHNOLOGIES, INC.
                 (Name of Small Business Issuer in Its Charter)

                  OHIO                                    4813                                 34-1462198
    (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL                  (I.R.S.EMPLOYER
     INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NO.)

                            ------------------------

                         1127 EUCLID AVENUE, SUITE 650
                           CLEVELAND, OHIO 44115-1601
                                 (216) 241-2555
                        (ADDRESS AND TELEPHONE NUMBER OF
                        PRINCIPAL EXECUTIVE OFFICES AND
                          PRINCIPAL PLACE OF BUSINESS)
                            ------------------------

                             TAMMY L. MARTIN, ESQ.
                           EXECUTIVE VICE PRESIDENT,
                         CHIEF ADMINISTRATIVE OFFICER,
                         GENERAL COUNSEL AND SECRETARY
                          PHONETEL TECHNOLOGIES, INC.
                         1127 EUCLID AVENUE, SUITE 650
                           CLEVELAND, OHIO 44115-1601
                                 (216) 241-2555
                          (NAME, ADDRESS AND TELEPHONE
                          NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

            STEPHEN M. BANKER, ESQ.                         DANIEL J. ZUBKOFF, ESQ.
    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                CAHILL GORDON & REINDEL
                919 THIRD AVENUE                                 80 PINE STREET
            NEW YORK, NEW YORK 10022                        NEW YORK, NEW YORK 10005
                 (212) 735-3000                                  (212) 701-3000


--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                      STATE OF     PRIMARY STANDARD INDUSTRIAL         I.R.S.
NAME OF ADDITIONAL REGISTRANTS                     INCORPORATION    CLASSIFICATION CODE NUMBER   IDENTIFICATION NO.
--------------------------------------------------------------------------------------------------------------------
Public Telephone Corporation                          Indiana                  4813                  34-1813512
World Communications, Inc.                            Missouri                 4813                  43-1724466
Paramount Communication Systems, Inc.                 Florida                  4813                  59-2822743
Northern Florida Telephone Corporation                Florida                  4813                  59-3025564
Payphones of America, Inc.                              Ohio                   4813                  34-1838787
PhoneTel CCI, Inc.                                     Texas                   4813                  34-1846708
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

* Address and telephone number of principal executive offices and agent for service are same as those of PhoneTel Technologies, Inc.

                            ------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS                   SUBJECT TO COMPLETION

                            DATED DECEMBER 12, 1996

PHONETEL TECHNOLGIES INC. LOGO PHONETEL TECHNOLOGIES, INC.

$110,000,000

         % Senior Notes due 2006

Interest payable              and

ISSUE PRICE:       %


The     % Senior Notes due 2006 (the "Notes") are being offered (the "Offering")
by PhoneTel Technologies, Inc. (the "Company"). Concurrently herewith, the Company is offering (the "Concurrent Offering") 6,750,000 shares of its Common Stock, $.01 par value (the "Common Stock"). The Concurrent Offering is being made by separate prospectus.



The Notes will be guaranteed, jointly and severally, fully and unconditionally, by: Public Telephone Corporation, World Communications, Inc., Paramount Communications Systems, Inc., Northern Florida Telephone Corporation, Payphones of America, Inc. and PhoneTel CCI, Inc. (collectively, the "Subsidiary Guarantors"). The Subsidiary Guarantors constitute all of the Company's subsidiaries; any and all future subsidiaries of the Company will be required to become Subsidiary Guarantors.


The Company expects to use the net proceeds of this Offering, together with the proceeds of the Concurrent Offering to consummate the Cherokee Acquisition and the Texas Coinphone Acquisition (each as defined herein), to repay certain indebtedness and for working capital and other general corporate purposes. If
the Cherokee Acquisition is not consummated prior to           , 1997 (the
"Special Offer Notice Date"), the Company will be required to offer to purchase (the "Special Offer") $35.0 million aggregate principal amount of the Notes at a price (the "Special Offer Price") equal to 101% of the principal amount of the Notes plus accrued and unpaid interest to the date of purchase.

The Notes will mature on           , 2006, unless previously redeemed. Interest
on the Notes will be payable semiannually on           and           ,
commencing           , 1997. The Notes will be redeemable, in whole or in part,
at the option of the Company at any time on or after           , 2001, at the
redemption prices set forth herein, plus accrued and unpaid interest to the date
of redemption. In addition, at any time prior to           , 1999, the Company,
at its option, may redeem from time to time up to     % of the aggregate
principal amount of the Notes originally issued with the net cash proceeds to the Company from one or more Equity Offerings (as defined herein), other than
the Concurrent Offering, at a redemption price equal to     % of the principal
amount thereof, plus accrued and unpaid interest to the date of redemption; provided, however, that at least $75.0 million in aggregate principal amount of the Notes remains outstanding immediately after any such redemption. Upon a Change of Control (as defined herein), the Company will have the obligation to offer to purchase all outstanding Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.


The Notes will be general unsecured obligations of the Company and will be senior in right of payment to all existing and future indebtedness of the Company that is expressly subordinated and will be pari passu in right of payment with all other senior indebtedness of the Company. The Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the assets pledged to secure such indebtedness, including all indebtedness of the Company under the New Credit Agreement (as defined herein) which is expected to be secured by all of the assets of the Company. The Company does not currently have, and does not currently intend to issue, significant indebtedness to which the Notes would be senior. The Subsidiary Guarantees (as defined herein) will be senior unsecured obligations of the Subsidiary Guarantors. The Subsidiary Guarantees will be effectively subordinated to all secured indebtedness of the Subsidiary Guarantors to the extent of the assets pledged to secure such indebtedness. As of September 30, 1996, on a pro forma basis after giving effect to the Offering, the Concurrent Offering and the Pending Acquisitions (as defined herein), the Company would have had approximately $112.9 million of indebtedness outstanding, of which $.9 million would have been secured and the Subsidiary Guarantors would have had approximately $.3 million of indebtedness outstanding (other than the Subsidiary Guarantees), all of which would have been secured. There is currently no trading market for the Notes and the Company does not intend to list the Notes on any securities exchange.


SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------------
                                                 PRICE TO              UNDERWRITING          PROCEEDS TO
                                                 PUBLIC (1)            COMPENSATION (2)      COMPANY (3)
---------------------------------------------------------------------------------------------------------------
Per Note                                         %                     %                     %
---------------------------------------------------------------------------------------------------------------
Total(3)                                         $                     $                     $
---------------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from the date of issuance.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $        .

The Notes are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by Cahill Gordon & Reindel, counsel for the Underwriters, and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made through the book-entry facilities of The Depository Trust Company, against payment therefor on or about
          , 1996.

J.P. MORGAN & CO.
               CIBC WOOD GUNDY SECURITIES CORP.
                              ING BARINGS
                                          SOUTHCOAST CAPITAL CORPORATION

             , 1996

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

       [MAP DEPICTING LOCATION OF PHONETEL'S PAY TELEPHONES PER STATE AS OF
                         SEPTEMBER 30, 1996 (ACTUAL)]


[MAP DEPICTING LOCATION OF PHONETEL'S PAY TELEPHONES PER STATE AS OF SEPTEMBER 30, 1996 ON PRO FORMA BASIS AFTER GIVING EFFECT TO PENDING ACQUISITIONS]


IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

No person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Notes in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof or that there has been no change in the affairs of the Company since the date hereof.

                               TABLE OF CONTENTS

                                        PAGE
Available Information...............       3
Prospectus Summary..................       4
Risk Factors........................      12
The Pending Acquisitions............      17
Use of Proceeds.....................      19
Capitalization......................      20
Selected Financial Data.............      21
Pro Forma Financial Data............      24
Management's Discussion and               37
  Analysis of Financial Condition
  and Results of Operations.........
Business............................      45

                                        PAGE
Management..........................      57
Security Ownership of Certain             61
  Beneficial Owners and
  Management........................
Certain Transactions................      64
Description of Capital Stock........      64
Description of Certain                    68
  Indebtedness......................
Description of the Notes............      69
Underwriting........................      89
Legal Matters.......................      89
Experts.............................      90
Glossary............................     A-1
Index to Financial Statements.......     F-1


                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048; and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission and the address of such Web site is http://www.sec.gov. Additionally, the Common Stock is listed on the American Stock Exchange, Inc. and such reports and other information concerning the Company are therefore available for inspection at the offices of the American Stock Exchange, Inc. located at 86 Trinity Place, New York, NY 10006-1881.

This Prospectus constitutes a part of a Registration Statement on Form SB-2 filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Notes offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all references in this Prospectus to the "Company" include PhoneTel Technologies, Inc. and its subsidiaries, and the information in this Prospectus
(i) gives effect to a one-for-six reverse share split of the Common Stock ("Stock Split") effected on December 26, 1995 and (ii) assumes no exercise of the underwriters' over-allotment option in the Concurrent Offering. Terms used in this Prospectus but not otherwise defined herein have the meanings set forth in the Glossary, which begins on page A-1 of this Prospectus.

                                  THE COMPANY

The Company is currently the third largest independent public pay telephone operator and the twelfth largest public pay telephone operator in the United States. Upon consummation of the Cherokee Acquisition (as defined herein) and the Texas Coinphone Acquisition (as defined herein) (collectively, the "Pending Acquisitions") the Company believes that it will be one of the two largest independent public pay telephone operators in the United States. As of September 30, 1996, after giving effect to the Pending Acquisitions, the Company would have owned and operated 38,421 installed public pay telephones in 42 states, the District of Columbia and Mexico, of which approximately 96% are located in 21 states. After giving effect to the Pending Acquisitions, approximately 44% of the Company's public pay telephones will be located in Florida, Texas and California, which are three of the four most populous states. As of September 30, 1996, the Company owned and operated 24,732 installed public pay telephones, of which approximately 95% are located in 17 states and approximately 46% are located in Florida, Texas and California. Since September 1, 1995, the Company has added 19,053 public pay telephones through a series of acquisitions by the Company of six independent public pay telephone companies. In addition, the Company maintains an active program of installing public pay telephones.

The Company owns, operates, services and maintains a system of microprocessor controlled "smart" public pay telephones. The Company derives substantially all of its revenues from calls placed from its public pay telephones through the deposit of coins ("coin calls") and from calling card, credit card, collect, third party billed and access code calls (collectively, "non-coin calls"). The Company contracts with location providers to operate public pay telephones at locations where significant demand exists for public pay telephone service, such as shopping centers, convenience stores, service stations, grocery stores, restaurants, truck stops and bus terminals.

On an actual basis, the Company had revenues and EBITDA (as defined in footnote 6 on page 10) of $28.3 million and $5.6 million, respectively, for the nine months ended September 30, 1996. The Company's EBITDA margin has increased to 19.6% for the nine months ended September 30, 1996 from 2.8% for the nine months ended September 30, 1995. The increase in the EBITDA margin is primarily due to the significant increase in the number of installed public pay telephones and the elimination of costs associated with the closing of certain offices, the elimination of redundant executives and administrative personnel in billing and other operational areas and leveraging the Company's existing field technicians.


After giving pro forma effect to the six acquisitions completed from September 1, 1995 to September 30, 1996, the Offering and the Concurrent Offering, the Company would have achieved revenues of $59.5 million and $45.4 million for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, and EBITDA of $10.4 million and $9.8 million for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively. After giving pro forma effect to such six acquisitions, the Pending Acquisitions (collectively, the "Acquisitions"), the Offering and the Concurrent Offering, the Company would have achieved revenues of $91.4 million and $70.4 million for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, and EBITDA of $21.2 million and $16.1 million for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively. See "Pro Forma Financial Data." Management believes that as a result of certain recent regulatory changes implemented by the Federal Communications Commission ("FCC") relating to compensation for dial-around calls, the Company will generate significant additional revenues, net of related expenses and processing fees, commencing November 6, 1996. See "--Recent Developments--Recent Regulatory Developments."


Public pay telephones are primarily owned or operated by Bell Operating Companies ("BOCs"), other local exchange carriers ("LECs") and independent public pay telephone companies. Of the approximately 2.54 million public pay telephones operated in the United States in 1995, Multimedia Telecommunications Association estimates that approximately 87% are operated by BOCs and other LECs and approximately 13% (approximately 342,000 public pay telephones) are operated by independent public pay telephone companies. Management believes that the highly fragmented nature of the independent public pay telephone industry presents a significant number of attractive acquisition opportunities for the Company.

In June 1995, Peter Graf was appointed Chairman of the Board of Directors and in September 1995 was appointed Chief Executive Officer of the Company. In September 1995, Stuart Hollander, Joseph Abrams, Aron Katzman and Steven Richman were appointed to the Board of Directors of the Company, and the majority of the existing board resigned at that time. The new board and management identified and implemented the business strategy set forth under "--Business Strategy" below.


The Company was incorporated under the laws of the State of Ohio on December 24, 1984. The Company's executive offices are located at 1127 Euclid Avenue, Suite 650, Cleveland, Ohio 44115-1601 and its telephone number is (216) 241-2555.

                               BUSINESS STRATEGY

The Company's objective is to grow through additional acquisitions and internally, thereby achieving economies of scale while implementing cost savings. The Company has implemented the following strategy to meet its objective:

Grow through acquisitions. The Company believes that there is a significant opportunity to consolidate the highly fragmented independent segment of the public pay telephone industry. Selective acquisitions enable the Company to expand its geographic presence and further its strategy of clustering its public pay telephones more rapidly than with new installations. Because smaller companies typically are not able to achieve the economies of scale realized by the Company, when acquisitions are integrated, the Company can operate the public pay telephones at lower operating costs than the seller. Accordingly, the Company maintains an active acquisition program to acquire public pay telephones that are in, or contiguous to, its existing markets or that can form the basis of a new cluster. Management believes that the Company's experience in completing acquisitions of companies in the public pay telephone industry is instrumental in identifying and negotiating additional acquisitions as well as integrating such acquisitions. In addition, as the Company grows to become the leading supplier of independent public pay telephone services in an area, "fill-in" and contiguous acquisitions become less attractive to other potential acquirors as their ability to create significant clusters is reduced. Moreover, the Company believes that such growth will further enhance its ability to negotiate favorable rates with long distance service providers and operator service providers ("OSPs") as well as suppliers of pay telephones and other related equipment.

Facilitate internal growth. The Company actively seeks to install new public pay telephones and intends to enhance its sales and marketing efforts to obtain additional contracts to own and operate public pay telephones with new and existing national, regional and local accounts. In evaluating locations for the installation of public pay telephones, the Company generally conducts a site survey to examine various factors, including population density, traffic patterns, historical usage information and other geographic factors. The installation of public pay telephones is generally less expensive than acquiring public pay telephones.

Reduce operating costs through geographically concentrated clusters. The Company believes that in addition to facilitating fill-in and contiguous acquisitions, the clustering of public pay telephones creates an opportunity to generate savings through reduced field service and collection expenses, the closing of duplicate offices, reduction in staff and general corporate overhead expenses and reduced line and transmission expenses associated with interLATA and intraLATA traffic.

Form strong relationships with service providers and suppliers. As part of its strategy to continue to reduce operating costs, the Company outsources its long distance and operator services to a number of subcontractors that are OSPs, principally Intellicall, Inc. ("Intellicall"). The Company intends to strengthen its relationships with Intellicall, together with other OSPs, and the suppliers of its public pay telephone equipment as its market presence increases. By achieving closer working relationships with its OSPs and suppliers, the Company believes that it will be in a position to negotiate more favorable agreements.


Use of state-of-the-art technology. The Company's public pay telephones are "smart" telephones and are operated by means of advanced microprocessor technology that enables the telephones to perform substantially all of the necessary coin-driven and certain non coin-driven functions independent of the Company's central office. Unlike "dumb" telephones used by most BOCs and other LECs, smart telephones, in concert with the Company's management information systems, enable the Company to determine each telephone's operability and need for service as well as its readiness for coin collection. In addition, rate changes and other software-dependent functions can be performed from the central office without dispatching service technicians to individual public pay telephones of the Company.


Provide superior customer service. The Company strives to maximize the number of its public pay telephones that are operational at any one time and thereby retain existing customers and attract new ones. Accordingly, the Company employs both advanced telecommunications technology and trained field technicians as part of its commitment to provide superior customer service. The technology used by the Company enables it to (i) maintain accurate records of telephone activity which can be verified by customers and (ii) respond quickly to equipment malfunctions. The Company's standard of performance is to repair malfunctions within 24 hours of their occurrence.

Achieve market recognition. With the greater financial resources available to the Company following the Offering and the Concurrent Offering, the Company intends to promote actively its brand and customer service capabilities. The Company seeks to promote and achieve recognition of its products and services by posting on all of its public pay telephones the "PhoneTel" label and through advertisements in trade magazines. The Company believes that achieving market recognition will facilitate its expansion strategy by enhancing its ability to obtain additional accounts and encouraging the use of its public pay telephones in locations where consumers have multiple public pay telephone options.

                              RECENT DEVELOPMENTS

RECENT REGULATORY DEVELOPMENTS

On September 20, 1996, the FCC adopted new rules pursuant to the Telecommunications Act (as defined herein) which require certain providers of long distance services to pay to the Company (and all other owners of public pay telephones) a flat fee of $45.85 per month per telephone as compensation for dial-around calls from November 6, 1996 to October 6, 1997 (which fee was established by the FCC by multiplying $0.35 per call by the estimated industry average of 131 access code calls and "800" calls per pay telephone per month). This replaces the $6.00 flat fee per month per telephone in place since May 1992. In October 1997, the flat fee will be replaced by a per-call compensation mechanism at a rate initially set at $0.35 per call and for periods after October 6, 1998, at the local coin drop rate, which the FCC has concluded will be determined by the marketplace, not by regulation. Management believes that as a result of these changes, the Company will generate significant additional revenues, net of related expenses and processing fees, commencing November 6, 1996. The FCC's new rules include other changes, the effect of which on the Company's operations cannot be estimated by management of the Company at this time. See "Business--Products and Services--Operator Assisted Long Distance Services" and "Business--Governmental Regulations--Federal."

RECENT ACQUISITIONS

In connection with its business strategy of growth through acquisitions, the Company acquired 6,872 installed public pay telephones (located primarily in California, Colorado and Washington) from Amtel Communications Services, Inc. and certain of its affiliates (collectively, "Amtel") as of September 13, 1996 (the "Amtel Acquisition"). The Company acquired the public pay telephones in the Amtel Acquisition for a purchase price of $13 million, in a combination of cash and Common Stock. The Company acquired 3,115 installed public pay telephones (located primarily in Illinois, Florida, Missouri and Virginia) from Payphones of America, Inc. ("POA") as of August 1, 1996 (the "POA Acquisition"). The Company acquired the public pay telephones in the POA Acquisition for a purchase price of approximately $13 million, in a combination of cash, Common Stock, the POA Sellers' Notes (as defined herein) and the assumption of certain liabilities.

PENDING ACQUISITIONS


The Company has entered into an Agreement and Plan of Merger dated as of November 21, 1996 (the "Cherokee Merger Agreement") with PhoneTel CCI Inc., which is a wholly owned subsidiary of the Company, Cherokee Communications, Inc. ("Cherokee"), and all of the shareholders of Cherokee. Pursuant to the Cherokee Merger Agreement, the Company will acquire approximately 14,000 public pay telephones (located primarily in Texas, New Mexico, Utah, Montana and Colorado), of which 13,350 will be installed and 650 will be subject to contracts permitting installation, and certain other assets. The Company will acquire Cherokee (the "Cherokee Acquisition") for a purchase price of $54 million plus related fees and expenses, subject to certain purchase price adjustments, which may include an increase of up to $6 million payable in two installments in January 1998 and 1999 if certain new regulatory changes are not implemented. In addition, the Company will pay $1.25 million in connection with certain non-competition agreements. See "The Pending Acquisitions--The Cherokee Acquisition." On October 9, 1996, the Company entered into a letter of intent to acquire 1,200 installed public pay telephones located in Texas from Texas Coinphone ("Texas Coinphone"). The Company will acquire such assets from Texas Coinphone for a purchase price of approximately $3.7 million, subject to certain purchase price adjustments. See "The Pending Acquisitions--The Texas Coinphone Acquisition."



The closings of the Pending Acquisitions are expected to occur in January 1997, although there can be no assurance that either acquisition will be consummated or, if consummated, as to the final terms thereof. The consummation of the Offering is not conditioned upon the consummation of the Cherokee Acquisition or the Texas Coinphone Acquisition. However, the Company will be required to make an offer to purchase $35.0 million aggregate principal amount of the Notes at the Special Offer Price if the Cherokee Acquisition is not consummated prior to
          , 1997. See "Risk Factors--Possible Non-Consummation of the Pending Acquisitions" and "Description of the Notes--Special Offer to Purchase."

                           SOURCES AND USES OF FUNDS

Concurrently with or prior to the completion of the Offering, it is anticipated that the Company will consummate the Concurrent Offering. The Company intends to use the estimated net proceeds to the Company of $22.5 million from the Concurrent Offering to repay approximately $8.0 million of the debt outstanding under the Credit Agreement and the balance for working capital and other general corporate purposes. See "Use of Proceeds."


The following table sets forth the estimated sources and uses of the proceeds to be received by the Company from the Offering and the Concurrent Offering (determined as of November 30, 1996):



                                                                                              ------
    In millions                                                                               AMOUNT
                                                                                              ------
    SOURCES OF FUNDS:
    Concurrent Offering...................................................................    $25.0
      % Senior Notes due 2006.............................................................    110.0
                                                                                              ------
         Total sources of funds...........................................................    $135.0
                                                                                              ======
    USES OF FUNDS:
    Cherokee Acquisition (1)..............................................................    $61.2
    Texas Coinphone Acquisition...........................................................      3.7
    Repay Credit Agreement................................................................     43.0
    Repay capitalized lease obligations...................................................      7.8
    Repay POA Sellers' Notes..............................................................      3.3
    Related fees and expenses (2).........................................................      8.4
    Working capital and general corporate purposes (3)....................................      7.6
                                                                                              ------
         Total uses of funds..............................................................    $135.0
                                                                                              ======

---------------

(1) Represents the purchase price of $54 million, (net of a $520,000 deposit) plus related fees and expenses of approximately $1.1 million, a $625,000 initial payment for the non-competition agreements and $6.0 million to be held in escrow pursuant to the terms of the Cherokee Merger Agreement to fund the Rate Cap Amounts (as defined herein).



(2) Represents (i) estimated underwriting discount and other expenses of the Concurrent Offering of $2.5 million and (ii) estimated underwriting discount and other expenses of the Offering of $5.85 million.


(3) The Company may elect, at its option, to use a portion of the proceeds to redeem approximately $5.5 million of 14% Preferred in lieu of using such funds for working capital purposes.

                                  THE OFFERING

SECURITIES OFFERED........$110,000,000 aggregate principal amount of      %
                          Senior Notes due 2006.

MATURITY DATE.............          , 2006.

INTEREST PAYMENT DATES....          and             , commencing             ,
                          1997.

SPECIAL OFFER TO PURCHASE.If the Cherokee Acquisition is not consummated prior
                          to             , 1997 (the "Special Offer Notice
                          Date") the Company will be required to offer to purchase (the "Special Offer") $35.0 million aggregate principal amount of the Notes at a price (the "Special Offer Price") equal to 101% of the principal amount of the Notes plus accrued and unpaid interest to the Special Offer Purchase Date (as defined herein). Prior to the consummation of the Cherokee Acquisition, the portion of the net proceeds of the Offering, equal to the amount sufficient to permit the Company to purchase $35.0 million aggregate principal amount of the Notes on the Final Special Offer Purchase Date (as defined herein) at the Special Offer Price, will be held by and pledged to the Trustee for the benefit of the holders of the Notes and the obligation of the Company to consummate the Special Offer will be secured by such funds (the "Trust Funds").

OPTIONAL REDEMPTION
  BY THE COMPANY..........The Notes will be redeemable, in whole or in part, at the option of the Company at any time on or after
                                      , 2001, at the redemption prices set forth
                          herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time prior to
                                      , 1999, the Company, at its option, may
                          redeem up to      % of the aggregate principal amount
                          of the Notes originally issued with the cash proceeds received by the Company from one or more Equity Offerings, other than the Concurrent Offering, at any time or from time to time, at a redemption price equal
                          to      % of the principal amount thereof, plus
                          accrued and unpaid interest to the date of redemption; provided, however, that at least $75.0 million in aggregate principal amount of the Notes remains outstanding immediately after any such redemption.

CHANGE OF CONTROL OFFER...Upon a Change of Control, the Company has the
                          obligation to offer to purchase all the outstanding Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of the Notes--Change of Control" for a discussion of the circumstances in which the Company may not be required to make a Change of Control Offer (as defined herein).

OFFERS TO PURCHASE........In the event of certain asset sales, the Company will be required to offer to purchase the Notes at 100% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase with the net cash proceeds of such asset sales.


RANKING...................The Notes will be senior unsecured obligations of the
                          Company and will rank senior in right of payment to all indebtedness of the Company which is by its terms expressly subordinated in right of payment to the Notes and pari passu in right of payment with all other existing or future senior indebtedness of the Company. As of September 30, 1996, on a pro forma basis after giving effect to the Offering and the Concurrent Offering, the Company would have had approximately $112.9 million of indebtedness outstanding, of which $.9 million would have been secured. Any right of the holders of the Notes to participate in the assets of the Company will be subject to the prior claims of secured creditors, such as the lenders under the New Credit Agreement, with respect to those assets securing such claims. The Company does not currently have, and does not currently intend to issue, significant indebtedness to which the Notes will be senior.


SUBSIDIARY GUARANTEES.....The Notes will be guaranteed, jointly and severally, fully and unconditionally, on a senior basis by the Subsidiary Guarantors (the "Subsidiary Guarantees"). The Subsidiary Guarantees will be effectively subordinated to all secured indebtedness of the Subsidiary Guarantors to the extent of the assets pledged to secure such indebtedness. At September 30, 1996, on a pro forma basis after giving effect to the Offering, the Concurrent Offering and the Pending Acquisitions, the Subsidiary Guarantors would have had approximately $.3 million of indebtedness outstanding (other than the Subsidiary Guarantees), all of which would have been secured.

PRINCIPAL COVENANTS.......The Indenture for the Notes (the "Indenture") will impose certain limitations on the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with interested persons, incur liens, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, conduct business other than the pay telephone and ancillary businesses, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company.

USE OF PROCEEDS...........The Company intends to use the proceeds from the sale of the Notes, together with the proceeds of the Concurrent Offering, to (i) finance the Pending Acquisitions, (ii) retire all of the indebtedness under the Credit Agreement, (iii) to repay approximately $7.8 million of obligations under certain capital lease obligations, (iv) to repay approximately $3.3 million under the POA Sellers' Notes, (v) pay related fees and expenses and (vi) for working capital and other general corporate purposes, including the possible redemption of approximately $5.5 million of 14% Preferred (as defined herein). In the event the Cherokee Acquisition is not consummated
                          prior to           , 1997, the Company will be
                          obligated to offer to purchase $35.0 million aggregate principal amount of the Notes. See "The Pending Acquisitions--The Cherokee Acquisition" and "Description of the Notes--Special Offer to Purchase."

                                  RISK FACTORS

Prospective investors should consider carefully all of the information set forth in this Prospectus, particularly the matters set forth under the caption "Risk Factors."

                      SUMMARY FINANCIAL AND OPERATING DATA

                                                                                                                       NINE
                                                                                                                      MONTHS
                                                                                                                       ENDED
                                                                                                                     SEPTEMBER
                                                                                                                        30,
                                                                                   YEAR ENDED DECEMBER 31, 1995      ---------
                                                                                ----------------------------------
                                                                                                   PRO FORMA FOR
                                                                                 PRO FORMA FOR     1995 AND 1996
                                                                                 1995 AND 1996     ACQUISITIONS,
                                                                                 ACQUISITIONS,    PENDING ACQUISI-
                                                  YEAR ENDED DECEMBER 31,         CONCURRENT       TIONS, CONCUR-
                                             ---------------------------------   OFFERING AND      RENT OFFERING
                                               1993        1994        1995      OFFERING (1)     AND OFFERING (2)     1995
                                             ---------   ---------   ---------  ---------------   ----------------   ---------
                  Dollars in thousands, except per share data                              (unaudited)               (unaudited)
  STATEMENT OF OPERATIONS DATA:
   Total revenues                              $11,070     $15,866     $18,718          $59,515            $91,401     $11,957
   Costs and expenses                           11,683      17,180      24,007           68,734            101,106      15,203
   Loss from operations                           (613)     (1,314)     (5,289)          (9,219)            (9,704)     (3,246)
   Interest expense                                175         388         837           12,070             14,520         304
   Loss before extraordinary item                 (779)     (1,695)     (6,110)         (20,479)           (24,505)     (3,538)
   Net loss                                       (779)     (1,695)     (6,110)              --                 --      (3,538)
   Net loss applicable to common                  (986)     (1,987)     (6,419)         (21,132)           (25,158)     (3,770)
     shareholders (5)
   Net loss per common share (5)                 (0.96)      (1.35)      (3.29)           (1.74)             (2.08)      (2.22)
   Weighted average number of common shares  1,031,384   1,470,188   1,950,561       12,113,084         12,113,084   1,695,280
  FINANCIAL RATIOS AND OPERATING DATA:
   EBITDA (6)                                     $283        $922      $1,264          $10,380            $21,243        $337
   EBITDA margin (7)                              2.56%       5.81%       6.75%           17.44%             23.24%       2.82%
   Ratio of EBITDA to interest expense            1.62        2.38        1.51              .86               1.46        1.11
   Number of public pay telephones in            2,350       4,891       9,458           24,074             37,763       8,344
     service
   Ratio of earnings to fixed charges (8)           --          --          --               --                 --          --

                                                  NINE MONTHS ENDED SEPTEMBER 30,
                                               --------------------------------------
                                                                            PRO FORMA
                                                                             FOR 1996
                                                            PRO FORMA      ACQUISITIONS,
                                                             FOR 1996         PENDING
                                                          ACQUISITIONS,    ACQUISITIONS,
                                                            CONCURRENT      CONCURRENT
                                                           OFFERING AND   OFFERING AND
                                                 1996       OFFERING (3)   OFFERING (4)
                                                ------     -------------  -------------
                                                            (unaudited)
  STATEMENT OF OPERATIONS DATA:
   Total revenues                               $28,315       $45,379       $70,448
   Costs and expenses                            37,156        54,354        81,390
   Loss from operations                          (8,840)       (8,975)      (10,942)
   Interest expense                               4,140         9,127        10,527
   Loss before extraordinary item               (12,980)      (17,297)      (21,534)
   Net loss                                     (13,247)           --            --
   Net loss applicable to common                (15,519)      (17,567)      (21,803)
     shareholders (5)
   Net loss per common share (5)                  (3.60)        (1.31)        (1.63)
   Weighted average number of common shares   4,305,130    13,376,413    13,376,413
  FINANCIAL RATIOS AND OPERATING DATA:
   EBITDA (6)                                    $5,554        $9,766       $16,055
   EBITDA margin (7)                              19.62%        21.52%        22.79%
   Ratio of EBITDA to interest expense             1.34          1.07          1.53
   Number of public pay telephones in            24,732        24,732        38,421
     service
   Ratio of earnings to fixed charges (8)            --            --            --


                                                                                                     ----------------------------
                                                                                                       AS OF SEPTEMBER 30, 1996
                                                                                                     ----------------------------
                                                                                                                 PRO FORMA FOR
                                                                                                                 THE OFFERING
                                                                                                                AND CONCURRENT
                                                                                                ACTUAL           OFFERING (9)
                                                                                           -----------------  -------------------
   BALANCE SHEET DATA:
   Total assets                                                                                 $74,940             $115,367
   Long-term debt and obligations under capital leases (including current installments)          49,146 (11)          77,302
   14% Mandatorily redeemable preferred stock                                                     6,539                6,539
   Non-mandatorily redeemable preferred stock, common stock and other shareholders' equity       11,645               23,914
   Working capital (deficit) (12)                                                               (11,319)              33,209

                                                                                                     ----------------------------
                                                                                                       AS OF SEPTEMBER 30, 1996
                                                                                                     ----------------------------
                                                                                                                PRO FORMA FOR
                                                                                                                 THE PENDING
                                                                                                                 ACQUISITIONS,
                                                                                                               THE OFFERING AND
                                                                                                           CONCURRENT OFFERING (10)
                                                                                                    ------------------------------
   BALANCE SHEET DATA:
   Total assets                                                                                                   $151,321
   Long-term debt and obligations under capital leases (including current installments)                            112,864
   14% Mandatorily redeemable preferred stock                                                                        6,539
   Non-mandatorily redeemable preferred stock, common stock and other shareholders' equity                          23,914
   Working capital (deficit) (12)                                                                                    6,327

   -----------------------


    (1) Gives effect to the acquisitions of International Pay Phones, Inc. of Tennessee ("IPP TN") and of International Pay Phones, Inc. of South Carolina ("IPP SC" and, together with IPP TN, "IPP"), Paramount Communications Systems, Inc. ("Paramount"), POA and Amtel (collectively, the "1996 Acquisitions") and the acquisitions of World Communications, Inc. ("World") and Public Telephone Corporation ("Public Telephone") (together, the "1995 Acquisitions"), the Concurrent Offering and the Offering, as if such transactions had occurred on January 1, 1995, and assuming $35 million is held in escrow for five months and is then utilized to purchase Notes from the bondholders. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period.


    (2) Gives effect to the 1995 Acquisitions, the 1996 Acquisitions, and the Pending Acquisitions (collectively, the "Acquisitions"), the Concurrent Offering and the Offering, as if such transactions had occurred on January 1, 1995. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period. Because Cherokee's fiscal year ends on September 30, the historical and pro forma information relating to Cherokee is for the nine month period ended June 30, 1996.

    (3) Gives effect to the 1996 Acquisitions, the Concurrent Offering and the Offering, as if such transactions had occurred on January 1, 1996, and assuming $35 million is held in escrow for five months and is then utilized to purchase Notes from the bondholders. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period.

    (4) Gives effect to the 1996 Acquisitions, the Pending Acquisitions, the Concurrent Offering and the Offering, as if such transactions had occurred on January 1, 1996. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period. Because Cherokee's fiscal year ends on September 30, the historical and pro forma information relating to Cherokee is for the nine month period ended June 30, 1996.

    (5) Pro forma net loss applicable to common shareholders excludes the extraordinary loss on debt restructuring and the loss on redemption of the 10% Preferred (as defined herein), the 8% Preferred (as defined herein) and the 7% Preferred (as defined herein) realized in March 1996.

    (6) EBITDA represents earnings before interest income, interest expense, income taxes, depreciation, amortization and other unusual charges and settlements of employment contracts. EBITDA is not intended to represent an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. The Company believes that EBITDA is a meaningful measure of performance because it is commonly used in the public pay telephone industry to analyze comparable public pay telephone companies on the basis of operating performance, leverage and liquidity.

    (7) EBITDA margin is calculated by dividing (a) EBITDA by (b) total revenues. EBITDA margin is a measure commonly used in the Company's industry as an indicator of the efficiency of the Company's operations.

    (8) Earnings of the Company have been inadequate to cover fixed charges. The dollar amount of earnings required to attain a ratio of one-to-one for the years ended December 31, 1993, 1994, 1995 and the nine months ended September 30, 1995 and September 30, 1996 were $778,875, $1,695,122, $6,109,697, $3,537,757 and $12,980,078,
        respectively. The dollar amount of earnings required to attain a ratio of one-to-one for the year ended December 31, 1995 and the nine months ended September 30, 1996 after giving pro forma effect to the 1995 and 1996 Acquisitions, Concurrent Offering and Offering were

        $20,756,716 and $17,297,007, respectively. The dollar amount of earnings required to attain a ratio of one-to-one for the year ended December 31, 1995 and the nine months ended September 30, 1996 after giving pro forma effect to the 1995 and 1996 Acquisitions, Pending Acquisitions, Concurrent Offering and Offering were $23,383,752 and $21,552,937, respectively. For purposes of this computation, earnings are defined as income (loss) before income taxes and fixed charges. Fixed charges are defined as the sum of (i) interest costs (including capitalized interest expense); (ii) amortization of deferred financing costs and (iii) an estimated portion of rent expense representing interest costs.


    (9) Gives effect to the Offering and the Concurrent Offering, as if such transactions had occurred on September 30, 1996 and assuming $35 million is held in escrow for five months and is then utilized to purchase Notes from the bondholders.


   (10) Gives effect to the Pending Acquisitions, the Offering and the Concurrent Offering, as if such transactions had occurred on September 30, 1996. Because Cherokee's fiscal year ends on September 30, the historical and pro forma information relating to Cherokee is as of June 30, 1996.

   (11) Excludes $5,228,956 constituting the unamortized portion of long-term debt discount, which arose from the original allocation of proceeds to warrants issued to the Lenders (as defined herein) in connection with the Credit Agreement.

   (12) Working capital (deficit) is calculated by subtracting the Company's current liabilities from its current assets.

                                  RISK FACTORS

An investment in the Notes offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating the Company and its business before purchasing any of the Notes offered hereby.

SUBSTANTIAL LEVERAGE AND EFFECT ON ABILITY TO PAY INDEBTEDNESS


The Company will have substantial indebtedness upon the consummation of this Offering. In addition, earnings were insufficient to cover fixed charges by approximately $6.1 million and $13.0 million for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively. As of September 30, 1996 on a pro forma basis after giving effect to the Pending Acquisitions, the Offering and the Concurrent Offering, the Company's total indebtedness would have been $112.9 million, its total assets would have been $151.3 million and its mandatorily redeemable preferred stock and other equity would have been $30.5 million. The Company will repay indebtedness under, and terminate, the Credit Agreement upon consummation of the Offering and is negotiating with lenders to enter into a new $25 to $50 million senior credit facility following consummation of the Offering (the "New Credit Agreement"). There can be no assurance that the New Credit Agreement will be executed.


The Company's high degree of leverage could have important consequences for the Company, including: (i) the ability of the Company to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes, if necessary, may be impaired or such financing may not be on terms favorable to the Company; (ii) a substantial portion of the Company's cash flow will be used to pay the Company's interest expense, which will reduce the funds that would otherwise be available to the Company for its operations and future business opportunities; (iii) a decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements and force it to modify its operations; (iv) the Company may be more highly leveraged than some of its competitors which may place it at a competitive disadvantage; and (v) the Company's high degree of leverage may make it more vulnerable to a downturn in its business or the economy generally. Any inability of the Company to service its indebtedness or obtain additional financing as needed would have a material adverse effect on the Company's business, results of operations or financial condition. See
"-- Risks of Growth Strategy."

The ability of the Company to make cash payments to satisfy its substantial indebtedness, including the Notes, will depend upon its future operating performance, which is subject to prevailing economic conditions, and to financial, business and other factors beyond the Company's control. Based upon the Company's cash flow from operations and the proceeds to the Company from the Offering and the Concurrent Offering, the Company believes that it will have the funds necessary to meet the principal and interest payments on its debt as they become due and to operate its business. However, there can be no assurance that the Company will be able to do so. If the Company is unable to generate sufficient earnings and cash flow to meet its obligations with respect to its outstanding indebtedness, including the Notes, refinancing of certain of the debt obligations or asset dispositions might be required. In the event debt refinancing is required, there can be no assurance that the Company can effect such refinancing on satisfactory terms or that the refinancing will be permitted by the lenders under the New Credit Agreement, the other creditors of the Company or by the terms of the Indenture pursuant to which the Notes will be issued. In addition, asset dispositions may be made under circumstances which might not be favorable to realizing the best price for such assets. Moreover, there can be no assurance that assets can be sold promptly enough, or for amounts sufficient to satisfy outstanding debt obligations. The New Credit Agreement is expected to contain certain restrictions on the Company's ability to sell assets and on the use of proceeds from permitted assets sales. See "Description of Certain Indebtedness -- The New Credit Agreement." For restrictions on debt refinancing and asset dispositions under the Indenture, see "Description of the Notes."

GOVERNMENT REGULATION

The operations of the public pay telephone industry are regulated by the public service or utility commissions of the various states and by the FCC. In particular, the Company must obtain approvals to operate public pay telephones from the public utility commissions of most states in which the Company operates. In addition, from time to time legislation is enacted by Congress or the various state legislatures that affects the telecommunications industry generally and the public pay telephone industry specifically. Court decisions interpreting laws applicable to the telecommunications industry may also have a significant effect on the public pay telephone industry. Changes in existing laws and regulations as well as the creation of new ones, applicable to the activities of the Company or other telecommunication businesses (including the extent of competition, the charges of providers of interexchange and operator services and the implementation of new technologies), particularly in the states of Florida, Texas, Missouri and California, may have a material adverse effect on the Company's business, results of operations or financial condition.


The recently enacted Section 276 ("Section 276") of the Telecommunications Act of 1996 (the "Telecommunications Act") and the implementing regulations adopted by the FCC pursuant to Section 276 are expected to have a significant effect on the public pay telephone industry. For a discussion of the potential effects of Section 276 on the public pay telephone industry and competition within this industry, including the FCC's regulations to implement Section 276, see
"Business -- Governmental Regulations -- Federal" and "-- Competition." A number of parties have filed petitions for judicial review of these regulations in federal courts of appeals. To date, the regulations remain in effect. Since neither Section 276 nor the FCC rules have yet been interpreted by the courts, there can be no assurance that the rules and policies ultimately adopted thereunder will not adversely affect the Company.


HISTORY OF LOSSES

The Company was incorporated in 1984 and began providing public pay telephone services in 1986. Although the Company has experienced revenue growth since the beginning of its operations, the Company has operated at a loss since its inception. For the year ended December 31, 1995 and for the nine months ended September 30, 1996, the Company has incurred losses before taxes and extraordinary item of $6,109,697 and $12,980,078, respectively, and on a pro forma basis after giving effect to the Acquisitions, the Offering and the Concurrent Offering would have incurred losses before taxes and extraordinary items of $23,383,752 and $21,552,937, respectively. There can be no assurance that revenue growth will continue or that the Company will ever achieve or sustain profitability. See "Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and notes thereto contained elsewhere in this Prospectus.

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS; IMPACT OF ASSET ENCUMBRANCES


The terms and conditions of the Indenture will, and the terms and conditions of the New Credit Agreement are expected to, impose restrictions that affect, among other things, the ability of the Company to incur debt, pay dividends, merge, dispose of assets, create liens and make investments and capital expenditures. See "Description of Certain Indebtedness" and "Description of the Notes." The New Credit Agreement is expected to be secured and guaranteed by the Subsidiary Guarantors. The Credit Agreement requires, and the New Credit Agreement is expected to require, the Company to satisfy certain financial covenants on a quarterly basis. The Company was not in compliance with various financial covenants contained in the Credit Agreement at June 30, 1996 and subsequently received a waiver of such non-compliance from the Lenders. The Credit Agreement was amended on October 8, 1996 to make the covenants less restrictive and the Company was in compliance with such covenants as of September 30, 1996. The ability of the Company to comply with such financial covenants can be affected by events beyond the Company's control, and there can be no assurance that the Company will achieve operating results that comply with such covenants. A breach of any of these covenants could result in a default under the New Credit Agreement and other indebtedness of the Company. In the event of any such default, the lenders could elect to declare all amounts borrowed under the New Credit Agreement, together with accrued interest, to be due and payable. If the Company were unable to pay such amounts, the lenders could proceed against their collateral. If indebtedness under the New Credit Agreement were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes.



The Notes and the Subsidiary Guarantees will be senior obligations of the Company and the Subsidiary Guarantors, respectively, ranking pari passu in right of payment with all existing and future senior obligations of the Company and the Subsidiary Guarantors, respectively, including indebtedness under the New Credit Agreement and any refinancing thereof. However, the Notes and the Subsidiary Guarantees will be unsecured obligations while substantially all of the assets of the Company and the Subsidiary Guarantors are expected to be pledged to secure the obligations under the New Credit Agreement. Indebtedness under the New Credit Agreement and any other secured indebtedness of the Company and the Subsidiary Guarantors will effectively rank prior to the Notes and the Subsidiary Guarantees to the extent of the collateral securing such indebtedness in the event of a realization upon the collateral or a dissolution, liquidation, reorganization or similar proceeding related to the Company or such Subsidiary Guarantor. After any such realization or proceeding, there can be no assurance that there will be sufficient available proceeds or other assets for holders of the Notes to recover all or any portion of their claims against the Company or the Subsidiary Guarantors under the Notes and the Indenture. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Description of Certain Indebtedness -- The New Credit Agreement."


LIMITATION ON CHANGE OF CONTROL

A Change of Control under the Indenture is expected to result in a default under the New Credit Agreement. The exercise by the holders of the Notes of their right to require the Company to repurchase the Notes upon a Change of Control could also cause a default under other indebtedness of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. The Company's ability to pay cash to the holders of the Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Description of the Notes -- Change of Control" and "Description of Certain Indebtedness."

POSSIBLE NON-CONSUMMATION OF THE PENDING ACQUISITIONS


The consummation of the Cherokee Acquisition, which is expected to occur in January 1997, is subject to certain closing conditions. The consummation of the Texas Coinphone Acquisition, which is also expected to occur in January 1997, is also subject to certain conditions, including the negotiation and execution of a definitive purchase agreement. The Texas Coinphone Letter of Intent expires on December 13, 1996. If a definitive purchase agreement is not entered into by such date, the Company intends to seek an extension thereof, or to negotiate a definitive agreement on terms mutually acceptable to the Company and Texas Coinphone. Although management believes that all such conditions to consummate the Pending Acquisitions will be satisfied, there can be no assurance that such conditions will be satisfied or waived or that the closings will occur. The consummation of the Offering is not conditioned upon the consummation of the Cherokee Acquisition or the Texas Coinphone Acquisition. A portion of the Notes will be subject to an offer to purchase by the Company at the Special Offer
Price if the Cherokee Acquisition is not consummated prior to                  ,
1997. See "Description of the Notes -- Special Offer to Purchase."


RISKS OF GROWTH STRATEGY

The Company's strategy is to grow by acquisitions and internal growth. The Company is subject to various risks associated with an acquisition growth strategy, including the risks that the Company will be unable to integrate and manage successfully the acquired companies or to identify and acquire suitable companies in the future or to integrate and manage successfully any additional acquired companies. Since September 1, 1995, the Company has acquired 19,053 public pay telephones, which represent approximately 77% of the Company's public pay telephones in operation after giving effect to such completed acquisitions. Accordingly, prospective investors have a limited basis for evaluating the performance of these assets under the Company's management. There can be no assurance that the companies acquired or to be acquired will be beneficial to the successful implementation of the Company's overall strategy or will ultimately produce returns that justify the Company's investment, or that the Company will be successful in integrating and managing the acquired companies or achieving meaningful economies of scale. The Company may also be required to hire additional personnel and senior management in order to continue its acquisition program. The dedication of management resources to such efforts may detract attention from the day-to-day business of the Company. There can be no assurance that there will not be substantial costs associated with such activities or that there will not be other material adverse effects of these integration efforts, which could have a material adverse effect on the Company's business, results of operations or financial condition. Furthermore, there can be no assurance that competition for acquisitions will not grow, thereby increasing the costs of making acquisitions. In addition, the Company's ability to grow internally by installing additional public pay telephones depends on numerous factors, including locating satisfactory sites for public pay telephones, hiring qualified employees to service the sites and raising additional capital or otherwise financing such expansion. While management believes that pursuing its growth strategy will improve its overall market position and, ultimately, its profitability, there can be no assurance that this will occur. See "Business--Business Strategy."

The Company's growth strategy requires substantial capital investment. Capital is needed not only for acquisitions, but also for the effective integration of acquired companies and internal expansion. The Company may incur additional debt to finance its growth strategy which may cause an increase in its interest expense and divert cash flow which would otherwise be available to the Company for its operations and future business opportunities. The Company may issue shares of Common Stock or other equity-related securities to finance future acquisitions, which may result in the dilution of the Company's shareholders. In the event that the Company chooses to issue Common Stock as acquisition consideration and the Common Stock does not maintain a sufficient valuation, or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to continue its acquisition program. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing businesses can be obtained when it is needed or that, if available, it will be on terms the Company deems acceptable. As a result, the Company might be unable to implement successfully its growth strategy.

RELIANCE ON KEY PERSONNEL

The Company's success depends to a significant extent upon the contributions of its executive officers and other key personnel. The loss of services of one or more of its executive officers or key personnel could have a material adverse effect on the Company's business, results of operations or financial condition. The Company's success also will depend in part on its ability to attract and retain other qualified and skilled employees. There can be no assurance that the Company will be able to identify, hire or retain such employees. The Company's inability to identify, hire or retain qualified personnel could have a material adverse effect on the Company's business, results of operations or financial condition. See "Management" and "Business--Employees."

SERVICE INTERRUPTIONS; EQUIPMENT FAILURE

The Company outsources its long distance service and operator service operations to a number of subcontractors, including Intellicall, the Company's primary provider of such services, American Telephone & Telegraph Company ("AT&T"), Bell South Telecommunications, Inc. ("Bell South"), Opticom, a division of One Call Communications, Inc. ("Opticom"), and Conquest Telecommunications Service Company ("Conquest"). Such operations require that the switching equipment and the equipment of its long distance service and operator service providers be operational 24 hours per day, 365 days per year. The Company's long distance service providers and OSPs may experience temporary service interruptions or equipment failure which may result from causes beyond the Company's control. In addition, the Company's public pay telephones may experience line interruptions in their connections to the LECs due to weather conditions or other natural occurrences such as earthquakes or floods which are beyond the Company's control. Any such event could have a material adverse effect on the Company.

DEPENDENCE UPON THIRD-PARTY PROVIDERS


The Company's ability to complete operator service and direct dial long distance calls is dependent upon third party carriers for the transmission of calls, provision of operator support, validation of credit card and calling card billing information and billing and collection services. While the Company believes that it has access to several providers of these services at competitive rates and expects to continue to have such access in the foreseeable future, the continuing availability of these resources cannot be assured.


COMPETITION

The public pay telephone industry is, and can be expected to remain, highly competitive. While the Company's principal competition comes from BOCs and other LECs, the Company also competes for locations with other independent public pay telephone companies, some of which may have greater financial resources than the Company. Competition from these sources could prevent the Company from obtaining or maintaining desirable locations for its public pay telephones, could cause the Company to pay higher commissions on the revenues generated by its public pay telephones or could affect the Company's ability to complete future acquisitions at attractive prices or at all, thereby reducing the Company's profits. The Company also competes with long distance companies that provide operator service to owners of property on which LEC-owned public pay telephones are located and to hotels, motels and similar locations. In addition, the Company competes with providers of cellular communications services and personal communications services (wireless), which provide an alternative to the use of public pay telephones.

Furthermore, pursuant to the recently enacted Section 271 of the Telecommunications Act and the FCC's implementing regulations, BOCs may now seek FCC approval to offer interLATA long distance service to their customers, including interLATA service originating from public pay telephones. The FCC may grant such approval on a state-by-state basis once a BOC has met the requirements of the Telecommunications Act's fourteen point competitive checklist, which includes, among other things, that the BOC has entered into an approved interconnection agreement with at least one unaffiliated, facilities-based competitor in some portion of the state pursuant to which such competitor provides local telecommunications service (or that by a certain date no such competitors have "requested" interconnection as defined in the Telecommunications Act). Certain BOCs may receive permission from the FCC to offer interLATA long distance service as early as 1997, although the timing of the FCC's approval depends in part on the outcome of pending federal appeals court litigation concerning related FCC regulations. Once it has received FCC approval for a particular state, a BOC will be able to generate revenues from this new interLATA long distance service. In addition, the BOC may be better able to compete with independent public pay telephone providers for locations to install its public pay telephones because it will be able to offer location providers higher commissions for long distance calls than those currently offered by independent public pay telephone providers. This potential competition for locations may have a material adverse effect on the Company's business, results of operation or financial condition.

TECHNOLOGICAL CHANGE

The telecommunications industry has been characterized by steady technological change, frequent new service introductions and evolving industry standards. The Company believes that its future success will depend on its ability to anticipate and respond to such changes on a timely basis. There can be no assurance that the Company will have sufficient resources to make the investments necessary to acquire new technology or to introduce new services that would satisfy an expanded range of customer needs.

SEASONALITY

The Company's revenues have fluctuated seasonally on a historical basis. The Company's public pay telephones in the northern and western states, some of which are located outdoors, typically experience reduced revenues in the first quarter due to weather conditions, which may have a material adverse effect on the Company's operating performance. Revenues are typically highest in the fourth quarter because of the increased volume of calls made during the holiday season.

DEPENDENCE ON SIGNIFICANT CUSTOMER

The Company's public pay telephone operations are diversified on both a geographical and customer account basis. Currently, it owns and operates public pay telephones in 40 states and the District of Columbia (approximately 95% of such public pay telephones are located in 17 states) through agreements with both multi-station customers such as shopping centers, convenience stores, service stations, grocery stores, restaurants, truck stops and bus terminals as well as with single station customers. After giving effect to the consummation of the Pending Acquisitions, the Company will own and operate public pay telephones in 42 states, the District of Columbia and Mexico (approximately 96% of such public pay telephones are located in 21 states).

The Company owns and operates the public pay telephones for certain properties owned by Simon DeBartolo Group, Inc. ("Simon DeBartolo"). The Company derived approximately 15% and 7% of its total revenues for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, from the operation of these public pay telephones. As the Company expands its installed public pay telephone base through additional acquisitions and internal growth, it expects that the percentage of total revenues derived from Simon DeBartolo will continue to decline. There can be no assurance that the agreements covering these phones will be renewed upon expiration. Other than Simon DeBartolo, no single customer generated more than 5% of the Company's total revenues for the year ended December 31, 1995 or the nine months ended September 30, 1996. On a pro forma basis after giving effect to the Pending Acquisitions, no single customer would have accounted for more than 5% of the Company's total revenues for the year ended December 31, 1995 or the nine months ended September 30, 1996.

FRAUDULENT CONVEYANCE RISKS

The Company's obligations under the Notes will be guaranteed, jointly and severally, on a senior basis by each of the Subsidiary Guarantors. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be applied by a court on behalf of any unpaid creditor or a representative of the Company's creditors in a lawsuit to subordinate or avoid the Notes or any Subsidiary Guarantee in favor of other existing or future creditors of the Company or a Subsidiary Guarantor. To the extent that a court were to find that:
(i) the indebtedness represented by the Notes or a Subsidiary Guarantee was incurred with intent to hinder, delay or defraud any present or future creditor of the Company or the Subsidiary Guarantor, as the case may be, or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (ii) the Company or a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing the Notes or a Subsidiary Guarantee, as the case may be, and the Company or a Subsidiary Guarantor (a) was insolvent, (b) was rendered insolvent by reason of the issuance of the Notes or a Subsidiary Guarantee, (c) was engaged or about to engage in business or a transaction for which the remaining assets of the Company or such Subsidiary Guarantor constitute unreasonably small capital to carry on its business, (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature or (e) was a defendant in an action for money damages or had a judgment for money damages docketed against it (if in either case, after final judgment, the judgment is unsatisfied), then in each such case, a court could avoid or subordinate the Notes or a Subsidiary Guarantee in favor of other creditors of the Company or a Subsidiary Guarantor, as the case may be. Among other things, a legal challenge of the Notes or a Subsidiary Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Company or the Subsidiary Guarantor as a result of the issuance by the Company of the Notes.

To the extent that any Subsidiary Guarantee were to be avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would cease to have any claim in respect of such Subsidiary Guarantor and would be creditors solely of the Company and any Subsidiary Guarantor whose Subsidiary Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an invalid Subsidiary Guarantee would be subject to the prior payment of all liabilities of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any voided Subsidiary Guarantee.

Based upon financial and other information currently available to it, the Company believes that the Notes and the Subsidiary Guarantees are being incurred for proper purposes and in good faith, and that the Company and each of the Subsidiary Guarantors (i) is solvent and will continue to be solvent after issuing the Notes or its Subsidiary Guarantee, as the case may be, (ii) will have sufficient capital for carrying on its business after such issuance and
(iii) will be able to pay its debts as they mature. There can be no assurance that the assumptions and methodologies used by the Company in reaching its conclusions about its solvency would be adopted by a court or that a court would concur with those conclusions.

LACK OF PUBLIC MARKET

There is currently no trading market for the Notes. The Company does not intend to list the Notes on any securities exchange. The Company has been advised by the Underwriters that the Underwriters currently intend to make a market in the Notes; however, the Underwriters are not obligated to do so and may discontinue any such market making activities at any time without notice. No assurance can be given as to the development or liquidity of any trading market for the Notes.

ACTUAL RESULTS MAY DIFFER FROM FORWARD LOOKING STATEMENTS

Statements in this Prospectus that reflect projections or expectations of future financial or economic performance of the Company, and statements of the Company's plans and objectives for future operations, including, without limitation, those relating to the Company's services and ability to generate additional revenues, are "forward looking" statements, within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements include, but are not limited to, the anticipated effects of Section 276 of the Telecommunications Act and the FCC's implementing regulations, the achievement of cost savings from the acquisitions described herein and the availability of capital resources.

No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such forward looking statements. Important factors that could result in such differences, in addition to the risk factors identified above, include: general economic conditions in the Company's markets, including recession, interest rates and other economic factors, disruption of operations, and other factors that generally affect businesses.

                            THE PENDING ACQUISITIONS

THE CHEROKEE ACQUISITION


The Company has entered into the Cherokee Merger Agreement to acquire all of the capital stock of Cherokee for a purchase price of $54 million plus related fees and expenses, subject to certain purchase price adjustments, which may include an increase of up to $6 million (the "Rate Cap Amounts") payable in two installments due January 1998 and 1999 if the FCC fails to implement certain rate caps, rate guidelines or third party preferences (the "Rate Caps") during the first and second years after the closing, as the case may be. In addition, the Company will pay $1.25 million in connection with certain non-competition agreements. Cherokee, with corporate headquarters in Jacksonville, Texas, is the fifth largest independent public pay telephone operator in the United States. At September 30, 1996, Cherokee owned and operated 12,344 installed public pay telephones in 14 states, of which approximately 85% were located in Texas, New Mexico, Utah, Montana and Colorado. Upon consummation of the Cherokee Acquisition, the Company expects to acquire approximately 14,000 public pay telephones from Cherokee (of which 13,350 will be installed and 650 will be subject to contracts permitting installation), and a 50% interest in 300 installed public pay telephones in Monterrey, Mexico which are owned by a joint venture. The Company will also acquire Cherokee's public pay telephone enclosure refurbishing and manufacturing facilities in Jacksonville. Upon consummation of the Cherokee Acquisition and the Texas Coinphone Acquisition, the Company believes that it will be one of the two largest independent public pay telephone operators in the United States. After giving effect to the Pending Acquisitions, the Company will own and operate 38,421 installed public pay telephones, approximately 44% of which will be located in Texas, Florida and California.



The consummation of the Cherokee Acquisition is subject to certain closing conditions. The Cherokee Acquisition is currently expected to close in January 1997; however, there can be no assurance that the closing conditions will be satisfied or waived or that the Cherokee Acquisition will be consummated or if consummated, as to the final terms thereof. However, the Company will be required to make an offer to purchase approximately $35.0 million aggregate principal amount of the Notes at the Special Offer Price if the Cherokee
Acquisition is not consummated prior to             , 1997. See "Risk
Factors--Possible Non-Consummation of the Pending Acquisitions" and "Description of the Notes--Special Offer to Purchase."



Pursuant to the Cherokee Merger Agreement and the escrow agreement entered into in connection with the Cherokee Merger Agreement, the Company has deposited $520,000 in escrow to be credited toward the purchase price for the Cherokee Acquisition, which deposit will be forfeited by the Company if the Company breaches its obligations under the Cherokee Merger Agreement or the Cherokee Acquisition otherwise fails to close by January 31, 1997 for any reason other than a material breach of the Cherokee Merger Agreement by Cherokee or its selling shareholders. The Cherokee Merger Agreement also provides that at the closing the Company will deposit an additional $480,000 into an escrow account. Such additional deposit, together with the original deposit, which equal $1 million in the aggregate, will be held in escrow to fund certain indemnification arrangements. To the extent not utilized to fund such payments, the $1 million of escrowed funds would be released to the sellers as follows: (i) $250,000 on the 90th day after closing,
(ii) $250,000 on the 180th day after closing and (iii) the balance on the 270th day after closing. In addition, pursuant to the Cherokee Merger Agreement the Company will be required at closing to deposit into escrow the following amounts: (i) $624,999 to fund certain of the Company's obligations with respect to the employment and non-competition agreements to be entered into with three key employees of Cherokee, which escrowed funds will be released to such employees 120 days after the closing of the Cherokee Acquisition unless such employees are no longer entitled to such funds under the terms of the employment and non-competition agreements and (ii) $6,000,000 to fund the Rate Cap Amounts, which escrowed funds will be released to Cherokee and/or PhoneTel depending on the terms of the Rate Caps, if any, that are implemented by the FCC.


Pursuant to the Cherokee Merger Agreement, the sellers in the Cherokee Acquisition have each agreed to be personally liable for any breach of their own representations and warranties, and to varying extents, for breaches of Cherokee's representations, warranties and covenants, and for certain other liabilities, in each case (with certain exceptions), for losses in the aggregate in excess of $100,000, up to a maximum of $2 million. There can be no assurance, however, that the escrowed funds will be sufficient to satisfy such liabilities of Cherokee assumed by the Company or that the sellers will satisfy their personal indemnification obligations to the Company.


Pursuant to the Cherokee Merger Agreement, certain key employees of Cherokee will enter into employment and/or non-competition agreements with the Company upon consummation of the Cherokee Acquisition.


The Cherokee Merger Agreement includes customary representations and warranties with respect to the condition and operation of Cherokee's business.

The Indenture provides that the Trust Funds will be released to the Company to be applied to the concurrent consummation of the Cherokee Acquisition.

THE TEXAS COINPHONE ACQUISITION


The Company has entered into a letter of intent dated October 9, 1996, as amended on November 25, 1996 (the "Texas Coinphone Letter of Intent") to acquire 1,200 installed public pay telephones from Texas Coinphone for a purchase price of approximately $3.7 million, subject to certain purchase price adjustments. Texas Coinphone, with corporate headquarters in Bryan, Texas, owns and operates 1,200 installed public pay telephones in Texas, including Dallas, Houston, San Antonio and the Bryan/College Station area. The Company expects to realize significant costs savings in connection with the integration of the Texas Coinphone business because all the public pay telephones being acquired are located in Texas.


The consummation of the Texas Coinphone Acquisition is subject to certain conditions, including the negotiation and execution of a purchase agreement. The Texas Coinphone Acquisition is currently expected to close in January 1997; however, there can be no assurance that the Texas Coinphone Acquisition will be consummated, or if consummated, as to the final terms thereof.


Pursuant to the Texas Coinphone Letter of Intent, at the time of execution of the purchase agreement the Company will be required to deposit $150,000 in escrow to be credited toward the purchase price for the Texas Coinphone Acquisition, which deposit will be forfeited by the Company if the Texas Coinphone Acquisition is not consummated as a result of the Company's actions. The Texas Coinphone Letter of Intent provides that at the closing the Company will deposit an additional $180,000 into an escrow account, representing an aggregate of $330,000 of the purchase price held in escrow to fund certain indemnification arrangements and certain purchase price adjustments. To the extent not utilized to fund such payments, the escrowed funds would be released as follows: (i) $150,000 on the 90th day after closing and (ii) the balance on the first anniversary date of the closing. There can be no assurance, however, that the escrowed funds will be sufficient to satisfy such amounts.


Pursuant to the Texas Coinphone Letter of Intent, certain key employees of Texas Coinphone will enter into non-competition agreements with the Company upon consummation of the Texas Coinphone Acquisition.


The Texas Coinphone Letter of Intent requires that the purchase agreement to be entered into by the Company and Texas Coinphone include customary representations and warranties with respect to the condition and operation of Texas Coinphone's business. The Texas Coinphone Letter of Intent expires on December 13, 1996. If a definitive purchase agreement is not entered into by such date, the Company intends to seek an extension thereof, or to negotiate a definitive agreement on terms mutually acceptable to the Company and Texas Coinphone.

                                USE OF PROCEEDS


The proceeds to the Company from the Offering are estimated to be approximately $106.4 million (net of underwriting discounts and commissions). The Company intends to use the proceeds of the Offering, together with the estimated proceeds of $23.3 million from the Concurrent Offering (net of underwriting discounts and commissions), to (i) finance the approximately $61.2 million purchase price (subject to certain adjustments), including related fees and expenses and escrow payments, relating to the Cherokee Acquisition and the $3.7 million purchase price (subject to certain adjustments), including related fees and expenses, relating to the Texas Coinphone Acquisition, (ii) retire all of the outstanding debt under the Company's Credit Agreement (of which $43.0 million was outstanding at November 30, 1996), (iii) repay approximately $7.8 million of capital lease obligations, (iv) repay approximately $3.3 million of notes payable owed to the sellers of POA (the "POA Sellers' Notes") and (v) pay related fees and expenses of approximately $3.1 million. The Company will use the balance of the proceeds of approximately $7.6 million for working capital and other general corporate purposes, including acquisitions (subject to restrictions expected to be contained in the New Credit Agreement) and the possible redemption of the mandatorily redeemable 14% Preferred having an aggregate stated value and redemption price of approximately $5.5 million. If,
however, the Cherokee Acquisition is not consummated by                , 1997,
the Company will be required to offer to repurchase $35.0 million aggregate principal amount of the Notes at the Special Offer Price which is equal to 101% of the principal amount of the Notes plus accrued and unpaid interest to the Special Offer Purchase Date. See "Description of the Notes -- Special Offer to Purchase."



Borrowings being repaid under the Credit Agreement mature on April 30, 1997, July 30, 1997, December 31, 1997 and June 30, 1999, and all borrowings thereunder bear interest at the prime rate plus 5%. The capital lease obligations will expire in January 2002 and currently bear interest at 13% per annum (which rate increases to 14% effective January 1997). The POA Sellers' Notes mature in either May 2002 or June 2002, and currently bear interest at 10% per annum (which rate increases to 14% effective January 1997). See "The Pending Acquisitions -- The Cherokee Acquisition" for a description of the Cherokee Acquisition, "The Pending Acquisitions -- The Texas Coinphone Acquisition" for a description of the Texas Coinphone Acquisition, "Description of Certain Indebtedness" for descriptions of the Credit Agreement and the New Credit Agreement and "Description of Capital Stock -- Preferred Stock -- 14% Preferred" for a description of the 14% Preferred.

                                 CAPITALIZATION

The following table sets forth the capitalization of the Company at September 30, 1996 (i) on an actual basis, (ii) on a pro forma basis to give effect to the Offering and Concurrent Offering as if such transactions had occurred on September 30, 1996 and assuming the $35.0 million held in escrow for five months is then utilized to purchase Notes from the bondholders and (iii) on a pro forma basis as set forth in the preceding clause (ii) (except for the repurchase by the Company of the $35.0 million of Notes from the bondholders) and as adjusted to reflect the Pending Acquisitions, as if such transactions had occurred on September 30, 1996. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Data" and the financial statements and notes thereto included elsewhere in this Prospectus.


                                                                 --------------------------------------------
                                                                           AS OF SEPTEMBER 30, 1996
                                                                                                  PRO FORMA,
                                                                    ACTUAL        PRO FORMA      AS ADJUSTED
                                                                 ------------    ------------    ------------
Total long-term debt (including current installments):
  Credit Agreement, net (1)                                      $ 35,771,044              --              --
  New Credit Agreement (2)                                                 --              --              --
       % Senior Notes due 2006                                             --    $ 75,000,000    $110,000,000
  Notes payable (including obligations under capital leases)       13,374,758       2,302,337       2,863,904
                                                                 ------------    ------------    ------------
     Total long-term debt (including current installments)         49,145,802      77,302,337     112,863,904
                                                                 ------------    ------------    ------------
Mandatorily redeemable preferred stock:
  14% cumulative redeemable convertible preferred stock: $60 stated value; 200,000 shares authorized; 107,918.19 shares issued and outstanding; 8,397.83 shares reserved for
     issuance upon declaration of dividends (3)                     6,539,053       6,539,053       6,539,053
                                                                 ------------    ------------    ------------
Non-mandatorily redeemable preferred stock, common stock and other shareholders' equity:
  Series A special convertible preferred stock: $0.20 par
     value; 250,000 shares authorized; no shares issued                    --              --              --
  Series B special convertible preferred stock: $0.20 par
     value; 250,000 shares authorized; no shares issued                    --              --              --
  Common stock: $.01 par value; 50,000,000 shares authorized;
     7,639,709 shares issued and outstanding, actual;
     14,389,709 shares issued and outstanding, pro forma;
     14,389,709 shares issued and outstanding, pro forma, as
     adjusted (4)                                                      76,397         143,897         143,897
  Additional paid-in capital                                       40,541,544      62,979,044      62,979,044
  Accumulated deficit (5)                                         (28,973,186)    (39,208,467)    (39,208,467)
                                                                 ------------    ------------    ------------
     Total non-mandatorily redeemable preferred stock, common
       stock and other shareholders' equity                        11,644,755      23,914,474      23,914,474
                                                                 ------------    ------------    ------------
          Total capitalization                                   $ 67,329,610    $107,755,864    $143,317,431
                                                                 ============    ============    ============

---------------

(1) Excludes $5,228,956 constituting the unamortized portion of the debt discount, which arose from the original allocation of proceeds to warrants issued to the Lenders in connection with the Credit Agreement. The total face amount of the Credit Agreement outstanding as of September 30, 1996 was $41,000,000, which amount increased to $43,000,000 as of November 30, 1996.



(2) The Company expects to enter into the New Credit Agreement following the consummation of the Offering and the Concurrent Offering.


(3) The redemption amount of $6,978,963 (plus accrued dividends) is due on June 30, 2000. The Company may elect, at its option, to redeem approximately $5,500,000 of the 14% Preferred.

(4) Does not reflect the issuance of any Common Stock pursuant to options and warrants outstanding.

(5) Reflects a $2,002,386 reduction (of which $1,227,589 was a non-cash item) resulting from the redemption of the Company's 10% Cumulative Redeemable Preferred Stock (the "10% Preferred"), the 8% Cumulative Redeemable Preferred Stock (the "8% Preferred") and the 7% Cumulative Convertible Redeemable Preferred Stock (the "7% Preferred") on March 15, 1996. See Note 15 to the audited consolidated financial statements of the Company included elsewhere in this Prospectus.

                            SELECTED FINANCIAL DATA

The following tables present selected historical financial data for the fiscal years ended December 31, 1993, 1994 and 1995 derived from, and which should be read in conjunction with, the audited consolidated financial statements of the Company and related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The following tables also present selected historical financial data for the nine months ended September 30, 1995 and 1996 derived from, and which should be read in conjunction with, the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus which, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the interim period financial data. The results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.


In addition, the following tables present unaudited pro forma selected financial and operating data for the Company as of and for the year ended December 31, 1995 and the nine months ended September 30, 1996, as adjusted to give pro forma effect to (i) in the case of statement of operations data, (a) the 1995 Acquisitions, the 1996 Acquisitions, the Concurrent Offering and the Offering as if such transactions had been consummated at the beginning of the respective period and assuming $35 million is held in escrow for five months and is then utilized to purchase Notes from the bondholders and (b) the Acquisitions, the Offering and the Concurrent Offering as if such transactions had been consummated at the beginning of the respective period and (ii) in the case of balance sheet data, (a) the Concurrent Offering and the Offering as if such transactions had been consummated on September 30, 1996 and assuming $35 million is held in escrow for five months and is then utilized to purchase Notes from the bondholders and (b) the Pending Acquisitions, the Offering and the Concurrent Offering as if such transactions had been consummated on September 30, 1996. See "Pro Forma Financial Data." The unaudited pro forma data give pro forma effect to the Acquisitions under the purchase method of accounting and certain other operating assumptions. See "Pro Forma Financial Data."


The unaudited pro forma financial data do not purport to represent what the Company's results of operations or financial condition would have actually been or operations of the Company in any future period would be if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed. The following information is qualified by reference to and should be read in conjunction with "Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this Prospectus.

                     SELECTED FINANCIAL AND OPERATING DATA

                                                                                                                   NINE
                                                                                                                  MONTHS
                                                                                                                   ENDED
                                         ---------------------------------------------------------------------------------
                                                                                                                 SEPTEMBER
                                                                               YEAR ENDED DECEMBER 31, 1995         30,
                                                                            ----------------------------------   ---------
                                                                                               PRO FORMA FOR
                                                                                               1995 AND 1996
                                                                             PRO FORMA FOR     ACQUISITIONS,
                                                                             1995 AND 1996    PENDING ACQUIS-
                                                                             ACQUISITIONS,        ITIONS,
                                              YEAR ENDED DECEMBER 31,         CONCURRENT         CONCURRENT
                                         ---------------------------------   OFFERING AND       OFFERING AND
                                           1993        1994        1995      OFFERING (1)       OFFERING (2)       1995
                                         ---------   ---------   ---------  ---------------   ----------------   ---------
                                                                                       (unaudited)               (unaudited)
  Dollars in thousands, except per share data
  STATEMENT OF OPERATIONS DATA:
   Total revenues                          $11,070     $15,866     $18,718          $59,515            $91,401     $11,957
   Costs and expenses                       11,683      17,180      24,007           68,734            101,106      15,203
   Loss from operations                       (613)     (1,314)     (5,289)          (9,219)            (9,704)     (3,246)
   Interest expense                            175         388         837           12,070             14,520         304
   Loss before extraordinary item             (779)     (1,695)     (6,110)         (20,479)           (24,505)     (3,538)
   Net loss                                   (779)     (1,695)     (6,110)              --                 --      (3,538)
   Net loss applicable to common              (986)     (1,987)     (6,419)         (21,132)           (25,158)     (3,770)
     shareholders (5)
   Net loss per common share (5)             (0.96)      (1.35)      (3.29)           (1.74)             (2.08)      (2.22)
   Weighted average number of common     1,031,384   1,470,188   1,950,561       12,113,084         12,113,084   1,695,280
     shares
  FINANCIAL RATIOS AND OPERATING DATA:
   EBITDA (6)                                 $283        $922      $1,264          $10,382            $21,243        $337
   EBITDA margin (7)                          2.56%       5.81%       6.75%           17.42%             23.24%       2.82%
   Ratio of EBITDA to interest expense        1.62        2.38        1.51              .86               1.46        1.11
   Number of public pay telephones in        2,350       4,891       9,458           24,074             37,763       8,344
     service
   Ratio of earnings to fixed charges           --          --          --               --                 --          --
     (8)

                                               NINE MONTHS ENDED SEPTEMBER 30,
                                           --------------------------------------
                                                                         PRO FORMA
                                                                         FOR 1996
                                                        PRO FORMA      ACQUISITIONS,
                                                         FOR 1996         PENDING
                                                       ACQUISITIONS,   ACQUISITIONS,
                                                        CONCURRENT      CONCURRENT
                                                       OFFERING AND    OFFERING AND
                                             1996       OFFERING (3)   OFFERING (4)
                                            ------     -------------  -------------
                                                        (unaudited)
  Dollars in thousands, except per share
  STATEMENT OF OPERATIONS DATA:
   Total revenues                           $28,315       $45,379       $70,448
   Costs and expenses                        37,156        54,354        81,390
   Loss from operations                      (8,840)       (8,975)      (10,942)
   Interest expense                           4,140         9,127        10,527
   Loss before extraordinary item           (12,980)      (17,297)      (21,534)
   Net loss                                 (13,247)           --            --
   Net loss applicable to common            (15,519)      (17,567)      (21,803)
     shareholders (5)
   Net loss per common share (5)              (3.60)        (1.31)        (1.63)
   Weighted average number of common      4,305,130    13,376,413    13,376,413
     shares
  FINANCIAL RATIOS AND OPERATING DATA:
   EBITDA (6)                                $5,554        $9,766       $16,055
   EBITDA margin (7)                          19.62%        21.52%        22.79%
   Ratio of EBITDA to interest expense         1.34          1.07          1.53
   Number of public pay telephones in        24,732        24,732        38,421
     service
   Ratio of earnings to fixed charges            --            --            --
     (8)


                                                                                            --------------------------------------
                                                                                                   AS OF SEPTEMBER 30, 1996
                                                                                            --------------------------------------
                                                                                                              PRO FORMA FOR
                                                                                                                 OFFERING
                                                                                                              AND CONCURRENT
                                                                                             ACTUAL            OFFERING (9)
                                                                                            ---------   --------------------------
  BALANCE SHEET DATA:
  Total assets                                                                                $74,940                     $115,366
  Long-term debt and obligations under capital leases (including current                       49,146(11)                   77,302
   installments)
  14% Mandatorily redeemable preferred stock                                                    6,539                        6,539
  Non-mandatorily redeemable preferred stock, common stock and other                           11,645                       23,914
   shareholders' equity
  Working capital (deficit) (12)                                                              (11,319)                      33,209

                                                                                      ----------------------------
                                                                                        AS OF SEPTEMBER 30, 1996
                                                                                      ----------------------------
                                                                                                  PRO FORMA FOR
                                                                                                    PENDING
                                                                                                  ACQUISITIONS,
                                                                                                 OFFERING AND
                                                                                            CONCURRENT OFFERING (10)
                                                                                     ------------------------------
  BALANCE SHEET DATA:
  Total assets                                                                                       $151,321
  Long-term debt and obligations under capital leases (including current                              112,864
   installments)
  14% Mandatorily redeemable preferred stock                                                            6,539
  Non-mandatorily redeemable preferred stock, common stock and other                                   23,914
   shareholders' equity
  Working capital (deficit) (12)                                                                        6,327

---------------
 (1) Gives effect to the 1996 Acquisitions, the 1995 Acquisitions, the Concurrent Offering and the Offering, as if such transactions had occurred on January 1, 1995, and assuming $35 million is held in escrow for five months and is then utilized to purchase Notes from the bondholders. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period.

 (2) Gives effect to the 1995 Acquisitions, the 1996 Acquisitions, and the Pending Acquisitions (collectively, the "Acquisitions"), the Concurrent Offering and the Offering, as if such transactions had occurred on January 1, 1995. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period. Because Cherokee's fiscal year ends on September 30, the historical and pro forma information relating to Cherokee is for the nine month period ended June 30, 1996.

 (3) Gives effect to the 1996 Acquisitions, the Concurrent Offering and the Offering, as if such transactions had occurred on January 1, 1996, and assuming $35 million is held in escrow for five months and is then utilized to purchase Notes from the bondholders. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period.

 (4) Gives effect to the 1996 Acquisitions, the Pending Acquisitions, the Concurrent Offering and the Offering, as if such transactions had occurred on January 1, 1996. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period. Because Cherokee's fiscal year ends on September 30, the historical and pro forma information relating to Cherokee is for the nine month period ended June 30, 1996 and as of June 30, 1996.

 (5) Pro forma net loss applicable to common shareholders excludes the extraordinary loss on debt restructuring and the loss on redemption of the 10% Preferred (as defined herein), the 8% Preferred (as defined herein) and the 7% Preferred (as defined herein) realized in March 1996.

 (6) EBITDA represents earnings before interest income, interest expense, income taxes, depreciation, amortization and other unusual charges and settlements of employment contracts. EBITDA is not intended to represent an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. The Company believes that EBITDA is a meaningful measure of performance because it is commonly used in the public pay telephone industry to analyze comparable public pay telephone companies on the basis of operating performance, leverage and liquidity.

 (7) EBITDA margin is calculated by dividing (a) EBITDA by (b) total revenues. EBITDA margin is a measure commonly used in the Company's industry as an indicator of the efficiency of the Company's operations.

 (8) Earnings of the Company have been inadequate to cover fixed charges. The dollar amount of earnings required to attain a ratio of one-to-one for the years ended December 31, 1993, 1994, 1995 and the nine months ended September 30, 1995 and September 30, 1996 were $778,875, $1,695,122,
     $6,109,697, $3,537,757 and $12,980,078, respectively. The dollar amount of earnings required to attain a ratio of one-to-one for the year ended December 31, 1995 and the nine months ended September 30, 1996 after giving pro forma effect to the 1995 and 1996 Acquisitions, the Offering and Concurrent Offering were $20,756,716 and $17,297,007, respectively. The dollar amount of earnings required to attain a ratio of one-to-one for the year ended December 31, 1995 and the nine months ended September 30, 1996 after giving pro forma effect to the 1995 and 1996 Acquisitions, Pending Acquisitions, Concurrent Offering and Offering were $23,383,752 and $21,552,937, respectively. For purposes of this computation, earnings are defined as income (loss) before income taxes and fixed charges. Fixed charges are defined as the sum of (i) interest costs (including capitalized interest expense); (ii) amortization of deferred financing costs and (iii) an estimated portion of rent expense representing interest costs.

 (9) Gives effect to the Offering and the Concurrent Offering, as if such transactions had occurred on September 30, 1996 and assuming the $35 million is held in escrow for five months and is then utilized to purchase Notes from the bondholders.

(10) Gives effect to the Pending Acquisitions, and the Offering and the Concurrent Offering, as if such transactions had occurred on September 30, 1996. Because Cherokee's fiscal year ends on September 30, the historical and pro forma information relating to Cherokee is as of June 30, 1996.

(11) Excludes $5,228,956 constituting the unamortized portion of long-term debt discount, which arose from the original allocation of proceeds to warrants issued to the Lenders (as defined herein) in connection with the Credit Agreement.

(12) Working capital (deficit) is calculated by subtracting the Company's current liabilities from its current assets.

                            PRO FORMA FINANCIAL DATA


The following unaudited pro forma combined, condensed financial statements adjust the historical statements of operations data for the year ended December 31, 1995 and the nine months ended September 30, 1996 to give effect to (i) the acquisition of World on September 22, 1995, Public Telephone on October 15, 1995, IPP and Paramount on March 15, 1996, POA effective August 1, 1996 and Amtel on September 13, 1996; (ii) the Pending Acquisitions (which are to be funded with the proceeds from the Offering and Concurrent Offering); (iii) the funds borrowed under the Credit Agreement; (iv) the sale by the Company of $25 million of Common Stock pursuant to the Concurrent Offering; and (v) the sale by the Company of $110 million of Notes pursuant to this Offering and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds." The following unaudited pro forma combined condensed balance sheet as of September 30, 1996 adjusts the historical balance sheet to give effect to (i) the Pending Acquisitions; (ii) the sale by the Company of $25 million of Common Stock pursuant to the Concurrent Offering; and (iii) the sale by the Company of $110 million of Notes pursuant to this Offering and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds." Because Cherokee's fiscal year ends on September 30, the historical and pro forma information relating to Cherokee is for the nine month period ended June 30, 1996 and as of June 30, 1996. All purchase price allocations for the Acquisitions are preliminary in nature and are subject to change within the twelve months following each acquisition based on refinements as actual data becomes available. The pro forma adjustments are included in the unaudited pro forma balance sheet as if the transactions had occurred on September 30, 1996 and in the unaudited pro forma statements of operations as if the transactions had occurred at the beginning of each period presented. The unaudited pro forma combined condensed financial data should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus, and are not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on the dates indicated or which might occur in any future period.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

  UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS FOR THE YEAR
                            ENDED DECEMBER 31, 1995

                                                        ------------------------------------------------------------------------
                                                                           WORLD,
                                                                           PUBLIC                                    PRO FORMA
                                                                         TELEPHONE,                                 ADJUSTMENTS
                                                                           IPP AND                                    FOR 1995
                                                           PHONETEL       PARAMOUNT                                   AND 1996
                                                         TECHNOLOGIES        (A)          AMTEL           POA       ACQUISITIONS
                                                        --------------   -----------   ------------   -----------   ------------
Revenues
 Coin calls                                              $ 12,130,189    $12,474,844   $  9,689,179   $ 3,747,247   $  (295,000)
 Non-coin                                                   3,776,501      5,771,598      5,459,411     4,418,667      (964,000)
 Other                                                      2,811,293        147,259      1,910,550        49,221    (1,612,000)
                                                          -----------    -----------    -----------   -----------   -----------
                                                           18,717,983     18,393,701     17,059,140     8,215,135    (2,871,000)(b)
                                                          -----------    -----------    -----------   -----------   -----------
Operating expenses:
 Line and transmission charges                              5,475,699      6,377,191      6,862,015     3,599,271    (1,695,000)(c)
 Location commissions                                       3,467,626      2,361,157      3,921,741     1,178,156    (1,067,000)(d)
 Other operating expenses                                   5,310,262      1,847,352      2,719,090       289,036    (3,027,000)(e)
 Depreciation and amortization                              4,383,049      2,059,628      1,621,029     1,218,095     8,529,000(f)
 Selling, general and administrative                        3,200,742      5,229,060     15,103,091     1,911,624   (14,310,000)(g)
 Other unusual charges and contractual settlements          2,169,503             --             --            --            --
                                                          -----------    -----------    -----------   -----------   -----------
                                                           24,006,881     17,874,388     30,226,966     8,196,182   (11,570,000)
                                                          -----------    -----------    -----------   -----------   -----------
Income (loss) from operations                              (5,288,898)       519,313    (13,167,826)       18,953     8,699,000
                                                          -----------    -----------    -----------   -----------   -----------
Other income (expense)
 Interest expense -- related parties                               --             --             --            --    (7,009,000)(h)
 Interest expense -- others                                  (836,911)    (1,109,102)    (7,429,502)     (971,141)    7,525,000(i)
 Interest income                                               16,112         21,320             --           415            --
 Reorganization expenses                                           --             --       (539,942)           --       539,942(j)
 Other                                                             --       (311,932)      (429,967)      (68,517)      429,967(j)
                                                          -----------    -----------    -----------   -----------   -----------
   Total other income (expense)                              (820,799)    (1,399,714)    (8,399,411)   (1,039,243)    1,485,909
                                                          -----------    -----------    -----------   -----------   -----------
Income (loss) before income taxes and extraordinary item   (6,109,697)      (880,401)   (21,567,237)   (1,020,290)   10,184,909
 Income taxes (benefit)                                            --         38,100          4,000      (277,720)      (42,100)(k)
                                                          -----------    -----------    -----------   -----------   -----------
Income (loss) before extraordinary item                  $ (6,109,697)   $  (918,501)  $(21,571,237)  $  (742,570) $ 10,227,009
                                                          ===========    ===========    ===========   ===========   ===========
Earnings per share calculation:
 Preferred dividend requirement                              (309,668)      (343,567)            --            --            --
                                                          -----------    -----------    -----------   -----------   -----------
 Income (loss) before extraordinary item applicable to
   common shareholders                                   $ (6,419,365)   $(1,262,068)  $(21,571,237)  $  (742,570) $ 10,227,009
                                                          ===========    ===========    ===========   ===========   ===========
Loss per common share before extraordinary item          $      (3.29)
                                                          ===========
Weighted average number of shares                           1,950,561      1,083,694      2,162,163       166,666
                                                          ===========    ===========    ===========   ===========

                                                          ------------------------------------------------------------------------
                                                                            PRO FORMA
                                                            PRO FORMA      FOR 1995 AND
                                                           ADJUSTMENTS         1996
                                                              FOR          ACQUISITIONS,
                                                            CONCURRENT      CONCURRENT
                                                            OFERING          OFFERING                       TEXAS
                                                              AND              AND                          COIN-
                                                            OFFERING         OFFERING        CHEROKEE       PHONE
                                                          -------------    ------------    ------------   ----------
Revenues
 Coin calls                                                          --    $ 37,746,459    $ 14,036,665   $  846,210
 Non-coin                                                            --      18,462,177      17,049,394      553,337
 Other                                                               --       3,306,323         505,581           --
                                                            -----------     -----------     -----------   ----------
                                                                     --      59,514,959      31,591,640    1,399,547
                                                            -----------     -----------     -----------   ----------
Operating expenses:
 Line and transmission charges                                       --      20,619,176       9,673,772      513,036
 Location commissions                                                --       9,861,680       4,909,445      135,746
 Other operating expenses                                            --       7,138,740       3,121,831      280,706
 Depreciation and amortization                                       --      17,810,801       4,298,090      151,926
 Selling, general and administrative                                 --      11,134,517       5,520,405      357,197
 Other unusual charges and contractual settlements                   --       2,169,503              --           --
                                                            -----------     -----------     -----------   ----------
                                                                     --      68,734,417      27,523,543    1,438,611
                                                            -----------     -----------     -----------   ----------
Income (loss) from operations                                        --      (9,219,458)      4,068,097      (39,064)
                                                            -----------     -----------     -----------   ----------
Other income (expense)
 Interest expense -- related parties                       $  7,009,000(l)           --              --           --
 Interest expense -- others                                  (9,248,000)(m)  (12,069,656)    (1,631,416)     (57,561)
 Interest income                                                875,000(n)      912,847          57,278       21,563
 Reorganization expenses                                             --              --              --           --
 Other                                                               --        (380,449)      1,125,630      281,501
                                                            -----------     -----------     -----------   ----------
   Total other income (expense)                              (1,364,000)    (11,537,258)       (448,508)     245,503
                                                            -----------     -----------     -----------   ----------
Income (loss) before income taxes and extraordinary item     (1,364,000)    (20,756,716)      3,619,589      206,439
 Income taxes (benefit)                                              --        (277,720)      1,399,140           --
                                                            -----------     -----------     -----------   ----------
Income (loss) before extraordinary item                    $ (1,364,000)   $(20,478,996)   $  2,220,449   $  206,439
                                                            ===========     ===========     ===========   ==========
Earnings per share calculation:
 Preferred dividend requirement                                      --        (653,235)             --           --
                                                            -----------     -----------     -----------   ----------
 Income (loss) before extraordinary item applicable to
   common shareholders                                     $ (1,364,000)   $(21,132,231)(p) $  2,220,449  $  206,439
                                                            ===========     ===========     ===========   ==========
Loss per common share before extraordinary item                            $      (1.74)(p)
                                                                            ===========
Weighted average number of shares                             6,750,000(o)   12,113,084
                                                            ===========     ===========



                                                          ------------------------------------------------------------------------
                                                                                                   PRO FORMA
                                                                                                    FOR 1995
                                                                                                    AND 1996
                                                                                                  ACQUISITIONS,
                                                             PRO FORMA                               PENDING
                                                            ADJUSTMENTS          PRO FORMA        ACQUISITIONS,
                                                                                                   CONCURRENT
                                                               FOR               ADJUSTMENTS        OFFERING
                                                             PENDING                FOR               AND
                                                            ACQUISITIONS        THE OFFERING       OFFERING
                                                           ---------------    ---------------    ------------
Revenues
 Coin calls                                                             --                 --    $ 52,629,334
 Non-coin                                                  $    (1,105,000)(q)              --     34,959,908
 Other                                                                  --                 --       3,811,904
                                                               -----------        -----------     -----------
                                                                (1,105,000)                --      91,401,146
                                                               -----------        -----------     -----------
Operating expenses:
 Line and transmission charges                                          --                 --      30,805,984
 Location commissions                                                   --                 --      14,906,871
 Other operating expenses                                       (1,233,000)(q)              --      9,308,277
 Depreciation and amortization                                   5,772,000(r)              --      28,032,817
 Selling, general and administrative                            (1,130,000)(s)              --     15,882,119
 Other unusual charges and contractual settlements                      --                 --       2,169,503
                                                               -----------        -----------     -----------
                                                                 3,409,000                 --     101,105,571
                                                               -----------        -----------     -----------
Income (loss) from operations                                   (4,514,000)                --      (9,704,425)
                                                               -----------        -----------     -----------
Other income (expense)
 Interest expense -- related parties                                    --                 --              --
 Interest expense -- others                                      1,689,000(t) $    (2,450,000)(w)  (14,519,633)
 Interest income                                                   (21,563)(u)        (875,000)(x)       95,125
 Reorganization expenses                                                --                 --              --
 Other                                                            (281,501)(v)              --        745,181
                                                               -----------        -----------     -----------
   Total other income (expense)                                  1,385,936         (3,325,000)    (13,679,327)
                                                               -----------        -----------     -----------
Income (loss) before income taxes and extraordinary item        (3,128,064)        (3,325,000)    (23,383,752)
 Income taxes (benefit)                                                 --                 --       1,121,420
                                                               -----------        -----------     -----------
Income (loss) before extraordinary item                    $    (3,128,064)   $    (3,325,000)   $(24,505,172)
                                                               ===========        ===========     ===========
Earnings per share calculation:
 Preferred dividend requirement                                         --                 --        (653,235)
                                                               -----------        -----------     -----------
 Income (loss) before extraordinary item applicable to
   common shareholders                                     $    (3,128,064)   $    (3,325,000)   $(25,158,407)
                                                               ===========        ===========     ===========
Loss per common share before extraordinary item                                                  $      (2.08)
                                                                                                  ===========
Weighted average number of shares                                                                  12,113,084
                                                                                                  ===========



    The accompanying Footnotes to the Unaudited Pro Forma Combined Condensed Statement of Operation are an integral part of these financial statements

       FOOTNOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT
               OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1995


(a) Represents the operations of World, Public Telephone, Paramount, IPP SC and IPP TN for the period from January 1, 1995 through the date indicated.



                              ----------------------------------------------------------------------------------------------
                                               PUBLIC
                             WORLD           TELEPHONE         PARAMOUNT           IPP SC            IPP TN
                           JANUARY 1,        JANUARY 1,        JANUARY 1,        JANUARY 1,        JANUARY 1,
                             1995 -            1995 -            1995-             1995-             1995 -
                         SEPTEMBER 21,      OCTOBER 14,       DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                              1995              1995              1995              1995              1995            COMBINED
                         --------------    --------------    --------------    --------------    --------------    --------------
Revenues:
  Coin calls             $    2,791,016    $    1,376,867    $    3,751,744    $    3,360,596    $    1,194,621    $   12,474,844
  Non-coin                    3,467,687           380,187         1,923,724                --                --         5,771,598
  Other                          58,345            88,914                --                --                --           147,259
                             ----------        ----------       -----------       -----------       -----------       -----------
                              6,317,048         1,845,968         5,675,468         3,360,596         1,194,621        18,393,701
                             ----------        ----------       -----------       -----------       -----------       -----------
Operating expenses:
  Line and transmission
    charges                   2,706,199           535,771         1,543,956           983,204           608,061         6,377,191
  Location commissions          852,944           196,243           696,443           615,527                --         2,361,157
  Other operating
    expenses                  1,026,000           112,071                --           709,281                --         1,847,352
  Depreciation and
    amortization                855,059           268,262           393,204           451,929            91,174         2,059,628
  Selling, general and
    administrative            1,276,056           594,588         2,407,479           479,083           471,854         5,229,060
                             ----------        ----------       -----------       -----------       -----------       -----------
                              6,716,258         1,706,935         5,041,082         3,239,024         1,171,089        17,874,388
                             ----------        ----------       -----------       -----------       -----------       -----------
Income (loss) from
  operations                   (399,210)          139,033           634,386           121,572            23,532           519,313
                             ----------        ----------       -----------       -----------       -----------       -----------
  Other income
    (expense)
  Interest expense             (590,980)         (304,664)          (64,210)         (149,248)               --        (1,109,102)
  Interest income                   834             3,371            14,800               733             1,582            21,320
  Other                              --          (226,701)          (85,231)               --                --          (311,932)
                             ----------        ----------       -----------       -----------       -----------       -----------
Total other income
  (expense)                    (590,146)         (527,994)         (134,641)         (148,515)            1,582        (1,399,714)
                             ----------        ----------       -----------       -----------       -----------       -----------
Income (loss) before
  income taxes                 (989,356)         (388,961)          499,745           (26,943)           25,114          (880,401)
  Income taxes                       --                --                --            35,800             2,300            38,100
                             ----------        ----------       -----------       -----------       -----------       -----------
Net income (loss)        $     (989,356)   $     (388,961)   $      499,745    $      (62,743)   $       22,814    $     (918,501)
                             ==========        ==========       ===========       ===========       ===========       ===========


(b) Represents the estimated reduction in revenues for assets not acquired.

                                                                                                                        ---------
      Amtel                                                                                                            $2,859,000
      POA                                                                                                                  12,000
                                                                                                                       ----------
                                                                                                                       $2,871,000
                                                                                                                       ==========


(c) Represents estimated reduction in line and transmission charges to reflect lower volumes at Amtel due to assets not acquired and better aggregate rates due to overall increase in traffic in the Amtel regions.


(d) Represents estimated lower location commissions due to assets not acquired.

                                                                                                                        ---------
      Amtel                                                                                                            $  800,000
      Public Telephone                                                                                                    267,000
                                                                                                                       ----------
                                                                                                                       $1,067,000
                                                                                                                        =========

(e) Represents estimated reduction in other operating expenses primarily resulting from eliminating certain offices, redundant operating personnel, costs of operations not acquired (principally Amtel) and elimination of costs associated with the bankruptcy of Amtel.

                                                                                                                        ---------
      World, Public Telephone, IPP and Paramount                                                                       $  800,000
        Amtel                                                                                                           2,132,000
        POA                                                                                                                95,000
                                                                                                                       ----------
                                                                                                                       $3,027,000
                                                                                                                       ==========

(f) Represents additional depreciation and amortization associated with the acquired tangible and intangible assets.

                                                                                               -----------------------------
                                                                                                                  LIVES
                                                                                                        -------------------------
                                                                                            AMOUNT       TANGIBLE     INTANGIBLE
                                                                                          -----------   ----------   ------------
                                                                                                                (MONTHS)
     World, Public Telephone, IPP and Paramount                                           $ 6,117,000       60           24-60
     Amtel                                                                                  1,008,000       60              54
     POA                                                                                    1,404,000       60           60-72
                                                                                          -----------
                                                                                          $ 8,529,000
                                                                                           ==========

(g) Represents estimated reductions in selling, general and administrative expenses resulting primarily from eliminating certain offices, executives and administrative personnel, costs associated with operations not acquired (principally Amtel), and elimination of costs associated with the bankruptcy of Amtel.

                                                                                                                      ----------
     World, Public Telephone, IPP and Paramount                                                                       $ 2,004,000
     Amtel                                                                                                             11,361,000
     POA                                                                                                                  945,000
                                                                                                                      -----------
                                                                                                                      $14,310,000
                                                                                                                      ===========

(h) Represents additional interest expense for borrowings under the Credit Agreement.

                                                                                                -----------------------------
                                                                                               AMOUNT      INTEREST    PRO FORMA
                                                                                              BORROWED       RATE       EXPENSE
                                                                                             -----------   --------   -----------
     To fund the acquisitions of World, Public Telephone, IPP and Paramount                  $32,223,484      13.25%  $ 4,270,000
     To fund the acquisitions of Amtel and POA and to pay related expenses and
       other obligations                                                                       8,776,516      13.25%    1,163,000
     Accretion of original issue debt discount                                                                          1,576,000
                                                                                                                       ----------
                                                                                                                      $ 7,009,000
                                                                                                                       ==========

(i) Represents reduction in interest expense to reflect elimination of separate company borrowings, offset by interest expense on the POA Sellers' Notes.

                                                                                                                       ---------
     World, Public Telephone, IPP and Paramount                                                                        $  650,000
     Amtel                                                                                                              7,430,000
     POA                                                                                                                 (555,000)
                                                                                                                       ----------
                                                                                                                       $7,525,000
                                                                                                                       ==========

(j) Represents elimination of Amtel reorganization expenses subsequent to Amtel's filing of bankruptcy and elimination of non-recurring loss on disposal of assets at Amtel.

(k) Represents elimination of income tax expense.

(l) Represents elimination of interest expense incurred under the Credit Agreement.

(m) Represents increase in interest expense.


                                                                                 -------------------------------------------
                                                                               AMOUNT      INTEREST      MONTHS         INTEREST
                                                                             OUTSTANDING     RATE      OUTSTANDING      EXPENSE
                                                                            -------------  --------   -------------   ------------
    Debt pursuant to the Offering (during the five months funds are held in
      escrow)                                                               $ 110,000,000     12%           5         $  5,500,000
    Debt pursuant to the Offering assuming escrow is utilized to purchase
      Notes from bondholders.                                                  75,000,000     12%           7            5,250,000
    Interest savings on the POA Sellers' Notes and repayment of capital
      leases.                                                                                                          (1,502,000)
                                                                                                                      ------------
                                                                                                                      $  9,248,000
                                                                                                                        ==========

(n) Represents interest income estimated to be earned on the escrow balance of $35,000,000, assuming the balance is retained in escrow for five months and earns interest income at 6%.

(o) Represents 6,250,000 shares of Common Stock which may be sold pursuant to the Concurrent Offering (assuming an offering price of $4.00 per share), and the exercise of warrants to purchase, in the aggregate, 25,000 shares of Series A Preferred and the immediate conversion of the shares of Series A Preferred into 500,000 shares of Common Stock.

(p) Loss per share excludes an increase of the loss to common shareholders of
    (i) $2,002,386 which was realized on redemption of the 10% Preferred, 8% Preferred, and 7% Preferred; (ii) an extraordinary loss of $267,281 realized on the restructuring of the Company's debt on March 15, 1996; and (iii) an estimated extraordinary loss of $9,805,281 to be realized on the early retirement of the borrowings under the Credit Agreement.



(q) Represents the estimated reduction in other operating expenses primarily to eliminate redundant operations and operations personnel and the reclassification of chargebacks to non-coin revenue for Cherokee to conform to Phonetel's presentation.



                                                                                                                      ----------
     Cherokee                                                                                                         $    40,000
     Texas Coinphone                                                                                                       88,000
                                                                                                                      -----------
                                                                                                                          128,000
    Reclassification of chargebacks                                                                                     1,105,000
                                                                                                                      -----------
                                                                                                                      $ 1,233,000
                                                                                                                      ===========


(r) Represents additional depreciation and amortization associated with the acquired tangible and intangible assets for the Pending Acquisitions.

                                                                                             ---------------------------------
                                                                                                                  LIVES
                                                                                                         ------------------------
                                                                                            AMOUNT       TANGIBLE     INTANGIBLE
                                                                                          ----------     --------     -----------
                                                                                                                 (MONTHS)
     Cherokee                                                                             $5,243,000        60              60-82
     Texas Coinphone                                                                         529,000        60                 72
                                                                                          ----------
                                                                                          $5,772,000
                                                                                          ==========

(s) Represents estimated reductions in selling, general and administrative expenses to reflect the elimination of certain offices, executives and administrative personnel.

                                                                                                                      ----------
     Cherokee                                                                                                         $ 1,000,000
     Texas Coinphone                                                                                                      130,000
                                                                                                                      -----------
                                                                                                                      $ 1,130,000
                                                                                                                       ==========

(t) Represents reduction in interest expense to reflect elimination of separate company borrowings.

                                                                                                                      ----------
     Cherokee                                                                                                         $ 1,631,000
     Texas Coinphone                                                                                                       58,000
                                                                                                                      -----------
                                                                                                                      $ 1,689,000
                                                                                                                      ===========

(u) Represents elimination of Texas Coinphone interest income.

(v) Represents elimination of Texas Coinphone other income which relates to assets not acquired.

(w) Represents additional interest expense assuming consummation of the Pending Acquisitions and $110,000,000 is outstanding for a full year (additional $35,000,000 at 12% for seven months).

(x) Represents elimination of interest income on escrow balance assuming consummation of the Pending Acquisitions.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

     UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS FOR THE NINE
                                                 MONTHS ENDED SEPTEMBER 30, 1996

                                 -----------------------------------------------------------------------------------
                                                                                                          PRO FORMA
                                                                                                         ADJUSTMENTS
                                                                                                             FOR
                                                                                           PRO FORMA     CONCURRENT
                                                                                          ADJUSTMENTS     OFFERING
                                   PHONETEL       IPP AND                                  FOR 1996          AND
                                 TECHNOLOGIES   PARAMOUNT(A)    AMTEL(B)       POA(C)     ACQUISITIONS    OFFERING
                                 ------------   -----------    -----------   ----------   -----------    -----------
Revenues
 Coin calls                      $ 16,988,697   $ 1,883,110    $ 6,653,874   $1,769,257            --             --
 Non-coin                           9,308,538       590,457      3,464,990    1,795,827            --             --
 Other                              2,018,191        15,113         87,968      831,179   $   (28,000)(d)         --
                                  -----------    ----------     ----------   ----------    ----------    -----------
                                   28,315,426     2,488,680     10,206,832    4,396,263       (28,000)            --
                                  -----------    ----------     ----------   ----------    ----------    -----------
Operating expenses:
 Line and transmission charges      6,800,782       585,463      3,440,664      814,759            --             --
 Location commissions               4,101,195       376,269      2,322,097      509,461            --             --
 Other operating expenses           8,102,314       356,816        456,092    1,237,567      (247,000)(e)          --
 Depreciation and amortization      8,876,238       183,931      1,101,916      695,490     2,442,000(f)          --
 Selling, general and
   administrative                   3,757,559       492,244      3,161,957    1,149,506    (1,881,000)(g)          --
 Other unusual charges and
   contractual settlements          5,517,753            --             --           --            --             --
                                  -----------    ----------     ----------   ----------    ----------    -----------
                                   37,155,841     1,994,723     10,482,726    4,406,783       314,000             --
                                  -----------    ----------     ----------   ----------    ----------    -----------
 Income (loss) from operations     (8,840,415)      493,957       (275,894)     (10,520)     (342,000)            --
                                  -----------    ----------     ----------   ----------    ----------    -----------
Other income (expense):
 Interest expense -- related
   parties                         (3,588,420)           --             --           --      (815,000)(h) $ 4,375,000(l)
 Interest expense -- others          (551,243)      (30,881)        (8,508)    (388,768)     (453,000)(i)  (7,666,000)(m)
 Interest income                           --            --          2,248        4,111            --        875,000(n)
 Reorganization expenses                   --            --     (1,105,843)          --     1,105,843(j)          --
 Other                                     --       (12,638)    (1,342,615)     (64,036)    1,342,615(j)          --
                                  -----------    ----------     ----------   ----------    ----------    -----------
   Total other income (expense)    (4,139,663)      (43,519)    (2,454,718)    (448,693)    1,180,458     (2,416,000)
                                  -----------    ----------     ----------   ----------    ----------    -----------
Income (loss) before income
 taxes and extraordinary item     (12,980,078)      450,438     (2,730,612)    (459,213)      838,458     (2,416,000)
 Income taxes                              --            --          5,667           --        (5,667)(k)          --
                                  -----------    ----------     ----------   ----------    ----------    -----------
Income (loss) before
 extraordinary item              $(12,980,078)  $   450,438    $(2,736,279)  $ (459,213)  $   844,125    $(2,416,000)
                                  ===========    ==========     ==========   ==========    ==========    ===========
Earnings per share calculation:
 Preferred divided requirement       (269,565)           --             --           --            --             --
                                  -----------    ----------     ----------   ----------    ----------    -----------
   Income (loss) before
     extraordinary item
     applicable to common
     shareholders                $(13,249,643)  $   450,438    $(2,736,279)  $ (459,213)  $   844,125    $(2,416,000)
                                  ===========    ==========     ==========   ==========    ==========    ===========
Loss per common share before
 extraordinary item              $      (3.08)
                                  ===========
Weighted average number of
 shares                             4,305,130       154,330      2,037,324      129,629                    6,750,000(o)
                                  ===========    ==========     ==========   ==========                  ===========

                                 -----------------------------------------------------------------------------------
                                                                                                               PRO FORMA
                                                                                                                FOR 1996
                                                                                                              ACQUISITIONS,
                                    PRO FORMA                                                                    PENDING
                                     FOR 1996                                                                 ACQUISITIONS,
                                   ACQUISITIONS,                                PRO FORMA       PRO FORMA      CONCURRENT
                                    CONCURRENT                      TEXAS      ADJUSTMENTS     ADJUSTMENTS      OFFERING
                                  OFFERING AND                      COIN-      FOR PENDING         FOR             AND
                                     OFFERING         CHEROKEE      PHONE      ACQUISITIONS      OFFERING       OFFERING
                                  --------------    -----------   ----------   ------------    -----------    ------------

Revenues
 Coin calls                       $   27,294,938    $12,571,961   $  910,263             --             --    $ 40,777,162
 Non-coin                             15,159,812     11,061,973      403,573   $   (736,000)(q)          --     25,889,358
 Other                                 2,924,451        817,273       39,485             --             --       3,781,209
                                     -----------     ----------     --------      ---------    -----------    ------------
                                      45,379,201     24,451,207    1,353,321       (736,000)            --      70,447,729
                                     -----------     ----------     --------      ---------    -----------    ------------
Operating expenses:
 Line and transmission charges        11,641,668      6,451,165      459,477             --             --      18,552,310
 Location commissions                  7,309,022      3,885,956      153,801             --             --      11,348,779
 Other operating expenses              9,905,789      4,107,855       85,843       (878,000)(q)          --     13,221,487
 Depreciation and amortization        13,299,575      3,831,645       56,398      4,386,000(r)          --      21,573,618
 Selling, general and
   administrative                      6,680,266      4,909,963      432,635       (847,000)(s)          --     11,175,864
 Other unusual charges and
   contractual settlements             5,517,753             --           --             --             --       5,517,753
                                     -----------     ----------     --------      ---------    -----------    ------------
                                      54,354,073     23,186,584    1,188,154      2,661,000             --      81,389,811
                                     -----------     ----------     --------      ---------    -----------    ------------
 Income (loss) from operations        (8,974,872)     1,264,623      165,167     (3,397,000)            --     (10,942,082)
                                     -----------     ----------     --------      ---------    -----------    ------------
Other income (expense):
 Interest expense -- related
   parties                               (28,420)            --           --             --             --         (28,420)
 Interest expense -- others           (9,098,400)    (1,358,917)     (51,325)     1,410,242(t) $(1,400,000)(v)  (10,498,400)
 Interest income                         881,359          3,645           --             --       (875,000)(w)       10,004
 Reorganization expenses                      --             --           --             --             --              --
 Other                                   (76,674)       (17,365)     123,236       (123,236)(u)          --        (94,039)
                                     -----------     ----------     --------      ---------    -----------    ------------
   Total other income (expense)       (8,322,135)    (1,372,637)      71,911      1,287,006     (2,275,000)    (10,610,855)
                                     -----------     ----------     --------      ---------    -----------    ------------
Income (loss) before income
 taxes and extraordinary item        (17,297,007)      (108,014)     237,078     (2,109,994)    (2,275,000)    (21,552,937)
 Income taxes                                 --        (19,188)          --             --             --         (19,188)
                                     -----------     ----------     --------      ---------    -----------    ------------
Income (loss) before
 extraordinary item               $  (17,297,007)   $   (88,826)  $  237,078   $ (2,109,994)   $(2,275,000)   $(21,533,749)
                                     ===========     ==========     ========      =========    ===========    ============
Earnings per share calculation:
 Preferred divided requirement          (269,565)            --           --             --             --        (269,565)
                                     -----------     ----------     --------      ---------    -----------    ------------
   Income (loss) before
     extraordinary item
     applicable to common
     shareholders                 $  (17,566,572)(p) $   (88,826) $  237,078   $ (2,109,994)   $(2,275,000)   $(21,803,314)
                                     ===========     ==========     ========      =========    ===========    ============
Loss per common share before
 extraordinary item               $        (1.31)(p)                                                          $      (1.63)
                                     ===========                                                              ============
Weighted average number of
 shares                               13,376,413                                                                13,376,413
                                     ===========                                                              ============




    The accompanying Footnotes to the Unaudited Pro Forma Combined Condensed Statement of Operations are an integral part of these financial statements.

       FOOTNOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT
           OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996


(a) Represents the operations of IPP SC and IPP TN and Paramount for the period from January 1, 1996 through March 14, 1996.



                                                                                     -----------------------------------------
                                                                                   IPP SC     IPP TN     PARAMOUNT     COMBINED
                                                                                  --------   ---------   ----------   -----------
    Revenues:
      Coin calls                                                                  $648,143   $193,203    $1,041,764   $ 1,883,110
      Non-coin                                                                          --         --       590,457       590,457
      Other                                                                          1,199     13,914            --        15,113
                                                                                  --------   ---------   ----------    ----------
                                                                                   649,342    207,117     1,632,221     2,488,680
                                                                                  --------   ---------   ----------    ----------
    Operating expenses:
      Line and transmission charges                                                234,659     74,923       275,881       585,463
      Location commissions                                                         115,660     28,752       231,857       376,269
      Other operating expenses                                                      68,844     21,630       266,342       356,816
      Depreciation and amortization                                                 82,614     19,399        81,918       183,931
      Selling, general and administrative                                          195,643    100,538       196,063       492,244
                                                                                  --------   ---------   ----------    ----------
                                                                                   697,420    245,242     1,052,061     1,994,723
                                                                                  --------   ---------   ----------    ----------
    Income (loss) from operations                                                  (48,078)   (38,125)      580,160       493,957
                                                                                  --------   ---------   ----------    ----------
    Other income (expense):
      Interest expense                                                             (18,088)    (1,423)      (11,370)      (30,881)
      Other                                                                             --         --       (12,638)      (12,638)
                                                                                  --------   ---------   ----------    ----------
      Total other income (expense)                                                 (18,088)    (1,423)      (24,008)      (43,519)
                                                                                  --------   ---------   ----------    ----------
    Income (loss) before income taxes                                              (66,166)   (39,548)      556,152       450,438
      Income taxes                                                                      --         --            --            --
                                                                                  --------   ---------   ----------    ----------
    Net income (loss)                                                             $(66,166)  $(39,548)   $  556,152   $   450,438
                                                                                  ========   =========   ==========    ==========


(b) Represents the operations of Amtel for the period January 1, 1996 through September 12, 1996.

(c) Represents the operations of POA for the period January 1, 1996 through July 31, 1996.

(d) Represents the estimated reduction in revenues previously generated from assets not acquired in the acquisition of POA.

(e) Represents the estimated reduction in other operating expenses primarily resulting from eliminating certain offices, redundant personnel and costs of operations not acquired (principally Amtel).

                                                                                                                      ----------
    Amtel                                                                                                             $    35,000
    POA                                                                                                                   212,000
                                                                                                                      -----------
                                                                                                                      $   247,000
                                                                                                                       ==========

(f) Represents additional depreciation and amortization associated with the acquired tangible and intangible assets.

                                                                                             ---------------------------------
                                                                                                                   LIVES
                                                                                                          -----------------------
                                                                                             AMOUNT       TANGIBLE     INTANGIBLE
                                                                                           ----------     --------     ----------
IPP and Paramount                                                                          $  745,000           60             60
Amtel                                                                                         761,000           60             54
POA                                                                                           936,000           60          60-72
                                                                                           ----------
                                                                                           $2,442,000
                                                                                           ==========

(g) Represents estimated reductions in selling, general and administrative expenses principally resulting from elimination of pre-petition expenses at Amtel and redundant personnel.

                                                                                                                       ---------
    IPP and Paramount                                                                                                  $  239,000
    Amtel                                                                                                               1,153,000
    POA                                                                                                                   489,000
                                                                                                                       ----------
                                                                                                                       $1,881,000
                                                                                                                       ==========

(h) Represents additional interest expense for borrowings under the Credit Agreement to fund the acquisitions of Amtel and POA, net of $57,000 recorded by the Company from the dates of acquisition through September 30, 1996.

  -------------------------------------------------
                                               PRO
  AMOUNT               INTEREST               FORMA
 BORROWED                RATE                EXPENSE
----------             --------             ---------
$8,776,546               13.25%             $ 815,000
==========                =====              ========

(i) Represents reduction in interest expense to reflect elimination of separate company borrowings offset by interest expense on the POA Sellers' Notes.

                                                                                                                        --------
    Amtel                                                                                                               $   9,000
    POA                                                                                                                  (462,000)
                                                                                                                        ----------
                                                                                                                        $(453,000)
                                                                                                                        ==========

(j) Represents elimination of Amtel reorganization expenses subsequent to Amtel's filing of bankruptcy and elimination of non-recurring loss on disposal of assets at Amtel.

(k) Represents elimination of income tax expense.

(l) Represents elimination of interest expense incurred under the Credit Agreement.

(m) Represents increase in interest expense.

                                                                            -------------------------------------------------
                                                                            AMOUNT        INTEREST       MONTHS         INTEREST
                                                                         OUTSTANDING        RATE       OUTSTANDING      EXPENSE
                                                                         ------------     --------     -----------     ----------
    Debt pursuant to the Offering (during the five months funds are
      held in escrow)                                                    $110,000,000          12%               5     $5,500,000
    Debt pursuant to the Offering assuming escrow amount is then
      utilized to purchase Notes from bondholders                          75,000,000          12%               4      3,000,000
    Interest saved on the POA Sellers' Notes and capital leases                                                          (834,000)
                                                                                                                       ----------
                                                                                                                       $7,666,000
                                                                                                                       ==========

(n) Represents interest income estimated to be earned on the escrow balance of $35,000,000, assuming the balance is held in escrow for five months and earns interest income at 6%.

(o) Represents 6,250,000 shares of Common Stock which may be sold pursuant to the Concurrent Offering (assuming an offering price of $4.00 per share) and the exercise of warrants to purchase, in the aggregate, 25,000 shares of Series A Preferred and the immediate conversion of the shares of Series A Preferred into 500,000 shares of Common Stock.

(p) Loss per share excludes an increase of the loss to common shareholders of
    (i) $2,002,386 which was realized on redemption of the 10% Preferred, the 8% Preferred, and the 7% Preferred; (ii) an extraordinary loss of $267,281 realized on the restructuring of the Company's debt on March 15, 1996; and
    (iii) an estimated extraordinary loss of $9,805,281 to be realized on the early retirement of the borrowings under the Credit Agreement.


(q) Represents the estimated reduction in other operating expenses to eliminate redundant operations and duplicate operational personnel and the reclassification of chargebacks to non-coin revenue for Cherokee to conform to Phonetel's presentation.



                                                                                                                         -------
    Cherokee                                                                                                             $ 76,000
    Texas Coinphone                                                                                                        66,000
                                                                                                                       ----------
                                                                                                                          142,000
    Reclassification of chargebacks                                                                                       736,000
                                                                                                                       ----------
                                                                                                                         $878,000
                                                                                                                       ==========


(r) Represents additional depreciation and amortization associated with the acquired tangible and intangible assets for the Pending Acquisitions.


                                                                                             ---------------------------------
                                                                                                                   LIVES
                                                                                                          -----------------------
                                                                                             AMOUNT       TANGIBLE     INTANGIBLE
                                                                                           ----------     --------     ----------
                                                                                                                 (MONTHS)
    Cherokee                                                                               $3,932,000           60          60-82
    Texas Coinphone                                                                           454,000           60             72
                                                                                           ----------
                                                                                           $4,386,000
                                                                                           ==========

(s) Represents estimated reductions in selling, general and administrative expenses to reflect the elimination of certain offices and personnel in duplicate functions.


                                                                                                                         -------
    Cherokee                                                                                                             $750,000
    Texas Coinphone                                                                                                        97,000
                                                                                                                       ----------
                                                                                                                         $847,000
                                                                                                                       ==========


(t) Represents reduction in interest expense to reflect elimination of separate company borrowings.

                                                                                                                       ---------
    Cherokee                                                                                                           $1,358,917
    Texas Coinphone                                                                                                        51,325
                                                                                                                       ----------
                                                                                                                       $1,410,242
                                                                                                                       ==========

(u) Represents elimination of Texas Coinphone other income which relates to assets not acquired.

(v) Represents additional interest assuming consummation of the Pending Acquisitions and $110,000,000 is outstanding for the full nine month period (additional $35,000,000 at 12% for four months).

(w) Represents elimination of interest income on escrow balance assuming consummation of the Pending Acquisitions.

                                                PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES
                                 UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET AT SEPTEMBER 30, 1996
                      ------------------------------------------------------------------------------------------------
                                        PRO FORMA
                                       ADJUSTMENTS        PRO FORMA
                                           FOR               FOR                                           PRO FORMA
                                        CONCURRENT        CONCURRENT                                      ADJUSTMENTS
                        PHONETEL       OFFERING AND      OFFERING AND                        TEXAS        FOR PENDING
                      TECHNOLOGIES       OFFERING          OFFERING         CHEROKEE       COINPHONE      ACQUISITIONS
                      ------------     ------------     --------------     -----------     ----------     ------------
Assets
 Current assets:
 Cash                 $   655,734      $39,152,579 (a)   $ 39,808,313      $   364,691     $  80,895      $(65,488,227)(g)
 Accounts receivable,
   net                  2,423,060               --          2,423,060        3,712,950        55,140        (3,768,090)(h)
 Other current assets     247,426               --            247,426          210,439            --         3,000,000(i)
                      -----------      -----------       ------------      -----------     ----------      -----------
 Total current assets   3,326,220       39,152,579         42,478,799        4,288,080       136,035       (66,256,317)
 Property and
   equipment, net      31,682,061               --         31,682,061       16,354,960     1,143,869         2,806,003(i)
 Intangible assets,
   net                 39,226,619        1,273,675 (b)     40,500,294        4,048,701            --        35,101,273(i)
 Other assets             705,473               --            705,473          665,044        35,420         2,630,858(h)
                      -----------      -----------       ------------      -----------     ----------      -----------
                      $74,940,373      $40,426,254       $115,366,627      $25,356,785     $1,315,324     $(25,718,183)
                      ===========      ===========       ============      ===========     ==========      ===========
Liabilities and Equity
 Current liabilities:
 Current long-term
   debt
   Payable to related
     parties          $ 5,234,953      $(4,717,707 )(c)  $    517,246               --            --                --
   Payable to others      995,673               --            995,673      $ 2,982,325     $ 183,300      $ (3,165,625)(j)
 Current portion
   capital leases         803,336         (656,947 )(d)       146,389          977,433            --          (977,433)(k)
 Accounts payable       2,969,681               --          2,969,681          754,048        39,472          (793,520)(l)
 Accrued expenses       3,524,690               --          3,524,690        2,979,962        21,590        (2,951,552)(l)
 Deferred revenues        600,000               --            600,000               --            --                --
 Other unusual items
   and
   contractual
     settlements          516,392               --            516,392               --            --                --
                      -----------      -----------       ------------      -----------     ----------      -----------
 Total current
   liabilities         14,644,725       (5,374,654 )        9,270,071        7,693,768       244,362        (7,888,130)
Long-term debt:
 Payable to related
   parties             31,053,337      (31,053,337 )(c)            --               --            --                --
 Payable to others      3,832,781       71,677,579 (e)     75,510,360       10,636,237       626,910       (10,701,580)(j)
Capital leases          7,225,722       (7,093,053 )(d)       132,669               --        40,578           (40,578)(k)
Deferred taxes                 --               --                 --          342,359            --                --
14% preferred
 mandatorily
 redeemable at
   $6,978,963           6,539,053               --          6,539,053               --            --                --
Other shareholders'
 equity:
 Preferred stock               --               --                 --        2,400,000            --        (2,400,000)(m)
 Common stock              76,397           67,500 (f)        143,897          351,903       166,395          (518,298)(m)
 Additional paid in
   capital             40,541,544       22,437,500 (f)     62,979,044        1,097,630            --        (1,097,630)(m)
 Retained earnings
   (accumulated
   deficit)           (28,973,186 )    (10,235,281 ) (f)   (39,208,467)      2,834,888       237,079        (3,071,967)(m)
                      -----------      -----------       ------------      -----------     ----------      -----------
Total other equity     11,644,755       12,269,719         23,914,474        6,684,421       403,474        (7,087,895)
                      -----------      -----------       ------------      -----------     ----------      -----------
                      $74,940,373      $40,426,254       $115,366,627      $25,356,785     $1,315,324     $(25,718,183)
                      ===========      ===========       ============      ===========     ==========      ===========

                           PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET AT SEPTEMBER 30, 1996
 ------------------------------------------------------------------------------------------------
                                         PRO FORMA
                                            FOR
                                          PENDING
                                       ACQUISITIONS,
                         PRO FORMA      CONCURRENT
                        ADJUSTMENTS      OFFERING
                          FOR              AND
                        OFFERING         OFFERING
                        -----------     ------------
Assets
 Current assets:
 Cash                   $35,000,000(n)  $  9,765,672
 Accounts receivable,
   net                           --        2,423,060
 Other current assets            --        3,457,865
                        -----------     ------------
 Total current assets    35,000,000       15,646,597
 Property and
   equipment, net                --       51,986,893
 Intangible assets,
   net                           --       79,650,268
 Other assets                    --        4,036,795
                        -----------     ------------
                        $35,000,000     $151,320,553
                        ===========     ============
Liabilities and Equity
 Current liabilities:
 Current long-term
   debt
   Payable to related
     parties                            $    517,246
   Payable to others             --          995,673
 Current portion
   capital leases                --          146,389
 Accounts payable                --        2,969,681
 Accrued expenses                --        3,574,690
 Deferred revenues               --          600,000
 Other unusual items
   and
   contractual
     settlements                 --          516,392
                        -----------     ------------
 Total current
   liabilities                   --        9,320,071
Long-term debt:
 Payable to related
   parties                       --               --
 Payable to others      $35,000,000(n)   111,071,927
Capital leases                   --          132,669
Deferred taxes                   --          342,359
14% preferred
 mandatorily
 redeemable at
   $6,978,963                    --        6,539,053
Other shareholders'
 equity:
 Preferred stock                 --               --
 Common stock                    --          143,897
 Additional paid in
   capital                       --       62,979,044
 Retained earnings
   (accumulated
   deficit)                      --      (39,208,467)
                        -----------     ------------
Total other equity               --       23,914,474
                        -----------     ------------
                        $35,000,000     $151,320,553
                        ===========     ============



The accompanying Footnotes to the Unaudited Pro Forma Combined Condensed Balance
           Sheet are an integral part of these financial statements.

     FOOTNOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             AT SEPTEMBER 30, 1996

(a) Represents adjustments to cash.
---------------


      Concurrent Offering proceeds, net of estimated expenses                                                    $ 22,500,000
      Proceeds from exercise of Series A Preferred warrants                                                             5,000
      Offering proceeds, net of expenses                                                                          104,150,000
      Repayment of borrowings under Credit Agreement                                                              (41,000,000)
      Fees payable on early retirement of borrowings under Credit Agreement                                          (430,000)
      Repayment of POA Sellers' Notes                                                                              (3,322,421)
      Repayment of capital lease obligations                                                                       (7,750,000)
      Escrow of offering proceeds for Cherokee Acquisition                                                        (35,000,000)
                                                                                                                 ------------
                                                                                                                 $ 39,152,579
                                                                                                                 ============


(b) Represents adjustments to the intangible assets.
---------------


      Fees and expenses relating to the Offering                                                                 $  5,850,000
      Write-off unamortized fees pertaining to the Credit Agreement                                                (4,576,325)
                                                                                                                 ------------
                                                                                                                 $  1,273,675
                                                                                                                 ============


(c) Represents adjustments to current and long-term payable to related parties.
---------------

      Repay current portion of borrowings under Credit Agreement                                                 $ (4,717,707)
                                                                                                                 ============
      Repay long-term portion of borrowings under Credit Agreement                                               $(31,053,337)
                                                                                                                 ============

(d) Represents adjustments to current and long-term obligations under capital leases.
---------------

      Repay obligations under capital leases, current portion                                                    $   (656,947)
                                                                                                                 ============
      Repay obligations under capital leases, long-term obligations                                              $ (7,093,053)
                                                                                                                 ============

(e) Represents adjustments to long-term debt payable to others.
---------------


      Repayment of POA Sellers' Notes                                                                            $ (3,322,421)
      Gross proceeds from Offering                                                                                110,000,000
      Funds placed in escrow for Cherokee Acquisition                                                             (35,000,000)
                                                                                                                 ------------
                                                                                                                 $ 71,677,579
                                                                                                                 ============


(f) Represents adjustments to other shareholders' equity.
---------------


      Common Stock
        Issuance of 6,250,000 shares pursuant to the Concurrent Offering                                         $     62,500
        Issuance of 500,000 shares pursuant to the exercise of 25,000 Series A Preferred warrants and the
          assumed immediate exercise thereof into 500,000 shares of Common Stock                                        5,000
                                                                                                                 ------------
                                                                                                                 $     67,500
                                                                                                                 ============
      Additional paid-in capital
        Proceeds from the sale of 6,250,000 shares of Common Stock at an assumed offering price of $4.00 per
          share, net of estimated transaction fees of $2,500,000                                                 $ 22,437,500
                                                                                                                 ============
      Accumulated deficit
        Warrant accretion -- extraordinary loss on early retirement of borrowings under the Credit Agreement     $ (5,228,956)
        Write-off of unamortized debt costs relating to the early retirement of borrowings under the Credit
          Agreement                                                                                                (4,576,325)
        Fees payable on early retirement of borrowings under the Credit Agreement                                    (430,000)
                                                                                                                 ------------
                                                                                                                 $(10,235,281)
                                                                                                                 ============


(g) Represents adjustments to cash.
---------------


      Purchase of Cherokee                                                                                       $(55,725,000)
      Less: Deferred taxes assumed                                                                                    342,359
      Less: Deposit of funds to escrow of up to $3,000,000 (current assets)                                        (3,000,000)
      Less: Deposit of funds to escrow of up to $3,000,000 (other assets)                                          (3,000,000)
      Cash not acquired in Cherokee Acquisition                                                                      (364,691)
      Purchase of Texas Coinphone                                                                                  (3,660,000)
      Cash not acquired in Texas Coinphone Acquisition                                                                (80,895)
                                                                                                                 ------------
                                                                                                                 $(65,488,227)
                                                                                                                 ============

(h) Represents adjustments to accounts receivable, net, other current assets and other assets to eliminate assets not acquired and reflect escrowed portion of purchase price.




---------------

      Accounts receivable, net
        Cherokee                                                                                                 $ (3,712,950)
        Texas Coinphone                                                                                               (55,140)
                                                                                                                 ------------
                                                                                                                 $ (3,768,090)
                                                                                                                 ============


      Other current assets
        Cherokee                                                                                                 $  3,000,000
                                                                                                                 ------------
                                                                                                                 $  3,000,000
                                                                                                                 ============
      Other assets
        Cherokee                                                                                                 $   (336,159)
        Texas Coinphone                                                                                               (32,983)
        Funds held pursuant to potential rate cap arrangements                                                      3,000,000
                                                                                                                 ------------
                                                                                                                 $  2,630,858
                                                                                                                 ============


(i) Represents adjustments to property and equipment, net and intangible assets, net to reflect purchase price allocations.
  -----------------

      Property and equipment
        Cherokee                                                                                                 $  2,266,478
        Texas Coinphone                                                                                               539,525
                                                                                                                 ------------
                                                                                                                 $  2,806,003
                                                                                                                 ============
      Intangible assets
        Telephone location contracts -- Cherokee                                                                 $ 31,108,036
        Non-competition agreements -- Cherokee                                                                      1,969,068
        Telephone location contracts -- Texas Coinphone                                                             2,024,169
                                                                                                                 ------------
                                                                                                                 $ 35,101,273
                                                                                                                 ============

(j) Represents adjustments to current and long-term debt to others.

      Current long-term debt not acquired                                                                          ----------
        Cherokee                                                                                                 $ (2,982,325)
        Texas Coinphone                                                                                              (183,300)
                                                                                                                 ------------
                                                                                                                 $ (3,165,625)
                                                                                                                 ============
      Long term-debt not acquired
        Cherokee                                                                                                 $(10,636,237)
        Texas Coinphone                                                                                              (626,910)
        Present value of long-term portion of the non-compete liability for Cherokee                                  561,567
                                                                                                                 ------------
                                                                                                                 $(10,701,580)
                                                                                                                 ============

(k) Represents adjustments to current and long-term capital leases.
---------------

      Current portion of capital leases of Cherokee not acquired                                                 $   (977,433)
                                                                                                                 ============
      Long-term capital leases of Texas Coinphone not acquired                                                   $    (40,578)
                                                                                                                 ============

(l) Represents adjustments to accounts payable and accrued expenses.
---------------

      Accounts payable not assumed
        Cherokee                                                                                                 $   (754,048)
        Texas Coinphone                                                                                               (39,472)
                                                                                                                 ------------
                                                                                                                 $   (793,520)
                                                                                                                 ============
      Accrued expenses not assumed, net of acquisition expenses
        Cherokee                                                                                                 $ (2,979,962)
        Texas Coinphone                                                                                               (21,590)
        Acquisition expenses                                                                                           50,000
                                                                                                                 ------------
                                                                                                                 $ (2,951,552)
                                                                                                                 ============

(m) Represents adjustments to the other shareholders' equity.
---------------

      Preferred stock of Cherokee redeemed prior to acquisition completion date                                  $ (2,400,000)
                                                                                                                 ============
      Common stock eliminated
        Cherokee                                                                                                 $   (351,903)
        Texas Coinphone                                                                                              (166,395)
                                                                                                                 ------------
                                                                                                                 $   (518,298)
                                                                                                                 ============
      Paid-in capital of Cherokee eliminated                                                                     $ (1,097,630)
                                                                                                                 ============
      Retained earnings eliminated
        Cherokee                                                                                                 $ (2,834,888)
        Texas Coinphone                                                                                              (237,079)
                                                                                                                 ------------
                                                                                                                 $ (3,071,967)
                                                                                                                 ============

                                                                                                                  ----------
(n) The adjustments to cash and long-term debt payable to others represents the release of funds held in
    escrow, upon completion of the Cherokee Acquisition (see (e) above)                                          $ 35,000,000
                                                                                                                  ===========

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements of the Company and the notes thereto which appear elsewhere in this Prospectus.

OVERVIEW

The Company derives substantially all of its revenues from coin calls and non-coin calls placed from its public pay telephones. Coin revenue is generated from local and direct-dial long distance calls that are placed from the Company's public pay telephones. Non-coin revenue is generated from calling card, credit card, collect and third party billed calls. Typically, each public pay telephone has a presubscribed (dedicated) provider of long distance and operator services. The Company receives revenues for non-coin calls placed from its public pay telephones in the form of commissions from its presubscribed long distance service providers and OSPs based on the volume of calls made as well as the amount generated per call. Pursuant to recently promulgated FCC regulations, the Company is able to derive additional revenues from access it provides callers to any carrier other than the presubscribed carrier. This practice is commonly referred to as "dial-around" access. The Company believes that the rules and regulations recently promulgated by the FCC under Section 276 of the Telecommunications Act will result in additional revenues for the Company, net of related expenses and processing fees, by (i) providing for dial-around compensation of $45.85 per telephone per month from November 6, 1996 through October 6, 1997 (as compared with the flat fee of $6.00 per telephone per month in place prior to November 6, 1996), and for per-call compensation thereafter, at a rate initially set at $0.35 per call from October 7, 1997 to October 6, 1998 (as compared with the flat fee of $45.85 per telephone per month) and thereafter, at a per-call rate equal to the local coin call rate and (ii) requiring states to deregulate the price of a local phone call, which the Company believes, may result in an increase in the local coin call rate thereby generating additional revenues. However, there can be no assurance as to the ultimate effect that the rules and policies adopted by the FCC on its own or after any judicial review will have on the Company's business, results of operations or financial condition. See "Business -- Governmental Regulations."


The Company's principal operating expenses consist of (i) telephone line and transmission charges, (ii) commissions paid to location providers which are typically expressed as a percentage of revenues and are fixed for the term of the agreements with the respective location providers, and (iii) field service and collection costs which are principally comprised of personnel costs of collecting coins from and maintaining the Company's public pay telephones. The Company pays monthly line and usage charges to BOCs and other LECs for interconnection to the local network for local calls, which are computed on a flat monthly charge plus either a per message or per minute usage rate based on the time and duration of the call. The Company also pays fees to BOCs and other LECs and long distance carriers based on usage for local or long distance coin calls. The Company believes that the rules and regulations recently promulgated by the FCC under Section 276 of the Telecommunications Act may result in lower tariffed rates charged by BOCs and other LECs, since the FCC rules would restrict certain subsidies and discriminatory practices now engaged in by BOCs and other LECs in favor of their own public pay telephone services. A number of parties have filed petitions for judicial review of these regulations in federal courts of appeals. To date, the regulations remain in effect. There can be no assurance that the rules and policies ultimately adopted by the FCC on its own or after judicial review will not have a material adverse effect on the Company's business, results of operations or financial condition.


Notwithstanding the aforementioned anticipated benefits of Section 276 and the implementing regulations, as a result of the provisions permitting BOCs and other LECs to negotiate with location providers and select interLATA long distance carriers for their public pay telephones, it is anticipated that
Section 276 and the implementing regulations may also result in increased competition for public pay telephone locations and an accompanying increase in the commissions payable to location providers. Moreover, revenues may be diminished if the FCC prescribes lower benchmark rates for interstate operator long distance calls. See "Business -- Governmental Regulations."

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, certain information from the Company's Consolidated Statements of Operations, included elsewhere in this Prospectus, expressed as a percentage of total revenues. Certain of the following information for the years ended December 31, 1993, 1994 and 1995 has been reclassified to conform to the interim period presentation based on management's belief that the revised presentation more accurately reflects the Company's strategy of owning and managing public pay telephones versus providing operator services. The reclassifications have no impact on total revenues or total expenses as previously reported.

                                                                 ---------------------------------------------
                                                                                             NINE MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,
                                                                 -------------------------
                                                                                                 SEPTEMBER 30,
                                                                  1993      1994      1995      1995      1996
                                                                 -----     -----     -----     -----     -----
Revenues:
  Coin calls                                                      38.3%     53.1%     64.8%     64.3%     60.0%
  Non-coin                                                        54.9      33.5      20.2      27.6      32.9
  Other                                                            6.8      13.4      15.0       8.1       7.1
                                                                 -----     -----     -----     -----     -----
                                                                 100.0     100.0     100.0     100.0     100.0
                                                                 -----     -----     -----     -----     -----
Operating expenses:
  Line and transmission charges                                   25.1      28.1      29.3      27.9      24.0
  Location commissions                                            23.4      21.4      18.5      18.1      14.5
  Other operating expenses                                        27.2      26.9      28.4      34.6      28.6
  Depreciation and amortization                                    8.1      14.1      23.4      18.1      31.3
  Selling, general and administrative expenses                    21.7      17.9      17.1      16.6      13.3
  Other unusual charges and contractual settlements                 --        --      11.6      11.8      19.5
                                                                 -----     -----     -----     -----     -----
  Total operating expenses                                       105.5     108.4     128.3     127.1     131.2
Other expenses                                                     1.5       2.4       4.5       2.4      14.6
                                                                 -----     -----     -----     -----     -----
Loss before extraordinary item                                    (7.0)    (10.8)    (32.8)    (29.5)    (45.8)
Extraordinary item                                                  --        --        --        --      (0.9)
                                                                 -----     -----     -----     -----     -----
Net loss                                                          (7.0)%   (10.8)%   (32.8)%   (29.5)%   (46.7)%
                                                                 =====     =====     =====     =====     =====
EBITDA                                                             2.6%      5.8%      6.8%      2.8%     19.6%
                                                                 =====     =====     =====     =====     =====

Nine months ended September 30, 1996 compared to nine months ended September 30, 1995


Revenues. Total revenues increased $16,358,523, or 136.8% from $11,956,903 for the nine months ended September 30, 1995, to $28,315,426 for the nine months ended September 30, 1996. This increase is attributable primarily to an increase in the number of installed public pay telephones, which increased by 16,388, or 196.4%, from 8,344 at September 30, 1995 to approximately 24,732 at September 30, 1996, with the majority of the increase occurring in the third and fourth quarters of 1995 and the first and third quarters of 1996 due to the Company's recent acquisitions.


Revenues from coin calls increased $9,298,911, or 120.9%, from $7,689,786 for the nine months ended September 30, 1995 to $16,988,697 for the nine months ended September 30, 1996. Non-coin revenues increased $6,006,569, or 181.9%, from $3,301,969 for the nine months ended September 30, 1995 to $9,308,538 for the nine months ended September 30, 1996. The increases were primarily due to the acquisition and installation of public pay telephones producing additional revenues and, to a lesser extent, to the increases in coin calls resulting from the continuation of the 1994 program which offered customers a three minute long distance call anywhere in the continental United States for $0.75 (the "$0.75 Long Distance Call Program" subsequently changed to $1.00 for the first three minutes in some locations). However, the increase in non-coin revenue was offset in part by a reduction in operator assisted calls as a result of aggressive dial-around advertising by long distance carriers such as AT&T and MCI Communications Corporation ("MCI").

Other revenues increased $1,053,043, or 109.1%, from $965,148 for the nine months ended September 30, 1995 to $2,018,191 for the nine months ended September 30, 1996. This increase was primarily the result of an increase in the number of public pay telephones and increased revenues from dial-around calls.

Operating Expenses. Total operating expenses increased $21,952,874, or 144.4%, from $15,202,967 for the nine months ended September 30, 1995 to $37,155,841 for the nine months ended September 30, 1996. Operating expenses represented 127.1% of total revenues for the nine months ended September 30, 1995 and 131.2% of total revenues for the nine months ended September 30, 1996. The percentage increase was due to other unusual charges and contractual settlements and higher depreciation and amortization as a result of recent acquisitions, offset in part by lower operating expenses.

Line and transmission charges increased $3,459,970, or 103.6%, from $3,340,812 for the nine months ended September 30, 1995 to $6,800,782 for the nine months ended September 30, 1996. Line and transmission charges represented 27.9% of total revenues for the nine months ended September 30, 1995 and 24.0% of total revenues for the nine months ended September 30, 1996, a decrease of 3.9%. The dollar increase in line and transmission charges was, in part, due to additional public pay telephones acquired from Public Telephone, IPP and Paramount, the increases in coin calls resulting from the $0.75 Long Distance Call Program, and to a lesser extent, the acquisitions of POA (completed September 16, 1996 with an effective purchase date of August 1, 1996) and Amtel (completed September 13,
1996), as well as increases in certain local telephone company line charges. The percentage decrease was due to lower line charges for the acquired companies.

Location commissions increased $1,937,731, or 89.6%, from $2,163,464 for the nine months ended September 30, 1995 to $4,101,195 for the nine months ended September 30, 1996. Location commissions represented 18.1% of total revenues for the nine months ended September 30, 1995 and 14.5% of total revenues for the nine months ended September 30, 1996, a decrease of 3.6%. The dollar increase is due to location agreements from public pay telephones acquired in the acquisitions of World, Public Telephone, IPP and Paramount, and to a lesser extent the location agreements acquired in the acquisitions of POA and Amtel, while the percentage decrease is due to such location agreements having lower commission rates than those from the Company's existing public pay telephones.

Other operating expenses (consisting of personnel costs, rents, utilities, repair and maintenance of the phones, operator services processing fees and property and sales taxes), increased $3,969,464, or 96.0%, from $4,132,850 for the nine months ended September 30, 1995 to $8,102,314 for the nine months ended September 30, 1996. Other operating expenses represented 34.6% of total revenues for the nine months ended September 30, 1995 and 28.6% of total revenues for the nine months ended September 30, 1996, a decrease of 6.0%. The dollar increase was primarily the result of higher personnel costs, rent, utilities and service related expenses attributable to the outsourcing of operator services and to the acquisitions of World, Public Telephone, IPP and Paramount, and, to a lesser extent, the acquisitions of Amtel and POA, the increase in the Company's public pay telephone base, and the additional field personnel to accommodate the increased business. The percentage decrease reflects the economies of scale resulting from those acquisitions that the Company has already realized. Such economies of scale come primarily from the elimination of costs associated with the closing of certain offices, the elimination of redundant executive and administrative personnel in billing and other operations areas and leveraging the Company's existing field technicians. Additional economies of scale are expected to be realized from the Amtel and POA acquisitions made in September 1996, resulting in the further decrease of other operating expenses as a percentage of total revenues for the full year 1996.

Depreciation and amortization increased $6,711,416, or 310.0%, from $2,164,822 for the nine months ended September 30, 1995 to $8,876,238 for the nine months ended September 30, 1996. Depreciation and amortization represented 18.1% of total revenues for the nine months ended September 30, 1995 and 31.3% of total revenues for the nine months ended September 30, 1996, an increase of 13.2%. The dollar and percentage increases were primarily due to the Company's acquisitions and expansion of its public pay telephone base and purchases of additional computer equipment, service vehicles and software to accommodate the Company's growth.

Selling, general and administrative ("SG&A") expenses increased $1,775,070, or 89.5%, from $1,982,489 for the nine months ended September 30, 1995 to $3,757,559 for the nine months ended September 30, 1996. SG&A represented 16.6% of total revenues for the nine months ended September 30, 1995 and 13.3% of total revenues for the nine months ended September 30, 1996, a decrease of 3.3%. The dollar increase was primarily the result of the acquisitions of World, Public Telephone, IPP and Paramount, and to a lesser extent, the acquisitions of Amtel and POA. The percentage decrease reflects the economies of scale resulting from those acquisitions that the Company has already realized.

Other unusual charges and contractual settlements increased $4,099,223, or 289.0% from $1,418,530 for the nine months ended September 30, 1995 to $5,517,753 for the nine months ended September 30, 1996. For the nine months ended September 30, 1996, other unusual charges and contractual settlements consists primarily of: (i) the settlement of contractual obligations under certain employment contracts, $330,627; (ii) the settlement of other contractual obligations, $210,599; (iii) the write-off of selected assets in connection with the continued evaluation of the Company's operations and certain one-time charges for changes to the operations of the Company, $459,743; (iv) losses recognized on the early pay-off of obligations under capital leases and other debt concurrent with the debt restructuring completed on March 15, 1996, $630,645; and (v) the estimated fair market value of the Nominal Value Warrants charged to operations on March 15, 1996, $3,886,139. Other unusual charges and contractual settlements represented 11.9% of total revenues for the nine months ended September 30, 1995, and 19.5% of total revenues for the nine months ended September 30, 1996, an increase of 7.6%.

Other income (expense). Other income (expense) is comprised of interest incurred on debt with related parties and others net of interest income. Total other expense (net of interest income) increased $3,847,970, or 1,319.2%, from $291,693 for the nine months ended September 30, 1995 to $4,139,663 for the nine months ended September 30, 1996. Other expenses represented 2.4% of total revenues for the nine months ended September 30, 1995 and 14.6% of total revenues for the nine months ended September 30, 1996, an increase of 12.2%. The dollar and percentage increases were due to the financing obtained for the acquisitions completed in 1996. Related party interest expense was $3,588,420 for the nine months ended September 30, 1996, representing 12.7% of total revenues. Included in related party interest expense was non-cash interest expense of $1,182,544, or 4.2% of total revenues for the nine months ended September 30, 1996, representing the accretion of the debt under the Credit Agreement to its maturity amount.

Extraordinary item. The Company recorded an extraordinary loss of $267,281, representing 0.9% of total revenues for the nine months ended September 30, 1996. The extraordinary loss related to non-recurring costs that were incurred in connection with the restructuring of the Company's long-term debt. Concurrent with the restructuring of the Company's debt and the redemption of the 10% Preferred, 8% Preferred, and 7% Preferred, the Company recorded the difference between the carrying value of the 10% Preferred, 8% Preferred, and 7% Preferred and the redemption price as an increase to the accumulated deficit of $2,002,386.

EBITDA. EBITDA (income before interest, taxes, depreciation and amortization, other unusual charges and contractual settlements, and the extraordinary loss on debt restructuring) increased $5,216,288 or 1,546.5%, from $337,288 for the nine months ended September 30, 1995 to $5,553,576 for the nine months ended September 30, 1996. Based on the changes discussed above, EBITDA represented 2.8% of total revenues for the nine months September 30, 1995 and 19.6% for the nine months ended September 30, 1996, an increase of 16.8%.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994


Revenues. Total revenues increased $2,851,896, or 18.0%, from $15,866,087 for the year ended December 31, 1994 to $18,717,983 for the year ended December 31, 1995. This increase was attributable primarily to an increase in the number of installed public pay telephones. The total installed public pay telephones increased by 4,567 public pay telephones, or 93.4%, with the majority of the increase occurring late in the third quarter and in the fourth quarter of fiscal 1995 and attributable to the 1995 Acquisitions. In addition, revenues improved as a result of the continuation of the $0.75 Long Distance Call Program.


Revenues from coin calls increased $3,708,952, or 44.0%, from $8,421,237 for the year ended December 31, 1994 to $12,130,189 for the year ended December 31, 1995. The increase was due primarily to the 1995 Acquisitions. Non-coin revenues decreased $1,542,637, or 29.0%, from $5,319,138 for the year ended December 31, 1994 to $3,776,501 for the year ended December 31, 1995. The decrease was primarily the result of a decrease in the number of public pay telephones to which the Company provided operator services through pre-subscription arrangements and aggressive dial-around advertising by AT&T, MCI and Sprint Communications Company ("Sprint"). In December 1995, the Company decided to focus on the ownership and maintenance of its public pay telephone business and outsourced its operator service center to Intellicall. A substantial portion of the transfer of such service center was completed by March 31, 1996. The Company wrote off the fixed assets of its operator service center in 1995 and recorded a non-cash charge of $298,626.

Other revenues increased $685,581, or 32.3%, from $2,125,712 for the year ended December 31, 1994 to $2,811,293 for the year ended December 31, 1995. This increase was primarily the result of the 1995 Acquisitions.

Operating expenses. Line and transmission charges increased $1,019,190, or 22.9%, from $4,456,509 for the year ended December 31, 1994 to $5,475,699 for the year ended December 31, 1995. Line and transmission charges represented 28.1% of total revenues for the year ended December 31, 1994 and 29.3% of total revenues for the year ended December 31, 1995. The increase resulted, in part, from increased coin calls resulting from the $0.75 Long Distance Call Program as well as increases in certain local telephone company line charges. However, this program reduces billing, collection and operator service costs.

Location commissions increased $76,436, or 2.3%, from $3,391,190 for the year ended December 31, 1994 to $3,467,626 for the year ended December 31, 1995. Location commissions represented 21.4% of total revenues for the year ended December 31, 1994 and 18.5% of total revenues for the year ended December 31, 1995. The decrease in location commissions as a percentage of total revenues is due to lower location commissions for those public pay telephones acquired in the 1995 Acquisitions.

Other operating expenses increased $1,045,590, or 24.5%, from $4,264,672 for the year ended December 31, 1994 to $5,310,262 for the year ended December 31, 1995. Other operating expenses represented 26.9% of total revenues for the year ended December 31, 1994 and 28.4% of total revenues for the year ended December 31, 1995. The increase was the result of higher personnel costs, rent, utilities and service related expenses attributable to the 1995 Acquisitions, the increase in the Company's public pay telephone base, and the additional personnel to accommodate the increased business.

Depreciation and amortization increased $2,146,780, or 96.0%, from $2,236,269 for the year ended December 31, 1994 to $4,383,049 for the year ended December 31, 1995. Depreciation and amortization represented 14.1% of total revenues for the year ended December 31, 1994 and 23.4% of total revenues for the year ended December 31, 1995. The increase was primarily due to the 1995 Acquisitions and the resultant expansion of its public pay telephone base which included purchases of additional computer equipment, service vehicles and software to accommodate the Company's growth.

SG&A expenses increased $368,967, or 13.0%, from $2,831,775 for the year ended December 31, 1994 to $3,200,742 for the year ended December 31, 1995. The increase was due to increases in advertising, travel and entertainment, wages and payroll related expenses and general office expenses as a result of hiring additional personnel to conduct the Company's expanded selling and marketing program and customer services. SG&A expenses represented 17.9% of total revenues for the year ended December 31, 1994 and 17.1% of total revenues for the year ended December 31, 1995. The Company expects that SG&A expenses will continue to decrease as a percentage of total revenues as total revenues increases.

Other unusual charges and contractual settlements consist primarily of costs associated with the settlement of contractual obligations to certain former officers of the Company and related legal fees, the write-off of selected assets in connection with the outsourcing of the operator service center and consulting and legal fees incurred for changes to the operations of the Company. Settlements of employment contracts and other unusual charges were $2,169,503, and represented 11.6% of total revenues, for the year ended December 31, 1995. There were no contractual settlements and other unusual charges for 1994.


Other income (expense). Other income (expense) increased $440,005, or 115.5%, from $380,794 for the year ended December 31, 1994 to $820,799 for the year ended December 31, 1995. Interest expense, net of interest income, represented 2.4% of total revenues for the year ended December 31, 1994 and 4.5% of total revenues for the year ended December 31, 1995. The increase was due to financing obtained for acquisitions, additional service vehicles and switch operating equipment. In addition, the Company entered into financing agreements with certain manufacturers throughout the year for the purchase of phone equipment to accommodate the expansion of its public pay telephone base.


EBITDA. EBITDA increased $341,713, or 37.1%, from $921,941 for the year ended December 31, 1994 to $1,263,654 for the year ended December 31, 1995. For the reasons discussed above, EBITDA represented 5.8% of total revenues for the year ended December 31, 1994 and 6.8% of total revenues for the year ended December 31, 1995.

Year Ended December 31, 1994 Compared to Year Ended December 31, 1993


Revenues. Total revenues increased $4,796,570, or 43.3%, from $11,069,517 for the year ended December 31, 1993 to $15,866,087 for the year ended December 31, 1994. This increase was attributable primarily to an increase in the number of installed public pay telephones, which increased by 2,541 from 2,350 at December 31, 1993 to 4,891 at December 31, 1994, with the majority of the increase relating to an acquisition in the first quarter of 1994.


Revenues from coin calls increased $4,183,389, or 98.7%, from $4,237,848 for the year ended December 31, 1993 to $8,421,237 for the year ended December 31, 1994. Non-coin revenue decreased $755,256, or 12.4%, from $6,074,394 for the year ended December 31, 1993 to $5,319,138 for the year ended December 31, 1994. The decrease was primarily the result of a reduction in the number of telephones to which the Company provided operator services through pre-subscription arrangements and aggressive dial-around advertising by AT&T, Sprint and MCI.

Other revenues increased $1,368,437, or 180.7%, from $757,275 for the year ended December 31, 1993 to $2,125,712 for the year ended December 31, 1994. This increase was primarily the result of an increase in the number of installed telephones and dial-around compensation.

Operating expenses. Line and transmission charges increased $1,680,061, or 60.5%, from $2,776,448 for the year ended December 31, 1993 to $4,456,509 for the year ended December 31, 1994. Line and transmission charges represented 25.1% of total revenues for the year ended December 31, 1993 and 28.1% of total revenues for the year ended December 31, 1994. The increase in line and transmission charges was, in part, due to increased coin calls resulting from the implementation of the $0.75 Long Distance Call Program, as well as increases in certain local telephone company line charges.

Location commissions increased $791,860, or 30.5%, from $2,599,330 for the year ended December 31, 1993 to $3,391,190 for the year ended December 31, 1994. Location commissions represented 23.4% of total revenues for the year ended December 31, 1993 and 21.4% of total revenues for the year ended December 31, 1994. The decrease as a percentage of total revenues resulted from the renegotiation of location agreements acquired in the acquisition of Alpha Pay Phones -- IV L.P. ("Alpha").

Other operating expenses increased $1,256,539, or 41.8%, from $3,008,133 for the year ended December 31, 1993 to $4,264,672 for the year ended December 31, 1994. The increase was primarily the result of higher personnel costs, rent, utilities and service related expenses attributable to the addition of the Alpha assets, new operations in Texas, the establishment of Florida and Nevada sales offices, the increase in the Company's public pay telephone base and the additional field personnel to accommodate the increased business. Other operating expenses represented 27.2% of total revenues for the year ended December 31, 1993 and 26.9% of total revenues for the year ended December 31, 1994.


Depreciation and amortization increased $1,340,228, or 149.6%, from $896,041 for the year ended December 31, 1993 to $2,236,269 for the year ended December 31, 1994. Depreciation and amortization represented 8.1% of total revenues for the year ended December 31, 1993 and 14.1% of total revenues for the year ended December 31, 1994. This increase was primarily due to the Company's acquisition of the Alpha assets at the end of the first quarter of 1994, expansion of the public pay telephone base, and purchases of additional computer equipment, service vehicles and software to accommodate the Company's growth.


SG&A expenses increased $429,192, or 17.9%, from $2,402,583 for the year ended December 31, 1993 to $2,831,775 for the year ended December 31, 1994. The increase was primarily the result of the increases in advertising, travel and entertainment, wages and payroll related expenses and general office expenses as a result of hiring additional personnel to conduct the Company's expanded selling and marketing program and customer services. SG&A represented 21.7% of total revenues for the year ended December 31, 1993 and 17.9% of total revenues for the year ended December 31, 1994.


Other income (expense). Other income (expense) increased $214,937, or 129.6%, from $165,857 for the year ended December 31, 1993 to $380,794 for the year ended December 31, 1994. Interest expense, net of interest income, represented 1.5% of total revenues for the year ended December 31, 1993 and 2.4% of total revenues for the year ended December 31, 1994. The increase was due to the financing obtained for acquisitions, additional service vehicles and switch operating equipment. In addition, the Company entered into financing agreements with certain manufacturers throughout the year for the purchase of telephone base.


EBITDA. EBITDA increased $638,918, or 225.7%, from $283,023 for the year ended December 31, 1993 to $921,941 for the year ended December 31, 1994. For the reasons discussed above, EBITDA represented 2.6% of total revenues for the year ended December 31, 1993 and 5.8% of total revenues for the year ended December 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows. Net cash provided by (used in) operating activities during the fiscal years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996 were $11,208, $2,380,216, ($579,133) and ($646,880), respectively. Net cash used in operating activities consisted primarily of the funding of operating losses, increases in current assets (other than cash) and repayment of significant current liabilities. Cash flows used in operating activities increased $574,266 from $72,614 for the nine months ended September 30, 1995 to $646,880 for the nine months ended September 30, 1996, mostly due to the larger loss in 1996 offset by the issuance of the Nominal Value Warrants (as defined herein), depreciation and amortization and accretion of debt.


Cash used in investing activities during the fiscal years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996 were $1,196,761, $3,214,302, $2,354,011 and $24,778,656, respectively. Cash used in investing activities consisted primarily of payments to acquire companies and capital expenditures primarily due to expansion of the public pay telephone base.


Cash provided by financing activities during the fiscal years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996 were $859,846, $1,229,287, $3,167,850 and $25,367,808, respectively, which consisted primarily of proceeds from the issuance of debt and equity offset by redemptions and repurchases of preferred and common stock and repayments of debt.


Credit Agreement. On March 15, 1996, the Company entered into a Credit Agreement (the "Credit Agreement") with Internationale Nederlanden (U.S.) Capital Corporation ("ING") and Cerberus Partners, L.P. ("Cerberus" and, together with ING, the "Lenders"), pursuant to which the Lenders agreed to lend the Company up to $37,250,000. On March 15, 1996, the Company borrowed $30,530,954 pursuant to the Credit Agreement. During the second quarter of 1996, the Company borrowed an additional $1,692,500 pursuant to the Credit Agreement. The initial borrowings under the Credit Agreement were used to complete the Paramount and IPP acquisitions, to repay $8,503,405 of outstanding debt and $3,173,931 of outstanding obligations under capital leases, to redeem the 10% Preferred, 8% Preferred, and 7% Preferred, to pay related transaction fees, to fund the Amtel acquisition deposit of $1,300,000 and for working capital.

On September 13, 1996, concurrent with the acquisition of Amtel, the Lenders amended the Credit Agreement to increase the maximum borrowings available under the Credit Agreement to $41,000,000. The Company then borrowed an additional $8,776,546 and used $5,950,000 of the proceeds to complete the Amtel and POA acquisitions. The remainder of the proceeds were used for working capital and payment of certain related acquisition expenses. On November 22, 1996, the lenders amended the Credit

Agreement to permit the incurrence of additional borrowings of up to $2.0 million to fund the deposits required in connection with the Pending Acquisitions and for working capital purposes, thereby increasing the maximum borrowings available under the Credit Agreement to $43,000,000. As of November 30, 1996, borrowings of $43,000,000 were outstanding and there was no additional borrowing availability under the Credit Agreement. The Company was not in compliance with various financial covenants contained in the Credit Agreement at June 30, 1996 and subsequently received a waiver of such non-compliance from the Lenders. The Credit Agreement was amended on October 8, 1996 to make the covenants less restrictive. At September 30, 1996, the Company was in compliance with the covenants contained in the Credit Agreement. The Company intends to use a portion of the net proceeds from the Offering and the Concurrent Offering to repay the indebtedness under the Credit Agreement. Concurrently with such repayment, the Company will terminate the Credit Agreement. Following consummation of the Offering and the Concurrent Offering, the Company expects to enter into the New Credit Agreement, which would provide for a senior credit facility of $25 to $50 million. See "Description of Certain Indebtedness" for descriptions of the terms of the Credit Agreement and the New Credit Agreement.


Of the term loans outstanding under the Credit Agreement, $29,000,000 can be converted into Series B Preferred at the ratio of 833 shares for each $100,000 in outstanding debt and accrued interest. Additionally, in connection with the execution of the original Credit Agreement on March 15, 1996, ING and Cerberus each received 102,412 warrants (204,824 warrants in total and referred to herein as the "Lenders' Warrants"), which would collectively allow them to purchase up to 204,824 shares of Series A Preferred at an exercise price of $0.20 per share. Each share of Series A Preferred and Series B Preferred is convertible into 20 shares of the Company's Common Stock. The debt under the Credit Agreement was initially recorded net of an allocation of the fair value of the Lenders' Warrants, such fair value being determined using the Black-Scholes valuation model. The Company recorded non-cash interest expense (accretion of debt) of $621,536 for the three months ended September 30, 1996 and $1,182,544 for the nine months ended September 30, 1996. See "Description of Capital Stock." ING and Cerberus may separately exercise their warrants without any action of the other party.


Other. The redemption price for the 10% Preferred, 8% Preferred and 7% Preferred consisted of cash payments aggregating $1,117,371 and 34,436.33 shares of 14% Preferred. In the aggregate, $6,475,011 of the Company's outstanding obligations, including portions of the purchase price for the IPP and Paramount acquisitions, was liquidated by issuing 107,918.19 shares of 14% Preferred. The $2,002,386 excess of the redemption price of the preferred issues redeemed over their aggregate carrying value was recorded as a reduction of earnings available to common shareholders on March 15, 1996. The Company may redeem approximately $5.5 million stated value of 14% Preferred with a portion of the net proceeds of the Offering and the Concurrent Offering.

At September 30, 1996, long-term debt, including the current portion and obligations under capital leases and including the portion allocated to the Lenders' Warrants, was $54,749,758 and consisted of: (i) related party debt (payable to the Lenders and two directors of the Company), including the current portion and including the portion allocated to the Lenders' Warrants, of $41,517,246, an increase of $39,784,746 as compared to $1,732,500 at December 31, 1995; (ii) capital leases of $8,029,058, an increase of $4,496,121 as compared to $3,532,937 at December 31, 1995; (iii) the POA Sellers' Notes in the amount of $3,322,421 (pursuant to the purchase agreement relating to the POA Acquisition, the POA Sellers' Notes were reduced at September 30, 1996 by the excess of acquired current liabilities over acquired current assets, or $311,693, from the original face amount of $3,634,114); and (iv) other long-term debt, including the current portion, of $882,647, a decrease of $7,713,766 as compared to $8,596,413 at December 31, 1995. The overall increase is primarily attributable to debt incurred in connection with the acquisitions of IPP, Paramount, POA and Amtel.


On March 15, 1996, warrants to purchase 2,018,942 shares of Common Stock at an exercise price of $.01 per share ("Nominal Value Warrants") were issued in conjunction with the acquisitions of IPP and Paramount, redemption of the 10% Preferred, 8% Preferred and 7% Preferred, and conversion of certain related party debt of the Company to the 14% Preferred. Certain holders of the 14% Preferred are deemed related parties. The warrants expire on March 13, 2001. An independent valuation company has estimated the fair value market value of the Nominal Value Warrants to be $4,974,673, using the Black-Scholes valuation model, of which $3,886,139 (the amount attributable to the warrants provided to related parties in connection with the redemption of the preferred shares and the conversion of certain debt) was recorded in the caption "other unusual charges and contractual settlements" in the Company's statement of operations for the nine months ended September 30, 1996.

In 1995, the Company sold, or issued in consideration for services rendered, 602,003 shares of its Common Stock to officers, directors, creditors and affiliates of the Company and to others, including a predecessor of Southcoast Capital Corporation, one of the Underwriters, at values ranging from $4.20 to $6.01 per share. See "Underwriting." Additionally, certain warrants and options to purchase 660,506 shares of the Company's Common Stock at prices ranging from $5.70 to $6.00 were granted in 1995.

On September 12, 1995, the Company borrowed $1,200,000 (which was recorded net of the value of warrants issued of $349,000) from third party investors pursuant to a 19 month credit agreement, bearing interest at 12.5%. The proceeds were used for operating expenses and to make certain employee severance payments. This debt was repaid on March 15, 1996 with borrowings under the Credit Agreement.

SEASONALITY

The Company completed two acquisitions which added approximately 4,400 public pay telephones in 1995 and four acquisitions which added approximately 14,600 telephones during the first nine months of 1996. The seasonality of the Company's historical operating results has been affected by shifts in the geographic concentrations of its telephones resulting from such acquisitions. In recent years, the Company acquired a large number of telephones in the northern and western states of the United States. As a result of such acquisitions, the Company has more recently experienced lower operating results in the first quarter due to the effect of the cold weather in the northern and western states on outdoor public pay telephone usage. Revenues are typically highest in the fourth quarter because of the increased volume of calls made during the holiday season.

CAPITAL EXPENDITURES

For the nine months ended September 30, 1996, the Company had capital expenditures (exclusive of acquisitions) of $2,984,135, which were financed through cash flow from operations and borrowings under the Credit Agreement.

Capital expenditures are principally for the expansion of the Company's installed public pay telephone base, and include purchases of telephones, related equipment, site contracts, operating equipment and computer hardware.

The Company expects to make capital expenditures of approximately $225,000 during the three months ended December 31, 1996 and approximately $4,100,000 during the year ended December 31, 1997.

Management believes, but cannot assure, that cash flows from operations and the proceeds to the Company from the Offering and the Concurrent Offering will be sufficient to meet the Company's cash requirements for working capital, capital expenditures and debt service over the next twelve months.

                                    BUSINESS

GENERAL

The Company is currently the third largest independent public pay telephone operator and the twelfth largest public pay telephone operator in the United States. Upon consummation of the Pending Acquisitions, the Company believes that it will be one of the two largest independent public pay telephone operators in the United States. As of September 30, 1996, after giving effect to the Pending Acquisitions, the Company would have owned and operated 38,421 installed public pay telephones in 42 states, the District of Columbia and Mexico, of which approximately 96% are located in 21 states. After giving effect to the Pending Acquisitions, approximately 44% of the Company's public pay telephones will be located in Florida, Texas and California, which are three of the four most populous states. As of September 30, 1996, the Company owned and operated 24,732 installed public pay telephones, of which approximately 95% are located in 17 states and approximately 46% are located in Florida, Texas and California. Since September 1, 1995, the Company has added 19,053 public pay telephones through a series of acquisitions by the Company of six independent public pay telephone companies. In addition, the Company maintains an active program of installing public pay telephones.

The Company owns, operates, services and maintains a system of micro processor controlled "smart" public pay telephones. The Company derives substantially all of its revenues from coin and non-coin calls placed from its public pay telephones. The Company obtains contracts with location providers to operate public pay telephones at locations where significant demand exists for public pay telephone services, such as shopping centers, convenience stores, service stations, grocery stores, restaurants, truck stops and bus terminals.

The following chart sets forth certain information with respect to the locations of the Company's pay telephones as of September 30, 1996 on an actual basis and a pro forma basis giving effect to the Pending Acquisitions:

                                                        ------------------------------------------------------
                                                                 ACTUAL                       PRO FORMA
                                                        PUBLIC PAY     PERCENTAGE     PUBLIC PAY     PERCENTAGE
                         LOCATION                       TELEPHONES      OF TOTAL      TELEPHONES      OF TOTAL
    --------------------------------------------------- ----------     ----------     ----------     ----------
    Florida                                                  5,127           20.7%         5,127           13.3%
    California                                               3,705           15.0          3,705            9.6
    Missouri                                                 2,912           11.8          2,912            7.6
    Texas                                                    2,533           10.2          8,064           21.0
    Ohio                                                     1,633            6.6          1,633            4.2
    Illinois                                                 1,329            5.4          1,329            3.4
    South Carolina                                           1,249            5.1          1,249            3.3
    Virginia                                                   975            3.9            975            2.5
    Colorado                                                   764            3.1          1,442            3.8
    Tennessee                                                  674            2.7            674            1.8
    Washington                                                 616            2.5            616            1.6
    Arizona                                                    219              *            700            1.8
    Utah                                                        26              *          2,245            5.9
    Montana                                                     25              *          1,025            2.7
    New Mexico                                                   4              *          2,409            6.3
    Other**                                                  2,941           11.9          4,316           11.2
                                                            ------          -----         ------          -----
              Total                                         24,732          100.0%        38,421          100.0%
                                                            ======          =====         ======          =====

---------------

 * Under 1%.

** Includes all other states where the percentage of the total is less than 1%.

The public pay telephones to be acquired in the Cherokee Acquisition are located primarily in Texas, New Mexico, Utah, Montana and Colorado. All of the public pay telephones to be acquired in the Texas Coinphone Acquisition are located in Texas.

On an actual basis, the Company had revenues and EBITDA of $28.3 million and $5.6 million, respectively, for the nine months ended September 30, 1996. On the same basis, the Company's EBITDA margins have increased to 19.6% for the nine months ended September 30, 1996 from 2.8% for the nine months ended September 30, 1995. The increase in EBITDA margin is primarily due to the significant increase in the number of installed public pay telephones and the elimination of costs associated with the closing of certain offices, the elimination of redundant executives and administrative personnel in billing and other operational areas and leveraging the Company's existing field technicians.

After giving pro forma effect to the 1995 Acquisitions and 1996 Acquisitions, the Company would have achieved revenues of $59.6 million and $45.4 million for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, and EBITDA of $10.4 million and $9.8 million for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively. After giving pro forma effect to the 1995 Acquisitions, the 1996 Acquisitions and the Pending Acquisitions, the Company would have achieved revenues of $91.5 million and $70.4 million for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, and EBITDA of $21.2 million and $16.1 million for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively. See "Pro Forma Financial Data."


In June 1995, Peter Graf was appointed Chairman of the Board of Directors and in September 1995 was appointed Chief Executive Officer of the Company. In September 1995, Stuart Hollander, Joseph Abrams, Aron Katzman and Steven Richman were appointed to the Board of Directors of the Company, and the majority of the existing board resigned at that time. The new board and management identified and implemented the business strategy set forth below.


BUSINESS STRATEGY

The Company's objective is to grow through additional acquisitions and internally, thereby achieving economies of scale while implementing cost savings. The Company has implemented the following strategy to meet its objective:

Grow through acquisitions. The Company believes that there is a significant opportunity to consolidate the highly fragmented independent segment of the public pay telephone industry. Selective acquisitions enable the Company to expand its geographic presence and further its strategy of clustering its public pay telephones more rapidly than with new installations. Because smaller companies typically are not able to achieve the economies of scale realized by the Company, when acquisitions are integrated, the Company can operate the public pay telephones at lower operating costs than the seller. Accordingly, the Company maintains an active acquisition program to acquire public pay telephones that are in, or contiguous to, its existing markets or that can form the basis of a new cluster. Management believes that the Company's experience in completing acquisitions of companies in the public pay telephone industry is instrumental in identifying and negotiating additional acquisitions as well as integrating such acquisitions. In addition, as the Company grows to become the leading supplier of independent public pay telephone services in an area, "fill-in" and contiguous acquisitions become less attractive to other potential acquirors as their ability to create significant clusters is reduced. Moreover, the Company believes that such growth will further enhance its ability to negotiate favorable rates with long distance service providers and operator service providers as well as suppliers of pay telephones and other related equipment.

Facilitate internal growth. The Company actively seeks to install new public pay telephones and intends to enhance its sales and marketing efforts to obtain additional contracts to own and operate public pay telephones with new and existing national, regional and local accounts. In evaluating locations for the installation of public pay telephones, the Company generally conducts a site survey to examine various factors, including population density, traffic patterns, historical usage information and other geographic factors. The installation of public pay telephones is generally less expensive than acquiring public pay telephones.

Reduce operating costs through geographically concentrated clusters. The Company believes that in addition to facilitating fill-in and contiguous acquisitions, the clustering of public pay telephones creates an opportunity to generate savings through reduced field service and collection expenses, the closing of duplicate offices, reduction in staff and general corporate overhead expenses and reduced line and transmission expenses associated with interLATA and intraLATA traffic.

Form strong relationships with service providers and suppliers. As part of its strategy to continue to reduce operating costs, the Company outsources its long distance and operator services to a number of subcontractors that are OSPs, principally Intellicall. The Company intends to strengthen its relationships with Intellicall, together with other OSPs, and the suppliers of its public pay telephone equipment as its market presence increases. By achieving close working relationships with its OSPs and suppliers, the Company believes that it will be in a position to negotiate more favorable agreements.


Use of state-of-the-art technology. The Company's public pay telephones are "smart" telephones and are operated by means of advanced microprocessor technology that enables the telephones to perform substantially all of the necessary coin-driven and certain non coin-driven functions independent of the Company's central office. Unlike "dumb" telephones used by most BOCs and other LECs, smart telephones, in concert with the Company's management information systems, enable the Company to determine each telephone's operability and need for service as well as its readiness for collection of coin revenues. In addition, rate changes and other software-dependent functions can be performed from the central office without dispatching service technicians to individual public pay telephones of the Company.

Provide superior customer service. The Company strives to maximize the number of its telephones that are operational at any one time and thereby retain existing customers and attract new ones. Accordingly, the Company employs both advanced telecommunications technology and trained field technicians as part of its commitment to provide superior customer service. The technology used by the Company enables it to (i) maintain accurate records of telephone activity which can be verified by customers and (ii) respond quickly to equipment malfunctions. The Company's standard of performance is to repair malfunctions within 24 hours of their occurrence.

Achieve market recognition. With the greater financial resources available to the Company following the Offering and the Concurrent Offering, the Company intends to promote actively its brand and customer service capabilities. The Company seeks to promote and achieve recognition of its products and services by posting on all of its public pay telephones the "PhoneTel" label and through advertisements in trade magazines. The Company believes that achieving market recognition will facilitate its expansion strategy by enhancing its ability to obtain additional accounts and encouraging the use of its public pay telephones in locations where consumers have multiple pay telephone options.

INDUSTRY OVERVIEW

Public pay telephones are primarily owned and operated by BOCs and other LECs and independent public pay telephone companies. Of the approximately 2.54 million public pay telephones operated in the United States in 1995, Multimedia Telecommunications Association estimates that approximately 87% are operated by BOCs and other LECs and approximately 13% are operated by independent public pay telephone companies. Within the United States, Multimedia Telecommunications Association estimates that there were approximately 342,000 public pay telephones owned by independent public pay telephone companies in 1995. Today's telecommunications marketplace was principally shaped by the 1984 court-directed divestiture of the BOCs by AT&T. The AT&T divestiture and the many regulatory changes adopted by the FCC and state regulatory authorities in response to the AT&T divestiture, including the authorization of the connection of competitive or independently-owned public pay telephones to the public switched network, have resulted in the creation of new business segments in the telecommunications industry. Prior to these developments, only BOCs or other LECs owned and operated public pay telephones.

As part of the AT&T divestiture, the United States was divided into geographic areas known as Local Access Transport Areas or "LATAs." BOCs and other LECs provide telephone service that both originates and terminates within the same LATA ("intraLATA") pursuant to tariffs filed with and approved by state regulatory authorities. Until recently, BOCs were prohibited from offering or deriving revenues or income from telecommunications services between LATAs ("interLATA"). Long distance companies, such as AT&T, MCI and Sprint, provide interLATA services and, in some circumstances, may also provide long distance service within LATAs. An interLATA long distance telephone call generally begins with an originating LEC transmitting the call from the originating telephone to a point of connection with a long distance carrier. The long distance carrier, through its owned or leased switching and transmission facilities, transmits the call across its long distance network to the LEC servicing the local area in which the recipient of the call is located. This terminating LEC then delivers the call to the recipient.

As a result of the February 8, 1996 enactment of the Telecommunications Act, the BOCs may provide interLATA telecommunications services and may compete for the provision of interLATA toll calls, upon receipt of all necessary regulatory approvals and the satisfaction of applicable conditions. The Telecommunications Act permits the BOCs to provide virtually all "out of region" long distance telecommunications services immediately upon the receipt of any state and/or federal regulatory approvals otherwise applicable to long distance service. For the BOCs and other LECs to provide interLATA toll service within the same states in which they also provide local exchange service ("in-region service"), prior FCC approval must be obtained. The timing of such approval is unclear and may depend on the outcome of litigation related to recent regulations promulgated by the FCC relating to the duties of BOCs and other incumbent LECs under Section 251 of the Telecommunications Act. This FCC approval to provide "in-region" service is conditioned upon, among other things, a showing by a BOC or other LEC that, with certain limited exceptions, facilities-based local telephone competition is present in its market, and that it has satisfied the 14-point "competitive checklist" established by the Telecommunications Act which includes, among other things, that the BOC or other LEC has entered into at least one interconnection agreement. In addition, the Telecommunications Act is designed to facilitate the entry of any entity (including cable television companies and utilities) into both the competitive local exchange and long distance telecommunications markets. As a result of the Telecommunications Act, long distance companies (such as AT&T and MCI), cable television companies, utilities and other new competitors will be able to provide local exchange service in competition with the incumbent BOC or other LEC. This should ultimately increase the number and variety of carriers that provide local access line service to independent public pay telephone providers such as the Company.

Prior to 1987, coin calls were the sole source of revenues for independent public pay telephone operators. Long distance calling card and collect calls from these public pay telephones were handled exclusively by AT&T. Beginning in 1987, a competitive operator service system developed which allowed OSPs, including long distance companies such as MCI and Sprint, to handle non-coin calls and to offer independent public pay telephone companies commissions for directing operator assisted or calling card calls to them.


Generally, public pay telephone revenues may be generated through: (i) coin calls; (ii) operator service calls ("0+" i.e., credit card, collect and third number billing calls, and "0-", i.e. calls transferred by the LECs to the OSPs requested by the caller); and (iii) access code calls using carrier access numbers (e.g., "10XXX" codes, "1-800" or "950"). Section 276 of the Telecommunication Act and the FCC's implementing regulations (both of which were recently enacted) will permit independent public pay telephone providers to generate additional revenues from all of these three categories, each of which consists of local, intraLATA toll, intrastate interLATA, interstate interLATA and international call components.


ACQUISITION STRATEGY

The Company believes that the existence of many small independent public pay telephone providers presents acquisition opportunities for the Company. The Company believes that the acquisition of other independent public pay telephone companies and management's experience in identifying and negotiating potential acquisitions and integrating acquired companies into the Company's ongoing operations may substantially accelerate its rate of growth, increase the Company's concentration of public pay telephones through clustering and thereby generate economies of scale. The Company intends to continue this acquisition program upon the consummation of this Offering.

In reviewing potential acquisition candidates, the Company considers various factors, including:

Historical and pro forma financial performance. The Company reviews the historical revenues, mix between coin and non-coin revenue and cash flows of the public pay telephone providers to be acquired and analyzes their prospective profitability based on pro forma considerations, such as lower service and collection expenses, lower general and administrative expenses, and the more favorable terms and conditions which the Company may be able to obtain from OSPs and long distance carriers due to the increased level of calls on such pro forma basis.

Location and economies of scale. The Company considers the geographic proximity of the public pay telephones to be acquired to the Company's existing clusters or markets and the extent to which the acquisition would provide the Company with economies of scale through more efficient operation and maintenance of a larger number of public pay telephones within a geographic region or cluster. In addition, the Company seeks to acquire independent public pay telephone companies in new markets where the Company believes it can create a new cluster and achieve internal growth through increases in the number of public pay telephones as well as through additional acquisitions. The Company also assesses the resources that would be necessary to integrate effectively and efficiently the target company into the Company's existing operations, including the staff required to service the new public pay telephones. To date, the Company has targeted companies that operate primarily in the southeastern, midwestern and western areas of the United States.

Location agreements and condition of equipment. The Company reviews the standard terms of location agreements including the revenue sharing terms and commissions, term and transferability of related site location agreements with location providers, the line charges required to be paid for the public pay telephones and the type and condition of the proposed equipment to be acquired. The Company also conducts a physical survey of a representative sample of the public pay telephones proposed to be acquired.

Regulatory matters. The Company reviews the applicable regulatory framework, as well as proposed changes in regulatory matters, in states where the Company is not currently operating and is considering the acquisition of a significant number of public pay telephones.

The following table summarizes the Company's acquisitions completed by, or pending at, October 31, 1996:


                                                    ----------------------------------------------------------------
                                                                             NUMBER OF
                                                                             INSTALLED
                                                                               PUBLIC
                                                                           PAY TELEPHONES
                                                          DATE OF             EXPECTED               PRIMARY
              COMPANY TO BE ACQUIRED                EXPECTED ACQUISITION   TO BE ACQUIRED         AREAS SERVED
--------------------------------------------------- --------------------   --------------   -------------------------
                                                                                            Texas; New Mexico;
Cherokee Communications, Inc. (1)                    January 1997              13,350       Utah; Montana; Colorado;
Texas Coinphone (2)                                  January 1997               1,200       Texas
                                                                               ------
  Total                                                                        14,550
                                                                               ======


                                                   -----------------------------------------------------------------
                                                                            NUMBER OF
                                                                            INSTALLED
                                                                              PUBLIC
                                                                          PAY TELEPHONES            PRIMARY
                 COMPANY ACQUIRED                  DATE OF ACQUISITION       ACQUIRED            AREAS SERVED
-------------------------------------------------- --------------------   --------------   -------------------------
Amtel Communications Services (3)                  September 13, 1996          6,872       California; Washington;
                                                                                           Oregon; Colorado
Payphones of America, Inc. (4)                     August 1, 1996              3,115       Missouri; Illinois;
                                                                                           Virginia; Florida
IPP (5)                                            March 15, 1996              2,101       North Carolina;
                                                                                           South Carolina; Tennessee
Paramount Communications Systems, Inc. (6)         March 15, 1996              2,528       Florida
Public Telephone Corporation (7)                   October 15, 1995            1,200       Illinois; Michigan
World Communications, Inc. (8)                     September 22, 1995          3,237       Missouri; Illinois;
                                                                                           Florida
Alpha Pay Phones -- IV L.P. (9)                    March 25, 1994              2,155       Texas
                                                                              ------
  Total                                                                       21,208
                                                                              ======

---------------
(1) See "The Pending Acquisitions-- The Cherokee Acquisition."
(2) See "The Pending Acquisitions-- The Texas Coinphone Acquisition."
(3) The purchase price paid by the Company for Amtel consisted of $7.0 million in cash and 2,162,163 shares of Common Stock and approximately $675,122 in related acquisition expenses. The purchase price was in consideration of the installed phones acquired and approximately 728 public pay telephones and related parts in inventory.

(4) The purchase price paid by the Company for POA consisted of $0.5 million in cash, 166,666 shares of Common Stock, assumption of $7.75 million of capital lease obligations, $3.6 million in notes payable to the sellers, the assumption of $0.2 million in liabilities, two five-year non-competition and consulting agreements with two of the sellers for an aggregate of approximately $.3 million and approximately $166,748 in related acquisition expenses.

(5) The purchase price paid by the Company for IPP consisted of $3.5 million in cash, 555,589 shares of Common Stock, 5,453 shares of 14% Preferred, 117,785 Nominal Value Warrants and the assumption of $1.8 million in liabilities, of which $1.6 million was repaid by the Company on March 15, 1996. The cash purchase price included three five year non-compete agreements, with an aggregate value of $60,000, with three of IPP's former officers.
(6) The purchase price paid by the Company for Paramount consisted of $9.6 million in cash, 8,333 shares of 14% Preferred, 179,996 Nominal Value Warrants and the assumption of $0.7 million in liabilities which were paid by the Company on March 15, 1996. The purchase price included a five year consulting and non-compete agreement, valued at $50,000, with one of Paramount's former officers.
(7) The purchase price paid by the Company for Public Telephone consisted of 224,879 shares of Common Stock and the assumption of $2.8 million in liabilities. In connection with the acquisition, the Company entered into five year non-compete agreements with two of Public's former shareholders which require cash payments and the issuance, in the aggregate, of 80,000 shares of Common Stock.
(8) The purchase price paid by the Company for World consisted of 402,500 shares of Common Stock, 530,534 shares of 10% Non-Voting Preferred and the assumption of $6.9 million in liabilities. All shares of the 10% Non-Voting Preferred were converted into 884,214 shares of Common Stock on June 28, 1996. In connection with the acquisition, the Company entered into two year non-compete and employment agreements with three of World's former officers, which require, in the aggregate, payment of $625,000 over a two year period.
(9) The purchase price paid by the Company for Alpha consisted of $2.3 million in cash, a $1.1 million note payable to the sellers and the assumption of $2.2 million in liabilities.


PRODUCTS AND SERVICES

Installation of public pay telephones. The Company's primary business is to obtain contracts, either through acquisitions or internal growth, from location providers to install and operate public pay telephones on a revenue sharing basis. The Company installs public pay telephones in properties owned or controlled by others where significant demand exists for public pay telephone services, such as shopping malls, convenience stores, service stations, grocery stores, restaurants, truck stops and bus terminals, at no cost to the location provider. The Company then services and collects money from these public pay telephones and pays the location provider a share of the public pay telephone's revenues. As of September 30, 1996, the Company owned and operated 24,732 installed public pay telephones and after giving pro forma effect to the Pending Acquisitions would have had owned and operated 38,421 installed public pay telephones.


The percentage of revenues paid by the Company to the location provider is generally fixed for the term of the agreement and generally ranges from 15% to 40% if based on gross revenues per public pay telephone or from 10% to 40% if based on net revenues per public pay telephone. The term of a location agreement generally ranges from three to ten years and provides for the automatic renewal of the contract for the same period as the original term of the contract if it is not cancelled by the location provider under the terms of the location agreement. The Company can generally terminate a location agreement on 30-days' prior notice to the location provider if the public pay telephone does not generate sufficient total revenues for two consecutive months. Under certain of the Company's location agreements, the failure of the Company to remedy a default within a specified period after notice may give the location provider the right to terminate such location agreement. The duration of the contract and the commission arrangement depends on the location, number of telephones and revenue potential of the account.


The Company's average cost of installing a public pay telephone in 1996 has ranged from $2,000 to $2,500, which costs include site surveys, telephones, enclosures and related hardware, commissions and all other costs incurred in connection with installation.

Local Service. Substantially all of the Company's public pay telephones accept coins as well as other forms of payment for local or long-distance calls. The Company's public pay telephones generate coin revenues primarily from local calls. State regulatory authorities typically set the maximum rate for local coin calls that may be charged by BOCs and other LECs and independent public pay telephone companies, although this will change as states follow the FCC's mandate and deregulate the price of a local coin call. See "-- Governmental Regulations." The Company charges the same rate as the BOCs and the other LECs for local calls in substantially all of the territories in which the Company's public pay telephones are located. In most territories that charge is $0.25, although in some jurisdictions the charge is less than $0.25 per local call and in a limited number of other jurisdictions, which have already deregulated local calls, the charge is $0.35. Whereas local coin calls have traditionally been provided for an unlimited call duration, some jurisdictions in which the Company's public pay telephones are located have begun to allow call timing, which requires the deposit of an additional amount after a specified period. The Company pays monthly line and usage charges to LECs for all of its installed public pay telephones. These charges cover basic telephone service as well as the transport of local coin calls.


Operator Assisted Long Distance Services. The Company outsources its long distance and operator service operations to a number of OSPs, including Intellicall, which is the Company's primary provider of such services, AT&T, BellSouth, Opticom and Conquest. The Company receives commissions from these services based on the volume of calls made as well as on the amount of revenues generated per call. In certain regions the Company may also install a microprocessor-based automated operator system for select pay telephones that allows the telephones to collect and store billing information and forward calls to the called party, i.e. "store and forward" calls. The Company also receives additional revenues from long distance carriers for dial-around calls made from its public pay telephones whereby the consumer gains access to an OSP or a long distance company other than one designated by the Company. In May 1992, the FCC ruled that independent public pay telephone providers are entitled to dial-around compensation on an interim basis at a fixed rate of $6.00 per telephone per month for interstate dial-around calls. Similarly state regulatory authorities, including Illinois, Florida, Georgia and South Carolina, have implemented intrastate dial-around compensation programs for independent public pay telephones. Other states are currently considering intrastate dial-around compensation programs for independent public pay telephones. The recently enacted Section 276 of the Telecommunications Act requires the FCC to establish a per-call compensation plan to ensure that public pay telephone service providers are fairly compensated for all calls made from their telephones commencing November 6, 1996. In an order released on September 20, 1996, the FCC implemented new regulations that replace the current $6.00 flat fee per telephone per month with an interim $45.85 flat fee per telephone per month from November 6, 1996 to October 1997. In October 1997, the flat fee will be replaced by a per-call compensation mechanism. See "-- Governmental Regulations." Management believes that both the interim plan and the per-call compensation plan will generate significant additional revenues for the Company, net of related expenses and processing fees, commencing November 6, 1996. A number of parties have filed petitions for judicial review of these regulations in federal courts of appeals. To date, the regulations remain in effect. There can be no assurance that the rules, regulations and policies adopted by the FCC on its own or after judicial review will not have a material adverse effect on the Company's business, results of operations or financial condition.

TELEPHONE EQUIPMENT

The Company purchases its pay telephones from two of the three largest independent manufacturers of public pay telephones, Intellicall and Protel Inc. The Company has also acquired telephones manufactured by the third of the three largest manufacturers of public pay telephones, Elcotel Inc. Although all three manufacturers use similar technology, the Company seeks to purchase primarily a single brand of telephone within a geographic area. This maximizes the efficiency of the Company's field technicians and makes it easier to stock appropriate spare parts. It is the Company's policy to place the PhoneTel name on telephones that it acquires or installs.

MANAGEMENT INFORMATION SYSTEMS

The Company's management information systems have enabled the Company to enhance customer service and to achieve strong operational and financial controls by enabling management to react quickly and efficiently to critical information collected from the Company's public pay telephones. The custom operational software used to manage the Company's public pay telephone business is an internally developed application named Prophecy. Prophecy is a comprehensive system of data collection and analysis that supports daily operations in the field and provides the Company with management data. The Prophecy software allows the Company's management information systems to accept direct output from the polling operations of the individual public pay telephones, analyze the data and produce daily operational reports for the Company's field offices. In addition, Prophecy develops summaries of management information.

The Prophecy software is scalable and is able to support the varying proprietary protocols of the individual manufacturers of its public pay telephones. The Company's polling operations are supported by the software provided by the manufacturers of the public pay telephones owned by the Company. The Company believes that its Prophecy management information systems supports its acquisition strategy by enabling the Company to integrate efficiently and effectively newly acquired companies.

The Company's public pay telephones are "smart" telephones and are operated by means of advanced microprocessor technology that enables the telephones to perform substantially all the necessary coin-driven and certain non coin-driven functions independent of the Company's central office. Unlike the "dumb" telephones used by most BOCs and other LECs, the Company's public pay telephones are equipped with an audit feature which is linked by modem to the Company's central computer. Substantially all of the Company's public pay telephones are called daily by the Company's central office to determine their operability or need for service as well as their readiness for collection of coin revenues. Rate changes and other software-dependent functions can also be performed from the central office without dispatching service technicians to individual public pay telephones. These polling processes are accomplished on computers that are dedicated to the nightly processing of public pay telephone information. This information is used to plan collection and servicing routes on a daily basis by the Company's service technicians. This allows the Company to minimize the number of service technicians required to service its telephones while maintaining a high level of operability of its public pay telephones.

SALES AND MARKETING

The Company relies on its internal sales force and independent sales representatives to market its products and services. The internal sales force receives salaries plus commissions for each public pay telephone installed and the sales representatives are paid on a commission-only basis for each public pay telephone installed. In addition, the Company pays its technicians a finders fee for certain phones installed. The Company has nine sales persons who report to the Vice President of Sales and Marketing. The Company also markets its products and services through advertising in trade publications, booths at trade shows and referrals from existing accounts.

The Company directs a major portion of its marketing efforts for public pay telephones to multi-station accounts, such as shopping centers, convenience stores, service stations, grocery stores, restaurants, truck stops and bus terminals. These multi-station accounts have the advantages of greater efficiency in collection and maintenance. The Company also solicits single station accounts, where there is a demonstrated high demand for public pay telephone service. In evaluating locations for the installation of public pay telephones, the Company generally conducts a site survey to examine various factors, including population density, traffic patterns, historical usage information and other geographical factors. The Company generally will not install a public pay telephone unless it believes based on the site survey that the site will generate a minimum level of revenues.

CUSTOMERS

The Company's public pay telephone operations are diversified on both a geographical and customer account basis. Currently, the Company owns and operates public pay telephones in 40 states and the District of Columbia through agreements with both multi-station customers such as shopping centers, convenience stores, service stations, grocery stores, restaurants, truck stops and bus terminals as well as with single station customers. After giving effect to the consummation of the Pending Acquisitions, the Company will own and operate public pay telephones in 42 states, the District of Columbia and Mexico (approximately 96% of which public pay telephones are located in 21 states).

The Company owns and operates the public pay telephones for certain properties owned by Simon DeBartolo. The Company derived approximately 15% and 7% of its total revenues for the year ended December 31, 1995 and for the nine months ended September 30, 1996, respectively, from the operation of these public pay telephones. As the Company expands its installed public pay telephone base through additional acquisitions, it expects that the percentage of total revenues derived from Simon DeBartolo will continue to decline. Other than Simon DeBartolo, no single customer generated more than 5% of the Company's total revenues for the year ended December 31, 1995 or the nine months ended September 30, 1996. See "Risk Factors -- Dependence on Significant Customer." On a pro forma basis after giving effect to the Pending Acquisitions, no single customer would have accounted for more than 5% of the Company's total revenues for the year ended December 31, 1995 or the nine months ended September 30, 1996.

GOVERNMENTAL REGULATIONS

The operations of the public pay telephone industry are regulated primarily by the public service or utility commissions of the various states and by the FCC. In particular, the Company must obtain approvals to operate public pay telephones from the public utility commissions of most states in which the Company operates. In addition, from time to time, legislation is enacted by Congress or the various state legislatures that affects the telecommunications industry generally and the public pay telephone industry specifically. Court decisions interpreting laws applicable to the telecommunications industry may also have a significant effect on the public pay telephone industry. Changes in existing laws and regulations as well as the creation of new ones, applicable to the activities of the Company or other telecommunications businesses (including the extent of competition, the charges of providers of interexchange and operator services and the implementation of new technologies), may have a material adverse effect on the Company's business, results of operations or financial condition.

State. Since the AT&T break-up, state regulatory authorities have primarily been responsible for regulating intrastate public pay telephone services. Public utility commissions in most states have established rules and regulations that govern the provision of public pay telephone services, including certification or registration, notice to end users of the identity of the service provider in the form of postings or verbal announcements, requirements for rate quotes upon request, call routing restrictions, and maximum price limitations. While not necessarily uniform, these rules and regulations generally establish minimum technical and operational characteristics to assure that public interest considerations are met. To date, each state has had the right to regulate pricing and other aspects of the operations of independently-owned public pay telephones and all intrastate telephone service. In some jurisdictions, in order for the Company to operate its public pay telephones, it is necessary to become certificated and have tariffs filed. The procedure and length of time for the process varies from state to state. Until recently, in many states only local telephone companies were permitted to process local and/or intraLATA operator assisted calls. The Company has obtained the requisite regulatory approvals to provide public pay telephone service in all states in which it provides such services and complies with applicable state regulations governing such services.

The recently enacted Section 276 of the Telecommunications Act gives the FCC authority to adopt rules affecting intrastate telephone services and to preempt state rules and regulations inconsistent with those adopted by the FCC. As discussed in more detail below under "-- Federal," the FCC adopted rules on September 20, 1996 that preempt certain existing state regulations and limit the scope of future state regulation of pricing and other aspects of public pay telephone operation. In particular, states are required to:

(a) deregulate the price of a local phone call;

(b) eliminate all intrastate subsidies for BOC and LEC pay phone services;

(c) enact rules governing the provision of "public interest pay phones;" and

(d) conduct a thorough review of all existing state pay phone rules to ensure that those rules do not conflict with the intent of Section 276 and the FCC implementing rules.

Federal. Until recently, the FCC has not actively regulated the provision of intrastate public pay telephone services by independent public pay telephone companies. However, the Company believes that the recent enactment of Section 276 of the Telecommunications Act will have a significant impact on the FCC's role in governing and regulating the provision of intrastate public pay telephone services. In addition, the FCC actively regulates the interstate and foreign telecommunications market, which affects the Company's operations in numerous ways.

Until the enactment of Section 276, the FCC had regulated public pay telephones primarily in the context of its regulation of OSPs, and in particular, through its implementation of the Telephone Operator Consumer Services Improvement Act (the "Operator Services Act"). The Operator Services Act was enacted in October 1990 and established various requirements for companies that provide operator services and call aggregators (which send calls to these OSPs). The requirements of the Operators Services Act include call branding, information posting, rate quoting and the filing of informational tariffs. The Company must comply or ensure compliance with certain billing and consumer information requirements. For example, the Company is not permitted to or to allow its OSP to bill consumers for unanswered calls, bill for calls that do not reflect the location or the origination of the call, or bill the call from any location other than from where the call is made, unless the consumer's consent is explicitly obtained. Furthermore, the Company and its OSP must identify the OSP presubscribed to the public pay telephone to end users in the form of postings at or near the telephone or verbal announcements in accordance with the FCC's requirements. The Company also must allow consumers to access the interexchange carrier of their choice by entering a specific code number, i.e., a "10XXX," "800" or a "950" number. The Company believes that it complies with the provisions of the Operator Services Act as a call aggregator (i.e., one who makes telephones available to the public for long distance calls using an OSP). The Operator Services Act also requires the FCC to take action to limit the exposure of public pay telephone companies to undue risk of fraud.

The Operator Services Act also directed the FCC to consider the need to prescribe compensation to owners of independent public pay telephones for dial-around access to a long distance company other than the one selected by the independent public pay telephone company. In May 1992, the FCC ruled that independent public pay telephone companies are entitled to compensation for these calls. Due to the complexity of establishing an accounting system for determining compensation for these calls, the FCC temporarily set compensation at $6.00 per public pay telephone per month, to be allocated among long distance companies earning annual toll revenues for interstate calls in excess of $100 million per year in accordance with their market share. Similarly, state regulatory authorities, including, for example, Illinois, Florida, Georgia and South Carolina, implemented intrastate dial-around compensation programs for independent public pay telephone providers and other states are considering such programs. In 1995, Section 276 of the Telecommunications Act was enacted, which required the FCC to establish a per-call compensation plan to ensure that all public pay telephone service providers are fairly compensated for all calls, both intrastate and interstate. See "-- Compensation."

In 1992, the FCC initiated a rulemaking in which it proposed to implement the "billed party preference" system ("BPP") for 0+ interLATA traffic from public pay telephones and other aggregator locations such as hotels and motels. Under BPP, operator-assisted long distance traffic would be carried automatically by the OSP preselected by the party being billed for the call. Under the current presubscription system, unless an access code is dialed, 0+ calls from public pay telephones are routed to the OSP presubscribed to the public pay telephones. Under BPP as proposed, 0+ calls would be completed by an OSP with no relationship to the public pay telephone provider, and thus would eliminate commissions paid by the presubscribed OSP to the public pay telephone provider on 0+ calls.

In June 1996, the FCC issued a Second Further Notice of Proposed Rulemaking in CC Docket No. 92-77 in which it tentatively concluded that the costs of BPP outweigh the benefits, and proposed to not implement BPP. Instead, the FCC proposed to (i) establish benchmarks for OSP rates based upon a composite of the rates charged by the three largest interexchange carriers (AT&T, MCI, and Sprint), which composite is intended to reflect rates in line with what consumers expect to pay, and (ii) require OSP's that charge rates and/or fees imposed by location providers whose total is greater than a given percentage above the benchmarks, to disclose the applicable charges for the call to consumers orally before connecting a call. Alternatively, the FCC proposed to require all OSP's to disclose their rates on all operator assisted calls. The effect of the rules, if any, ultimately adopted by the FCC, on the Company's business, results of operations or financial condition can not be determined at this time.

In September 1996, the FCC adopted rules which implement the public pay telephone provisions of Section 276 of the Telecommunications Act. Key elements of the rulemaking include:

(a) Compensation. Currently, independent public pay telephone providers are not compensated on a per-call basis for toll-free calls, such as "800" calls and debit card calls, both domestic and international. The new FCC rules establish a three-phase compensation plan to ensure that public pay telephone providers are fairly compensated for all calls originating from public pay telephones, with the exception of emergency calls and telecommunications relay service calls for hearing-disabled individuals. For the period from November 6, 1996 through October 6, 1997, the $6.00 flat fee per telephone per month will be replaced by an interim $45.85 flat fee per telephone per month (which was established by the FCC by multiplying $0.35 per call by the estimated industry average of 131 access code calls and "800" calls per pay telephone per month). In October 1997, the flat fee will be replaced by a per-call compensation mechanism. From October 1997 to October 1998, the per-call payment shall be $0.35; thereafter, the per-call rate shall be equal to the local coin call rate for each location, which rate will be determined by the marketplace, not by regulation. Obtaining fair compensation for these dial-around calls is particularly important since the use of access codes to reach a preferred long distance carrier has recently gained significant exposure and customer acceptance, because of marketing campaigns of the larger interexchange carriers, such as AT&T's "1-800-CALLATT" and MCI's "1-800-COLLECT." BOCs are not permitted to receive compensation for dial-around calls until they have complied with the Computer III non-structural safeguards and have ceased subsidizing their public pay telephone operations (see below).

   The Section 276 requirement that public pay telephone operators receive fair compensation for all public pay telephone calls also applies to local coin drop calls. To implement the requirement, the new FCC rules mandate a two phase transition to market-based rates for local coin drop calls. During the first year-long phase, states may continue to set the local coin rate in the same manner as they currently do, but they are also free to adopt market-based rates at any time during this one-year period. In addition, states are required during this period to review and remove, if necessary, those state regulations, such as entry and exit restrictions, that affect public pay telephone competition and are inconsistent with the Telecommunications Act and the new FCC rules. In the second phase, which will begin in October 1997, the market will be allowed to set the rate for local coin calls in each state, unless the state can demonstrate to the satisfaction of the FCC that there are market failures within the state that would not allow market-based rates.

(b) BOC subsidization. BOCs and other LECs have traditionally included a public pay telephone cost element in determining the access charges imposed upon carriers to terminate long distance calls. Section 276 and the new FCC rules require LECs to eliminate these and other subsidies, to reduce their interstate access charges, to operate their public pay telephones as detariffed customer premises equipment and to provide independent public pay telephone providers all functionalities used by the LEC in its own delivery of public pay telephone service. In contrast to the past, when the LEC imposed a subscriber line charge on public pay telephone providers but not on its own public pay telephones, the FCC now requires that any subscriber line charge and tariffed network services charges apply equally to both LEC and independent public pay telephones.

(c) Non-structural safeguards. The FCC adopted certain non-structural safeguards in its Computer III inquiry which were designed to prevent BOCs from using their incumbent market power in an anti-competitive manner. These safeguards generally allow the BOCs to provide certain services on an integrated basis (i.e., directly rather than through a separate subsidiary) provided that BOCs (i) allow nondiscriminatory access to their network features and functionalities; (ii) restrict use of customer proprietary network information; (iii) subscribe to certain network information disclosure rules; (iv) do not discriminate in the provision, installation, and maintenance of services and reporting and (v) adopt certain cost accounting safeguards. In its rulemaking, the FCC applied these safeguards to the provision of public pay telephone services by the BOCs, and found that further non-structural safeguards were unnecessary. The FCC also decided to reclassify BOC public pay telephone service as a "nonregulated activity" so that costs from public pay telephone activities would be separated from regulated non-public pay telephone accounts. Consistent with this approach, in a rulemaking initiated in July 1996 to implement certain accounting safeguards under the Telecommunications Act, the FCC proposed to apply accounting safeguards identical to those adopted in Computer III to prevent the subsidization of BOC public pay telephone services by non-public pay telephone revenues.

(d) InterLATA presubscription. In the past BOCs were not permitted to compete in the interLATA marketplace. Section 276 permits BOCs to negotiate with location providers and select interLATA long distance service providers for their public pay telephones, unless the FCC determines that it is not in the public's interest. In its rulemaking, the FCC concluded that a BOC should be permitted to negotiate for the right to select the interLATA carrier serving its public pay telephones, but not until its plan to comply with the Computer III non-structural safeguards has been approved by the FCC.

(e) IntraLATA presubscription. Until recently, in almost every state only the LEC has been able to be "presubscribed" to a telephone for local and intraLATA toll calls, including at a public pay telephone. "Presubscription" refers to an arrangement whereby a call is automatically connected to a pre-selected carrier, unless another carrier's access code is dialed. According to the FCC, intraLATA presubscription has been ordered to become available in eighteen states. Section 276 provides that all public pay telephone service providers have the right to "negotiate with the location provider on the location provider's selecting and contracting with, and subject to the terms of any agreement with the location provider, to select and contract with, the carriers that carry intraLATA calls from their payphones." The FCC's new rules give all public pay telephone service providers (including BOCs and independent providers such as the Company) the right to negotiate with location providers concerning the intraLATA carrier.

(f) Public interest public pay telephones. Section 276 requires the FCC to ensure that public pay telephones provided in the interest of public health, safety, and welfare are maintained and supported equitably. The new FCC rules adopt a narrow definition of "public interest payphone," and leave to the discretion of the states how to fund their respective public interest public pay telephone programs, so long as the funding mechanism (i) "fairly and equitably" distributes the costs of such program, and (ii) does not involve the use of subsidies prohibited by Section 276(b)(1)(B) of the Telecommunications Act. Each state's funding review must be completed by October 1998.

The Company believes that Section 276 and the implementing regulations adopted by the FCC will likely have an overall positive effect on the public pay telephone industry in general and the Company in particular. A number of parties have filed petitions for judicial review of these regulations in federal courts of appeals. To date, the regulations remain in effect. The final rules adopted by the FCC and Section 276 have not yet been interpreted by the courts, and there can be no assurance regarding the effect that the rules and policies ultimately adopted thereunder will have on the Company.


SERVICEMARK

The Company uses the servicemark "PhoneTel" on its telephones, letterhead and in various other manners. On November 22, 1988, the United States Patent and Trademark Office granted the Company a Certificate of Registration for the servicemark "PhoneTel" for providing telecommunications services for a period of twenty years.

COMPETITION

The public pay telephone industry is, and can be expected to remain, highly competitive. While the Company's principal competition comes from BOCs and other LECs, the Company also competes with other independent providers of public pay telephone services, major OSPs and interexchange carriers. In addition, the Company competes with providers of cellular communications services and personal communications services (wireless), which provide an alternative to the use of public pay telephones. Furthermore, pursuant to the recently enacted Section 276 of the Telecommunications Act and the FCC's implementing regulations, BOCs are permitted to negotiate with location providers and select interLATA long distance service providers for their public pay telephones. See "-- Governmental Regulations." This will enable BOCs to generate revenues from a new service, as well as to compete with independent public pay telephone providers for locations to install their public pay telephones by offering location providers higher commissions for long distance calls than those currently offered by independent public pay telephone providers. This competition for locations may have a material adverse effect on the Company's business, results of operations and financial condition.

Some of the other public pay telephone companies have pursued an acquisition strategy similar to the Company's and frequently compete with the Company for the most favorable public pay telephone contracts and sites. Although the Company is one of the largest independent public pay telephone service providers, most BOCs and other LECs and interexchange carriers have, and some independent public pay telephone companies with which the Company competes may have, substantially greater financial, marketing and other resources than the Company. In addition, in response to competition from public pay telephone companies, many BOCs and other LECs have increased their compensation arrangement with location providers by offering higher commissions.

The Company believes the principal competitive factors in the public pay telephone industry are (i) commission payments to location providers, (ii) the ability to serve accounts with locations in several LATAs or states and (iii) the quality of service provided to location owners and public pay telephone users. The Company believes that it is well-positioned to compete effectively in the public pay telephone industry.

EMPLOYEES

The Company had 168 employees at September 30, 1996, of whom 124 were employed to perform or support field operations. The Company considers its relations with its employees to be satisfactory. None of the employees of the Company are a party to agreements with any unions.

PROPERTIES

The Company's principal office is located at 1127 Euclid Avenue, Suite 650, Cleveland, Ohio, where the Company leases approximately 15,200 square feet of space at a monthly rental of $12,728. The lease is scheduled to terminate in December 1997. The monthly rent will increase to $15,200 in 1997. The lease also gives the Company five, one year renewal options. As of September 30, 1996, the Company also maintains service and sales offices in leased premises in Fort Lauderdale, Orlando, Ocala, and Tampa, Florida; Las Vegas, Nevada; Farmers Branch, Texas; Springfield, St. Louis, and Kansas City, Missouri; Chicago, Illinois; Livonia, Michigan; Hilton Head, South Carolina; Knoxville, Tennessee; San Diego, Hayward and Santa Fe Springs, California; Kent, Washington; Denver, Colorado; Cicero, Indiana; Lincolnton, North Carolina; Portland, Oregon; and Newport News, Virginia, at an aggregate monthly rental of $39,958. The Company believes that it would be able to replace any leases that are not renewed upon expiration with leases having comparable terms.

The Company expects that upon consummation of the Pending Acquisitions it will acquire and maintain service and sales offices in owned or leased premises in Houston, Lubbock, McAllen, El Paso and Corpus Christi, Texas; Albuquerque, Farmington and Gallup, New Mexico; Billings and Missoula, Montana; Salt Lake City and Cedar City, Utah; Bismarck, North Dakota; Flagstaff, Arizona; and Grand Junction, Colorado.

LEGAL PROCEEDINGS

The Company is not a party to any legal proceedings which, individually or in the aggregate, would have a material adverse effect on the Company's business, results of operations or financial condition.

                                   MANAGEMENT

The following table sets forth the names and ages (as of September 30, 1996) and positions of each of the directors and executive officers of the Company.

          NAME               AGE                        POSITION
-------------------------    ---     -----------------------------------------------
Peter G. Graf                59      Chairman, Chief Executive Officer and Director
Tammy L. Martin              32      Executive Vice President, Chief Administrative
                                     Officer, General Counsel and Secretary
Nickey B. Maxey              40      Chief Operating Officer and Director
Gary Pace                    45      Senior Vice President, Acquisitions and
                                     Regulatory Matters
Richard P. Kebert            50      Chief Financial Officer
Joseph Abrams                60      Director
George H. Henry              43      Director
Stuart Hollander             66      Director
Aron Katzman                 58      Director
Steven Richman               53      Director

PETER G. GRAF has been Chairman and a Director of the Company since July 1, 1995 and was elected Chief Executive Officer of the Company in September 1995 and spends a substantial portion of his time fulfilling such duties. Mr. Graf is licensed as an attorney and as a certified public accountant and serves as an officer and/or director of various privately-held companies and the managing partner of an accounting firm. From 1991 to September 1995, Mr. Graf served as Vice Chairman of USA Mobile Communications Holdings, Inc.

TAMMY L. MARTIN was elected Executive Vice President and Chief Administrative Officer of the Company in April 1996 and has been General Counsel and Secretary of the Company since September 1995. Prior to that, Ms. Martin served as associate legal counsel for the Company during 1993 and 1994. Prior to joining the Company, Ms. Martin was in private legal practice from 1992 to 1993 and was self-employed as an accountant from 1990 to 1992.

NICKEY B. MAXEY has served as Chief Operating Officer and a Director of the Company since April 1996. Mr. Maxey was the founder and for more than five years prior to the acquisition of IPP by the Company in March 1996, served as President of each of International Pay Phones, Inc., a Tennessee company and International Pay Phones, Inc., a South Carolina company. Since 1990, Mr. Maxey has owned and operated Resort Hospitality Services of South Carolina, Resort Hospitality Services of Tennessee and Resort Hospitality Services International, a group of affiliated companies which are resellers of long-distance services.

GARY PACE has been Senior Vice President of the Company since its merger with World in September 1995. Prior to such merger, Mr. Pace was President of World since 1989.

RICHARD P. KEBERT has served as Chief Financial Officer of the Company since September 1996. Prior to joining the Company, Mr. Kebert was an independent consultant. From 1994 to 1996, he was Vice President -- Finance and Administration of Acordia of Cleveland, Inc. For 12 years prior thereto, Mr. Kebert held several senior management positions with Mr. Coffee, inc., including Vice President -- Administration and Secretary. Mr. Kebert is licensed as a certified public accountant.

JOSEPH ABRAMS has been a Director since September 1995. Mr. Abrams is also a director of Merisel, Inc. a public company that distributes micro computer hardware and software, and Spectrum Signal Processing, Inc., a public company that specializes in digital signal solutions. Mr. Abrams was a co-founder of and served as the President of AGS Computers from 1967 to 1991. From 1991 to 1996, Mr. Abrams has been a private investor.

GEORGE H. HENRY has been a Director since April 1990. Mr. Henry has been the President of G. Howard Associates, Inc., a private investment firm, since 1986. Mr. Henry is also on the Board of Directors of Biovail International Corporation and a trustee of Mitchell College.

STUART HOLLANDER has been a Director since September 1995. Mr. Hollander was founder, principal owner and Chairman of the Board of World from 1986 until it was merged into the Company in 1995. Prior to that he was Executive Vice President of Hollander & Company, Inc., one of the largest distributors of consumer electronics in the U.S., representing Zenith Radio Corporation; the founder and an officer of Lesley Acceptance Corporation; Chairman and a Member of the Board of Jaeger of Canada, Inc.; and a member of the Board of Pioneer Bank and Trust Company.

ARON KATZMAN has been a Director since September 1995. Mr. Katzman is President of New Legends, Inc., a country club/residential community in the St. Louis, Missouri area, and Chairman and Chief Executive Officer of Decorating Den of Missouri, a company engaged in the selling of decorating franchises in Missouri. Previously, Mr. Katzman was founder and a former Director of Medicine Shoppe, Inc., a franchisor of pharmacies, and Chairman and Chief Executive Officer of Roman Company, a manufacturer and distributor of fashion costume jewelry, from 1984 until it was sold in 1994. Mr. Katzman was formerly a director and officer of World, which was merged into the Company in September 1995.

STEVEN RICHMAN has been a Director since September 1995. Mr. Richman is the principal owner of, and has served as the Chief Executive Officer of, Fabric Resources International for more than the past five years. Mr. Richman was the co-founder and an officer of Cable Systems USA, an officer at Cellular Systems USA and a director of USA Mobile Communications Holdings, Inc. Mr. Richman has been a director of Cable Systems USA II since 1989.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of the Company has a Compensation Committee and an Audit Committee. Although neither committee held any meetings in 1995, both committees are scheduled to meet in the fourth quarter of 1996. The Audit Committee is expected to meet on a quarterly basis in 1997.

The Compensation Committee has the authority to make decisions with respect to executive compensation matters. Joseph Abrams (Chairman of the Compensation Committee), George Henry and Peter Graf are the members of the Compensation Committee.

The Audit Committee has the authority to recommend to the Board of Directors the independent accountants to audit the Company's financial statements, to meet with the independent accountants and to review the Company's financial statements, results of audits and fees charged. Aron Katzman (Chairman of the Audit Committee) and Steven Richman are the members of the Audit Committee.

COMPENSATION OF DIRECTORS

The Company compensates non-employee directors for serving on the Board and reimburses them for any expenses incurred as a result of Board of Directors meetings. The Board of Directors had approved an annual fee of $5,000 for non-employee directors in cash, or at the director's election, shares of Common Stock. During 1995, Mr. Henry received a fee of $5,000 which was paid in 1,111 shares of Common Stock of the Company.

EXECUTIVE COMPENSATION

On September 22, 1995, the Company entered into a consulting agreement with Stuart Hollander, World's former Chairman, pursuant to the terms of the acquisition of World. The agreement with Mr. Hollander entitles him to annual salaries of $125,000 and $135,000 during the two year term of the agreement.

On September 22, 1995 the Company also entered into an employment agreement with the Company's Senior Vice President, Gary Pace, pursuant to the terms of the acquisition of World. The agreement with Mr. Pace entitles him to annual salaries of $110,000 and $120,000, as well as certain bonuses, during the two year term of the agreement.

On September 1, 1996, the Company also entered into an employment agreement with the Company's Chief Financial Officer, Richard Kebert. The agreement with Mr. Kebert entitles him to an annual salary of $120,000, as well as a guaranteed minimum bonus of $15,000 during the eighteen-month term of the agreement.

The Company has not entered into employment agreements with Peter Graf or Nickey Maxey, the Company's Chief Executive Officer and Chief Operating Officer, respectively. Mr. Graf and Mr. Maxey provide their executive services to the Company without compensation. The Company does, however, reimburse such officers for their business expenses.

The following table sets forth a summary of all compensation of the Company's Chief Executive Officer and all other executive officers whose total compensation exceeded $100,000 per year for any year in the three year period ended December 31, 1995 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                      -------------------------------------------------------------------------------------------
                                                                                              LONG-TERM COMPENSATION
                                                                                 ------------------------------------------------
                                                                                                                 PAYOUTS
                                                ANNUAL COMPENSATION                     AWARDS           ------------------------
                                      ----------------------------------------   ---------------------     LONG-
                                                                     OTHER       RESTRICTED                TERM
              NAME AND                                               ANNUAL        STOCK      OPTIONS/   INCENTIVE    ALL OTHER
         PRINCIPAL POSITION           YEAR    SALARY     BONUS    COMPENSATION    AWARD(S)      SARS      PAYOUTS    COMPENSATION
------------------------------------  ----   --------   -------   ------------   ----------   --------   ---------   ------------
Peter G. Graf                         1995         --        --     $  5,000(1)         --     47,583          --            --

  Chairman, Chief Executive Officer   1994         --        --           --            --     24,705          --            --
  and Director

Jerry H. Burger                       1995   $ 74,293   $13,600     $ 13,600(2)         --     62,500          --      $212,000(3)

  Former Chief Executive Officer      1994   $ 40,000        --           --            --         --          --            --

                                      1993   $ 42,000   $75,000     $  5,917(4)                43,333(5)

Bernard Mandel                        1995   $147,544   $ 9,760     $  9,760(6)         --     41,666          --      $146,500(7)

  Former President,                   1994   $ 88,894        --     $  4,154(4)         --         --          --            --

  Chief Operating Officer             1993   $ 83,269   $25,000     $  3,698(4)         --     10,000(8)       --            --
  and Secretary
Daniel J. Moos                        1995   $ 95,000   $ 1,442     $ 12,800(9)         --     54,999(10)       --           --(11)

  Former Executive Vice President,
  Chief Financial Officer,
  and Treasurer

---------------
 (1) Represents fees payable to Mr. Graf as a non-employee director during 1995, which fees have not been paid by the Company.

 (2) Represents the value of 2,833 shares paid to Mr. Burger for services provided.

 (3) On September 15, 1995, the Company and Mr. Burger entered into a separation agreement which provided for the termination of the employment agreement and the resignation of Mr. Burger as a director, officer and employee of the Company. Pursuant to the separation agreement, the Company agreed to pay Mr. Burger $650,000 in installments, with the final amount paid March 15, 1996. All other compensation represents payment under the separation agreement with Mr. Burger and related expenses excluding payment of $445,000, plus accrued interest of $4,291, paid on March 15, 1996.

 (4) Value of non-business use of Company automobile.

 (5) 26,000 options expired in 1995.

 (6) Represents the value of 2,033 shares paid to Mr. Mandel for services provided.

 (7) On September 15, 1995, the Company and Mr. Mandel entered into a separation agreement which provided for the termination of the employment agreement and the resignation of Mr. Mandel as a director, officer and employee of the Company. Pursuant to the separation agreement, the Company agreed to pay Mr. Mandel the amount of $450,000 in installments, with the final amount paid March 15, 1996. All other compensation represents payment under the separation agreement with Mr. Mandel, excluding payment of $308,500, plus accrued interest of $2,976, paid on March 15, 1996.

 (8) Expired in 1995.

 (9) Represents the value of 2,666 shares paid to Mr. Moos for services provided.

(10) 33,000 options not vested at December 31, 1995.

(11) On July 29, 1996, the Company and Mr. Moos entered into a separation agreement which provided for the termination of his employment agreement and the resignation of Mr. Moos as an executive vice president, chief financial officer and treasurer of the Company, effective August 2, 1996. Pursuant to the separation agreement, the Company agreed to pay Mr. Moos the amount of $325,000 in installments, of which $25,000 has been paid, with the final amount to be paid on the earlier to occur of (i) December 31, 1996 or (ii) the consummation of a debt or equity offering by the Company in an amount equal to or greater than $10 million.


The following table sets forth certain information concerning individual grants of stock options made during the year ended December 31, 1995 to each of the named executive officers.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                              (INDIVIDUAL GRANTS)

                                                 ---------------------------------------------------------------
                                                                 PERCENT OF
                                                 NUMBER OF         TOTAL
                                                 SECURITIES       OPTIONS/
                                                 UNDERLYING      WARRANTS/
                                                  OPTIONS/          SARS         EXERCISE
                                                    SARS         GRANTED TO       OR BASE
                   NAME AND                       GRANTED       EMPLOYEES IN       PRICE
              PRINCIPAL POSITION                    (#)         FISCAL YEAR       ($/SH)        EXPIRATION DATE
-----------------------------------------------  ----------     ------------     ---------     -----------------
Peter G. Graf                                        41,833              6.3%    $    5.70     December 31, 1997
  Chairman, Chief Executive                           5,750              0.9%     $   6.00     August 15, 2000
  Officer and Director
Jerry H. Burger                                      62,500(1)           9.5%    $    6.00(2)  August 31, 1997
  Former Chief Executive Officer
Bernard Mandel                                       41,666(3)           6.3%    $    6.00(2)  August 31, 1997
  Former President, Chief Operating
  Officer and Secretary
Daniel J. Moos                                       54,999(4)           8.3%    $    6.00(2)  August 2, 1998
  Former Executive Vice President,
  Chief Financial Officer and Treasurer

---------------
(1) Excludes 38,306 additional options issued pursuant to anti-dilution provisions.

(2) Does not reflect anti-dilutive repricing of options on June 4, 1996, which lowered the exercise price to $3.72 per share.

(3) Excludes 25,537 additional options issued pursuant to anti-dilution provisions.

(4) Excludes 33,709 additional options issued pursuant to anti-dilution provisions.

The following table sets forth certain information about unexercised stock options held by the named executive officers at December 31, 1995. No stock options were exercised by such persons during 1995.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                    ------------------------------------------------------------
                                                                                   NUMBER OF         VALUE OF
                                                                                  SECURITIES        UNEXERCISED
                                                                                  UNDERLYING          IN-THE-
                                                                                  UNEXERCISED          MONEY
                                                                                 OPTIONS/SARS      OPTIONS/SARS
                                                                                   AT FY-END         AT FY-END
                                                      SHARES                          (#)               ($)
                     NAME AND                        ACQUIRED        VALUE       EXERCISABLE/      EXERCISABLE/
                PRINCIPAL POSITION                  ON EXERCISE     REALIZED     UNEXERCISABLE     UNEXERCISABLE
--------------------------------------------------  -----------     --------     -------------     -------------
Peter G. Graf                                           --             --               75,064     $      31,316
  Chairman, Chief Executive
  Officer and Director
Jerry H. Burger                                         --             --              127,361     $      31,840
  Former Chief Executive Officer
Bernard Mandel                                          --             --               66,666     $      91,667
  Former President, Chief Operating
  Officer and Secretary
Daniel J. Moos                                          --             --               54,999     $      13,750
  Former Executive Vice President,
  Chief Financial Officer and Treasurer

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth certain information regarding the beneficial ownership of the Common Stock owned by each Director of the Company, each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, the named executive officers and all directors and officers as a group as of November 30, 1996. The table does not give effect to the issuance and sale of shares by the Company or the sale of shares by certain of the 5% shareholders in the Concurrent Offering. Unless otherwise indicated, the number of shares of Common Stock owned by the named shareholders assumes the exercise of the warrants or options that are exercisable within 60 days, the number of which is separately referred to in a footnote, and the percentage shown assumes the exercise of such warrants or options and assumes that no warrants or options held by others are exercised. This information is based upon information furnished by such persons and statements filed with the Commission and other information known by the Company.


                                                                    -------------------------------------
                                                                    NUMBER OF SHARES
                                                                     OF COMMON STOCK
                         NAME AND ADDRESS                             BENEFICIALLY        PERCENTAGE OF
                        OF BENEFICIAL OWNER                               OWNED               CLASS
------------------------------------------------------------------- -----------------   -----------------
DIRECTORS
Peter G. Graf (1)(16)                                                       1,029,376               12.89%
Chairman, Chief Executive Officer and Director
1127 Euclid Avenue, Suite 650
Cleveland, OH 44115-1601


Nickey B. Maxey (2)(16)                                                       406,184                5.30%
Chief Operating Officer and Director
1127 Euclid Avenue, Suite 650
Cleveland, OH 44115-1601
George H. Henry (3)                                                           360,376                4.70%
Director
6860 Sunrise Court
Coral Gables, FL 33133
Stuart Hollander (4)                                                          323,559                4.24%
Director
32 Lake Forest
St. Louis, MO 63117
Steven Richman (5)(16)                                                        258,535                3.31%
Director
9 Beech Lane
Kings Point, NY 11024
Aron Katzman (6)(16)                                                          244,664                3.14%
Director
10 Layton Terrace
St. Louis, MO 63124
Joseph Abrams (7)(16)                                                         195,536                2.50%
Director
85 Old Farm Road
Bedminster, NJ 07921
NAMED EXECUTIVE OFFICERS
Jerry H. Burger (8)                                                           251,514                3.20%
Former Chief Executive Officer
27040 Cedar Road
Beachwood, OH 44122
Bernard Mandel (9)                                                            105,609                1.37%
Former President, Chief Operating Officer & Secretary
8233 Whispering Pines Drive
Russell, OH 44072
Daniel J. Moos (10)                                                           105,747                1.37%
Former Executive Vice President, Chief Financial Officer &
Treasurer
7399 Stow Road
Hudson, OH 44236
Executive Officers and Directors as a group (10 persons) (11)(17)           2,961,473               34.62%

                                                                    -------------------------------------
                                                                    NUMBER OF SHARES
                                                                     OF COMMON STOCK
                         NAME AND ADDRESS                             BENEFICIALLY        PERCENTAGE OF
                        OF BENEFICIAL OWNER                               OWNED               CLASS
------------------------------------------------------------------- -----------------   -----------------
5% BENEFICIAL OWNERS
ING (U.S.) Investment Corporation (12) (18)                                 4,464,907               36.89%
135 East 57th Street
New York, NY 10022
Cerberus Partners, L.P. (13)(18)                                            4,464,907               36.89%
950 Third Avenue, 20th floor
New York, NY 10022
ACI -- HDT Supply Company, et al.,                                          2,162,163               28.30%
as Debtors-in-Possession (14)
5452 Oberlin Drive, Suite B
San Diego, CA 92121
J&C Resources (15)                                                            486,860                6.25%
216 Daniel Webster Highway
S. Nashua, NH 03060
Southcoast Capital Corporation (16)(17)                                       475,108                5.90%
277 Park Avenue
New York, NY 10172

---------------

 (1) Includes warrants to purchase 75,064 shares of Common Stock through March 13, 2001 and 14% Preferred which is convertible through June 30, 2000 into 269,454 shares of Common Stock.
 (2) Includes 14% Preferred which is convertible through June 30, 2000 into 31,262 shares of Common Stock.
 (3) Includes options to purchase 35,000 shares of Common Stock through October 9, 1998.
 (4) Includes 148,864 shares of Common Stock held by his spouse and 6,266 shares of Common Stock held by other family members.
 (5) Includes warrants to purchase 126,830 shares of Common Stock through March 13, 2001, 4,444 shares of Common Stock held by his spouse, and 14% Preferred which is convertible through June 30, 2000 into 44,909 shares of Common Stock.
 (6) Includes warrants to purchase 95,128 shares of Common Stock through March 13, 2001 and 14% Preferred which is convertible through June 30, 2000 into 47,469 shares of Common Stock.
 (7) Includes warrants to purchase 125,997 shares of Common Stock through March 13, 2001 and 14% Preferred which is convertible through June 30, 2000 into 62,873 shares of Common Stock.
 (8) Includes options to purchase 222,014 shares of Common Stock through August 31, 1997. Beneficial owner has anti-dilution rights pursuant to stock option agreements or other rights which will require adjustments to the number of shares beneficially owned as a result of certain transactions which occur subsequent to November 30, 1996, such as the Concurrent Offering.

 (9) Includes options to purchase 102,326 shares of Common Stock through August 1, 2000 and 1,250 shares of Common Stock held by his spouse. Beneficial owner has anti-dilution rights pursuant to stock option agreements or other rights which will require adjustments to the number of shares beneficially owned as a result of certain transactions which occur subsequent to November 30, 1996, such as the Concurrent Offering.

(10) Includes options to purchase 93,748 shares of Common Stock which expire August 2, 2000. Beneficial owner has anti-dilution rights pursuant to stock option agreements or other rights which will require adjustments to the number of shares beneficially owned as a result of certain transactions which occur subsequent to November 30, 1996, such as the Concurrent Offering.

(11) Includes beneficial ownership of Common Stock described above with respect to Messrs. Graf, Maxey, Richman, Abrams, Katzman, Hollander, Henry, and beneficial ownership of Common Stock of Mr. Pace and Ms. Martin.

(12) Includes Lenders' Warrants to purchase the Series A Preferred, which is immediately convertible into 2,048,240 shares of Common Stock and certain debt under the Credit Agreement which is convertible into Series B Preferred, which is immediately convertible into 2,416,667 shares of Common Stock. ING (U.S.) Investment Corporation is a wholly-owned subsidiary of ING. In December 1996, ING transferred the Lenders' Warrants to ING (U.S.) Investment Corporation. All references to "ING" as holder of the Lenders' Warrants or as a holder of shares of Common Stock refer to ING (U.S.) Investment Corporation. ING may exercise a portion of its Lenders' Warrants in order to sell shares of Common Stock in the Concurrent Offering. Assuming ING sells 250,000 shares of Common Stock in the Concurrent Offering and all of the indebtedness under the Credit Agreement is repaid with a portion of the net proceeds of the Offering, ING will beneficially own 1,798,240 shares of Common Stock, which would represent 23.68% of the Common Stock outstanding after consummation of the Concurrent Offering. See note (18) below.

(13) Includes Lenders' Warrants to purchase the Series A Preferred, which is immediately convertible into 2,048,240 shares of Common Stock and certain debt under the Credit Agreement which is convertible into Series B Preferred, which is immediately convertible into 2,416,667 shares of Common Stock. Cerberus may exercise a portion of its Lenders' Warrants in order to sell shares of Common Stock in the Concurrent Offering. Assuming Cerberus sells 250,000 shares of Common Stock



                                       62

     in the Concurrent Offering and all of the indebtedness under the Credit Agreement is repaid with a portion of the net proceeds of the Offering, Cerberus will beneficially own 1,798,240 shares of Common Stock, which would represent 23.68% of the Common Stock outstanding after consummation of the Concurrent Offering. See note (18) below.

(14) Represents the shares of Common Stock given by the Company to ACI-HDT Supply Company and its affiliates (collectively referred to herein as Amtel) as consideration in the Amtel acquisition. Each of the Amtel entities is a Debtor-In-Possession in separate Chapter 11 reorganization proceedings pending before the Untied States Bankruptcy Court for the Southern District of California (the "Bankruptcy Court") identified as Case Nos. 95-08253-All. Pursuant to the Asset Purchase Agreement dated as of June 26, 1996, as amended, between the Company and Amtel, Amtel has agreed to distribute the shares of Common Stock to its creditors pursuant to the terms of the final plan of reorganization, which was confirmed by order of the Bankruptcy Court on November 13, 1996.

(15) Represents 14% Preferred which is convertible through June 30, 2000 into 148,200 shares of Common Stock.
(16) See "Certain Transactions" for information with respect to the 14% Preferred and the Nominal Value Warrants.
(17) Includes warrants to purchase 310,660 shares of Common Stock through March 13, 2001 and 14% Preferred which is convertible through June 30, 2000 into 107,782 shares of Common Stock.

(18) Cerberus and ING may each sell up to 250,000 shares of Common Stock in the Concurrent Offering. Notwithstanding the lock-up agreement entered into with the underwriters in the Concurrent Offering, Cerberus or ING will be permitted to sell after 45 days following the effective date of the registration statement relating to the Concurrent Offering up to that number of shares equal to the difference between 250,000 and the number of shares of Common Stock actually sold by Cerberus or ING in the Concurrent Offering. See "Description of Capital Stock -- Registration Rights and Lock-Ups."


                              CERTAIN TRANSACTIONS

On March 15, 1996, Nominal Value Warrants to purchase 2,018,942 shares of Common Stock expiring March 13, 2001 were issued in conjunction with the acquisitions of IPP and Paramount, redemption of the 10% Preferred, 8% Preferred, and 7% Preferred, and conversion of certain debt of the Company into the 14% Preferred. See "Description of Capital Stock--Preferred Stock--14% Preferred" for a description of the terms of the 14% Preferred. Concurrently with their exchange of debt and preferred stock for the 14% Preferred, the following directors, executive officers and security holders of 5% or more of the Common Stock received the amount of 14% Preferred and Nominal Value Warrants shown below. The Company may use a portion of the net proceeds of the Offering and the Concurrent Offering to redeem all of the 14% Preferred other than the shares of 14% Preferred beneficially owned by Peter G. Graf.

                                                                           -------------------------------
                                                                                 VALUE OF
                                                                           DEBT/PREFERRED
                                                                              SURRENDERED
                                                                               AND STATED        NUMBER OF
                                                                             VALUE OF 14%    NOMINAL VALUE
                                                                                PREFERRED         WARRANTS
NAME OF BENEFICIAL OWNER                                                           ISSUED           ISSUED
-------------------------------------------------------------------------  --------------    -------------
Peter G. Graf                                                                  $1,500,000          539,989
Chairman, Chief Executive Officer and Director
Joseph Abrams                                                                     350,000          125,997
Director
Aron Katzman                                                                      264,250           95,128
Director
Steven Richman                                                                    250,000           89,998
Director
Nickey B. Maxey                                                                   174,032           62,650
Chief Operating Officer and Director
J&C Resources                                                                     825,000          296,994
5% Owner
Southcoast Capital Corporation                                                    600,000          143,994
5% Owner

In December, 1995, Mr. Graf loaned $325,000 to the Company. Such amount is subordinated to the Company's other indebtedness and accrues interest at the rate of prime plus 5%. No interest was paid in connection with this loan during 1996. In October 1996, Mr. Graf loaned the Company an additional $267,000 under similar terms.


In March 1996, a predecessor of Southcoast Capital Corporation ("Southcoast"), which is a 5% or more stockholder and one of the Underwriters, was paid fees consisting of (i) $600,000 in cash, (ii) $600,000 of 14% Preferred and (iii) Nominal Value Warrants to purchase 143,944 shares of Common Stock of the Company at an exercise price of $.01 per share for providing financial advisory services to the Company in connection with the Credit Agreement. In addition, in December 1995, a predecessor of Southcoast received 56,666 shares of Common Stock and warrants to purchase 166,666 shares of the Company's Common Stock at an exercise price of $6.00 per share for services rendered in connection with the acquisition of World and a working capital loan. Southcoast will also receive approximately $810,000 in customary fees for providing financial advisory services to the Company in connection with the Cherokee Acquisition as well as an investment banking fee for acting as an underwriter in connection with the Concurrent Offering. See "Underwriting."


ING, which is a 5% or more stockholder and one of the Lenders under the Credit Agreement, received customary fees during 1995 and 1996 pursuant to the terms of the Credit Agreement.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, without par value, except as further designated by the Board of Directors (the "Preferred Stock"). As of November 30, 1996, there was outstanding (i) 7,639,709 shares of Common Stock, (ii) 116,316.05 shares of 14% Cumulative Redeemable Convertible Preferred Stock, $60 stated value per share (the "14% Preferred"), which are convertible into 1,163,161 shares of Common Stock, (iii) Lenders' Warrants to purchase 204,824 shares of Series A Preferred, which are then immediately convertible into 4,096,480 shares of Common Stock, (iv) 983,805 Nominal Value Warrants, which are exercisable into the same number of shares of Common Stock, (v) 805,351 additional warrants which are exercisable into the same number of shares of Common Stock and (vi) 675,321 stock options for Common Stock, all of which are immediately exercisable. In addition, at November 30, 1996, $29,000,000 of indebtedness outstanding under the Credit Agreement was convertible at the Lenders' option into approximately 241,667 shares of Series B Preferred, which are then immediately convertible into 4,833,333 shares of Common Stock. Upon completion of the Offering and the Concurrent Offering, there will be outstanding (i) 14,389,709 shares of Common Stock, (ii) 116,316.05 shares of 14% Preferred,
(iii) Lenders' Warrants to purchase 179,824 shares of Series A Preferred, (iv) 983,805 Nominal Value Warrants, (v) 805,351 additional warrants and (vi) 675,321 stock options for Common Stock. After the Offering and the Concurrent Offering and the application of the net proceeds therefrom, there would be no debt outstanding under the Credit Agreement that is convertible into Series B Preferred or Common Stock.


The following summary is qualified in its entirety by the provisions of the Company's Articles of Incorporation, as amended (the "Articles of
Incorporation"), a copy of which has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and they do not have any cumulative voting rights except as permitted by Ohio law. Accordingly, holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to preferential dividend rights of any outstanding series of Preferred Stock. Upon the liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to receive ratably the net assets of the Company available for distribution after the payment of all debts and liabilities of the Company and the liquidation preferences which may be granted to holders of the Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of the 14% Preferred, the Series A Preferred, the Series B Preferred and any other series of Preferred Stock that the Company may designate and issue in the future.

PREFERRED STOCK

The Board of Directors is authorized to issue from time to time up to an aggregate of 10,000,000 shares of Preferred Stock, in one or more series, without any further shareholder approval. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

The authority of the Board to create and issue at its discretion any series of Preferred Stock without shareholder approval could adversely affect the voting power and other rights of the holders of Common Stock. The ability of the Board to issue Preferred Stock, while providing flexibility in connection with financings, acquisitions and other corporate purposes, could have the effect of discouraging an attempt by another person or entity to acquire control of the Company through a merger, sale of the Company's assets or similar transaction, since the issuance of Preferred Stock could be used to dilute the share ownership of a person or entity seeking to obtain control of the Company. Additionally, future issuances of any series of Preferred Stock could result in additional classes of shares with conversion features and preferences over the Common Stock with respect to dividends and distributions in liquidation and could also result in the dilution of net income and book value per share of the Company.

The Board of Directors has designated the following outstanding series of Preferred Stock pursuant to its authority under the Articles of Incorporation:

Series A Preferred

The Company has 250,000 shares of Series A Preferred authorized, none of which have been issued. Lenders' Warrants for the purchase of 204,824 shares of Series A Preferred at an exercise price of $0.20 per share were issued by the Company in connection with the Credit Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

The Series A Preferred shares are pari passu with the Common Stock with respect to the payment of dividends. If a dividend or other distribution is declared by the Board of Directors to be paid to holders of the Common Stock, then simultaneously with the payment of such dividend or making of such distribution, and as a condition precedent to its right to do so, the Board of Directors will pay or distribute to the holders of the Series A Preferred the same dividends or distributions as such holders would have been entitled to receive if such holders had converted their shares of Series A Preferred into Common Stock prior to the record date used by the Board of Directors for determining the holders of Common Stock entitled to receive such dividend or distribution.

With respect to liquidation preferences, the Series A Preferred is pari passu with the Series B Preferred and senior to the Common Stock and any other series of Preferred Stock. Accordingly, upon the liquidation, dissolution or winding up of the Company, holders of the Series A Preferred will be entitled to receive, on a ratable and pari passu basis with the holders of the Series B Preferred, out of the assets of the Company legally available for distribution to its stockholders before making any payment to holders of Common Stock or any other series of Preferred Stock, a liquidation preference of $0.20 per share plus accrued and unpaid dividends to the date of payment.

Holders of the Series A Preferred have the right, at any time, to convert each share of Series A Preferred into 20 shares of fully paid and nonassessable Common Stock, subject to certain antidilution adjustments and regulatory restrictions applicable to bank holding companies.

Except as provided by law, the holders of Series A Preferred have no voting rights.

Series B Preferred

The Company has 250,000 shares of Series B Preferred authorized, none of which have been issued. Term Loans of $29,000,000 outstanding under the Credit Agreement, which may be converted into Series B Preferred at the ratio of approximately 833 shares of Series B Preferred for each $100,000 of outstanding debt and accrued interest, will be repaid with a portion of the net proceeds from the Offering and the Concurrent Offering. See "Use of Proceeds."

The Series B Preferred shares are pari passu with the Common Stock with respect to the payment of dividends. If a dividend or other distribution is declared by the Board of Directors to be paid to holders of the Common Stock, then simultaneously with the payment of such dividend or making of such distribution, and as a condition precedent to its right to do so, the Board of Directors will pay or distribute to the holders of the Series B Preferred the same dividends or distributions as such holders would have been entitled to receive if such holders had converted their shares of Series B Preferred into Common Stock prior to the record date used by the Board of Directors for determining the holders of Common Stock entitled to receive such dividend or distribution.

With respect to liquidation preferences, the Series B Preferred is pari passu with the Series A Preferred and senior to the Common Stock and any other series of Preferred Stock. Accordingly, upon the liquidation, dissolution or winding up of the Company, holders of the Series B Preferred will be entitled to receive, on a ratable and pari passu basis with the holders of the Series A Preferred, out of the assets of the Company legally available for distribution to its stockholders before making any payment to holders of Common Stock or any other series of Preferred Stock, a liquidation preference of $120 per share plus accrued and unpaid dividends to the date of payment.

Holders of the Series B Preferred have the right, at any time, to convert each share of Series B Preferred into 20 shares of fully paid and nonassessable Common Stock, subject to certain antidilution adjustments and regulatory restrictions applicable to bank holding companies.

Except as provided by law, the holders of Series B Preferred have no voting rights.

14% Preferred


The Company has 200,000 shares of 14% Preferred authorized of which 116,316.05 shares were issued at November 30, 1996. Holders of the 14% Preferred are entitled to receive dividends payable in additional shares of 14% Preferred at a quarterly rate of 0.035 shares per share of 14% Preferred outstanding, on the first business day of each April, July, October and January, commencing April 1, 1996. Dividends on the outstanding shares of 14% Preferred accrue, whether or not declared. Unless full cumulative dividends on all shares of 14% Preferred outstanding have been paid, no redemption or fund for such redemption may be authorized, no dividend (other than a dividend payable in Common Stock or any other class of stock ranking junior to the 14% Preferred as to dividends and upon liquidation) or other distribution may be declared or paid on any class of the Company's stock ranking junior to the 14% Preferred as to dividends or as to liquidation preferences. However, the holders of at least 50% of the outstanding shares of 14% Preferred may vote to approve a redemption.


With respect to liquidation preferences, the 14% Preferred is junior to the Series A Preferred and the Series B Preferred and is senior to the Common Stock and any other series of Preferred Stock. Accordingly, upon the liquidation, dissolution or winding up of the Company, holders of the 14% Preferred will be entitled to receive out of the assets of the Company legally available for distribution to its stockholders after making payment to the holders of the Series A Preferred and the Series B Preferred and before making any payment to holders of Common Stock or any other series of Preferred Stock, a liquidation preference of $60.00 per share.

Holders of the 14% Preferred have the right, at any time, to convert each share of 14% Preferred, including any accrued and unpaid dividend shares, into 10 shares of fully paid and nonassessable Common Stock, subject to certain antidilution adjustments.

The 14% Preferred is mandatorily redeemable by the Company on June 30, 2000, and is redeemable at any time prior thereto at the Company's option, in each case, at a redemption price of $60 per share plus accrued and unpaid dividends. Holders of the 14% Preferred have 20 days from receipt of notice of a redemption by the Company to convert their 14% Preferred shares into Common Stock. The Company may use a portion of the net proceeds of the Offering and the Concurrent Offering to redeem shares of 14% Preferred having a liquidation preference of approximately $5.5 million. See "Use of Proceeds."

Except as provided by law, the holders of the 14% Preferred have no voting rights.

From time to time, the Board of Directors has designated other series of Preferred Stock, none of which are currently outstanding.

EQUITY SECURITIES RESERVED FOR ISSUANCE


As of November 30, 1996, the Company has reserved 12,724,117 shares of Common Stock for issuance under the following circumstances: (i) exercise of warrants to purchase 204,824 shares of Series A Preferred at $0.20 per share, immediately convertible into 4,096,480 shares of Common Stock; (ii) conversion of 116,316.05 shares of 14% Preferred into 1,163,161 shares of Common Stock; (iii) exercise of 983,805 Nominal Value Warrants at an exercise price of $.01 per share; (iv) exercise of 805,351 warrants at prices ranging from $5.70 to $15.75 per share;
(v) exercise of 675,321 stock options at prices ranging from $2.62 to $19.50 per share; (vi) conversion of $29,000,000 of outstanding debt under the Credit Agreement and accrued interest into 241,667 shares of Series B Preferred that are immediately convertible into 4,833,333 shares of Common Stock; and (vii) conversion of certain capital lease obligations into 166,667 shares of Common Stock.


REGISTRATION RIGHTS AND LOCK-UPS


Holders of the 14% Preferred, the Lenders' Warrants, the Nominal Value Warrants and other warrants and options exercisable for shares of Common Stock and certain existing holders of Common Stock who, in the aggregate, own or have the right to acquire an aggregate of approximately 14,000,000 shares of Common Stock (the "Registrable Securities"), have entered into registration rights agreements with the Company. These registration rights agreements provide that when the Company proposes to register the sale of shares of Common Stock under the Securities Act for its own account or otherwise, holders of Registrable Securities are entitled to include their shares in such registration, subject to the right of any managing underwriter of any such offering to exclude some or all of the Registrable Securities from such registration and to certain other conditions. In addition to such incidental registration rights, certain holders of Registrable Securities have the right to demand registration under the Securities Act of their Registrable Securities. The Company has agreed that in the event of any registration of Registrable Securities that it will bear all registration expenses, other than those which certain registration rights agreements had assigned to the shareholders, and will indemnify the holder thereof against certain liabilities incurred in connection with such registration, including liabilities arising under the Securities Act.


The Company has obtained waivers of the foregoing registration rights in connection with the Concurrent Offering from the holders of approximately 92% of the Registrable Securities having such piggyback registration rights as a result of the filing of the registration statement relating to the Concurrent Offering. However, in order to satisfy its obligations under the registration rights agreements, the Company has filed a shelf registration statement (the "Shelf Registration Statement") to register under the Securities Act the sale of all of the Registrable Securities.


Notwithstanding the filing of the Shelf Registration Statement, ING and Cerberus (who hold approximately 69% of the shares of Registrable Securities) have agreed not to transfer, sell or otherwise dispose of any other shares of Common Stock (other than the 250,000 shares which may be sold by each of them as part of the Concurrent Offering or otherwise following 45 days after the effective date of the registration statement relating to the Concurrent Offering (the "Effective Date")) without the consent of Southcoast, except as follows: (i) up to 900,000 shares in the aggregate may be transferred, sold or otherwise disposed of by each of ING and Cerberus during the period commencing on the 181st day following the Effective Date and ending on the 270th day following the Effective Date and
(ii) up to 1,150,000 shares in the aggregate (including any shares sold pursuant to clause (i)) may be transferred, sold or otherwise disposed of by each of ING and Cerberus during the period commencing on the 271st day following the Effective Date and ending on the 360th day following the Effective Date. Thereafter, ING and Cerberus may transfer, sell or otherwise dispose of any of their shares of Common Stock in accordance with applicable securities laws. In addition, other shareholders of the Company who hold approximately 25% of the Registrable Securities have agreed not to transfer, sell or otherwise dispose of such shares for a period of 180 days commencing on the date of the consummation of the Concurrent Offering without the consent of Southcoast.

In connection with the Concurrent Offering, the Company and its directors and executive officers have agreed not to offer, sell, contract to sell, grant any option or other right for the sale of, or otherwise dispose of any shares of Common Stock in any manner prior to the expiration of 180 days after the Effective Date of the Concurrent Offering without the prior written consent of Southcoast, except that the Company may issue shares of Common Stock upon the exercise of options or in connection with acquisitions.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for the Common Stock is American Securities Transfer & Trust, Inc.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE CREDIT AGREEMENT


The Credit Agreement consists of (i) the Revolving A Loans (as defined therein) in the aggregate principal amount of $7,250,000, (ii) the Revolving B Loans (as defined therein) in the aggregate principal amount of $6,750,000 and (iii) the Term Loans (as defined therein) in the aggregate principal amount of $29,000,000. The obligations under the Credit Agreement are secured by a first priority lien on all of the Company's installed telephones and other assets (other than the telephones acquired in the POA acquisition).


The Credit Agreement requires monthly interest payments at the ING Alternate Base Rate (as defined therein) plus 5% (13.25% at September 30, 1996). The Credit Agreement contains certain representations and warranties, certain negative and affirmative financial covenants and certain conditions and events of default which are customarily required for similar financings. Such covenants include, among other things, restrictions on the Company's ability to pay dividends, incur or permit to exist debt, liens or lease obligations, make investments and capital expenditures, dispose of assets and also include restrictions on the activities of subsidiaries. Such financial covenants also require the Company to maintain certain financial ratios including, among other things, minimum net worth, working capital and EBITDA (as defined therein). The Credit Agreement also contains a subjective acceleration clause which states that in the event of a material adverse change in the business, as determined by the Lenders, the Lenders can require prepayment of the debt at their discretion. The Lenders have agreed to waive their right to exercise this subjective acceleration clause through December 31, 1997.

Principal payments under the Credit Agreement commence April 1997, and continue monthly and/or quarterly through June 1999 at which time the remaining principal balance is due. The amount of the principal payment is contingent upon numerous factors, including the borrowing base and cash flow of the Company.


As of November 30, 1996, approximately $43.0 million of indebtedness (excluding accrued interest) was outstanding under the Credit Agreement. Simultaneously with the closing of the Offering, the Company will retire all of the outstanding indebtedness under the Credit Agreement and terminate the Credit Agreement. Following the closing of the Offering, the Company expects to enter into the New Credit Agreement. The Credit Agreement provides for a 1% prepayment fee in the event of prepayment prior to March 1997.


THE NEW CREDIT AGREEMENT


The Company is negotiating with several lenders to enter into the New Credit Agreement following the consummation of the Offering and the Concurrent Offering. However, there can be no assurance that the Company will be able to enter into the New Credit Agreement on the terms described herein or at all.


The New Credit Agreement is expected to provide for borrowings of $25.0 million to $50.0 million in the form of a senior secured credit facility. Funds available under the New Credit Agreement are expected to be available to retire indebtedness under the Credit Agreement, to finance certain acquisitions, to fund the optional redemption of the Notes and for capital expenditures and working capital needs.

The Company expects that the New Credit Agreement will contain restrictions on the Company's ability to pay dividends, incur or permit to exist debt, liens or lease obligations, make investments and capital expenditures, dispose of assets and will also restrict certain activities of the Subsidiary Guarantors. The New Credit Agreement is also expected to contain provisions requiring the Company to maintain certain financial ratios.

                            DESCRIPTION OF THE NOTES

GENERAL


The Notes will be issued under an Indenture (the "Indenture") by and among the Company, the Subsidiary Guarantors, and Marine Midland Bank, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"), as in effect on the date of the Indenture. The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement of those terms.


The following is a summary of the material provisions of the Notes and the Indenture. This summary does not purport to be complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Notes and the Indenture. A copy of the proposed form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of terms used in the following summary, if not defined in such summary, are set forth below under "--Certain Definitions." References to the Company in this "Description of Notes" section refer to PhoneTel Technologies, Inc.

MATURITY AND INTEREST


The Notes will be general unsecured obligations of the Company limited in
aggregate principal amount to $110.0 million and will mature on                ,
2006. Interest on the Notes will accrue at the rate of   % per annum and will be
payable semi-annually in arrears on           and           in each year,
commencing on           , 1997, to holders of record on the immediately
preceding      and      , respectively. Interest on the Notes will accrue from
the most recent date on which interest has been paid or, if no interest has been paid, from the date of the original issuance of the Notes (the "Issue Date"). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.


Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose in the City of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses as set forth in the register of holders of Notes. Until otherwise designated by the Company, the Company's office or agency in the City of New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in fully registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

RANKING

The indebtedness of the Company evidenced by the Notes will rank senior in right of payment to all indebtedness of the Company expressly subordinated in right of payment to the Notes and pari passu in right of payment with all other existing and future senior indebtedness of the Company. At the Issue Date, there will not be any outstanding indebtedness ranking junior in right of payment to the Notes. The Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the collateral pledged to secure such indebtedness, including the Credit Facility, which will be secured by all of the assets of the Company. See "Risk Factors--Restrictions Imposed by Terms of the Company's Indebtedness; Impact of Asset Encumbrances" and "Description of Certain Indebtedness."

SUBSIDIARY GUARANTEES

The Company's payment obligations under the Notes will be guaranteed, jointly and severally and fully and unconditionally, on a senior unsecured basis (the "Subsidiary Guarantees") by the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be unconditional and absolute, irrespective of any invalidity, illegality, unenforceability of any Note or the Indenture or any extension, compromise, waiver or release in respect of any obligation of the Company or any other Subsidiary Guarantor under any Note or the Indenture, or any modification or amendment of or supplement to the Indenture.

Upon the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary Guarantor (or substantially all of its assets) to an entity which is not a Subsidiary of the Company, which sale or other disposition is otherwise in compliance with the Indenture, such Subsidiary Guarantor shall be deemed released from all its obligations under its Subsidiary Guarantee; provided that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, other Indebtedness of the Company shall also terminate upon such release, sale or transfer.

In addition, each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor without limitation. Subject to the provisions of the immediately preceding paragraph, the Indenture will further provide that a Subsidiary Guarantor may consolidate with or merge into or sell its assets to a corporation other than the Company or another Subsidiary Guarantor (whether or not affiliated with such Subsidiary Guarantor), provided that (a) if the surviving person is not the Subsidiary Guarantor, the surviving person agrees to assume such Subsidiary Guarantor's obligations under its Subsidiary Guarantee and all its obligations under the Indenture and (b) such transaction does not (i) violate any covenants set forth in the Indenture or (ii) result in a Default or Event of Default under the Indenture immediately thereafter that is continuing.

SPECIAL OFFER TO PURCHASE

If the Cherokee Acquisition is not consummated prior to           , 1997, the
date that is 90 days from the Issue Date (the "Special Offer Notice Date"), the Company will be obligated to make an offer to purchase (the "Special Offer") at a price (the "Special Offer Price") equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the Special Offer Purchase Date, an aggregate principal amount of Notes equal to $35 million.

Pursuant to the Indenture, if the Cherokee Acquisition shall not have been consummated on or prior to the Issue Date, on the Issue Date the Company will deposit with the Trustee, in the form of cash or Cash Equivalents, $35 million of the net proceeds from the sale of the Notes plus an additional amount sufficient to consummate the Special Offer on the Final Special Offer Purchase Date (as defined herein) at the Special Offer Price. All amounts so deposited with the Trustee (collectively, the "Trust Funds") will be pledged to and held by the Trustee pursuant to the Indenture as security for the Notes. The Indenture will provide that if, prior to the Special Offer Notice Date, the Company delivers to the Trustee the documentation required under the Indenture, then the Trustee will release the Trust Funds to the Company for application to the concurrent consummation of the Cherokee Acquisition. Upon release of the Trust Funds, all of the Notes remaining outstanding immediately thereafter will be unsecured obligations of the Company.

Pending release of the Trust Funds as provided in the Indenture, the Trust Funds will be invested in cash and Cash Equivalents and any investment income therefrom remaining will be available to the Company following release of the Trust Funds. If an offer to purchase Notes is made on the Special Offer Notice Date, tendered Notes will be purchased with the Trust Funds and any portion of the Trust Funds remaining after the consummation of the offer to purchase will be returned to the Company.

On the Special Offer Notice Date, the Company shall mail to each holder of Notes at such holder's registered address a notice stating: (i) that the Cherokee Acquisition has not occurred and that the Company is offering to purchase up to $35 million aggregate principal amount of Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase (the "Special Offer Purchase Date"), which shall be a business day, specified in such notice, that is not earlier than 30 days or later than 60 days (the "Final Special Offer Purchase Date") from the date such notice is mailed, (ii) the amount of accrued and unpaid interest as of the Special Offer Purchase Date, (iii) that any Note not tendered will continue to accrue interest, (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Special Offer, any Notes accepted for payment pursuant to the Special Offer shall cease to accrue interest on and after the Special Offer Purchase Date, (v) the procedures, consistent with the Indenture, to be followed by a holder of Notes in order to accept a Special Offer or to withdraw such acceptance, and (vi) such other information as may be required by the Indenture and applicable laws and regulations.

On the Special Offer Purchase Date, the Company will (i) accept for payment $35 million aggregate principal amount of Notes or such lesser amount as is tendered pursuant to the Special Offer and (ii) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Special Offer and the Trustee will apply the Trust Funds to consummate the Special Offer. If less than all Notes tendered pursuant to the Special Offer are accepted for payment by the Company for any reason consistent with the Indenture, selection of the Notes to be purchased by the Company shall be in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that Notes accepted for payment in part shall only be purchased in integral multiples of $1,000. The paying agent shall promptly mail to each holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus any accrued and unpaid interest thereon, and the Trustee shall promptly authenticate and mail to such holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part for any reason consistent with the Indenture shall be promptly returned to the holder of such Note. On and after the Special Offer Purchase Date, interest will cease to accrue on the Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will announce the results of the Special Offer to holders of the Notes on or as soon as practicable after the Special Offer Purchase Date.

The Company will comply with the applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Special Offer.

REDEMPTION

Optional Redemption.  Except as described below, the Notes are not redeemable at
the Company's option prior to           , 2001. Thereafter, the Notes will be
subject to redemption at the option of the Company, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the Notes) set forth below, plus accrued and unpaid interest to the date of
redemption, if redeemed during the twelve-month period beginning on           of
the years indicated below.

                                            YEAR                                PERCENTAGE
                ------------------------------------------------------------    ----------
                2001                                                                    %
                2002                                                                    %
                2003                                                                    %
                2004 and thereafter                                                100.0%


Notwithstanding the foregoing, at any time prior to           , 1999, the
Company, at its option, may redeem from time to time up to   % of the aggregate
principal amount of the Notes originally issued, with the net cash proceeds of one or more Equity Offerings, other than the Concurrent Offering (and the exercise by the underwriters of the Concurrent Offering of any over-allotment option granted by the Company to such underwriters in connection therewith) at a
redemption price equal to   % of the principal amount thereof, together with
accrued and unpaid interest to the date of redemption; provided, however, that at least $75 million in aggregate principal amount of the Notes remains outstanding immediately after any such redemption.



Selection and Notice. If less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed will be made by the Trustee, on behalf of the Company, in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a securities exchange, on a pro rata basis, by lot or by any other method as the Trustee shall deem fair and appropriate; provided that a redemption pursuant to the provisions relating to Equity Offerings will be on a pro rata basis. Notes redeemed in part shall only be redeemed in integral multiples of $1,000. Notices of any redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at such holder's registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed, and the Trustee shall authenticate and mail to the holder of the original Note a new
Note in principal amount equal to the unredeemed portion of the original Note promptly after the original Note has been cancelled. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.


CHANGE OF CONTROL

In the event of a Change of Control (as defined herein), the Company will make an offer to purchase all of the then outstanding Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase, in accordance with the terms set forth below (a "Change of Control Offer").

Within 30 days following the occurrence of any Change of Control, the Company shall mail to each holder of Notes at such holder's registered address a notice stating: (i) that a Change of Control has occurred and that such holder has the right to require the Company to purchase all or a portion (equal to $1,000 or an integral multiple thereof) of such holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase (the "Change of Control Purchase Date"), which shall be a business day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed, (ii) the amount of accrued and unpaid interest as of the Change of Control Purchase Date, (iii) that any Note not tendered will continue to accrue interest, (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Change of Control Offer, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Purchase Date, (v) the procedures, consistent with the Indenture, to be followed by a holder of Notes in order to accept a Change of Control Offer or to withdraw such acceptance, and (vi) such other information as may be required by the Indenture and applicable laws and regulations.

On the Change of Control Purchase Date, the Company will (i) accept for payment all Notes or portions thereof tendered pursuant to the Change of Control Offer,
(ii) deposit with the paying agent the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest on such Notes as of the Change of Control Purchase Date, and (iii) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Change of Control Offer. The paying agent shall promptly mail to each holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus any accrued and unpaid interest thereon, and the Trustee shall promptly authenticate and mail to such holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part for any reason consistent with the Indenture shall be promptly returned to the holder of such Note. On and after a Change of Control Purchase Date, interest will cease to accrue on the Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will announce the results of the Change of Control Offer to holders of the Notes on or as soon as practicable after the Change of Control Purchase Date.

The Credit Facility, which is secured by certain assets of the Company and the Subsidiary Guarantors, contains, and other debt that may be incurred in the future could contain, prohibitions of certain events that would constitute a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. The breach of any such prohibitions or any such default could result in a default and subsequent acceleration of any such debt and the enforcement of available remedies thereunder. Finally, the Company's ability to pay cash to the holders of Notes upon a repurchase in the event of a Change of Control may be limited by the Company's then existing financial resources.

The Company will comply with the applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Change of Control Offer.

COVENANTS

Limitation on Incurrence of Indebtedness. The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, issue, create, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for ("incur") any Indebtedness (including Acquired
Debt), except for Permitted Indebtedness; unless, at the time of and immediately after giving pro forma effect to such incurrence, the Consolidated Fixed Charge Coverage Ratio of the Company and its Subsidiaries would be greater than (x) 1.5
to 1.0 if the Indebtedness is incurred prior to             , 1997, (y) 2.25 to
1.0 if the Indebtedness is incurred prior to                , 1998 or (z) 2.5 to
1.0 if the Indebtedness is incurred on or after                , 1998.

The foregoing limitations will not apply to the incurrence of any of the following (collectively, "Permitted Indebtedness"):


        (i) Indebtedness of the Company incurred under the Credit Facility in an aggregate principal amount at any time outstanding not to exceed the sum of
     (1) 80% of the net amount of accounts receivable (as determined under GAAP) of the Company and the Subsidiaries plus (2) an amount equal to $1,300 multiplied by the number of Eligible Pay Telephones, in each case as determined in good faith by the Company at the time of each incurrence of Indebtedness under the Credit Facility; provided that in no event shall the aggregate principal amount of Indebtedness outstanding at any one time under the Credit Facility permitted pursuant to this clause (i) exceed $25 million less the aggregate amount of any principal payments thereunder constituting permanent reductions of such Indebtedness pursuant to and in accordance with the covenant described under "--Limitation on Asset Sales"; and provided, further, that in no event shall the aggregate principal amount of Indebtedness outstanding at any one time under the Credit Facility pursuant to this clause (i) which was incurred for working capital purposes exceed $15 million;


        (ii) Indebtedness of the Company under the Notes and the Indenture and of any Subsidiary Guarantor represented by a Subsidiary Guarantee and other Indebtedness of the Company and the Subsidiary Guarantors outstanding on the Issue Date;

        (iii) Indebtedness owed by any Subsidiary to the Company or to a Subsidiary Guarantor, or owed by the Company to any Subsidiary Guarantor; provided that any such Indebtedness shall be held by a Person which is either the Company or a Subsidiary Guarantor and provided, further, that
     (A) any such Indebtedness of a Subsidiary shall not be subordinated to any other Indebtedness of such Subsidiary and (B) any such Indebtedness owed to a Subsidiary Guarantor shall be unsecured and shall be subordinated to the payment when due of the Notes and, provided, further, that an incurrence of additional Indebtedness which is not permitted under this clause (iii) shall be deemed to have occurred upon either (a) the transfer or other disposition of any such Indebtedness to a Person other than the Company or a Subsidiary or (b) the sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of any such Subsidiary to a Person other than the Company or a Subsidiary Guarantor such that such Subsidiary ceases to be a Subsidiary Guarantor;

        (iv) Indebtedness of the Company or any Subsidiary Guarantor consisting of guarantees of any Indebtedness of the Company or any Subsidiary Guarantor which Indebtedness has been incurred in accordance with the provisions of the Indenture;

        (v) Indebtedness arising with respect to Interest Rate Agreement Obligations incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding; provided, however, that the notional principal amount of such Interest Rate Agreement Obligation does not exceed the principal amount of the Indebtedness to which such Interest Rate Agreement Obligation relates; and

        (vi) Indebtedness of the Company or a Subsidiary incurred in connection with or given in exchange for the renewal, extension, substitution, refunding, defeasance, refinancing or replacement of any Indebtedness permitted to be incurred or outstanding under the Consolidated Fixed Charge Coverage Ratio of the first paragraph of this covenant or pursuant to clause (ii) above ("Refinancing Indebtedness"); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so renewed, extended, substituted, refunded, defeased, refinanced or replaced (plus the premiums or other payments paid in connection therewith (which shall not exceed the stated amount of any premium or other payments required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being renewed, extended, substituted, refunded, defeased, refinanced or replaced) and the expenses incurred in connection therewith); (b) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being renewed, extended, substituted, refunded, defeased, refinanced or replaced; and (c) such Refinancing Indebtedness shall not rank senior to, and shall be at least as subordinated, in right of payment to the Notes or the Subsidiary Guarantees, as the case may be, as the Indebtedness being renewed, extended, substituted, refunded, defeased, refinanced or replaced.

Limitation on Restricted Payments. The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment, unless at the time of and immediately after giving effect to the proposed Restricted Payment (with the value of any such Restricted Payment, if other than cash, to be determined by the Board of Directors of the Company in good faith and which determination shall be conclusive and evidenced by a board resolution), (i) no Default or Event of Default (and no event that, after notice or lapse of time, or both, would become an "event of default" under the terms of any other Indebtedness of the Company or its Subsidiaries) shall have occurred and be continuing or would occur as a consequence thereof, (ii) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio contained in the first paragraph under "--Limitation on Incurrence of Indebtedness" and
(iii) the aggregate amount of all Restricted Payments made after the Issue Date shall not exceed the sum of (a) 50% of cumulative Consolidated Net Income of the Company (or, in the case such cumulative Consolidated Net Income shall be negative, less 100% of such deficit) since the end of the fiscal quarter in which the Issue Date occurs through the last day of the most recent fiscal quarter, plus (b) the aggregate amount of all net cash proceeds received after the Issue Date by the Company (but excluding the net cash proceeds received by the Company from the Concurrent Offering and the exercise of the over-allotment option related thereto) from the issuance and sale (other than to a Subsidiary of the Company) of Capital Stock of the Company (other than Disqualified Stock) and the principal amount of Indebtedness of the Company or any Subsidiary Guarantor that had been converted into or exchanged for Capital Stock of the Company and, in either case, to the extent that such proceeds are not used to redeem, repurchase, retire or otherwise acquire Capital Stock or any Indebtedness of the Company or any Subsidiary of the Company pursuant to clause
(ii) of the next paragraph, plus (c) in the case of the disposition or repayment of any Investment for cash, which Investment constituted a Restricted Payment made after the Issue Date, an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, reduced (but not below zero) by the excess, if any, of the cost of the disposition of such Investment over the gain, if any, realized by the Company or such Subsidiary in respect of such disposition.

The foregoing provisions will not prohibit, so long as there is no Default or Event of Default continuing, the following actions (collectively, "Permitted Payments"):

        (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such payment would have been permitted under the Indenture, and such payment shall be deemed to have been paid on such date of declaration for purposes of clause (iii) of the preceding paragraph;

        (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Capital Stock or any Indebtedness of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Capital Stock of the Company (other than any Disqualified Stock);

        (iii) the repurchase, redemption or other repayment of any Subordinated Debt of the Company or a Subsidiary Guarantor in exchange for, by conversion into or solely out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Subordinated Debt of the Company or such Subsidiary Guarantor with a Weighted Average Life to Maturity equal to or greater than the then remaining Weighted Average Life to Maturity of the Subordinated Debt repurchased, redeemed or repaid;

        (iv) the redemption, repurchase, retirement, defeasance or other acquisition of Capital Stock of the Company or any options or stock appreciation rights related to Capital Stock of the Company held by officers or employees (or their estates or beneficiaries of estates) upon death, disability, retirement or termination of employment; provided that the amount of Permitted Payments made under this clause (iv) shall not exceed $1 million per annum;

        (v) any redemption of the 14% Preferred (i) having an aggregate stated value of $5.5 million out of the proceeds of the issuance of the Notes or the Concurrent Offering or (ii) at its stated maturity out of the proceeds of a concurrent issuance of Capital Stock (other than Disqualified Stock); and

        (vi) Restricted Investments received as consideration in connection with an Asset Sale made in compliance with the Indenture.

In computing the amount of Restricted Payments for purposes of clause (iii) of the first paragraph of this covenant, Restricted Payments made under clauses
(iv) and (vi) of the preceding paragraph shall be included and Restricted Payments made under clauses (i), (ii), (iii) and (v) of the preceding paragraph shall not be included.

Limitation on Asset Sales. The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, make any Asset Sale unless
(i) the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (determined by the Board of Directors of the Company in good faith, which determination shall be evidenced by a board resolution) of the assets or other property sold or disposed of in the Asset Sale, and (ii) at least 75% of such consideration is in the form of cash or Cash Equivalents; provided that for purposes of this covenant "cash" shall include the amount of any liabilities (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) of the Company or such Subsidiary (as shown on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or other property in such Asset Sale (and excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale), but only to the extent that such assumption is effected on a basis under which there is no further recourse to the Company or any of its Subsidiaries with respect to such liabilities.

Within 270 days after any Asset Sale, the Company may elect to apply or cause to be applied the Net Proceeds from such Asset Sale to (a) repay amounts outstanding under the Credit Facility, and permanently reduce the commitments or amounts available to be borrowed thereunder by the same amount, (b) repay amounts outstanding under Other Senior Debt that is secured by the asset being sold, to the extent repayment is required by the terms of the agreement governing the same, (c) use no more than the Other Senior Debt Pro Rata Share of such Net Cash Proceeds to repay amounts outstanding under Other Senior Debt and/or (d) make an investment in, or acquire assets directly or reasonably related to, the business of the Company and its Subsidiaries existing on the Issue Date. Pending the final application of any such Net Proceeds, the Company may temporarily reduce amounts outstanding under the Credit Facility or temporarily invest such Net Proceeds in any manner permitted by the Indenture. Any Net Proceeds from an Asset Sale not applied or invested as provided in the first sentence of this paragraph within 270 days of such Asset Sale will be deemed to constitute "Excess Proceeds" on the 271st day after such Asset Sale.

Not later than 10 business days after any date (an "Asset Sale Offer Trigger Date") that the aggregate amount of Excess Proceeds exceeds $10,000,000, the Company shall commence an offer to purchase the maximum principal amount of Notes that may be purchased out of all such Excess Proceeds (an "Asset Sale Offer") at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. The offer to purchase shall remain open for a minimum of 20 business days or such longer period as is required by law. To the extent that any Excess Proceeds remain after completion of an Asset Sale Offer, the Company may use the remaining amount for general corporate purposes and such amount shall no longer constitute "Excess Proceeds."

Within 10 business days following any Asset Sale Offer Trigger Date, the Company shall mail to each holder of Notes at such holder's registered address a notice stating: (i) that an Asset Sale Offer Trigger Date has occurred and that the Company is offering to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (the "Asset Sale Offer Purchase Date"), which shall be a business day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed, (ii) the amount of accrued and unpaid interest as of the Asset Sale Offer Purchase Date, (iii) that any Note not tendered will continue to accrue interest, (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Asset Sale Offer, any Notes accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Offer Purchase Date,
(v) the procedures, consistent with the Indenture, to be followed by a holder of Notes in order to accept an Asset Sale Offer or to withdraw such acceptance, and
(vi) such other information as may be required by the Indenture and applicable laws and regulations.

On the Asset Sale Offer Purchase Date, the Company will (i) accept for payment the maximum principal amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer that can be purchased out of Excess Proceeds from such Asset Sale, (ii) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest on such Notes as of the Asset Sale Offer Purchase Date, and (iii) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Asset Sale Offer. If less than all Notes tendered pursuant to the Asset Sale Offer are accepted for payment by the Company for any reason consistent with the Indenture, selection of the Notes to be purchased by the Company shall be in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that Notes accepted for payment in part shall only be purchased in integral multiples of $1,000. The paying agent shall promptly mail to each holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus any accrued and unpaid interest thereon, and the Trustee shall promptly authenticate and mail to such holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part shall be promptly returned to the holder of such Note. On and after an Asset Sale Offer Purchase Date, interest will cease to accrue on the Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will announce the results of the Asset Sale Offer to holders of the Notes on or as soon as practicable after the Asset Sale Offer Purchase Date.

The Company will comply with the applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Asset Sale Offer.

Limitation on Liens. The Indenture will provide that the Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom to secure any Indebtedness unless simultaneously therewith (a) if the Lien is created by the Company, the Notes and (b) if the Lien is created by a Subsidiary, the Subsidiary Guarantees are, in each case, secured equally and ratably, in the case of Liens securing Indebtedness that is not Subordinated Debt, and on a senior priority basis, in the case of Liens securing Subordinated Debt.


Limitation on Dividends and Other Payment Restrictions Affecting
Subsidiaries. The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to (i) pay dividends or make any other distributions to the Company or any other Subsidiary of the Company on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Subsidiary of the Company, (ii) make loans or advances to the Company or any other Subsidiary of the Company, or (iii) transfer any of its properties or assets to the Company or any other Subsidiary of the Company (collectively, "Payment Restrictions"), except for such encumbrances or restrictions existing under or by reason of (a) the Credit Facility as in effect on the Issue Date, and any amendments, restatements, renewals, replacements or refinancings thereof; provided that such amendments, restatements, renewals, replacements or refinancings are no more restrictive in the aggregate with respect to such dividend and other payment restrictions than those contained in the Credit Facility immediately prior to any such amendment, restatement, renewal, replacement or refinancing, (b) applicable law, (c) any instrument governing Indebtedness or Capital Stock of an Acquired Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with such acquisition); provided that such restriction is not applicable to any Person, or the properties or assets of any Person, other than the Acquired Person, (d) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (e) purchase money Indebtedness for property acquired in the ordinary course of business that only impose restrictions on the property so acquired, (f) an agreement for the sale or disposition of the Capital Stock or assets of such Subsidiary; provided that such restriction is only applicable to such Subsidiary or assets, as applicable, and such sale or disposition otherwise is permitted under the covenant described under "--Covenants --Limitation on Asset Sales"; and provided, further, that such restriction or encumbrance shall be effective only for a period from the execution and delivery of such agreement through a termination date not later than 270 days after such execution and delivery, (g) Refinancing Indebtedness permitted under the Indenture; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing, (h) any agreement in effect on the Issue Date and (i) provisions in security agreements relating to secured Indebtedness of a Subsidiary to the extent such provisions restrict the transfer of the property that is the subject of such security agreements.


Limitation on Transactions with Interested Persons. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company or any beneficial owner of five percent or more of any class of Capital Stock of the Company or any Subsidiary or any officer or director of the foregoing (each, an "Interested Person") unless (i) such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party, and (ii) (a) with respect to any transaction or series of transactions involving aggregate payments in excess of $100,000, the Company delivers an officers certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above and such transaction or series of related transactions has been approved by a majority of the members of the Board of Directors of the Company (and approved by a majority of the Independent Directors or, in the event there is only one Independent Director, by such Independent Director), and (b) with respect to any transaction or series of transactions involving aggregate payments in excess of $2,000,000, the Company delivers to the Trustee an opinion to the effect that such transaction or series of transactions is fair to the Company or such Subsidiary from a financial point of view issued by an investment banking firm of national standing. Notwithstanding the foregoing, this provision will not apply to (i) employment agreements or compensation or employee benefit arrangements with (including, without limitation, any stock options granted to) any officer, director or employee of the Company entered into in the ordinary course of business (including customary benefits thereunder), (ii) any transaction entered into by or among the Company or any Subsidiary Guarantor and one or more Subsidiary Guarantors, (iii) transactions pursuant to agreements existing on the Issue Date, including, without limitation, the Credit Facility and (iv) loans or advances to officers of the Company for bona fide business purposes of the Company in the ordinary course of business not in the excess of $500,000 in the aggregate at any one time outstanding.


Limitation on Issuance and Sale of Preferred Stock of Subsidiaries.  The Company
(a) will not, and will not permit any Subsidiary of the Company to, transfer, convey, sell or otherwise dispose of any shares of Preferred Stock of such Subsidiary or any other Subsidiary (other than to the Company or a Subsidiary Guarantor) and (b) will not permit any Subsidiary of the Company to issue shares of its Preferred Stock, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, its Preferred Stock to any Person other than to the Company or a Subsidiary Guarantor.


Future Subsidiary Guarantors. The Indenture will provide that the Company shall cause each Subsidiary of the Company formed or acquired after the Issue Date to issue a Subsidiary Guarantee and execute and deliver an indenture supplemental to the Indenture as a Subsidiary Guarantor.

Provision of Financial Statements. The Indenture will provide that, whether or not the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, the Company will file with the Commission, so long as the Notes are outstanding, the annual reports, quarterly reports and other periodic reports which the Company would have been required to file with the Commission pursuant to such
Section 13(a) or 15(d) if the Company were so subject, and such documents shall be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (i) within 15 days of each Required Filing Date, (a) transmit by mail to all holders of Notes, as their names and addresses appear in the Note register, without cost to such holders and (b) file with the Trustee copies of the annual reports, quarterly reports and other periodic reports which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) if filing such documents by the Company with the Commission is prohibited under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company's cost.

Limitation on Lines of Business. The Indenture will provide that the Company will not, and will not permit any Subsidiary to, engage in or conduct any business other than the ownership and operation of public pay telephones and lines of business integral or ancillary thereto; provided that the primary business of the Company and its Subsidiaries shall continue to be the ownership and operation of public pay telephones.

Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in the City of New York; (iii) maintenance of corporate existence; (iv) payment of taxes and other claims; (v) maintenance of properties; and (vi) maintenance of insurance.

MERGER, CONSOLIDATION AND SALE OF ASSETS

The Indenture will provide that the Company shall not consolidate or merge with or into (whether or not the Company is the Surviving Person), or, directly or indirectly through one or more Subsidiaries, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person or Persons (other than a Subsidiary Guarantor) unless (i) the Surviving Person is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Person (if other than the Company) assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) at the time of and immediately after such Disposition, no Default or Event of Default shall have occurred and be continuing; and (iv) the Surviving Person will (A) have Consolidated Net Worth (immediately after giving effect to the Disposition on a pro forma basis) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction, and
(B) at the time of such Disposition and after giving pro forma effect thereto, the Surviving Person would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio contained in the first paragraph of the covenant described under "--Covenants--Limitation on Incurrence of Indebtedness."

In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the Surviving Person and the Surviving Person is to assume all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company would be discharged from its obligations under the Indenture and the Notes; provided that solely for the purpose of calculating amounts described in clause (iii) under "--Covenants--Limitation on Restricted Payments," any such Surviving Person shall only be deemed to have succeeded to and be substituted for the Company with respect to the period subsequent to the effective time of such transaction (and the Company (before giving effect to such transaction) shall be deemed to be the "Company" for such purposes for all prior periods).

EVENTS OF DEFAULT

The Indenture will provide that each of the following constitutes an Event of
Default:

        (i) a default for 30 days in the payment when due of interest on any Note (whether or not prohibited by the subordination provisions of the Indenture);

        (ii) a default in the payment when due of principal on any Note, whether upon maturity, acceleration, optional or mandatory redemption, required repurchase or otherwise;

        (iii) failure to perform or comply with any covenant, agreement or warranty in the Indenture (other than the defaults specified in clauses (i) and (ii) above) which failure continues for 30 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the then outstanding Notes;

        (iv) except as permitted by the Indenture, any Subsidiary Guarantee shall for any reason cease to be, or it shall be asserted by any Subsidiary Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms;

        (v) the occurrence of one or more defaults under any agreements, indentures or instruments under which the Company or any Subsidiary of the Company then has outstanding Indebtedness in excess of $5 million in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

        (vi) one or more judgments, orders or decrees for the payment of money in excess of $5 million either individually or in the aggregate shall be entered against the Company or any Subsidiary of the Company or any of their respective properties and which judgments, orders or decrees are not paid, discharged, bonded or stayed for a period of 60 days after their entry;

        (vii) any holder or holders of at least $5 million in aggregate principal amount of Indebtedness of the Company or any Subsidiary of the Company after a default under such Indebtedness (a) shall notify the Company or the Trustee of the intended sale or disposition of any assets of the Company or any Subsidiary of the Company with an aggregate fair market value (as determined in good faith by the Company's Board of Directors, which determination shall be evidenced by a board resolution), individually or in the aggregate, of at least $5 million that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or
     (b) shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such Indebtedness, or to collect on, seize, dispose of or apply in satisfaction of such Indebtedness, such assets of the Company or any Subsidiary of the Company (including funds on deposit or held pursuant to lock-box and other similar arrangements);

        (viii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company or any Subsidiary of the Company in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company or any Subsidiary of the Company bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Subsidiary of the Company or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 days; or

        (ix) (a) the Company or any Subsidiary of the Company commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Company or any Subsidiary of the Company consents to the entry of a decree or order for relief in respect of the Company or such Subsidiary of the Company in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) the Company or any Subsidiary of the Company files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (d) the Company or any Subsidiary of the Company (x) consents to the filing of such petition or the appointment of or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or such Subsidiary of the Company or of any substantial part of their respective property, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or (e) the Company or any Subsidiary of the Company takes any corporate action in furtherance of any such actions in this paragraph (ix).

If any Event of Default (other than as specified in clause (viii) or (ix) of the preceding paragraph with respect to the Company or any Subsidiary) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may, and the Trustee at the request of such holders shall, declare all the Notes to be due and payable immediately. In the case of an Event of Default arising from the events specified in clause (viii) or (ix) of the preceding paragraph with respect to the Company or any Subsidiary, the principal of, premium, if any, and any accrued and unpaid interest on all outstanding Notes shall ipso facto become immediately due and payable without further action or notice.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all the Notes waive any existing Default or Event of Default and its consequences under the Indenture except (i) a continuing Default or Event of Default in the payment of the principal of, or premium, if any, or interest on, the Notes (which may only be waived with the consent of each holder of Notes affected), or (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note affected. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

DEFEASANCE

The Company may, at its option and at any time, elect to have the obligations of the Company discharged with respect to the outstanding Notes and the Subsidiary Guarantees ("legal defeasance"). Such legal defeasance means that the Company and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes and the Subsidiary Guarantees and to have satisfied all other obligations under the Notes and the Subsidiary Guarantees and the Indenture, except for (i) the rights of holders of the outstanding Notes to receive, solely from the trust fund described below, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes.

In order to exercise either legal defeasance or covenant defeasance, (i) the Company shall irrevocably deposit with the Trustee, as trust funds in trust for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations, or a combination thereof, maturing as to principal and interest in such amounts as will be sufficient, without consideration of any reinvestment of such interest, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity of such principal or installment of principal or interest; (ii) in the case of legal defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (viii) and (ix) under the first paragraph under "--Events of Default" are concerned, at any time during the period ending on the 91st day after the date of deposit; (v) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;
(vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of other Indebtedness, including, without limitation, those arising under the Indenture, after the 91st day following the deposit and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; (viii) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and (ix) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

The Indenture will cease to be of further effect (except as to surviving rights of registration, transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for the principal of, premium, if any, and interest to the date of payment; (ii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATIONS AND AMENDMENTS

Modifications and amendments of the Indenture or the Notes may be made by the Company, the Subsidiary Guarantors and the Trustee with the written consent of the holders of not less than a majority in aggregate principal amount of the then outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby: (i) change the stated maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency or the manner in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) extend the time for payment of interest on the Notes; (iii) alter the redemption provisions in the Notes or the Indenture in a manner adverse to any holder of the Notes; (iv) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto; (v) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any amended or supplemental indenture or the consent of whose holders is required for any waiver of compliance with any provision of the Indenture or any Default thereunder and their consequences provided for in the Indenture; (vi) modify any of the provisions of the Indenture relating to any amended or supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of any covenant, except to increase the percentage of outstanding Notes required for such actions or to provide that any other provision of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; (vii) except as otherwise permitted under "--Merger, Consolidation and Sale of Assets," consent to the assignment or transfer by the Company of any of its rights and obligations under the Indenture; (viii) alter the ranking of the Notes or the Subsidiary Guarantees in a manner adverse to the holders of the Notes; or (ix) amend, change or modify the obligation of the Company to make and consummate a Special Offer or any of the definitions related thereto in a manner adverse to any holder of Notes.

Notwithstanding the foregoing, without the consent of any holder of Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the Notes to (i) cure any ambiguity, defect or inconsistency, (ii) provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) provide for the assumption of the Company's obligations to the holders of the Notes in the event of any Disposition involving the Company that is permitted under the provisions of

"--Merger, Consolidation and Sale of Assets" in which the Company is not the Surviving Person, (iv) make any change that would provide any additional rights or benefits to the holders of the Notes or does not adversely affect the interests of any holder or (v) comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

THE TRUSTEE

In the event that the Trustee becomes a creditor of the Company, the Indenture contains certain limitations on the rights of the Trustee to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee, or resign.

The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default has occurred and has not been cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY; DELIVERY AND FORM

The Notes will be represented by one or more fully registered global notes (each a "Global Note"). Each Global Note will be deposited on the date of the closing of the sale of Notes offered hereby with, or on behalf of, the Depository Trust Company ("DTC") and registered in the name of a nominee of DTC.

THE GLOBAL NOTE

Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. The Company expects that pursuant to procedures established by DTC (i) upon deposit of a Global Note, DTC will credit the accounts of participants designated by the Underwriters with the respective principal amount of the Global Note beneficially owned by such participant and
(ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interest of persons holding through participants).

So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer such interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture with respect to the Notes.

Payments of the principal of, premium (if any) and interest on the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

The Company expects that DTC or its nominee, upon receipt of any payment of the principal of, premium (if any) and interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in any such Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered to the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in certificated form. Such laws may impair the ability to own, transfer or pledge beneficial interests in a Global Note. If a holder requires physical delivery of a certificated note for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the applicable Global Note in accordance with the normal procedures of DTC and with respect to the Notes, with the procedures set forth in the Indenture.

DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for certificated notes representing the Notes, which it will distribute to its participants.

DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

If DTC is at any time unwilling or unable to continue as a depositary for any Global Note and a successor depositary is not appointed by the Company within 30 days, certificated notes will be issued in exchange for Global Notes.

CERTAIN DEFINITIONS

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of all other terms used in the Indenture.

"Acquired Debt" means, with respect to any specified Person, Indebtedness of any other Person (the "Acquired Person") existing at the time the Acquired Person merges with or into, or becomes a Subsidiary of, such specified Person, including Indebtedness incurred in connection with, or in contemplation of, the Acquired Person merging with or into, or becoming a Subsidiary of, such specified Person.

"Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

"Asset Acquisition" means (a) an Investment by the Company or any Subsidiary in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged with or into the Company or any Subsidiary, (b) the acquisition by the Company or any Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person or any division or line (whether based on product or geography) of business of such Person or (c) the acquisition by the Company or any Subsidiary of any public pay telephones from any Person other than the manufacturer (or an Affiliate thereof or special purpose finance entity related thereto) of such telephones in a transaction involving consideration having a fair market value equal to or greater than $250,000.

"Asset Sale" means (i) any sale, lease, conveyance or other disposition by the Company or any Subsidiary of the Company of any assets (including by way of a sale-and-leaseback) other than in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company shall not be an "Asset Sale" but instead shall be governed by the provisions of the Indenture described under "--Merger, Consolidation and Sale of Assets"), or (ii) the issuance or sale of Capital Stock of any Subsidiary of the Company, in each case, whether in a single transaction or a series of related transactions, to any Person (other than to the Company or a Subsidiary Guarantor); provided that the term "Asset Sale" shall not include (i) any simultaneous exchanges of public pay telephones and related location agreements of the Company or any Subsidiaries for public pay telephones and related location agreements of another person with equivalent Fair Market Value; provided that the number of pay telephones so exchanged in any calendar year shall not exceed 10% of (A) the sum of the number of pay telephones owned by the Company and its Subsidiaries on January 1 of such year and the number of pay telephones acquired by the Company and its Subsidiaries since January 1 of such year less (B) the number of pay telephones sold since

January 1 of such year, and (ii) any disposition or dispositions during any twelve-month period of assets or property having a fair market value of less than $250,000 in the aggregate.

"Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors, or any amendment to, succession to or change in any such law.

"Capital Lease Obligations" of any Person means the obligations to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such Person in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

"Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person, including any Preferred Stock.

"Cash Equivalents" means (i) marketable direct obligations issued or guaranteed by the United States of America, or any governmental entity or agency or political subdivision thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof) maturing within one year of the date of purchase; (ii) commercial paper issued by corporations, each of which shall have a consolidated net worth of at least $500,000,000, maturing within 180 days from the date of the original issue thereof, and rated "P-1" or better by Moody's Investors Service or "A-1" or better by Standard & Poor's Corporation or an equivalent rating or better by any other nationally recognized securities rating agency; (iii) certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the Untied States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totalling more than $500,000,000, maturing within one year of the date of purchase and
(iv) money market accounts with a bank or trust company of a type described in clause (iii).

"Change of Control" means the occurrence of any of the following events:

        (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of Capital Stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of more than 35% of the total voting power represented by the outstanding Voting Stock of the Company;

        (b) the Company merges with or into another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person merges with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where
     (x) the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and (y) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), disregarding the Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of Capital Stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of more than 35% of the total voting power represented by the outstanding Voting Stock of the surviving or transferee corporation;

        (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by (x) a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved (as described in this clause (x) or in the following clause (y)) or (y) Permitted Holders that are "beneficial owners" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of a majority of the total voting power represented by the outstanding Voting Stock of the Company) cease for any reason to constitute a majority of the Board then in office; or

        (d) the Company is liquidated or dissolved or adopts a plan of liquidation.

"Consolidated EBITDA" is defined to mean, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) income taxes, to the extent such amount was deducted in calculating Consolidated Net

Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Consolidated Net Income, and (vi) all other non-cash items reducing Consolidated Net Income, less all non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for the Company and its Subsidiaries in conformity with GAAP; provided that, if any Subsidiary is not a Wholly-Owned Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Consolidated Net Income attributable to such Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding common stock of such Subsidiary not owned on the last day of such period by the Company or any of its Subsidiaries divided by (2) the total number of shares of outstanding common stock of such Subsidiary on the last day of such period.

"Consolidated Fixed Charge Coverage Ratio" means, on any determination date (the "Transaction Date"), the ratio of (i) Consolidated EBITDA for the four fiscal quarters for which financial information in respect thereof is available immediately prior to such Transaction Date (the "Reference Period") to (ii) the aggregate Consolidated Fixed Charges during such Reference Period. In making the foregoing calculation, (A) pro forma effect shall be given to (1) any Indebtedness Incurred subsequent to the end of the Reference Period and prior to the Transaction Date, (2) any Indebtedness Incurred during such Reference Period to the extent such Indebtedness is outstanding at the Transaction Date, and (3) any Indebtedness to be Incurred on the Transaction Date, in each case as if such Indebtedness had been Incurred on the first day of such Reference Period and after giving pro forma effect to the application of the proceeds thereof as if such application had occurred on such first day, (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months) had been the applicable rate for the entire period, (C) there shall be excluded from Consolidated Fixed Charges any Consolidated Fixed Charges related to any amount of Indebtedness, Disqualified Stock, or obligations under leases that were outstanding during such Reference Period or thereafter but that are not outstanding or are to be repaid on the Transaction Date, except for Consolidated Interest Expense accrued (as adjusted pursuant to clause (B) above) during such Reference Period under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any successor revolving credit or similar arrangement) in effect on the Transaction Date, (D) pro forma effect shall be given to Asset Sales and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Sales) that occur during such Reference Period or thereafter and on or prior to the Transaction Date as if they had occurred and such proceeds had been applied on the first day of such Reference Period, (E) with respect to any such Reference Period commencing prior to the Issue Date, the issuance of the Notes shall be deemed to have taken place on the first day of such Reference Period, and (F) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any person that has become a Subsidiary or has been merged with or into the Company or any Subsidiary during such Reference Period or subsequent to such period and prior to the Transaction Date and that would have constituted Asset Sales or Asset Acquisitions had such transactions occurred when such person was a Subsidiary as if such asset dispositions or asset acquisitions were Asset Sales or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (D) or (F) of this sentence requires that pro forma effect be given to an asset acquisition or asset disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the person, or division or line of business of the person, or property, that is acquired or disposed of, for which financial information is available.

"Consolidated Fixed Charges" is defined to mean, for any period, the sum (without duplication) of (i) Consolidated Interest Expense for such period, (ii) all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued, or scheduled to be paid or to be accrued by the Company and its Subsidiaries during such period, and (iii) cash dividends declared or paid in respect of any Preferred Stock of the Company and its Subsidiaries during such period (other than dividends paid or payable to the Company or a Wholly-Owned Subsidiary), in each case as determined on a consolidated basis in accordance with GAAP consistently applied. For purposes of this definition, the amount of any cash dividends declared or paid will be deemed to be equal to the amount of such dividends multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the maximum statutory combined Federal, state, local and foreign income tax rate then applicable to the Company and its Subsidiaries (expressed as a decimal between one and zero) on a consolidated basis.


"Consolidated Interest Expense" means, with respect to any period, the interest expense of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied, including, without limitation, (a) amortization of debt discount, (b) the net payments, if any, under interest rate contracts (including amortization of discounts), (c) the interest portion of any deferred payment obligation and (d) accrued interest.

"Consolidated Net Income" means, with respect to any period, the net income (or loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication, (i) all extraordinary gains and losses (net of fees and expenses relating to the transaction giving rise thereto), (ii) the portion of net income (or loss) of the Company and its Subsidiaries allocable to interests in unconsolidated Persons, except to the extent of the amount of dividends or distributions actually paid to the Company or its Subsidiaries by such other Person during such period, (iii) net income (or loss) of any Person combined with the Company or any of its Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) net gain but not losses in respect of Asset Sales, or (v) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income to the Company is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders.

"Consolidated Net Worth" means, with respect to any Person on any date, the equity of the common and preferred stockholders of such Person and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP consistently applied.


"Credit Facility" means the credit agreement, to be entered into among the Company and one or more lending institutions, as the same may be amended, modified, renewed, refunded, replaced or refinanced from time to time, including
(i) any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, and (ii) any notes, guarantees, collateral documents, instruments and agreements executed in connection with any such amendment, modification, renewal, refunding, replacement or refinancing.


"Default" means any event that is, or after the giving of notice or passage of time or both would be, an Event of Default.

"Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

"Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on or prior to the stated maturity of the Notes.


"Eligible Pay Telephones" means, unless otherwise defined in the Credit Facility which definition shall control for purposes of the Indenture, only those telephones (a) in which the lenders under the Credit Facility have a first priority security interest, (b) which are located in the continental United States, (c) which are in full operation, (d) which, in the opinion of a majority of the lenders under the Credit Facility, are in good operating condition and are not obsolete or unmerchantable, and (e) which are subject to a valid Telephone Placement Agreement and a valid OSP Agreement, provided, however, that a telephone shall not be deemed to be an Eligible Pay Telephone if a majority of the lenders under the Credit Facility, in their reasonable judgment, determine that such telephone should not be included in such definition regardless of whether such telephone meets the requirements of clauses (a) through (e).


"Equity Offering" means (i) an underwritten public offering of Capital Stock (other than Disqualified Stock) of the Company subsequent to the Issue Date (excluding Capital Stock which may be issued upon exercise of any over-allotment option exercisable after the Issue Date and granted in connection with the Concurrent Offering), pursuant to an effective registration statement filed under the Securities Act, or (ii) any private placement of Capital Stock (other than Disqualified Stock) of the Company subsequent to the Issue Date, in either case the net proceeds of which to the Company (after deducting any underwriting discounts and commissions) exceed $25.0 million.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.


"Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) which could be negotiated in an arm's length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction; provided that, except with respect of any Asset Sale which involves an asset or assets the value of which could reasonably be expected to exceed $250,000, the Fair Market Value of any such asset or assets shall be determined by the Board of Directors of the Company, acting in good faith, and shall be evidenced by resolutions of the Board of Directors of the Company delivered to the Trustee; and provided, further, that the Fair Market Value of a location agreement shall be the present value of the revenue to be received by the Company under such agreement until the expiration of the term of such agreement, without giving effect to any rights to renew or extend such agreement, based on the actual amount of revenue, net of related costs associated with the telephone or telephones covered by such agreement, received by the Company under such agreement for the most recent fiscal quarter.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

"guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and "guaranteed," "guaranteeing" and "guarantor" shall have meanings correlative to the foregoing); provided, however, that the guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

"Indebtedness" means, with respect to any Person, without duplication, and whether or not contingent, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services or which is evidenced by a note, bond, debenture or similar instrument, (ii) all Capital Lease Obligations of such Person, (iii) all obligations of such Person in respect of letters of credit or bankers' acceptances issued or created for the account of such Person, (iv) all Interest Rate Agreement Obligations of such Person, (v) all liabilities secured by any Lien on any property owned by such Person even if such Person has not assumed or otherwise become liable for the payment thereof to the extent of the lesser of (x) the amount of the Obligation so secured and (y) the fair market value of the property subject to such Lien,
(vi) all obligations to purchase, redeem, retire, or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (vii) to the extent not included in (vi), all Disqualified Stock issued by such Person, valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends thereon, and (viii) to the extent not otherwise included, any guarantee by such Person of any other Person's indebtedness or other obligations described in clauses (i) through (vii) above. "Indebtedness" of the Company and its Subsidiaries shall not include current trade payables incurred in the ordinary course of business and payable in accordance with customary practices, and non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business which are not more than 90 days past due. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by the fair market value of, such Disqualified Stock, such fair market value is to be determined in good faith by the board of directors of the issuer of such Disqualified Stock.

"Independent Director" means a director of the Company other than a director (i) who (apart from being a director of the Company or any Subsidiary) is an employee or Affiliate of the Company or a Subsidiary or has held any such position during the previous five years, (ii) who is a director, employee or Affiliate of another party to the transaction in question or (iii) who has, or who has been appointed to the Board of Directors by a shareholder who has, a direct or indirect financial interest in the transaction in question.

"Insolvency or Liquidation Proceeding" means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

"Interest Rate Agreement Obligations" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

"Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates of such Person) in the form of loans, guarantees, advances or capital contributions (excluding commission, travel, relocation expenses and similar loans and advances to officers and employees made in the ordinary course of business) purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. "Investments" shall exclude extensions of trade credit by the Company and its Subsidiaries in the ordinary course of business in accordance with normal trade practices of the Company or such Subsidiary, as the case may be.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

"Net Proceeds" means, with respect to any Asset Sale by any Person, the aggregate cash proceeds received by such Person and/or its Affiliates in respect of such Asset Sale, which amount is equal to the excess, if any, of (i) the cash received by such Person and/or its Affiliates (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such Asset Sale, over (ii) the sum of (a) the amount of any Indebtedness that is secured by such asset and which is required to be repaid by such Person in connection with such Asset Sale, plus (b) all fees, commissions and other expenses incurred by such Person in connection with such Asset Sale, plus (c) provision for taxes, including income taxes, attributable to the Asset Sale or attributable to required prepayments or repayments of Indebtedness with the proceeds of such Asset Sale, plus (d) a reasonable reserve for the after-tax cost of any indemnification payments (fixed or contingent) attributable to seller's indemnities to purchaser in respect of such Asset Sale undertaken by the Company or any of its Subsidiaries in connection with such Asset Sale plus
(e) if such Person is a Subsidiary of the Company, any dividends or distributions payable to holders of minority interests in such Subsidiary from the proceeds of such Asset Sale.


"OSP Agreement" means any agreement with an operator service provider pursuant to which commissions, fees or surcharges are to be paid to the Company or one of its Subsidiaries on all or a portion of the long distance traffic relating to any pay telephones owned or leased by or to the Company or one of its Subsidiaries.


"Other Senior Debt" means Indebtedness of the Company ranking pari passu in right of payment with the Notes and Indebtedness of a Subsidiary Guarantor ranking pari passu in right of payment with the Subsidiary Guarantees, in each case, the terms of which require that Net Cash Proceeds be used to permanently reduce (and thereby also reduce commitments relating to) such Indebtedness.

"Other Senior Debt Pro Rata Share" means a fraction, (i) the numerator of which is the aggregate principal amount of Other Senior Debt outstanding on the date Net Cash Proceeds are received and (ii) the denominator of which is the sum of
(x) the aggregate principal amount of Notes outstanding on such date and (y) the aggregate principal amount of any Other Senior Debt outstanding on such date.

"Permitted Holders" means (i) Peter G. Graf; (ii) his spouse and lineal descendants; (iii) in the event of the incompetence or death of any of the Persons described in clauses (i) and (ii), such Person's estate, executor, administrator, committee or other personal representative; (iv) any trusts created for the benefit of the Persons described in clause (i) or (ii); (v) each of International Nederlanden (U.S.) Capital Corporation and Cerberus Partners, L.P.; or (vi) any Person controlled by any of the Persons described in clause
(i), (ii), (iv) or (v). For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

"Permitted Investments" means (i) any Investment in the Company or any Subsidiary Guarantor; (ii) any Investments in Cash Equivalents; (iii) any Investment in a Person (an "Acquired Person") if, as a result of such Investment, (a) the Acquired Person becomes a Subsidiary Guarantor, or (b) the Acquired Person either (1) is merged, consolidated or amalgamated with or into the Company or a Subsidiary Guarantor and the Company or such Subsidiary Guarantor is the Surviving Person, or (2) transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary Guarantor;
(iv) Investments in accounts and notes receivable acquired in the ordinary course of business; (v) Interest Rate Agreement Obligations permitted pursuant to the second paragraph under "--Covenants--Limitation on Incurrence of Indebtedness"; (vi) loans to employees the proceeds of which are used to pay taxes due in respect of stock grants to such employees in an amount not to exceed in the aggregate $1,000,000 in each of calendar year 1997 and 1998 and $750,000 in calendar year 1999; and (vii) Investments, not to exceed $2,500,000 at any time outstanding, in joint ventures in which Cherokee or any of its Subsidiaries is a party as of the Issue Date and which relate solely to certain public pay telephones located in Mexico that are to be acquired in connection with the Cherokee Acquisition.

"Permitted Liens" means (i) (A) Liens on assets or property of the Company that secure Indebtedness outstanding under the Credit Facility pursuant to clause (i) of the second paragraph under "--Covenants--Limitation on Incurrence of Indebtedness and (B) Liens securing up to $25 million of additional Indebtedness outstanding under the Credit Facility incurred pursuant to the Consolidated Fixed Coverage Ratio contained in the first paragraph of the covenant described under "--Covenants--Limitation on Incurrence of Indebtedness" and (C) Liens securing up to $25 million of additional Indebtedness, if the Consolidated Fixed Charge

Coverage Ratio at the time of such incurrence, after giving effect to such Indebtedness is 3.0 to 1.0; (ii) Liens securing Indebtedness of a Person existing at the time that such Person is merged into or consolidated with the Company or a Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of such Person; (iii) Liens on property acquired by the Company or a Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other property; (iv) Liens in favor of the Company or any Subsidiary Guarantor of the Company; (v) Liens incurred, or pledges and deposits in connection with, workers' compensation, unemployment insurance and other social security benefits, and leases, appeal bonds and other obligations of like nature incurred by the Company or any Subsidiary of the Company in the ordinary course of business; (vi) Liens imposed by law, including, without limitation, mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens, incurred by the Company or any Subsidiary of the Company in the ordinary course of business; (vii) Liens for ad valorem, income or property taxes or assessments and similar charges which either are not delinquent or are being contested in good faith by appropriate proceedings for which the Company has set aside on its books reserves to the extent required by GAAP; (viii) Liens created under the Indenture; (ix) Liens securing Capital Lease Obligations on property subject to the applicable lease; (x) Liens securing Interest Rate Agreement Obligations; and (xi) purchase money Liens incurred in the ordinary course of business, provided that such Liens relate only to the property or assets acquired and such Liens are created within 90 days of the acquisition of such property or assets.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Preferred Stock" as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

"Restricted Investment" means an Investment other than a Permitted Investment.

"Restricted Payment" means (i) any dividend or other distribution declared or paid on any Capital Stock of the Company or any of its Subsidiaries (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company or such Subsidiary or dividends or distributions payable to the Company or any Subsidiary Guarantor); (ii) any payment to purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Subsidiary of the Company or other Affiliate of the Company (other than any Capital Stock owned by the Company or any Subsidiary Guarantor); (iii) any payment to purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness prior to the scheduled maturity thereof; or (iv) any Restricted Investment.

"Subordinated Indebtedness" means any Indebtedness of the Company or a Subsidiary if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be.

"Subsidiary" of any Person means (i) any corporation more than 50% of the outstanding Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or (ii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or (iii) any other Person (other than a corporation or limited partnership) in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries thereof, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

"Subsidiary Guarantor" means (i) each Subsidiary of the Company existing on the Issue Date, (ii) each of the Company's Subsidiaries which becomes a guarantor of the Notes in compliance with the provisions set forth under "--Covenants--Future Subsidiary Guarantors," and (iii) each of the Company's Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture.


"Telephone Placement Agreement" shall mean any agreement between the Company or one of its Subsidiaries and another person pursuant to which the Company or such Subsidiary installs one or more telephones on property or properties owned, leased or operated by such person and pays to such person a fee or percentage of revenues earned from such telephone(s), and such other compensation as may be provided pursuant thereto, in return for such installation right.


"Voting Stock" means, with respect to any Person, Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

"Weighted Average Life to Maturity" means, with respect to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment as final maturity, in respect thereof, with (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding aggregate principal amount of such Indebtedness.

"Wholly-Owned Subsidiary" means any Subsidiary of which 100% of the outstanding Capital Stock is owned by the Company or another Wholly-Owned Subsidiary. For the purposes of this definition, any director's qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining ownership of a Subsidiary.

                                  UNDERWRITING


Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 1996 (the "Underwriting Agreement"), J.P. Morgan
Securities Inc. ("J.P. Morgan"), CIBC Wood Gundy Securities Corp. ("CIBC"), ING Baring (U.S.) Securities Corporation ("ING Barings") and Southcoast (collectively, the "Underwriters") have severally agreed to purchase from the Company, and the Company has agreed to sell to them, severally, the principal amount of Notes set forth opposite their names below. Under the terms and conditions of the Underwriting Agreement, the Underwriters are obligated to take and pay for the entire principal amount of the Notes if any Notes are purchased.



                                                                                      -------------------
                                                                                         PRINCIPAL AMOUNT
                                                                                      -------------------
    J.P. Morgan Securities Inc.                                                         $
    CIBC Wood Gundy Securities Corp.
    ING Baring (U.S.) Securities Corporation
    Southcoast Capital Corporation
                                                                                      -------------------
         Total                                                                          $     110,000,000
                                                                                           ==============


The Underwriters propose initially to offer the Notes directly to the public at the price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of % of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of      % of the principal amount of the Notes to
certain other dealers. After the initial public offering of the Notes, the offering price and such concession may be changed.


ING, an affiliate of ING Barings, is the beneficial owner of approximately 36.9% of the Common Stock of the Company and is a selling stockholder in the Concurrent Offering, and Southcoast is the beneficial owner of approximately 5.9% of the Common Stock of the Company. See "Security Ownership of Certain Beneficial Owners and Management." In addition, ING serves as a lender and/or agent under the Credit Agreement, has received customary fees for acting in such capacities, and, as a lender, is, as of September 30, 1996, the holder of approximately $20.5 million of senior secured indebtedness of the Company. ING will receive its proportionate share of any repayment by the Company of amounts outstanding under the Credit Agreement from the proceeds of the Offering, which repayment may, in the aggregate, exceed 10% of the net proceeds of the Offering. See "Use of Proceeds." Southcoast will also receive customary fees for acting as underwriter in connection with the Concurrent Offering and for providing financial advisory services to the Company in connection with the Cherokee Acquisition. In addition, a predecessor of Southcoast provided investment banking and financial advisory services to the Company in the past for which it received customary fees. See "Certain Transactions."


Because ING beneficially owns in excess of 10% of the Common Stock of the Company and will receive in excess of 10% of the net proceeds of the Offering, the underwriting arrangements for the Offering must comply with certain requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"). In this regard, CIBC will act as, and assume the responsibilities of, qualified independent underwriter in connection with pricing the Offering and conducting due diligence. Further, the Underwriters will not confirm sales of the Notes to any accounts over which they exercise discretionary authority without the prior specific written approval of the transaction by the customer.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

There is currently no trading market for the Notes. The Company does not intend to list the Notes on any securities exchange. The Company has been advised by the Underwriters that the Underwriters currently intend to make a market in the Notes, however, the Underwriters are not obligated to do so and may discontinue any such market making activities at any time without notice. No assurance can be given as to the development or liquidity of any trading market for the Notes.

                                 LEGAL MATTERS


Certain legal matters relating to the Notes and the Guarantees offered hereby will be passed upon for the Company by Tammy L. Martin, Esq., General Counsel of the Company, and by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to the issuance of the Guarantees offered hereby will also be passed upon for the Subsidiary Guarantors by Shackleford, Farrior, Stallings and Evans, Tampa, Florida; Barnes & Thornburg, Indianapolis, Indiana; Blumenfeld, Kaplan & Sandweiss P.C., St. Louis, Missouri; and Scher & Miller, Dallas, Texas. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

The consolidated financial statements of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Paramount Communications Systems, Inc. as of December 31, 1995 and for the year then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Paramount Communications Systems, Inc. as of December 31, 1994 and for the year then ended included herein and in the registration statement of which this Prospectus forms a part have been so included in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

The financial statements of International Pay Phones, Inc. (South Carolina) as of December 31, 1994 and 1995 and for each of the two years ended December 31, 1994 and 1995 included in this Prospectus have been so included in reliance on the report of Miller Sherrill Blake, CPA, PA, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of International Payphones, Inc. (Tennessee) as of December 31, 1994 and 1995 and for each of the two years ended December 31, 1994 and 1995 included in this Prospectus have been so included in reliance on the report of Ernest M. Sewell, CPA, independent accountant, given on the authority of said person as an expert in auditing and accounting.

The financial statements of Payphones of America, Inc. as of December 31, 1994 and 1995 and for each of the two years ended December 31, 1994 and 1995 included in this Prospectus have been so included in reliance on the report of Kerber, Eck & Braeckel LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Amtel Communications, Inc. and combined companies as of December 31, 1995 and for the six months ended June 30, 1996 and the combined statement of revenue and direct operating expenses for three months ended December 31, 1994 included in this Prospectus have been so included in reliance on the report of Harlan & Boettger, CPAs, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Cherokee Communications, Inc. as of September 30, 1995 and 1994 and for each of the three years in the period ended September 30, 1995 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    GLOSSARY

The following is a description of certain terms used in this Prospectus.

ACCESS CHARGES -- The fees paid by long distance companies to LECs for originating and terminating long distance calls on LECs' networks.

BPP (BILLED-PARTY PREFERENCE) -- Billing system proposed by the FCC and not adopted in which the party being billed preselects the service provider of his or her choice to carry long distance traffic (as opposed to the provider presubscribed by the public pay telephone provider).

BOCS (BELL OPERATING COMPANIES) -- The seven regional holding companies and their respective local telephone operating companies established by the MFJ. Under the MFJ, the BOCs were prohibited from providing interLATA telecommunications services and from manufacturing telecommunications equipment.

CALL AGGREGATOR -- Person that, in the ordinary course of its operations, makes telephones available to the public or to transient users for interstate telephone calls using an OSP.

COMPUTER III -- FCC rulemaking proceeding that established certain non-structural safeguards designed to prevent BOCs from using their incumbent market power in an anti-competitive manner.

CUSTOMER PROPRIETARY NETWORK INFORMATION -- Information that relates to the quantity, technical configuration, type, destination, and amount of use of a telecommunications service subscribed to by any customer of a telecommunications carrier, and that is made available to the carrier by the customer solely by virtue of the carrier-customer relationship.

DIAL-AROUND CALLS -- Telephone calls placed from public pay telephones using a long distance or operator service provider other than the one selected by the independent public pay telephone company.

FCC -- Federal Communications Commission.

IN-REGION SERVICE -- InterLATA toll service provided by the BOCs within the same states in which they also provide local exchange service.

INTEREXCHANGE CARRIER -- See Long Distance Company.

INTERLATA PRESUBSCRIPTION -- Ability of a customer to presubscribe to a carrier of its choice for interLATA calls.

INTRALATA PRESUBSCRIPTION -- Ability of a customer to presubscribe to a carrier of its choice for local and intraLATA calls.

LOCATION PROVIDER -- The property owner or occupant that supplies the site on which public pay telephones are placed in operation by the telephone provider.

LATA (LOCAL ACCESS AND TRANSPORT AREA) -- The geographically defined areas in which BOCs were authorized by the MFJ to provide local exchange service.

LONG DISTANCE COMPANY OR INTEREXCHANGE CARRIER -- Company providing transmission services between local exchanges on either an intrastate or interstate basis. A long distance company may offer services by using its own or by reselling another carrier's facilities.

LECS (LOCAL EXCHANGE CARRIER) -- Companies providing local exchange telephone service (including, but not limited to, BOCs).

MFJ (MODIFICATION OF FINAL JUDGMENT) -- Court order that divested the seven BOCs from AT&T and imposed various line of business restrictions on the BOCs and AT&T.

OPERATOR SERVICES ACT -- The Telephone Operator Consumer Services Improvement Act of 1990, which imposed various requirements for OSPs and call aggregators.

OSP (OR OPERATOR SERVICE PROVIDER) -- Provider of operator assistance in the billing or completion (or both) of an interstate telephone call.

POLLING -- Process in which the Company's management information system calls the public pay telephone and collects certain data.

TELECOMMUNICATIONS ACT -- The Telecommunications Act of 1996, which amended the Communications Act of 1934.

                         PHONETEL TECHNOLGIES INC. LOGO

                          PHONETEL TECHNOLOGIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
PHONETEL TECHNOLOGIES, INC.
Audited Financial Statements:
     Report of Independent Accountants...............................................    F-3
     Consolidated Balance Sheets as of December 31, 1994 and December 31, 1995.......    F-4
     Consolidated Statements of Operations for the years ended December 31, 1993,
      1994 and 1995..................................................................    F-5
     Consolidated Statements of Shareholders' Equity for the years ended December 31,
      1993, 1994 and 1995............................................................    F-6
     Consolidated Statements of Cash Flows for the years ended December 31, 1993,
      1994 and 1995..................................................................    F-8
     Notes to Consolidated Financial Statements......................................   F-10
Unaudited Financial Statements:
     Consolidated Balance Sheets as of December 31, 1995 and September 30, 1996......   F-26
     Consolidated Statements of Operations for the nine and three months ended
      September 30, 1995 and 1996....................................................   F-27
     Consolidated Statements of Cash Flows for the nine months ended September 30,
      1995 and 1996..................................................................   F-28
     Consolidated Statements of Changes in Mandatorily Redeemable Preferred Stock and
      Non-Mandatorily Redeemable Preferred Stock, Common Stock and Other
      Shareholders' Equity as of December 31, 1995 and September 30, 1996............   F-29
     Notes to Consolidated Financial Statements......................................   F-31
PARAMOUNT COMMUNICATIONS SYSTEMS, INC.
Audited Financial Statements -- 1995:
     Report of Independent Accountants...............................................   F-39
     Balance Sheet as of December 31, 1995...........................................   F-40
     Statement of Income for the year ended December 31, 1995........................   F-41
     Statement of Cash Flows for the year ended December 31, 1995....................   F-42
     Statement of Changes in Shareholders' Equity for the year ended December 31,
      1995...........................................................................   F-43
     Notes to Financial Statements...................................................   F-44
Audited Financial Statements -- 1994:
     Report of Independent Certified Public Accountants..............................   F-47
     Balance Sheet as of December 31, 1994...........................................   F-48
     Statement of Income for the year ended December 31, 1994........................   F-49
     Statement of Shareholders' Equity for the year ended December 31, 1994..........   F-50
     Statement of Cash Flows for the year ended December 31, 1994....................   F-51
     Notes to Financial Statements...................................................   F-52
INTERNATIONAL PAY PHONES, INC. (SOUTH CAROLINA)
Audited Financial Statements -- 1995:
     Independent Auditors' Report....................................................   F-55
     Balance Sheet as of December 31, 1995...........................................   F-56
     Statement of Income and Retained Earnings for the year ended December 31,
      1995...........................................................................   F-57
     Statement of Cash Flows for the year ended December 31, 1995....................   F-58
     Notes to Financial Statements...................................................   F-59
Audited Financial Statements -- 1994:
     Independent Auditors' Report....................................................   F-64
     Balance Sheet as of December 31, 1994...........................................   F-65
     Statement of Income and Retained Earnings for the year ended December 31,
      1994...........................................................................   F-66
     Statement of Cash Flows for the year ended December 31, 1994....................   F-67
     Notes to Financial Statements...................................................   F-68

                                                                                       PAGE
                                                                                       -----
INTERNATIONAL PAY PHONES, INC. (TENNESSEE)
Audited Financial Statements:
     Independent Auditors' Report....................................................   F-72
     Balance Sheets as of December 31, 1995 and 1994.................................   F-73
     Statements of Earnings and Retained Earnings for the years ended December 31,
      1995 and 1994..................................................................   F-74
     Statements of Cash Flows for the years ended December 31, 1995 and 1994.........   F-75
     Notes to Financial Statements...................................................   F-76
PAYPHONES OF AMERICA, INC.
Audited Financial Statements:
     Independent Auditors' Report....................................................   F-79
     Consolidated Balance Sheets as of December 31, 1995 and 1994....................   F-80
     Consolidated Statements of Operations for the years ended December 31, 1995 and
      1994...........................................................................   F-81
     Consolidated Statement of Stockholders' Equity (Deficit) for the years ended
      December 31, 1995 and 1994.....................................................   F-82
     Consolidated Statements of Cash Flows for the years ended December 31, 1995 and
      1994...........................................................................   F-83
     Notes to Financial Statements...................................................   F-84
Unaudited Financial Statements:
     Independent Accountants' Report.................................................   F-91
     Consolidated Balance Sheets as of June 30, 1996 and 1995........................   F-92
     Consolidated Statements of Operations for the six months ended June 30, 1996 and
      1995...........................................................................   F-93
     Consolidated Statements of Cash Flows for the six months ended June 30, 1996 and
      1995...........................................................................   F-94
     Notes to Consolidated Financial Statements......................................   F-95
AMTEL COMMUNICATIONS INC. AND COMBINED COMPANIES (DEBTOR-IN POSSESSION)
Audited Financial Statements:
     Independent Auditors' Report....................................................  F-100
     Combined Balance Sheets as of June 30, 1996 and December 31, 1995...............  F-101
     Combined Statements of Operations for the six months ended June 30, 1996 and the year ended December 31, 1995...................................................  F-102
     Combined Statements of Changes in Stockholder's Deficit for the six months ended
      June 30, 1996 and the year ended December 31, 1995.............................  F-103
     Combined Statements of Cash Flows for the six months ended June 30, 1996 and the year ended December 31, 1995...................................................  F-104
     Notes to Financial Statements...................................................  F-105
Audited Statement of Revenues and Direct Operating Expenses:
     Independent Auditors' Report....................................................  F-109
     Combined Statement of Revenues and Direct Operating Expenses for the three months ended December 31, 1994.................................................  F-110
     Notes to Combined Statement of Revenues and Direct Operating Expenses...........  F-111
CHEROKEE COMMUNICATIONS, INC.
Audited Financial Statements:
     Independent Auditors' Report....................................................  F-113
     Balance Sheets as of September 30, 1995 and 1994................................  F-114
     Statements of Income for the years ended September 30, 1995, 1994 and 1993......  F-115
     Statement of Shareholders' Equity for the years ended September 30, 1995, 1994 and 1993.......................................................................  F-116
     Statements of Cash Flows for the years ended September 30, 1995, 1994 and
      1993...........................................................................  F-117
     Notes to Financial Statements...................................................  F-118
Unaudited Financial Statements:
     Condensed Balance Sheets as of September 30, 1995 and June 30, 1996.............  F-126
     Condensed Income Statements for the three and nine months ended June 30, 1996 and 1995.......................................................................  F-127
     Condensed Statements of Cash Flows for the nine months ended June 30, 1996 and
      1995...........................................................................  F-128
     Notes to Financial Statements...................................................  F-129

                       REPORT OF INDEPENDENT ACCOUNTANTS

March 29, 1996

To the Board of Directors
and Shareholders of
PhoneTel Technologies, Inc.

     In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations and shareholders' equity and of cash flows present fairly, in all material respects, the financial position of PhoneTel Technologies, Inc. and its subsidiaries at December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/  Price Waterhouse LLP
Cleveland, Ohio

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                     --------------------------
                                                                        1994           1995
                                                                     -----------    -----------
ASSETS
Current assets:
  Cash.............................................................  $   478,756    $   713,462
  Accounts receivable, net of allowance for doubtful
     accounts of $44,000 and $40,000, respectively.................      562,147        901,508
  Other current assets.............................................      164,331        185,634
                                                                     -----------    -----------
     Total current assets..........................................    1,205,234      1,800,604
Property and equipment, net........................................    5,294,839     14,099,111
Intangible assets, net.............................................    3,429,121     11,592,157
Other assets.......................................................      228,707      1,425,384
                                                                     -----------    -----------
                                                                     $10,157,901    $28,917,256
                                                                     ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt................................  $ 1,814,760    $ 1,010,412
  Current portion of obligation under capital leases...............       94,343        288,972
  Accounts payable.................................................    2,514,110      2,772,306
  Accrued expenses.................................................      814,656      1,610,100
  Obligations relating to contractual settlements and restructuring
     charges.......................................................           --        962,338
                                                                     -----------    -----------
     Total current liabilities.....................................    5,237,869      6,644,128
Long-term debt.....................................................    2,063,896      9,318,501
Obligations under capital leases...................................      208,269      3,243,965
Commitments and contingencies......................................           --             --
Total shareholders' equity.........................................    2,647,867      9,710,662
                                                                     -----------    -----------
                                                                     $10,157,901    $28,917,256
                                                                     ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                          1993           1994           1995
                                                       -----------    -----------    -----------
REVENUES:
  Coin calls.........................................  $ 4,237,848    $ 8,421,237    $12,130,189
  Operator services..................................    6,074,394      5,319,138      3,776,501
  Commissions........................................      667,976      1,856,482      2,681,172
  Other..............................................       89,299        269,230        130,121
                                                       -----------    -----------    -----------
                                                        11,069,517     15,866,087     18,717,983
                                                       -----------    -----------    -----------
COSTS AND EXPENSES:
  Line and transmission charges......................    2,776,448      4,456,509      5,475,699
  Location commissions...............................    2,599,330      3,391,190      3,467,626
  Other operating expenses...........................    1,891,984      3,238,252      4,452,032
  Depreciation and amortization......................      896,041      2,236,269      4,383,049
  Selling, general and administrative................    2,402,583      2,831,775      3,200,742
  Billing and collection.............................    1,116,149      1,026,420        858,230
  Other unusual charges and contractual
     settlements.....................................           --             --      2,169,503
                                                       -----------    -----------    -----------
                                                        11,682,535     17,180,415     24,006,881
                                                       -----------    -----------    -----------
     Loss from operations............................     (613,018)    (1,314,328)    (5,288,898)
Interest expense.....................................     (174,994)      (388,215)      (836,911)
Interest income......................................        9,137          7,421         16,112
                                                       -----------    -----------    -----------
NET LOSS.............................................  $  (778,875)   $(1,695,122)   $(6,109,697)
                                                       ===========    ===========    ===========
Less: Preferred stock dividend requirement...........     (207,623)      (291,980)      (309,668)
                                                       -----------    -----------    -----------
Net loss applicable to common shareholders...........  $  (986,498)   $(1,987,102)   $(6,419,365)
                                                       ===========    ===========    ===========
Net loss per common share............................  $     (0.96)   $     (1.35)   $     (3.29)
                                                       ===========    ===========    ===========
Weighted average number of shares....................    1,031,384      1,470,188      1,950,561
                                                       ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                            YEAR ENDED DECEMBER 31,
                               ----------------------------------------------------------------------------------
                                         1993                        1994                         1995
                               ------------------------    -------------------------    -------------------------
                                SHARES        AMOUNT        SHARES         AMOUNT        SHARES         AMOUNT
                               ---------    -----------    ---------    ------------    ---------    ------------
7% CUMULATIVE CONVERTIBLE
  REDEEMABLE PREFERRED STOCK
  Balance at beginning of
    year.....................         --             --        2,500    $    200,000        2,500    $    200,000
  Issuance of 7% preferred...      2,500    $   200,000           --              --           --              --
                               ---------        -------    ---------         -------    ---------         -------
  Balance at end of year.....      2,500    $   200,000        2,500    $    200,000        2,500    $    200,000
                               =========        -------    =========         -------    =========         -------
8% CUMULATIVE REDEEMABLE
  PREFERRED STOCK
  Balance at beginning of
    year.....................         --             --       12,200    $    981,084       12,200    $    981,084
  Issuance of 8% preferred...     12,200    $   981,084           --              --           --              --
                               ---------        -------    ---------         -------    ---------         -------
  Balance at end of year.....     12,200    $   981,084       12,200    $    981,084       12,200    $    981,084
                               =========        -------    =========         -------    =========         -------
10% CUMULATIVE REDEEMABLE
  PREFERRED STOCK
  Balance at beginning of
    year.....................      1,496    $         1        1,496    $          1        1,496    $          1
                               ---------        -------    ---------         -------    ---------         -------
  Balance at end of year.....      1,496    $         1        1,496    $          1        1,496    $          1
                               =========        -------    =========         -------    =========         -------
10% CUMULATIVE NON-VOTING
  REDEEMABLE PREFERRED STOCK
  Balance at beginning of
    year.....................         --             --           --              --           --              --
  Acquisition of World
    Communications, Inc......         --             --           --              --      530,534    $  5,305,340
                               ---------        -------    ---------         -------    ---------       ---------
  Balance at end of year.....         --             --           --              --      530,534    $  5,305,340
                               =========        -------    =========         -------    =========       ---------
12% CONVERTIBLE PREFERRED
  STOCK
  Balance at beginning of
    year.....................      6,500    $   650,000           --              --           --              --
  Conversion to Common
    Stock....................     (6,500)      (650,000)          --              --           --              --
                               ---------        -------    ---------         -------    ---------       ---------
  Balance at end of year.....         --             --           --              --           --              --
                               =========        -------    =========         -------    =========       ---------
COMMON STOCK
  Balance at beginning of
    year.....................    724,092    $     7,241    1,284,449    $     12,845    1,522,158    $     15,222
  Employee stock grants......      1,533             15           --              --           --              --
  Issuance of stock..........     25,270            253        8,389              84       91,383             914
  Private sales of stock.....         --             --      136,111           1,361      472,056           4,720
  Exercise of warrants and
    options..................    331,796          3,318       87,931             879        8,333              83
  Zandec interest and
    commitment fee
    conversion...............     76,164            762           --              --           --              --
  Conversion of 12% Preferred
    to Common Stock..........    123,764          1,238           --              --           --              --
  Financing costs............      1,830             18        5,278              53           --              --
  Acquisition of World
    Communications, Inc......         --             --           --              --      402,500           4,025
  Conversion of debt to
    equity...................         --             --           --              --       30,231             303
  Acquisition of Public
    Telephone Corporation....         --             --           --              --      304,879           3,049
  Acquisition escrow
    deposits.................         --             --           --              --       23,810             238
                               ---------        -------    ---------         -------    ---------         -------
  Balance at end of year.....  1,284,449    $    12,845    1,522,158    $     15,222    2,855,350    $     28,554
                               =========        -------    =========         -------    =========         -------

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                                                            YEAR ENDED DECEMBER 31,
                               ----------------------------------------------------------------------------------
                                         1993                        1994                         1995
                               ------------------------    -------------------------    -------------------------
                                SHARES        AMOUNT        SHARES         AMOUNT        SHARES         AMOUNT
                               ---------      -------      ---------      -------       ---------      -------
ADDITIONAL PAID-IN CAPITAL
  Balance at beginning of
    year.....................               $ 3,482,110                 $  6,552,473                 $  8,755,364
  Employee stock grants......                    10,335                           --                           --
  Issuance of stock..........                   222,917                      276,414                      528,532
  Private sales of stock.....                        --                    1,473,638                    2,010,067
  Exercise of warrants and
    options..................                 1,335,876                      552,581                       34,917
  JTMFC settlement...........                   537,500                           --                           --
  Zandec interest and
    commitment fee
    conversion...............                   220,195                           --                           --
  Options issued below fair
    value....................                    24,785                           --                           --
  Conversion of 12% Preferred
    to Common Stock..........                   741,346                           --                           --
  Financing costs............                   (22,591)                     (99,742)                     (83,212)
  Acquisition of World
    Communications, Inc......                        --                           --                    2,712,852
  Conversion of debt to
    equity...................                        --                           --                      137,375
  Acquisition of Public
    Telephone Corporation....                        --                           --                    2,054,902
  Acquisition escrow
    deposits.................                        --                           --                      149,762
  Warrants issued with
    debt.....................                        --                           --                      349,000
                                                -------                      -------                      -------
  Balance at end of year.....               $ 6,552,473                 $  8,755,364                 $ 16,649,559
                                                -------                      -------                      -------
ACCUMULATED DEFICIT
  Balance at beginning of
    year.....................               $(4,658,009)                $ (5,556,807)                $ (7,303,804)
  Net loss for the year......                  (778,875)                  (1,695,122)                  (6,109,697)
  Conversion of 12% Preferred
    to Common Stock..........                   (92,584)                          --                           --
  Dividends paid on 12% and
    8% Preferred Stock.......                   (27,339)                          --                           --
  Dividends paid on 7% and 8%
    Preferred Stock..........                        --                      (51,875)                     (40,375)
                                                -------                      -------                      -------
  Balance at end of year.....               $(5,556,807)                $ (7,303,804)                $(13,453,876)
                                                -------                      -------                      -------
TOTAL SHAREHOLDERS' EQUITY...               $ 2,189,596                 $  2,647,867                 $  9,710,662
                                                =======                      =======                      =======

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                          1993           1994           1995
                                                       -----------    -----------    -----------
CASH FLOWS PROVIDED BY (USED IN) OPERATING
  ACTIVITIES:
  Net loss...........................................  $  (778,875)   $(1,695,122)   $(6,109,697)
  Adjustments to reconcile net loss to net cash flow
     from operating activities:
     Depreciation and amortization...................      896,041      2,236,269      4,383,049
     Stock and stock awards issued...................       10,350         76,498        529,449
     Accretion of debt...............................           --             --         55,103
     Loss on disposal of assets......................           --             --        298,626
     Changes in assets and liabilities:
       Accounts receivable...........................     (132,885)        32,355        (64,873)
       Other current assets..........................      (71,841)      (116,591)       (47,121)
       Accounts payable..............................     (174,731)     1,975,628       (151,008)
       Accrued expenses..............................      263,149       (128,821)      (434,999)
       Other unusual charges and contractual
          settlements................................           --             --        962,338
                                                         ---------      ---------      ---------
                                                            11,208      2,380,216       (579,133)
                                                         ---------      ---------      ---------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Acquisition of Alpha Pay Phones-IV.................           --     (2,334,215)            --
  Acquisition of World Communications................           --             --       (696,006)
  Acquisition of Public Telephone....................           --             --         24,191
  Cash acquisition deposits..........................           --             --       (950,000)
  Purchases of intangible assets.....................           --       (363,853)      (427,409)
  Purchases of other assets..........................     (288,924)      (215,382)       (67,559)
  Purchases of property and equipment................     (907,837)      (300,852)      (237,228)
                                                         ---------      ---------      ---------
                                                        (1,196,761)    (3,214,302)    (2,354,011)
                                                         ---------      ---------      ---------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
  Proceeds from debt issuances.......................           --      1,400,000      3,132,500
  Principal payments on borrowings...................   (1,637,957)    (2,202,608)    (1,890,850)
  Proceeds from issuance of preferred and common
     stock and other.................................    1,245,000      1,674,999      2,014,787
  Dividends paid.....................................      (27,339)       (21,875)       (40,375)
  Debt financing costs...............................           --        (75,000)            --
  Equity financing costs.............................      (26,552)       (99,689)       (83,212)
  Proceeds from warrant/option exercises.............    1,339,194        553,460         35,000
  Proceeds from JTMFC settlement.....................       87,500             --             --
  Repayment of advance from shareholder..............     (120,000)            --             --
                                                         ---------      ---------      ---------
                                                           859,846      1,229,287      3,167,850
                                                         ---------      ---------      ---------
(Decrease) increase in cash..........................     (325,707)       395,201        234,706
Cash at beginning of period..........................      409,262         83,555        478,756
                                                         ---------      ---------      ---------
Cash at end of period................................  $    83,555    $   478,756    $   713,462
                                                         =========      =========      =========
SUPPLEMENTAL DISCLOSURE:
  Interest paid during the year......................  $   174,995    $   385,311    $   673,906
                                                         =========      =========      =========

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                                                                YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                          1993           1994           1995
                                                        ---------      ---------      ---------
NON-CASH TRANSACTIONS:
  Common stock (402,500 shares) and preferred stock
     (530,534 shares) issued for acquisition of World
     Communications, Inc.............................           --             --    $ 8,022,217
                                                         =========      =========      =========
  Common stock (304,879 shares) issued for
     acquisition of Public Telephone Corporation.....           --             --    $ 2,057,951
                                                         =========      =========      =========
  Common stock issued for services (1,830 shares in
     1993, 8,389 shares in 1994, and 91,383 shares in
     1995)...........................................   $   22,573    $    76,498    $   529,446
                                                         =========      =========      =========
  Common stock issued in payment of debt and interest
     (30,231 shares in 1995).........................           --             --    $   137,678
                                                         ---------      ---------      ---------
  Common stock issued for acquisition deposit (23,809
     shares in 1995).................................           --             --    $   150,000
                                                         =========      =========      =========
  Common stock (5,278 shares) issued for financing
     costs in 1994...................................           --    $    99,689             --
                                                         =========      =========      =========

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF OPERATIONS

     PhoneTel Technologies, Inc. and subsidiaries (the "Company") operates in the telecommunications industry specializing in the business segment that encompasses the installation of private pay telephones on a revenue sharing basis, offering operator assisted long distance services, and national and regional account management. The Company was incorporated on December 24, 1984, and began its private pay telephone operations in August 1985. In April 1988, the Company commenced reselling operator assisted long distance services. The Company's operations are regulated by the Public Service or Utility Commissions of the various States and the Federal Trade Commission.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. The Company capitalizes all labor and overhead costs related to installing telephones and depreciates those costs over the life of the telephone or the length of the location contract, whichever is shorter. Depreciation for financial reporting and tax purposes is computed using the straight-line method and accelerated methods, respectively, over the estimated useful lives of the assets commencing when the equipment is installed or placed in service.

  INTANGIBLE ASSETS

     Intangible assets include location contracts, non-compete agreements, costs associated with obtaining operating certification in various states and capitalized location contract fees. Intangible assets are amortized over the life of the respective location contract, non-compete and sales commission agreements, and five years for state operating certifications.

  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company periodically evaluates potential impairment of long-lived assets. A loss relating to an impairment of assets occurs when the aggregate of the estimated undiscounted future cash inflows, (including any salvage values, less estimated cash outflows) to be generated by an asset is less than the asset's carrying value. Impairment is measured based on the difference between the present value of the discounted expected future cash flows and the asset's carrying value. No impairment was recorded in 1995 or 1994.

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, " Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which establishes criterion for when impairment should be evaluated, how an asset is determined to be impaired and the method of calculating the impairment loss. The methods

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) required by SFAS No. 121 are consistent with the methods currently being used by the Company to review assets for impairment. Accordingly, the adoption of the Statement, which is required for the Company in 1996, is not expected to have a significant impact on the Company.

  REVENUE RECOGNITION

     Revenues from coin calls, reselling operator assisted long distance services, and national and regional account management are recognized in the period in which the customer places the related call.

  EARNINGS PER SHARE

     Earnings per share amounts are computed based on the weighted average number of shares actually outstanding plus shares that would be outstanding assuming exercise of dilutive stock options and warrants. The number of shares that would be issued from the exercise of stock options and warrants would be reduced by the number of shares that could have been purchased from the proceeds at the average market price of the Company's stock.

     Fully diluted earnings per share amounts would be determined in the same manner as primary earnings per share except that the period-end stock price was used and the number of shares was increased assuming conversion of the 7% Cumulative Convertible Redeemable Preferred. (The 7% Cumulative Convertible Redeemable Preferred was redeemed on March 15, 1996.) Due to the Company's net loss, the impact of the assumed exercise of the stock options and warrants and the assumed conversion of the 7% Cumulative Convertible Redeemable Preferred was anti-dilutive and therefore were not included in the determination of the weighted average shares outstanding.

     The weighted average number of common shares outstanding has been adjusted to reflect the one for six (1:6) reverse stock split which was effective December 26, 1995.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents for purposes of the statement of cash flows.

  INCOME TAXES

     The Company utilizes the asset and liability method to account for income taxes whereby deferred tax assets and liabilities are recognized to reflect the future tax consequences attributable to temporary differences between the financial reporting basis of the existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered and settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period in which the change is enacted.

  OTHER UNUSUAL CHARGES AND CONTRACTUAL SETTLEMENTS

     Other unusual charges and contractual settlements consist primarily of costs associated with the settlement of contractual obligations to certain former officers of the Company and related legal fees, and the write-off of selected assets in connection with the outsourcing of the operator service center, and consulting and legal fees incurred for changes to the operations of the Company.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  RECLASSIFICATIONS

     Certain amounts relating to 1993 and 1994 have been reclassified to conform to the current year presentation. The reclassifications have had no impact on total assets, shareholders' equity or net loss as previously reported.

2.  FINANCIAL CONDITION

     In a transaction consummated on March 15, 1996, the Company borrowed $30,530,954 (out of a total credit facility commitment of $37,250,000) from Internationale Nederlanden (U.S.) Capital Corporation and one other lender (collectively know as "ING") to meet its anticipated working capital obligations, consolidate debt, redeem preferred stock, and complete the acquisitions of two pay phone companies, IPP and Paramount. The Company has available under the credit facility $6,700,000 to fund future acquisitions and for general working capital purposes. (See Note 3 and Note 15.)

     Management believes, but cannot assure, that cash flow from operations, the proceeds from the financing discussed above and other financial alternatives will be sufficient to allow the Company to sustain its operations, meet its current obligations and maintain some modest sales growth.

3.  ACQUISITIONS AND MERGERS

     On October 16, 1995, the Company consummated its acquisition of the outstanding common stock of Public Telephone Corporation (an Indiana corporation) ("Public") in a transaction accounted for as a purchase. The Company acquired current assets of $54,742, approximately 1,200 installed telephones, assumed approximately $2,800,000 in debt and outstanding liabilities of Public and issued 224,879 unregistered shares of the Company's Common Stock to the shareholders of Public. In connection with the acquisition, the Company entered into five year non-compete agreements with two of Public's former owners which require both cash payments and the issuance, in the aggregate, of 80,000 shares of the Company's Common Stock.

     On September 22, 1995, the Company consummated its merger with World Communications, Inc. (a Missouri corporation) ("World") in a transaction accounted for as a purchase. The Company acquired current assets of $256,571, 3,237 installed telephones, assumed approximately $6,900,000 in debt and outstanding liabilities of World and issued 402,500 unregistered shares of the Company's Common Stock and 530,534 shares of the Company's 10% Non-Voting Redeemable Preferred Stock. In connection with the acquisition, the Company entered into two year non-compete and employment agreements with three of World's former officers. These non-compete and employment agreements require, in the aggregate, payment of $625,000 over a two year period.

     On March 25, 1994, the Company acquired substantially all of the assets of Alpha Pay Phones-IV L.P. ("Alpha"). The acquired assets included 2,155 installed telephones for a cash purchase price of $2,334,215, a note payable to sellers of $1,100,620 and assumption by the Company of outstanding Alpha liabilities of $2,164,038.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

3.  ACQUISITIONS AND MERGERS (CONTINUED)

     Set forth below is the Company's unaudited pro forma condensed statement of operations data as though the Public and World acquisitions had occurred at the beginning of 1994 and 1995 and as though the Alpha acquisition had occurred at the beginning of 1994.

                                                                     1994              1995
                                                                  -----------      ------------
    Total revenues..............................................  $27,138,550      $ 26,976,221
    Net loss....................................................   (4,771,759)      (10,516,464)
    Net loss applicable to common shareholders..................   (5,594,273)      (11,356,666)
    Net loss per common share...................................  $     (2.57)     $      (5.82)

     The unaudited pro forma results above are not necessarily indicative of either actual results of operations that would have occurred had the acquisitions been made at the beginning of 1994 or 1995, or of future results. The pro forma statement of operations data includes adjustments related to amortization of intangible assets, interest expense on borrowings used to finance the acquisition and the weighted average number of common shares outstanding after giving effect to the acquisitions.

  ACQUISITIONS PENDING AT DECEMBER 31, 1995 AND COMPLETED ON MARCH 15, 1996

     On March 15, 1996, the Company completed the acquisition of the outstanding common stock of International Pay Phones, Inc. (a South Carolina company) and International Pay Phones, Inc. (a Tennessee company) (collectively "IPP"), companies affiliated through common ownership and management. The Company acquired 2,101 installed phones for a purchase price of $3,496,487 in cash, 555,589 unregistered shares of the Company's Common Stock, 5,453 shares of 14% Preferred Stock (immediately convertible into 54,530 shares of Common Stock), and warrants to purchase 117,785 shares of the Company's Common Stock at a nominal exercise price per share. Additionally, the Company assumed approximately $1,757,000 in liabilities, of which $1,551,796 was repaid by the Company on March 15, 1996. The cash purchase price included three five year non-compete agreements, with an aggregate value of $60,000, with three of IPP's former officers. The acquisition will be recorded as a purchase and the difference between the fair value of the tangible assets acquired and the total purchase price will be recorded as an increase to intangibles and amortized over the life of the acquired location contracts which is estimated to be 36 to 60 months.

     On March 15, 1996, the Company completed a Share Purchase Agreement with Paramount Communications Systems, Inc. (a Florida corporation) ("Paramount"). Under the terms of the Agreement, the Company acquired 2,528 installed phones for a cash purchase price of $9,618,553, 8,333 shares of 14% Preferred Stock (immediately convertible into 83,330 shares of Common Stock), warrants to purchase 179,996 shares of the Company's Common Stock at a nominal exercise price per share, and the Company assumed outstanding liabilities of approximately $733,000, of which $693,446 was repaid on March 15, 1996. The purchase price included a five year consulting and non-compete agreement, valued at $50,000, with one of Paramount's former officers. The acquisition will be recorded as a purchase and the difference between the fair value of the tangible assets acquired and the total purchase price will be recorded as an increase to intangibles and amortized over the life of the acquired location contracts which is estimated to be 36 to 60 months.

4.  ACCOUNTS RECEIVABLE

     The Company has billing, collection and advance payment agreements with Zero Plus Dialing, Inc. ("ZPDI") which provide for, among other things, the sale of certain eligible accounts to ZPDI. These receivables result from the Company reselling operator assisted long distance services. Included in accounts receivable at December 31, 1994 and 1995 is approximately $160,496 and $78,007, respectively, due from ZPDI. Approximately $5,300,000 and $3,800,000 of receivables were sold pursuant to these agreements

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

4.  ACCOUNTS RECEIVABLE (CONTINUED)

during 1994 and 1995, respectively, of which approximately $676,755 and $594,076 have not been collected by ZPDI at December 31, 1994 and 1995, respectively.

5.  PROPERTY AND EQUIPMENT

     As of December 31, property and equipment consisted of the following:

                                                    ESTIMATED                DECEMBER 31,
                                                   USEFUL LIVES      ----------------------------
                                                    (IN YEARS)          1994             1995
                                                   ------------      -----------      -----------
    Telephone boards, enclosures and cases.......       3-7          $ 6,155,690      $16,386,987
    Operator service equipment...................         5            1,065,389               --
    Furniture, fixtures and other equipment......       3-5            1,329,155          989,300
    Leasehold improvements.......................       2-5              413,177          231,466
                                                                      ----------       ----------
                                                                       8,963,411       17,607,753
      Less -- accumulated depreciation...........                     (3,668,572)      (3,508,642)
                                                                      ----------       ----------
                                                                     $ 5,294,839      $14,099,111
                                                                      ==========       ==========

     Depreciation expense, including amortization of assets under capital leases, was $668,415, $1,179,137 and $1,846,453 for the years ended December 31, 1993, 1994 and 1995, respectively.

6.  INTANGIBLE ASSETS

     As of December 31, intangible assets consisted of the following:

                                                 AMORTIZATION
                                                    PERIOD           1994           1995
                                                 -------------    -----------    -----------
    Costs incurred in the acquisition of
      installed phones (See Note 3)............   36-60 months    $ 3,026,387    $12,362,884
    Non-compete agreements.....................   24-60 months        400,000      1,513,765
    State operating certifications.............      60 months        260,113        466,796
    Capitalized location contract fees.........  96-120 months        997,574      1,040,242
                                                                  -----------    -----------
                                                                    4,684,074     15,383,687
    Less: accumulated amortization.............                    (1,254,953)    (3,791,530)
                                                                  -----------    -----------
                                                                  $ 3,429,121    $11,592,157
                                                                   ==========     ==========

     Amortization of intangible assets amounted to $227,629, $1,057,132 and $2,536,596 for the years ended December 31, 1993, 1994 and 1995, respectively.

7.  LONG-TERM DEBT

     As of December 31, long-term debt consisted of the following:

                                                                    1994           1995
                                                                 -----------    -----------
    Note payable to two third party investors repaid on March
      15, 1996. The principal due at the contractual maturity
      of April 1997 was $1,200,000.............................           --    $   906,105
    Notes payable to bank repaid on March 15, 1996.............           --      2,340,000

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                                                                    1994           1995
                                                                 -----------    -----------
7.  LONG-TERM DEBT (CONTINUED)

    Notes payable due on demand to five former World
      stockholders repaid on March 15, 1996....................           --        625,000
    Notes payable to former stockholders of Public due on April
      16, 1996 with interest at 9%. On March 15, 1996 $211,285
      was repaid...............................................           --        293,226
    Non-compete notes payable to two former officers of Public
      repaid on March 15, 1996.................................           --        203,480
    Two notes payable to a service provider repaid on March 15,
      1996.....................................................  $ 1,852,628      1,401,872
    Term notes payable to a vendor in monthly installments
      ranging from $31,107 to $47,330 including interest at
      rates varying from 10% to 13.75%. The vendor has a
      security interest in the underlying phones. On March 15,
      1996, the Company repaid $225,000, refinanced the
      remaining balance owed at 15% interest and the vendor
      released its security interest in the goods sold.........      694,611      1,066,428
    Promissory notes payable to Alpha repaid on March 15,
      1996.....................................................      751,848        500,756
    Promissory notes payable to a group of five investors
      repaid in 1995...........................................      300,000             --
    Promissory note payable to a vendor in monthly installments
      of $318 through $535 at an interest rate of 8.75%........           --        120,617
    Promissory note payable in monthly installments of $12,500
      through January 1996 at an interest rate of 8%...........      147,721        124,614
    Notes payable to directors and shareholders at an imputed
      interest rate of prime plus 5%, repaid on March 15,
      1996.....................................................           --      1,732,500
    Notes payable to two investors repaid on March 15, 1996....           --        200,000
    Note payable to a vendor repaid on March 15, 1996..........           --        201,101
    Note payable to a consultant. On March 15, 1996, the
      consultant accepted 12,500 shares of the Company's Common
      Stock and $50,000 in full settlement of the debt.........           --        125,000
    Non-compete obligation to a former owner of World payable
      in bi-weekly installments of $6,000 at an imputed
      interest at 9%...........................................           --        288,844
    Various notes payable to vendors in monthly installments
      ranging from $283 to $3,538 with interest rates ranging
      from 6.9% to 10.4%.......................................      131,848        199,370
                                                                 -----------    -----------
                                                                   3,878,656     10,328,913
    Less current maturities....................................   (1,814,760)    (1,010,412)
                                                                 -----------    -----------
                                                                 $ 2,063,896    $ 9,318,501
                                                                 ===========    ===========

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

7.  LONG-TERM DEBT (CONTINUED)

     Following are maturities of long-term debt for each of the next five years based on the terms of the ING credit facility (See Note 15):

                                                                        AMOUNT
                                                                      -----------
            1996....................................................  $ 1,010,412
            1997....................................................      640,913
            1998....................................................    1,001,576
            1999....................................................    7,674,596
            2000....................................................        1,416
                                                                      -----------
                                                                      $10,328,913
                                                                      ===========

     On March 15, 1996, $9,214,468 of outstanding debt was repaid.

8.  LEASES

  OPERATING LEASES

     The Company leases its corporate offices and other locations, office equipment and vehicles under noncancellable operating leases expiring at various times through 1999.

     Future minimum noncancellable payments under operating leases are as follows:

            1996......................................................  $329,352
            1997......................................................   303,658
            1998......................................................    96,721
            1999......................................................    54,473
            2000......................................................        --

     Rent expense under all operating leases was $264,369, $334,984 and $363,929 for the years ended December 31, 1993, 1994 and 1995, respectively.

  CAPITAL LEASES

     During 1995, as part of the acquisition of World and Public, the Company assumed capital leases between various lessors and World and Public. World and Public leased their installed phones. The allocation of the purchase price increased the historical book value of the phones to their current fair value. On March 15, 1996, the Company paid off these leases with the proceeds received in the refinancing of its debt.

     During 1994, the Company entered into lease financing agreements for the acquisition of computer equipment. Each agreement has a term of 36 months with interest ranging from 8.6% to 9.7% per year.

     Assets recorded under capital leases at December 31 were as follows:

                                                                     1994           1995
                                                                  ----------     ----------
    Telephone boards, enclosures and cases......................  $  111,349     $9,429,049
    Operator service equipment..................................     405,570             --
    Office equipment............................................     110,442        170,058
                                                                  ----------     ----------
                                                                     627,361      9,599,107
    Less accumulated amortization...............................    (246,198)      (616,778)
                                                                  ----------     ----------
                                                                  $  381,163     $8,982,329
                                                                  ==========     ==========

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

8.  LEASES (CONTINUED)

     On March 15, 1996, the Company repaid $3,243,965 of the outstanding obligations under capital leases. The following are maturities of long-term debt (which replaced obligations under capital leases) based on the terms of the ING credit facility (See Note 15):

            1996................................................  $  288,972
            1997................................................     112,545
            1998................................................     357,371
            1999................................................   2,774,049
            2000................................................          --
                                                                  ----------
                                                                  $3,532,937
                                                                  ==========

9.  INCOME TAXES

No provisions for income tax were required and no income taxes were paid for the years ended December 31, 1993, 1994 or 1995 because of operating losses generated by the Company. Deferred tax assets and (liabilities) at December 31 were as follows:

                                                                   1994            1995
                                                                -----------     -----------
    Federal net operating loss carryforward...................  $ 1,863,867     $ 5,342,374
    Depreciation and amortization.............................      273,287       1,017,406
    Bad debts.................................................       17,160          13,600
    Other.....................................................        5,538              --
                                                                -----------     -----------
    Gross deferred tax assets.................................    2,159,852       6,373,380
    Accruals..................................................     (117,000)             --
    Deferred sales commissions................................     (130,217)       (125,066)
    Valuation allowance on deferred tax assets................   (1,912,635)     (6,248,314)
                                                                -----------     -----------
    Net deferred tax assets...................................  $        --     $        --
                                                                ===========     ===========

     A valuation allowance has been provided against the net deferred tax assets since management cannot predict, based on the weight of available evidence, that it is more likely than not that such assets will be ultimately realized. The net operating loss carryforwards, if not utilized, will expire between the years 2002-2010. Internal Revenue Code Section 382 provides for the limitation on the use of net operating loss carryforwards in years subsequent to significant changes in ownership. As a result of the Company's Initial Public Offering in 1988 and certain other transactions, including acquisitions, changes in ownership have occurred resulting in significant limitations on the use of net operating loss carryforwards. The extent of limitations as a result of significant changes in ownership has not been determined by the Company.

10.  SHAREHOLDERS' EQUITY

As of December 31, shareholders' equity consisted of the following:

                                                                  1994             1995
                                                              ------------     ------------
    10% Cumulative Nonvoting Redeemable Preferred Stock
      ($10 stated value -- 550,000 shares authorized;
      530,534 shares issued and outstanding at December 31,
      1995).................................................            --     $  5,305,340

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                                                                  1994             1995
                                                              ------------     ------------
10.  SHAREHOLDERS' EQUITY (CONTINUED)
    10% Cumulative Redeemable Preferred Stock ($1,000 stated
      value -- 3,880 shares authorized; 1,496 shares issued
      and outstanding at December 31, 1994 and 1995,
      redeemed on March 15, 1996)...........................  $          1                1
    8% Cumulative Redeemable Preferred Stock ($100 stated
      value -- 16,000 shares authorized; 12,200 shares
      issued and outstanding at December 31, 1994 and 1995,
      redeemed on March 15, 1996)...........................       981,084          981,084
    7% Cumulative Convertible Redeemable Preferred Stock
      ($100 stated value -- 2,500 shares authorized, issued
      and outstanding at December 31, 1994 and 1995,
      redeemed on March 15, 1996)...........................       200,000          200,000
    Common Stock ($0.01 par value -- 22,500,000 shares
      authorized; 1,522,158 and 2,855,350 shares issued and
      outstanding at December 31, 1994 and 1995)............        15,222           28,554
    Additional paid-in capital..............................     8,755,364       16,649,559
    Accumulated deficit.....................................    (7,303,804)     (13,453,876)
                                                              ------------     ------------
                                                              $  2,647,867     $  9,710,662
                                                              ============     ============

  PREFERRED STOCK

     The Company's 10% Cumulative Non-Voting Redeemable Preferred Stock ("10% Non-Voting Preferred") has a liquidation preference of $10 per share. Under the terms of the 10% Non-Voting Preferred, which was issued in connection with the acquisition of World Communications, Inc. by the Company, from December 1996 through November 1997, the Company can be required by each holder of the 10% Non-Voting Preferred to repurchase their shares for $30 per share. At the time of the World acquisition, the Company entered into a Voting and Proxy Agreement ("the Agreement") with certain common stockholders of the Company ("Holders") representing, in the aggregate, over 50% of the then outstanding Common Stock of the Company. The Agreement has also been signed by the holders of the Nominal Value Warrants and Series A Preferred such that common shareholders representing over 50% of the Common Stock have signed the Agreement. Under the terms of the Agreement, the Holders agreed to call a special meeting of the shareholders by June 1996 at which time the Holders will propose that each share of the 10% Non-Voting Preferred be made convertible into 1.67 shares of the Company's Common Stock (a total of 885,992 shares). Such number of shares had a fair value at the date of acquisition approximately equal to the stated value of the 10% Non-Voting Preferred. Under the terms of the Agreement, the Holders have agreed to vote in favor of the proposal. Once the 10% Non-Voting Preferred is convertible, the Company cannot be required to redeem the 10% Non-Voting Preferred. No dividends were paid on the 10% Non-Voting Preferred in 1995 and no dividends are payable or accrue for nine months from date of issuance or if the stock is converted to Common Stock. In addition, certain holders of the 10% Non-Voting Preferred and the Company entered into a separate Voting and Proxy Agreement which provides that such holders shall vote the shares of 10% Non-Voting Preferred held by them to approve the foregoing grant of conversion rights.

     The Company's 10% Cumulative Redeemable Preferred Stock ("10% Cumulative Preferred") was issued to a significant customer in 1992 (see Note 12). No dividends were paid on the 10% Cumulative Preferred in 1993, 1994 or 1995 and all outstanding shares of the 10% Cumulative Preferred were redeemed on March 15, 1996.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

10.  SHAREHOLDERS' EQUITY (CONTINUED)

     All outstanding shares of the Company's 8% Cumulative Redeemable Preferred Stock ("8% Preferred") were redeemed on March 15, 1996. Dividends paid on the 8% Preferred were $24,400, $30,000 and $36,000 in 1993, 1994 and 1995, respectively, and are reflected in the accumulated deficit.

     All outstanding shares of the Company's 7% Cumulative Convertible Redeemable Preferred Stock ("7% Preferred") were redeemed on March 15, 1996. Dividends paid on the 7% Preferred were $21,875 and $4,375 in 1994 and 1995, respectively, and are reflected in the accumulated deficit.

  PREFERRED DIVIDENDS

     On December 31, 1993, 1994 and 1995, the Company had dividends in arrears payable to preferred shareholders in the aggregate amount of $305,950, $546,055 and $826,548, respectively. On March 15, 1996, the 10% Cumulative Preferred, 8% Preferred and the 7% Preferred Stock and dividends in arrears were either paid or converted to a new class of preferred stock (See Note 15).

  SALES AND ISSUANCE OF UNREGISTERED COMMON STOCK

     Sales and issuances of the Company's unregistered Common Stock during 1995 were as follows:

                                                                   NUMBER OF       AVERAGE PRICE
                                                                 SHARES ISSUED       PER SHARE
                                                                 -------------     -------------
    Private sales to officers and directors....................      286,643           $4.77
    Private sales to creditors of the Company..................      133,332            4.50
    Private sales to affiliates of the Company.................       38,888            4.63
    Issued in connection with acquisitions.....................      731,189            6.74
    Issued to third parties for services.......................       69,895            6.01
    Issued to directors for services...........................       21,488            5.09
    Issued to directors upon conversion of debt and accrued
      interest.................................................       26,065            4.51
    Issued to third party creditors upon conversion of debt and
      accrued interest.........................................        4,166            4.80
    Issued for exercising stock options........................        8,333            4.20
    Other issuances............................................       13,193            5.20
                                                                   ---------
                                                                   1,333,192
                                                                   =========

     Sales to directors, creditors and affiliates of the Company were made at prices per share below the quoted market values (based on prices calculated by the Company's investment advisor) of the Company's Common Stock on the dates of the transactions. No expense was recognized by the Company as the Company believes that the discount associated with these sales reflects the impact on quoted market value of issuing unregistered shares.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

10.  SHAREHOLDERS' EQUITY (CONTINUED)

  STOCK WARRANT ACTIVITY

     Stock warrant activity during 1993, 1994 and 1995 was as follows:

                                                                  NUMBER         EXERCISE
                                                                 OF SHARES         PRICE
                                                                 ---------     -------------
    Balance, December 31, 1992.................................    350,887     $3.00- $ 6.00
    Granted....................................................     28,519      6.00-   8.70
    Exercised..................................................   (310,962)     3.00-   6.00
    Cancelled..................................................     (9,411)     4.50-   9.90
                                                                  --------
    Balance, December 31, 1993.................................     59,033      6.00-   9.90
    Granted....................................................     88,236      7.50-  15.75
    Exercised..................................................    (35,000)     6.00-   8.70
    Cancelled..................................................         --
                                                                  --------
    Balance, December 31, 1994.................................    112,269      7.50-  15.75
    Granted:
      To the Company's investment advisor......................    166,666              6.00
      To officers of the Company...............................     47,583      5.70-   6.00
      To lenders...............................................    277,884      5.70-   6.00
                                                                  --------
    Total Granted..............................................    492,133      5.70-   6.00
    Exercised..................................................         --
    Cancelled..................................................    (24,051)             9.90
                                                                  --------
    Balance, December 31, 1995.................................    580,351     $5.70- $15.75
                                                                  ========

     The estimated fair value of the warrants on the date of the grant for the warrants issued to the investment advisor has been included in the determination of World's purchase price. The fair value of warrants issued to lenders has been recorded as an adjustment to interest expense. The difference between the intrinsic value and the exercise price of the warrants issued to officers of the Company was not material. All warrants outstanding at each period end are exercisable.

  STOCK OPTION ACTIVITY

     Options are granted by the Company at the discretion of the Board of Directors to key employees, officers and directors, and generally are exercisable immediately upon issuance, have terms of three to five years and are issued with exercise prices at or slightly below quoted market value of the Company's Common Stock on the date of grant. The amount of compensation expense recorded by the Company during 1994 and 1995 relating to stock option activity was not material.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock Based Compensation." The Statement, which is effective for the Company beginning in 1996, encourages companies to record stock options issued to both employees and nonemployees at the fair value on the date of grant. As an alternative to fair value recording, the Statement permits companies to continue to use the methods outlined in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" but requires that options issued to non-employees be recorded at the fair value on the date of grant and requires pro forma disclosure of the impact on the company as if the suggested method had been used. The Company has not yet determined how it will adopt the Statement.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

10.  SHAREHOLDERS' EQUITY (CONTINUED)

     Information relating to stock option activity during 1993, 1994 and 1995 was as follows:

                                                                  NUMBER
                                                                 OF SHARES     OPTION PRICE
                                                                 ---------     -------------
    Balance, December 31, 1992.................................    249,637     $3.00- $12.60
    Granted....................................................    187,500      3.00-  15.78
    Exercised..................................................    (20,833)     3.18-   3.18
    Cancelled..................................................         --
                                                                  --------
    Balance, December 31, 1993.................................    416,304      3.00-  15.78
    Granted....................................................     97,758      4.50-  19.50
    Exercised..................................................    (52,930)     4.50-   6.00
    Cancelled..................................................    (25,000)     5.22-   9.00
                                                                  --------
    Balance, December 31, 1994.................................    436,132      3.00-  19.50
    Granted....................................................    168,373      6.00-   6.00
    Exercised..................................................     (8,333)     3.00-   6.00
    Cancelled..................................................   (124,427)     6.00-  18.78
                                                                  --------
    Balance, December 31, 1995.................................    471,745     $3.00- $19.50
                                                                  ========
    Exercisable, December 31, 1995.............................    435,243     $3.00- $19.50
                                                                  ========

11.  COMMITMENTS AND CONTINGENCIES

  EMPLOYMENT AND SEVERANCE AGREEMENTS

     On March 15, 1996, the Company settled the amounts owed under the September 15, 1995 Separation Agreements with two of its former officers. Under the terms of the Separation Agreements, the Company was obligated to pay the former officers the remainder of their employment agreements and the Company agreed to accelerate the vesting of options for 194,027 shares of the Company's Common Stock at $6.00 per share.

     As part of the merger with World, the Company executed employment agreements with three former employees of World. The former Chairman of World will remain as an advisor to the Company for 24 months and receive $125,000 in year one and $135,000 in year two plus certain benefits. The former President of World has become an officer of the Company and will receive $110,000 for the first year of his contract and $120,000 in the second year, plus other customary benefits. The former Vice President and Secretary of World has become an officer of the Company and will receive a base salary of $65,000 for the first year of her contract and $70,000 for the second year, plus other customary benefits.

     On May 1, 1995, the Company entered into a three year employment agreement with two one year renewal options with an officer of the Company, whereby he will receive compensation of $95,000, $105,000 and $120,000 during the terms of the agreement and $130,000 and $140,000 during the option periods of employment, plus other customary benefits. This agreement provides for early contract termination and a "change in control" provision which requires severance pay equal to 150% of the normal salary which would have been payable over the next three years.

  CONTINGENCIES

     The Company, in the course of its normal operations, is subject to regulatory matters, disputes, claims and lawsuits. In management's opinion, any such outstanding matters, of which the Company has knowledge,

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

11.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

have been reflected in the financial statements and are covered by insurance or would have no material adverse effect on the Company's financial position, results of operations or cash flows.

12.  MAJOR CUSTOMER

     The Edward J. DeBartolo Corporation and its affiliates (collectively "DeBartolo"), accounted for 25%, 18% and 15% of the Company's total revenues for the years ended December 31, 1993, 1994 and 1995, respectively. The 10% Cumulative Preferred, which was issued in connection with the DeBartolo management agreements, was recorded at $1 based on the Company's determination that the benefits associated with the agreements should be recorded in the statement of operations as earned. On March 15, 1996, all of the outstanding shares of the 10% Cumulative Preferred were redeemed by the Company.

13.  POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

     Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and effective January 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits" (collectively "the Statements"). The Statements establish accounting standards for employers who offer postretirement or postemployment benefits and require that the estimated cost of these benefits be accrued over the service lives of the covered employers. The Company does not offer postretirement or postemployment benefits to its employees and, therefore, the adoption of the Statements did not have a material impact on the Company's financial statements.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

     Cash and cash equivalents. The carrying amount reported in the balance sheet approximates fair value.

     Long-term debt. The estimated fair value of long-term debt is determined using interest rates that could be available to the Company for similar instruments with similar terms.

     Estimated fair values of the Company's financial instruments at December 31, 1995 are as follows:

                                                         CARRYING
                                                          AMOUNT        FAIR VALUE
                                                        -----------     -----------
            Cash and cash equivalents.................  $   713,462     $   713,462
            Long-term debt............................   10,328,913      10,803,472
            Obligations under capital leases..........    3,532,937       3,741,869

15.  SUBSEQUENT EVENTS

  CHANGES IN STOCKHOLDER'S EQUITY, DEBT REFINANCING AND COMPLETION OF
ACQUISITIONS

     On February 23, 1996, the Company created three new classes of preferred stock: (i) Series A Special Convertible Preferred Stock, $0.20 par value, $0.20 Stated Value, 250,000 authorized shares, with each share immediately convertible into 20 shares of Common Stock, and non-voting, ("Series A Preferred"); (ii) Series B Special Convertible Preferred Stock, $0.20 par value, $120 Stated Value, 250,000 authorized shares, with each share immediately convertible into 20 shares of Common Stock, and non-voting ("Series B Preferred"); and (iii) 14% Convertible Cumulative Redeemable Preferred Stock, without par value, $60 Stated Value, non-voting, 200,000 authorized shares, and with each share immediately convertible into

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

15.  SUBSEQUENT EVENTS (CONTINUED)

10 shares of Common Stock ("14% Preferred"). Each share of the 14% Preferred is entitled to receive a quarterly dividend of 0.035 shares of 14% Preferred.

     In a transaction consummated on March 15, 1996, the Company borrowed $30,530,954 (out of a total credit facility ("Credit Facility") commitment of $37,250,000) from Internationale Nederlanden (U.S.) Capital Corporation and one other lender (collectively known as the "Lenders"). The Company has available under the Credit Facility $6,700,000 to fund future acquisitions and for general working capital purposes. The Company used the funds to complete the Paramount and IPP acquisitions, to repay all outstanding long-term debt and capital lease obligations which had a secured interest in the Company's installed phones, to redeem the 10% Cumulative Preferred, 7% Preferred and 8% Preferred and to pay related transaction fees. The Credit Facility requires monthly interest payments at prime plus 5% and contains various covenants restricting the Company's ability to pay dividends or incur additional debt, among other conditions, and also contains financial covenants requiring minimum net worth, working capital and earnings before interest, depreciation and amortization among other covenants. The Credit Facility also contains a subjective acceleration clause which states that in the event of a material adverse change in the business, as determined by the Lenders, the Lenders can call the debt at its discretion. The Lenders have waived their right to exercise this subjective acceleration clause through April 1, 1997, (subsequently amended -- see note 16).

     Principal payments related to the original facility were to commence September 1997 and continue quarterly through June 1999 at which time the remaining principal balance is due. The amount of principal payments is contingent upon numerous factors, including the borrowing base and cash flow of the Company. Based on amounts borrowed at March 15, 1996, the estimated principal payment in September 1997 would be $534,000, increasing to $884,000 quarterly for 1998. All of the Company's installed phones are pledged as collateral to the Credit Facility.

     The majority of the Credit Facility ($29,000,000) can be converted into Series B Preferred at the ratio of 833 shares for each $100,000 in outstanding debt and interest. Additionally, the Lenders received warrants to purchase 204,824 shares of Series A Preferred at an exercise price of $0.20 per share. Each share of Series A Preferred and Series B Preferred is convertible into 20 shares of Common Stock. The estimated fair value of the warrants on the date of grant will be recorded as interest expense over the term of the Credit Facility. The Company has estimated the annual non-cash interest expense to be in excess of $1,900,000.

     On March 15, 1996, concurrent with the consummation of the Credit Facility, the Company redeemed the 10% Cumulative Preferred, the 8% Preferred, and the 7% Preferred. The redemption price was $1,117,371 and 34,434 shares of 14% Preferred. In the aggregate, $6,475,011 of the Company's outstanding obligations, including portions of the purchase price for the pending acquisitions, was liquidated by issuing 107,918 shares of 14% Preferred. The approximately $2,000,000 excess of the redemption price of the preferred issues redeemed over their aggregate carrying value will be recorded as a reduction of earnings available to common shareholders during the first quarter of 1996.

     On March 15, 1996, warrants to purchase 2,018,946 shares of Common Stock at a nominal exercise price per share ("Nominal Value Warrants") were issued in conjunction with the IPP and Paramount acquisitions, redemption of the 10% Cumulative Preferred, 8% Preferred, and the 7% Preferred, and conversion of certain debt of the Company to the 14% Preferred. The warrants expire on March 13, 2001. The Company has utilized an independent appraiser who has estimated the fair value of the Nominal Value Warrants to be $4,974,673, using the Black-Scholes valuation method, of which $3,886,139 (the amount attributable to the warrants provided to related parties in connection with the redemption of the 10% Cumulative Preferred, 8% Preferred, and 7% Preferred shares and conversion of certain debt) was recorded as an unusual charge in the Company's statement of operations for the three months ended March 31, 1996.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

15.  SUBSEQUENT EVENTS (CONTINUED)

     As of March 15, 1996, the Company has reserved 14,366,022 shares of Common Stock for issuance under the following scenarios: (1) conversion of $29,000,000 of the debt under the Credit Facility into 241,667 shares of Series B Preferred Stock which is then immediately convertible into 4,833,333 shares of Common Stock; (2) exercise of warrants to purchase 204,824 shares of Series A Preferred Stock at $0.20 per share, immediately convertible into 4,096,480 shares of Common Stock; (3) conversion of 107,918 shares of 14% Preferred into 1,079,179 shares of Common Stock; (4) conversion, upon Shareholder approval, of 530,534 shares of 10% Non-Voting Preferred into 885,992 shares of Common Stock; (5) exercise of 2,018,942 Nominal Value Warrants; (6) exercise of 980,351 warrants at prices ranging from $5.70 to $15.75 per share; and (7) exercise of 471,745 stock options at prices ranging from $3.00 to $19.50 per share.

16.  SUBSEQUENT EVENTS -- UNAUDITED

  PENDING ACQUISITIONS AND CHANGES TO SHAREHOLDERS' EQUITY

     During the April and May 1996, warrants representing 972,487 shares of Common Stock were exercised, and total proceeds to the Company were $9,725. Of the total warrants exercised, 539,989 shares of Common Stock were issued to an officer of the Company. On July 22, 1996, Nominal Value Warrants representing 62,650 shares of Common Stock were exercised by an officer of the Company, and total proceeds to the Company were $627.

     On June 27, 1996, the shareholders of the Company approved an amendment to the Articles of Incorporation which authorizes the Company to have outstanding 60,000,000 shares; of which 50,000,000 shares are to be classified as Common Stock and 10,000,000 shares as Preferred Stock. The shareholders also approved conversion rights to the 10% Preferred. Each share of 10% Preferred is convertible into 1.6667 shares of Common Stock at any time by the shareholder or the Company. On June 28, 1996, the Company converted the outstanding 10% Preferred into 884,214 shares of Common Stock.

  PENDING ACQUISITIONS (COMPLETED IN SEPTEMBER 1996)

     On June 26, 1996, the Company entered into an Asset Purchase Agreement with ACI-HDT Supply Company, Amtel Communications Services, Amtel Communications Correctional Facilities, Amtel Communications, Inc. and Amtel Communications Payphones, Inc. (all California corporations and Debtors-in-Possession) collectively referred to as "Amtel" for the purchase of approximately 8,435 telephones, of which 7,335 are considered revenue producing telephones, for a purchase price consisting of: (i) $7,000,000 in cash; (ii) 2,162,163 shares of the Company's Common Stock, valued at the average of the BID and ASK (as reported by The NASDAQ Stock Market ("NASDAQ") on September 13, 1996, less an unregistered and block discount of 20.19% as determined by Key Trust Company of Ohio, N.A. ("Key Trust")) $4,637,840, or $2.15 per share; and (iii) approximately $675,122 in related acquisition expenses. The Amtel acquisition closed on September 13, 1996.

     On September 16, 1996, the Company completed the acquisition of Payphones of America, Inc. ("POA"), pursuant to which the Company acquired approximately 3,115 installed pay telephones for a purchase price, consisting of: (i) $500,000 in cash; (ii) 166,666 unregistered shares of the Company's Common Stock, valued at the average of the BID and ASK (as reported by NASDAQ on September 16, 1996, less an unregistered and block discount of 30.42% as determined by Key Trust) $311,665, or $1.87 per share; (iii) assumption of capital lease obligations of $7,750,000; (iv) notes payable to the selling shareholders of POA, $3,634,114;
(v) assumption of other debt, $234,890; (vi) two five year non-competition and consulting agreements with two of the selling shareholders, $307,264; and (vii) approximately $166,748 in related acquisition expenses.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

16.  SUBSEQUENT EVENTS -- UNAUDITED (CONTINUED)

     The Amtel and POA acquisitions will be recorded as purchases and the differences between the fair values of the tangibles assets acquired and the total purchase price, $15,865,835, will be recorded as intangibles and will be amortized over the life of the acquired location contracts (54 months for Amtel's contracts and 72 months for POA contracts).

     On September 13, 1996, concurrent with the acquisitions of Amtel and POA, the Lenders amended the Credit Facility, increasing the maximum borrowings available under the Credit Facility to $41,000,000. The Company then borrowed an additional $8,776,546 and used $5,950,000 of the proceeds to complete the Amtel and POA acquisitions and the remaining portion of the proceeds of $2,826,546 was used for working capital and payment of certain related acquisition expenses.

     Based on amounts borrowed under the Credit Facility as of September 13, 1996, the estimated principal payment due April 30, 1997 would be $2,972,222, with monthly principal payments of $222,222 thereafter till December 31, 1997, and quarterly principal payments of $634,375 commencing September 30, 1997, increasing to $1,087,500 quarterly for 1998 and $1,268,750 at March 31, 1999. All of the Company's installed telephones are pledged as collateral to the Credit Facility. On June 30, 1996, and September 30, 1996 the Company did not meet certain financial loan covenants. The Lenders have amended the credit agreement to enable compliance with these loan covenants and have waived their right to exercise the subjective acceleration clause through December 31, 1997.

  PENDING ACQUISITIONS -- COMPLETION CONTINGENT ON OBTAINING FINANCING

     On October 16, 1996, the Company executed a Letter of Intent with Cherokee Communications, Inc. ("Cherokee") for the acquisition of 14,000 public pay telephones for a purchase price consisting of (i) $54,000,000 in cash; (ii) three five year non-compete and consulting agreements with the selling shareholders, $1,250,000, of which $625,000 is payable at closing; (iii) three two year employment agreements with the selling shareholders and former officers of Cherokee requiring 24 monthly payments aggregating $739,640; (iv) additional consideration of $6,000,000 in cash or Common Stock payable in two equal installments due January 10, 1998 and 1999 only if the Federal Communications Commission fails to implement Rate Caps, Rate Guidelines, and/or Billed Party Preferences during the calendar years of 1997 and 1998; (v) $3,103,933 for $3,655,761 in current receivables net of assumed income tax liabilities of $551,828; and (vi) approximately $317,500 in related acquisition expenses.

     On October 9, 1996, the Company executed a Letter of Intent with Texas Coinphone for the acquisition of 1,200 installed pay telephones for a purchase price of $3,660,000 and $50,000 in related acquisition expenses. Both of these transactions are subject to financing.


  CREDIT FACILITY AMENDMENT



     On November 22, 1996, the Lenders amended the Credit Facility increasing the maximum borrowings available under the Credit Facility to $43,000,000. The Company then borrowed an additional $2,000,000 and used the proceeds to fund the Cherokee and Texas Coinphone acquisition deposits and for working capital. There are no additional amounts available under the Credit Facility. The Company intends to repay the Credit Facility with the proceeds from an equity and debt public offering.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                      DECEMBER       (UNAUDITED)
                                                                         31,        SEPTEMBER 30,
                                                                        1995            1996
                                                                     -----------    -------------
ASSETS
Current assets:
  Cash.............................................................  $   713,462     $    655,734
  Accounts receivable, net of allowance for doubtful accounts
     of $40,000 and $100,961, respectively.........................      901,508        2,423,060
  Other current assets.............................................      185,634          247,426
                                                                     -----------      -----------
     Total current assets..........................................    1,800,604        3,326,220
Property and equipment, net........................................   14,099,111       31,682,061
Intangible assets, net.............................................   11,592,157       39,226,619
Other assets.......................................................    1,425,384          705,473
                                                                     -----------      -----------
                                                                     $28,917,256     $ 74,940,373
                                                                     ===========      ===========
LIABILITIES AND EQUITY
Current liabilities:
  Current portion of long-term debt -- related parties.............           --     $  5,234,953
  Current portion of long-term debt -- others......................  $ 1,010,412          995,673
  Current portion of obligations under capital leases..............      288,972          803,336
  Accounts payable.................................................    2,772,306        2,969,681
  Accrued expenses.................................................    1,610,100        3,524,690
  Deferred revenues................................................           --          600,000
  Other unusual charges and contractual settlements................      962,338          516,392
                                                                     -----------      -----------
     Total current liabilities.....................................    6,644,128       14,644,725
Long-term debt -- related parties (amounts due at
  maturity $1,732,500 and $29,000,000, respectively)...............    1,732,500       31,053,337
Long-term debt -- others...........................................    7,586,001        3,832,781
Obligations under capital leases...................................    3,243,965        7,225,722
14% cumulative preferred stock mandatorily redeemable
  (redemption amount $6,742,960, due June 30, 2000)................           --        6,539,053
Non-mandatorily redeemable preferred stock,
  common stock and other shareholders' equity......................    9,710,662       11,644,755
                                                                     -----------      -----------
                                                                     $28,917,256     $ 74,940,373
                                                                     ===========      ===========


   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS


                                                 (UNAUDITED)                    (UNAUDITED)
                                         NINE MONTHS ENDED SEPTEMBER         THREE MONTHS ENDED
                                                     30,                       SEPTEMBER 30,
                                         ---------------------------     --------------------------
                                            1995            1996            1995           1996
                                         -----------    ------------     -----------    -----------
REVENUES:
  Coin calls..........................   $ 7,689,786    $ 16,988,697     $ 2,694,457    $ 6,577,353
  Non-coin............................     3,301,969       9,308,538         996,474      4,016,008
  Other...............................       965,148       2,018,191         387,910        916,555
                                         -----------    ------------       ---------    -----------
                                          11,956,903      28,315,426       4,078,841     11,509,916
                                         -----------    ------------       ---------    -----------
OPERATING EXPENSES:
  Line and transmission charges.......     3,340,812       6,800,782       1,240,385      2,934,575
  Location commissions................     2,163,464       4,101,195         647,099      1,564,465
  Other operating expenses............     4,132,850       8,102,314       1,450,140      3,054,863
  Depreciation and amortization.......     2,164,822       8,876,238         732,331      3,563,353
  Selling, general & administrative...     1,982,489       3,757,559         637,062      1,358,835
  Other unusual charges and
     contractual settlements..........     1,418,530       5,517,753       1,418,530        183,239
                                         -----------    ------------       ---------    -----------
                                          15,202,967      37,155,841       6,125,547     12,659,330
                                         -----------    ------------       ---------    -----------
Loss from operations..................    (3,246,064)     (8,840,415)     (2,046,706)    (1,149,414)
                                         -----------    ------------       ---------    -----------
OTHER INCOME (EXPENSE):
  Interest expense -- related
     parties..........................            --      (3,588,420)             --     (1,771,530)
  Interest expense -- others..........      (304,105)       (551,243)        (83,875)      (278,998)
  Interest income.....................        12,412              --           5,824             --
                                         -----------    ------------       ---------    -----------
                                            (291,693)     (4,139,663)        (78,051)    (2,050,528)
                                         -----------    ------------       ---------    -----------
Loss before extraordinary item........    (3,537,757)    (12,980,078)     (2,124,757)    (3,199,942)
Extraordinary item:
  Loss on debt restructuring..........            --        (267,281)             --             --
                                         -----------    ------------       ---------    -----------
NET LOSS..............................   $(3,537,757)   $(13,247,359)    $(2,124,757)   $(3,199,942)
                                         ===========    ============       =========    ===========
Earnings per share calculation:
  Preferred dividend payable in
     cash.............................      (232,251)             --         (77,417)            --
  Preferred dividend payable in
     kind.............................            --        (211,293)             --       (100,671)
  Accretion of 14% Preferred to its
     redemption value.................            --         (58,272)             --        (34,153)
  Premium on redemption of 10%
     Preferred, 8% Preferred and
     7% Preferred.....................            --      (2,002,386)             --             --
                                         -----------    ------------       ---------    -----------
Net loss applicable to
  common shareholders.................   $(3,770,008)   $(15,519,310)    $(2,202,174)   $(3,334,766)
                                         ===========    ============       =========    ===========
Net loss per common share before
  extraordinary item..................   $     (2.22)   $      (3.54)    $     (1.15)   $     (0.58)
                                         ===========    ============       =========    ===========
Net loss per common share.............   $     (2.22)   $      (3.60)    $     (1.15)   $     (0.58)
                                         ===========    ============       =========    ===========
Weighted average number of shares.....     1,695,280       4,305,130       1,909,997      5,746,785
                                         ===========    ============       =========    ===========


   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                           (UNAUDITED)
                                                                   NINE MONTHS ENDED SEPTEMBER
                                                                               30,
                                                                   ----------------------------
                                                                      1995             1996
                                                                   -----------     ------------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
  Net loss.......................................................  $(3,537,757)    $(13,247,359)
  Adjustments to reconcile net loss to net cash flow from
     operating activities:
     Depreciation and amortization...............................    2,164,822        8,876,238
     Issuance of Nominal Value Warrants..........................           --        3,886,140
     Stock issued in lieu of cash payments.......................       90,552           20,619
     Accretion of related parties debt...........................           --        1,182,544
     Accretion of other debt.....................................           --           45,921
     Non-cash interest expense...................................           --            7,012
     Loss on debt restructuring..................................           --          338,546
     Loss on disposal of assets..................................           --            2,544
     Increase in allowance for doubtful accounts.................        4,000           60,961
     Amortization of deferred revenues...........................           --         (600,000)
     Changes in assets and liabilities net of effects of
       acquisitions:
       Accounts receivable.......................................     (453,438)      (1,063,630)
       Other current assets......................................      114,207          (61,792)
       Accounts payable..........................................      564,682         (500,520)
       Accrued expenses..........................................     (209,515)         851,842
       Other unusual charges and contractual settlements.........    1,189,833         (445,946)
                                                                   -----------     ------------
                                                                       (72,614)        (646,880)
                                                                   -----------     ------------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Acquisition of International Pay Phones, Inc...................           --       (4,827,480)
  Acquisition of Paramount Communications Systems................           --       (9,780,644)
  Acquisition of Pay Phones of America, Inc......................           --         (200,000)
  Acquisition of Amtel Communications............................           --       (7,222,496)
  Acquisition of World and Public Telephone......................      (50,828)        (350,568)
  Deferred charges on pending acquisitions.......................     (868,496)         (73,226)
  Deferred charges on pending stock and debt offerings...........           --         (114,235)
  Deferred revenues -- signing bonus.............................           --        1,200,000
  Purchases of intangible assets.................................     (206,683)        (625,153)
  Change in other assets.........................................      (82,051)        (426,372)
  Proceeds from sale of assets...................................           --              500
  Purchases of property and equipment............................     (120,703)      (2,358,982)
                                                                   -----------     ------------
                                                                    (1,328,761)     (24,778,656)
                                                                   -----------     ------------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
  Proceeds from debt issuances...................................    1,400,000               --
  Proceeds from related party debt...............................           --       41,000,000
  Proceeds from shareholder debt.................................           --          575,000
  Principal payments on borrowings...............................   (1,313,060)     (10,539,531)
  Proceeds from issuance of preferred and common stock and
     other.......................................................    1,850,412               --
  Dividends paid.................................................      (40,375)              --
  Debt financing costs...........................................           --       (4,473,107)
  Redemption of 10% Preferred and 8% Preferred...................           --       (1,117,371)
  Equity financing costs.........................................      (83,212)         (87,535)
  Proceeds from warrant and option exercises.....................       35,000           10,352
                                                                   -----------     ------------
                                                                     1,848,765       25,367,808
                                                                   -----------     ------------
(Decrease) increase in cash......................................      447,390          (57,728)
Cash at beginning of period......................................      478,756          713,462
                                                                   -----------     ------------
Cash at end of period............................................  $   926,146     $    655,734
                                                                   ===========     ============

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

      STATEMENTS OF CHANGES IN MANDATORILY REDEEMABLE PREFERRED STOCK AND
          NON-MANDATORILY REDEEMABLE PREFERRED STOCK, COMMON STOCK AND
                           OTHER SHAREHOLDERS' EQUITY

                                                                                (UNAUDITED)
                                                                             NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER          SEPTEMBER 30,
                                                       31, 1995                    1996
                                                 --------------------     ------------------------
                                                 SHARES      AMOUNT         SHARES       AMOUNT
                                                 -------   ----------     ----------   -----------
MANDATORILY REDEEMABLE PREFERRED STOCK
14% CUMULATIVE REDEEMABLE
  CONVERTIBLE PREFERRED STOCK
  Balance at beginning of year.................       --           --             --            --
  Redemption of 7% Preferred...................       --           --       3,625.00   $   217,500
  Redemption of 8% Preferred...................       --           --      14,143.33       848,600
  Redemption of 10% Preferred..................       --           --      16,668.00     1,000,000
  Conversion of debt...........................       --           --      59,695.39     3,581,723
  Acquisition of Paramount Communications......       --           --       8,333.33       375,768
  Acquisition of International Payphones.......       --           --       5,453.14       245,896
  Dividends payable-in-kind....................       --           --       8,397.86       211,294
  Accretion of carrying value to amount
     payable at redemption, June 30, 2000......       --           --             --        58,272
                                                 -------   ----------     ----------   -----------
TOTAL MANDATORILY REDEEMABLE
  PREFERRED STOCK..............................       --           --     116,316.05   $ 6,539,053
                                                 =======   ==========     ==========   ===========
NON-MANDATORILY REDEEMABLE PREFERRED STOCK,
  COMMON STOCK AND OTHER SHAREHOLDERS' EQUITY
7% CUMULATIVE CONVERTIBLE
  REDEEMABLE PREFERRED STOCK
  Balance at beginning of year.................    2,500   $  200,000          2,500   $   200,000
  Redemption of 7% Preferred...................       --           --         (2,500)     (200,000)
                                                 -------   ----------     ----------   -----------
  Balance at end of period.....................    2,500   $  200,000             --
                                                 =======   ----------     ==========   -----------
8% CUMULATIVE REDEEMABLE
  PREFERRED STOCK
  Balance at beginning of year.................   12,200   $  981,084         12,200   $   981,084
  Redemption of 8% Preferred...................       --           --        (12,200)     (981,084)
                                                 -------   ----------     ----------   -----------
  Balance at end of period.....................   12,200   $  981,084             --            --
                                                 =======   ----------     ==========   -----------
10% CUMULATIVE REDEEMABLE
  PREFERRED STOCK
  Balance at beginning of year.................    1,496   $        1          1,496   $         1
  Redemption of 10% Preferred..................       --           --         (1,496)           (1)
                                                 -------   ----------     ----------   -----------
  Balance at end of period.....................    1,496   $        1             --            --
                                                 =======   ----------     ==========   -----------
10% CUMULATIVE NON-VOTING
  REDEEMABLE PREFERRED STOCK
  Balance at beginning of year.................       --           --        530,534   $ 5,305,340
  Acquisition of World Communications, Inc.....  530,534   $5,305,340             --            --
  Redemption of 10% Preferred..................       --           --       (530,534)   (5,305,340)
                                                 -------   ----------     ----------   -----------
  Balance at end of period.....................  530,534   $5,305,340             --            --
                                                 =======   ==========     ==========   ===========
SERIES A SPECIAL CONVERTIBLE
  PREFERRED STOCK
  Balance at beginning of year.................       --           --             --            --
                                                 -------   ----------     ----------   -----------
  Balance at end of period.....................       --           --             --            --
                                                 =======   ----------     ==========   -----------

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

      STATEMENTS OF CHANGES IN MANDATORILY REDEEMABLE PREFERRED STOCK AND
          NON-MANDATORILY REDEEMABLE PREFERRED STOCK, COMMON STOCK AND
                    OTHER SHAREHOLDERS' EQUITY -- CONTINUED

                                                                                 (UNAUDITED)
                                                                              NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                                        1995                         1996
                                              ------------------------     ------------------------
                                               SHARES        AMOUNT         SHARES        AMOUNT
                                              ---------   ------------     ---------   ------------
SERIES B SPECIAL CONVERTIBLE PREFERRED STOCK
  Balance at beginning of year..............         --             --            --             --
                                              ---------   ------------     ---------   ------------
  Balance at end of period..................         --             --            --             --
                                              =========   ------------     =========   ------------
COMMON STOCK
  Balance at beginning of year..............  1,522,158   $     15,222     2,855,350   $     28,554
  Issuance of stock for services............     91,383            914         4,400             44
  Private sales of stock....................    472,056          4,720            --             --
  Exercise of warrants and options..........      8,333             83     1,035,137         10,351
  Conversion of debt to equity..............     30,231            303            --             --
  Acquisition of World Communications,
     Inc....................................    402,500          4,025            --             --
  Acquisition of Public Telephone
     Corporation............................    304,879          3,049            --             --
  Acquisition of International Payphones....         --             --       555,589          5,555
  Acquisition of Payphones of America.......         --             --       166,666          1,667
  Acquisition of Amtel Communications.......         --             --     2,162,163         21,622
  Acquisition escrow deposits...............     23,810            238       (23,810)          (238)
  Redemption of 10% Non-Voting Preferred....         --             --       884,214          8,842
                                              ---------   ------------     ---------   ------------
  Balance at end of period..................  2,855,350   $     28,554     7,639,709   $     76,397
                                              =========   ------------     =========   ------------
ADDITIONAL PAID-IN CAPITAL
  Balance at beginning of year..............              $  8,755,364                 $ 16,649,559
  Issuance of stock for services............                   528,532                       20,574
  Private sales of stock....................                 2,010,067                           --
  Exercise of warrants and options..........                    34,917                           --
  Acquisition of World Communications,
     Inc....................................                 2,712,852                           --
  Conversion of debt to equity..............                   137,375                           --
  Acquisition of Public Telephone
     Corporation............................                 2,054,902                           --
  Acquisition escrow deposits...............                   149,762                     (149,762)
  Financing costs...........................                   (83,212)                     (87,535)
  Acquisition of International Payphones....                        --                    2,790,042
  Acquisition of Paramount Communications...                        --                      443,510
  Acquisition of Payphones of America.......                        --                      309,999
  Acquisition of Amtel Communications.......                        --                    4,616,218
  Warrants issued with debt.................                   349,000                    6,411,500
  Issuance of Nominal Value Warrants........                        --                    4,240,941
  Redemption of 10% Non-voting Preferred....                        --                    5,296,498
                                                          ------------                 ------------
  Balance at end of period..................              $ 16,649,559                 $ 40,541,544
                                                          ------------                 ------------
ACCUMULATED DEFICIT
  Balance at beginning of year..............              $ (7,303,804)                $(13,453,876)
  Net loss for the period...................                (6,109,697)                 (13,247,359)
  Dividends paid on 7% and 8% Preferred.....                   (40,375)                          --
  14% Preferred dividend payable-in-kind....                        --                     (211,293)
  Accretion of 14% Preferred carrying
     value..................................                        --                      (58,272)
  Redemption of 7% Preferred................                        --                      (17,500)
  Redemption of 8% Preferred................                        --                     (293,516)
  Redemption of 10% Preferred...............                        --                   (1,691,370)
                                                          ------------                 ------------
  Balance at end of period..................              $(13,453,876)                $(28,973,186)
                                                          ------------                 ------------
TOTAL NON-MANDATORILY REDEEMABLE PREFERRED
  STOCK, COMMON STOCK AND OTHER
  SHAREHOLDERS' EQUITY......................              $  9,710,662                 $ 11,644,755
                                                          ============                 ============

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
            FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 1996

1.  BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 1995.

     Certain amounts relating to the three and nine months ended September 30, 1995 have been reclassified to conform to the current quarter presentation. The reclassifications have no impact on total assets, shareholders' equity or net loss as previously reported.

2.  ACQUISITIONS AND MERGERS

     On September 16, 1996, the Company completed the acquisition of the outstanding stock of Payphones of America, Inc. ("POA"), pursuant to which the Company acquired 3,115 installed public pay telephones, $373,283 in current assets and $727,323 in current liabilities for a purchase price, consisting of:
(i) $500,000 in cash; (ii) 166,666 unregistered shares of the Company's Common Stock, par value $0.01 ("Common Stock"), with a value of $311,665, or $1.87 per share; (iii) assumption of capital lease obligations of $7,750,000; (iv) notes payable to the selling shareholders in the face amount of $3,634,114 (pursuant to the purchase agreement, the notes payable are to be reduced for the excess of acquired current liabilities over acquired current assets, or $311,693, resulting in a net amount due of $3,322,421); (v) assumption of other debt, $234,890; (vi) two five year non-competition and consulting agreements with two of the selling shareholders, valued at $307,264; and (vii) $166,748 in related acquisition expenses.

     On September 13, 1996, the Company completed the acquisition of certain assets from ACI-HDT Supply Company, Amtel Communications Services, Amtel Communications Correctional Facilities, Amtel Communications, Inc. and Amtel Communications Payphones, Inc. (all California corporations and Debtors-in-Possession) collectively referred to as "Amtel". The acquired assets included 6,872 installed public pay telephones and inventory of an additional 728 public pay telephones and related parts inventory for a purchase price consisting of:
(i) $7,000,000 in cash; (ii) 2,162,163 shares of the Company's Common Stock, with a value of $4,637,840, or $2.15 per share; and (iii) approximately $675,122 in related acquisition expenses.

     The Amtel and POA acquisitions were recorded as purchases and the differences between the aggregate fair values of the tangibles assets acquired and the total purchase price, $13,546,504, (an intangible) was recorded as acquired public pay telephone location contracts and non-competition agreements ($307,264 was assigned to the POA non-competition agreements) and will be amortized over the estimated average remaining life of the acquired location contracts (54 months for Amtel's contracts, 72 months for POA's contracts, and 60 months for POA's non-competition agreements). The results of operations of POA and Amtel are included in the results of operations of the Company from August 1, 1996 (the effective date of the POA acquisition) and September 13, 1996, respectively.

     On March 15, 1996, the Company completed the acquisition of the outstanding common stock of International Pay Phones, Inc. (a South Carolina company) and International Pay Phones, Inc. (a Tennessee company) (collectively "IPP"), companies affiliated through common ownership and management. In connection with the acquisition of IPP, the Company acquired 2,101 installed public pay telephones for a purchase price consisting of: (i) $3,496,487 in cash; (ii) 555,589 unregistered shares of the Company's

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

2.  ACQUISITIONS AND MERGERS (CONTINUED)

Common Stock; (iii) 5,453.14 unregistered shares of 14% Convertible Cumulative Redeemable Preferred Stock ("14% Preferred"); and (iv) warrants to purchase 117,785 shares of the Company's Common Stock at a nominal exercise price per share ("Nominal Value Warrants"). Additionally, the Company assumed approximately $1,757,000 in liabilities, of which $1,551,796 was repaid by the Company on March 15, 1996. The cash purchase price included three five year non-competition agreements, with an aggregate value of $60,000, with three of IPP's former officers.

     On March 15, 1996, the Company completed a Share Purchase Agreement with Paramount Communications Systems, Inc. (a Florida corporation) ("Paramount"). Under the terms of the Agreement, the Company acquired 2,528 installed public pay telephones for a purchase price consisting of: (i) $9,618,553 in cash; (ii) 8,333.33 shares of 14% Preferred; and (iii) Nominal Value Warrants to purchase 179,996 shares of the Company's Common Stock. In addition, the Company assumed outstanding liabilities of approximately $733,000, of which $697,947 was repaid on March 15, 1996. The purchase price included a five year consulting and non-compete agreement, valued at $50,000, with one of Paramount's former officers.

     The IPP and Paramount acquisitions were recorded as purchases and the differences between the aggregate fair values of the tangibles assets acquired and the total purchase price, $9,531,404, (an intangible) was recorded as acquired public pay telephone location contracts and non-competition agreements ($110,000 was assigned to the IPP and Paramount non-competition agreements) and will be amortized over the estimated average remaining life of the acquired location contracts (60 months for IPP and Paramount's contracts and 60 months for IPP and Paramount's non-competition agreements). The results of operations of IPP and Paramount are included in the results of operations of the Company from March 15, 1996.

     On October 16, 1995, the Company consummated its acquisition of the outstanding common stock of Public Telephone Corporation (an Indiana corporation) ("Public Telephone") in a transaction accounted for as a purchase. The Company acquired current assets of $54,742, approximately 1,200 installed public pay telephones, assumed approximately $2,800,000 in debt and outstanding liabilities of Public Telephone and issued 224,879 unregistered shares of the Company's Common Stock to the shareholders of Public Telephone. In connection with the acquisition, the Company entered into five year non-competition agreements with two of Public Telephone's former owners which require both cash payments and the issuance, in the aggregate, of 80,000 unregistered shares of the Company's Common Stock.

     On September 22, 1995, the Company consummated its merger with World Communications, Inc. (a Missouri corporation) ("World") in a transaction accounted for as a purchase. The Company acquired current assets of $256,571 and 3,237 installed public pay telephones, assumed approximately $6,900,000 in debt and outstanding liabilities of World and issued 402,500 unregistered shares of the Company's Common Stock and 530,534 shares of the Company's 10% Non-Voting Redeemable Preferred Stock, which was subsequently converted to 884,214 unregistered shares of Common Stock on June 28, 1996.

     The Public Telephone and World acquisitions were recorded as purchases and the differences between the aggregate fair values of the tangibles assets acquired and the total purchase price, $9,305,168, (an intangible) was recorded as acquired public pay telephone location contracts and non-competition agreements ($798,479 was assigned to the Public Telephone non-competition agreements and $315,286 was assigned to the World non-competition agreements) and will be amortized over the estimated average remaining life of the acquired location contracts (36 months for Public Telephone and World's contracts, 60 months for Public Telephone's non-competition agreements and 24 months for World's non-competition agreements). The results of operations of Public Telephone and World are included in the results of operations of the Company from October 16, 1995 and September 22, 1995, respectively.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

2.  ACQUISITIONS AND MERGERS (CONTINUED)

     Set forth below is the Company's unaudited pro forma condensed statement of operations data as though the World, Public Telephone, IPP, Paramount, Amtel and POA acquisitions had occurred at the beginning of 1995 and as though the IPP, Paramount, Amtel and POA acquisitions had occurred at the beginning of 1996.

                                              PRO FORMA SELECTED RESULTS OF OPERATIONS DATA
                                       ------------------------------------------------------------
                                              NINE MONTHS ENDED              THREE MONTHS ENDED
                                                 SEPTEMBER 30                   SEPTEMBER  30
                                       ----------------------------    ----------------------------
                                           1995            1996            1995            1996
                                       ------------    ------------    ------------    ------------
Total revenues.......................  $ 44,595,053    $ 45,308,800    $ 15,006,667    $ 15,069,188
Net loss before extraordinary item...   (13,871,600)    (16,083,544)     (5,643,428)     (4,790,789)
Net loss applicable to common
  shareholders.......................   (14,501,750)    (16,325,859)     (5,853,478)     (4,925,603)
Net loss per common share............         (2.74)          (2.46)          (1.07)          (0.65)

     The unaudited pro forma results above are not necessarily indicative of either actual results of operations that would have occurred had the acquisitions been made at the beginning of 1995 or 1996, or of future results. The pro forma statement of operations data includes adjustments related to the depreciation and amortization of tangible and intangible assets, reductions in certain operating, other, and selling, general, and administrative expenses, interest expense on borrowings used to finance the acquisitions and the weighted average number of common shares outstanding after giving effect to the acquisitions.

  PENDING ACQUISITIONS


     The Company has entered into an Agreement and Plan of Merger dated as of November 21, 1996 (the "Cherokee Merger Agreement") to acquire all of the capital stock of Cherokee Communications, Inc. ("Cherokee") for a purchase price of $54,000,000 plus related fees and expenses, subject to certain purchase price adjustments, which may include an increase of up to $6,000,000 payable in two installments due January 1998 and 1999, if the FCC fails to implement certain rate caps, rate guidelines or third party preferences during the first and second years after closing, as the case may be. In addition, the Company will pay $1,250,000 in connection with certain non-competition agreements. Cherokee, headquartered in Jacksonville, Texas, is the fifth largest independent public pay telephone operator in the United States. At September 30, 1996, Cherokee owned and operated 12,344 public pay telephones in 14 states, of which approximately 85% were located in Texas, New Mexico, Utah, Montana, and Colorado.



     The Company has entered into a letter of intent dated October 9, 1996, as amended on November 25, 1996 to acquire 1,200 installed public pay telephones from Texas Coinphone (collectively with Cherokee the "Pending Acquisitions") for a purchase price of approximately $3,700,000, subject to certain purchase price adjustments. Texas Coinphone owns and operates approximately 1,200 public pay telephones in Dallas, Houston, and San Antonio, Texas.



     The Company expects to fund the Pending Acquisitions with the proceeds from a contemplated debt offering expected to be completed in the fourth quarter of 1996.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

3.  PROPERTY AND EQUIPMENT

     As of December 31, 1995 and September 30, 1996, property and equipment consisted of the following:

                                                      ESTIMATED
                                                    USEFUL LIVES     DECEMBER 31,    SEPTEMBER 30,
                                                     (IN YEARS)          1995            1996
                                                    -------------    ------------    -------------
    Telephones, boards, enclosures and cases......       3-7         $ 16,386,987     $ 36,992,307
    Furniture, fixtures and other equipment.......       3-5              989,300        1,752,387
    Leasehold improvements........................       2-5              231,466          246,609
                                                                     ------------    -------------
                                                                       17,607,753       38,991,303
      Less: accumulated depreciation..............                     (3,508,642)      (7,309,242)
                                                                     ------------    -------------
                                                                     $ 14,099,111     $ 31,682,061
                                                                       ==========       ==========

4.  INTANGIBLE ASSETS

     As of December 31, 1995 and September 30, 1996, intangible assets consisted of the following:

                                                     AMORTIZATION
                                                        PERIOD       DECEMBER 31,    SEPTEMBER 30,
                                                     (IN MONTHS)         1995            1996
                                                     ------------    ------------    -------------
    Value assigned to location contracts acquired
      and installation of public pay telephones....     36-120       $ 13,403,126     $ 39,627,197
    Debt restructuring costs.......................         40                 --        5,802,908
    Non-competition agreements.....................      24-60          1,513,765        2,090,690
    State operating certifications.................         60            466,796          498,470
                                                                     ------------    -------------
                                                                       15,383,687       48,019,265
    Less: accumulated amortization.................                    (3,791,530)      (8,792,646)
                                                                     ------------    -------------
                                                                     $ 11,592,157     $ 39,226,619
                                                                       ==========       ==========

5.  LONG-TERM DEBT -- RELATED PARTIES

     On March 15, 1996, the Company entered into a Credit Agreement (the "Credit Agreement") with Internationale Nederlanden (U.S.) Capital Corporation ("ING") and Cerberus Partners, L.P. ("Cerberus" and, together with ING, the "Lenders"), pursuant to which the Lenders agreed to lend the Company up to $37,250,000. On March 15, 1996, the Company borrowed $30,530,954 pursuant to the Credit Agreement. During the second quarter of 1996, the Company borrowed an additional $1,692,500 under the Credit Agreement. The initial borrowings under the Credit Agreement were used to complete the Paramount and IPP acquisitions, to repay $8,503,405 of outstanding debt and $3,173,931 of outstanding obligations under capital leases, to redeem the 10% Cumulative Redeemable Preferred Stock ("10% Preferred"), 8% Cumulative Redeemable Preferred Stock ("8% Preferred"), and 7% Cumulative Convertible Redeemable Preferred Stock ("7% Preferred"), and to pay related transaction fees. The additional borrowings of $1,692,500 were used for the Amtel acquisition deposit ($1,300,000) and working capital.

     On September 13, 1996, concurrent with the acquisition of Amtel, the Lenders amended the Credit Agreement to increase the maximum borrowings available under the Credit Agreement to $41,000,000. The Company then borrowed an additional $8,776,546 and used $5,950,000 of the proceeds to complete the Amtel and POA acquisitions and the remainder of the proceeds, $2,826,546, for working capital and payment of certain related acquisition expenses. As of September 30, 1996, borrowings of $41,000,000 were outstanding and there was no additional borrowing availability under the Credit Agreement.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

5.  LONG-TERM DEBT -- RELATED PARTIES (CONTINUED)

     The Credit Agreement requires monthly interest payments at the Alternate Base Rate (as defined therein) plus 5% and contains various covenants restricting the Company's ability to pay dividends or incur additional debt, among other conditions, and also contains financial covenants requiring minimum net worth, working capital and earnings before interest, depreciation and amortization among other covenants. The Credit Agreement also contains a subjective acceleration clause which states that in the event of a material adverse change in the business, as determined by the Lenders, the Lenders can call the debt at their discretion. The Lenders have waived their right to exercise this subjective acceleration clause through December 31, 1997.

     Pursuant to the Credit Agreement amendments dated September 13, 1996, principal payments commence in April 1997, and continue monthly and/or quarterly through June 1999 at which time the remaining principal balance is due. The amount of the principal payment is contingent upon numerous factors, including the borrowing base and cash flow of the Company. Based on amounts borrowed under the Credit Agreement at September 30, 1996, the estimated principal payment due April 30, 1997 would be $2,972,222, with monthly principal payments of $222,222 thereafter until December 31, 1997, and quarterly principal payments of $634,375 commencing September 30, 1997, increasing to $1,087,500 quarterly for 1998 and $1,268,750 at March 31, 1999.

     All of the Company's installed public pay telephones, excluding those acquired from POA which are pledged to another creditor, are pledged as collateral to the Credit Agreement.


     The Company was not in compliance with various financial covenants contained in the Credit Agreement at June 30, 1996 and subsequently received a waiver of such non-compliance from the Lenders. The Credit Agreement was amended on October 8, 1996 to make the covenants less restrictive and the Company was in compliance with such covenants as of September 30, 1996.


     A portion of the borrowings under the Credit Agreement (currently $29,000,000) can be converted into Series B Special Convertible Preferred Stock ("Series B Preferred"), at the ratio of 833 shares for each $100,000 in outstanding debt and accrued interest. Additionally, in connection with the execution of the original Credit Agreement on March 15, 1996, ING and Cerberus each received 102,412 warrants (204,824 warrants in the aggregate and referred to herein as the "Lenders' Warrants"), which would collectively allow them to purchase up to 204,824 shares of Series A Special Convertible Preferred Stock ("Series A Preferred"), at an exercise price of $0.20 per share. Each share of Series A Preferred and Series B Preferred is convertible into 20 shares of Common Stock. The debt under the Credit Agreement was initially recorded net of an allocation of the fair value of the Lenders' Warrants, such fair value being determined using the Black-Scholes valuation model. The Company recorded non-cash interest expense (accretion of debt) of $621,536 for the three months ended September 30, 1996 and $1,182,544 for the nine months ended September 30, 1996.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

6.  PREFERRED STOCK MANDATORILY REDEEMABLE

     As of December 31, 1995 and September 30, 1996, preferred stock mandatorily redeemable consisted of the following:

                                                                 DECEMBER 31,    SEPTEMBER 30,
                                                                     1995            1996
                                                                 ------------    -------------
    14% Cumulative Redeemable Convertible Preferred Stock ($60
      stated value -- 200,000 shares authorized; 107,918.19
      shares issued and outstanding at September 30, 1996;
      cumulative dividends issuable of 8,397.86 shares, valued
      at $211,294; mandatory redemption amount of $6,978,963
      due June 30, 2000)......................................             --     $  6,539,053

     The Company records dividends, declared and undeclared, at their fair market value and recognizes the difference between the carrying value of the 14% Preferred and the mandatory redemption amount, through monthly accretions, using the interest method. For the three and nine months ended September 30, 1996, the carrying value of the 14% Preferred was increased by $34,153 and $58,272, respectively, through accretions. Each share of 14% Preferred is entitled to receive a quarterly dividend of 0.035 shares of 14% Preferred. Each share of 14% Preferred is convertible into 10 shares of Common Stock.


7. NON-MANDATORILY REDEEMABLE PREFERRED STOCK, COMMON STOCK AND OTHER SHAREHOLDERS' EQUITY


     As of December 31, 1995 and September 30, 1996, non-mandatorily redeemable preferred stock, common stock, and other shareholders' equity consisted of the following:

                                                                 DECEMBER 31,    SEPTEMBER 30,
                                                                     1995            1996
                                                                 ------------    -------------
    10% Cumulative Nonvoting Redeemable Preferred Stock ($10
      stated value -- 550,000 shares authorized; 530,534
      shares issued and outstanding at December 31, 1995,
      redeemed on June 28, 1996)..............................   $  5,305,340               --
    Series A Special Convertible Preferred Stock ($0.20 par
      value, $0.20 stated value -- 250,000 shares authorized;
      no shares issued).......................................             --               --
    Series B Special Convertible Preferred Stock ($0.20 par
      value, $120 stated value -- 250,000 shares authorized;
      no shares issued).......................................             --               --
    10% Cumulative Redeemable Preferred Stock ($1,000 stated
      value -- 3,880 shares authorized; 1,496 shares issued
      and outstanding at December 31, 1995, redeemed on March
      15, 1996)...............................................              1               --
    8% Cumulative Redeemable Preferred Stock ($100 stated
      value -- 16,000 shares authorized; 12,200 shares issued
      and outstanding at December 31, 1995, redeemed on March
      15, 1996)...............................................        981,084               --
    7% Cumulative Convertible Redeemable Preferred Stock ($100
      stated value -- 2,500 shares authorized, issued and
      outstanding at December 31, 1995, redeemed on March 15,
      1996)...................................................        200,000               --

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

7. NON-MANDATORILY REDEEMABLE PREFERRED STOCK, COMMON STOCK AND OTHER SHAREHOLDERS' EQUITY (CONTINUED)



                                                                 DECEMBER 31,    SEPTEMBER 30,
                                                                     1995            1996
                                                                 ------------    -------------
    Common Stock                                                       28,554           76,397
      ($0.01 par value -- 50,000,000 shares authorized;
      2,855,350 and 7,639,709 shares issued and outstanding at
      December 31, 1995 and September 30, 1996)...............
    Additional paid-in capital................................     16,649,559       40,541,544
    Accumulated deficit.......................................    (13,453,876)     (28,973,186)
                                                                 ------------    -------------
                                                                 $  9,710,662     $ 11,644,755
                                                                   ==========       ==========


     On February 23, 1996, the Company created three new classes of preferred stock: (i) Series A Preferred; (ii) Series B Preferred; and (iii) 14% Preferred.


     On March 15, 1996, concurrent with the Credit Agreement, the Company redeemed the 10% Cumulative Redeemable Preferred Stock ("10% Preferred"), 8% Preferred, and 7% Preferred. The redemption price was comprised of cash payments aggregating $1,117,371 and 34,436.33 shares of 14% Preferred. In the aggregate, $6,269,487 of the Company's outstanding obligations, including portions of the purchase price for the IPP and Paramount acquisitions, was liquidated by issuing 107,918.19 shares of 14% Preferred.



     The $2,002,386 excess of the redemption price of the preferred issues redeemed over their aggregate carrying value was recorded as a reduction of earnings available to common shareholders as of March 31, 1996.



     On March 15, 1996, Nominal Value Warrants to purchase 2,018,942 shares of Common Stock were issued in conjunction with the IPP and Paramount acquisitions, redemption of the 10% Preferred, 8% Preferred and 7% Preferred, and conversion of certain related party debt of the Company to the 14% Preferred. Certain holders of the 14% Preferred are deemed related parties. The warrants expire on March 13, 2001. An independent valuation company estimated the fair market value of the Nominal Value Warrants to be $4,974,673, using the Black-Scholes valuation model, of which $3,886,139 (the amount attributable to the warrants provided to related parties in connection with the redemption of the 10% Preferred, 8% Preferred, and 7% Preferred shares and conversion of certain debt) was recorded as an unusual charge in the Company's statement of operations for the three months ended March 31, 1996.



     During April and May 1996, warrants representing 972,487 shares of Common Stock were exercised, and total proceeds to the Company were $9,725. Of the total warrants exercised, 539,989 shares of Common Stock were issued to an officer of the Company. On July 22, 1996, Nominal Value Warrants representing 62,650 shares of Common Stock were exercised by an officer of the Company, and total proceeds to the Company were $627.



     On June 27, 1996, the shareholders of the Company approved an amendment to the Articles of Incorporation which authorizes the Company to have outstanding 60,000,000 shares; of which 50,000,000 shares are to be classified as Common Stock and 10,000,000 shares as Preferred Stock. The shareholders also approved conversion rights to the 10% Cumulative Non-voting Redeemable Preferred Stock ("10% Redeemable Preferred"). Each share of 10% Redeemable Preferred is convertible into 1.6667 shares of Common Stock at any time by the shareholder or the Company. On June 28, 1996, the Company converted the outstanding 10% Redeemable Preferred into 884,214 shares of Common Stock.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

8.  SUBSEQUENT EVENTS


  PENDING ACQUISITIONS -- COMPLETION CONTINGENT ON OBTAINING FINANCING



     On October 16, 1996, the Company executed a Letter of Intent with Cherokee Communications, Inc. ("Cherokee") for the acquisition of 14,000 public pay telephones for a purchase price consisting of (i) $54,000,000 in cash; (ii) three five year non-compete and consulting agreements with the selling shareholders, $1,250,000, of which $625,000 is payable at closing; (iii) three two year employment agreements with the selling shareholders and former officers of Cherokee requiring 24 monthly payments aggregating $739,640; (iv) additional consideration of $6,000,000 in cash or Common Stock payable in two equal installments due January 10, 1998 and 1999 only if the Federal Communications Commission fails to implement Rate Caps, Rate Guidelines, and/or Billed Party Preferences during the calendar years of 1997 and 1998; (v) $3,103,933 for $3,655,761 in current receivables net of assumed income tax liabilities of $551,828; and (vi) approximately $317,500 in related acquisition expenses.



     On October 9, 1996, the Company executed a Letter of Intent with Texas Coinphone for the acquisition of 1,200 installed pay telephones for a purchase price of $3,660,000 and $50,000 in related acquisition expenses. Both of these transactions are subject to financing.



  CREDIT FACILITY AMENDMENT



     On November   , 1996, the Lenders amended the Credit Facility increasing the maximum borrowings available under the Credit Facility to $43,000,000. The Company then borrowed an additional $2,000,000 and used the proceeds to fund the Cherokee and Texas Coinphone acquisition deposits and for working capital. There are no additional amounts available under the Credit Facility. The Company intends to repay the Credit Facility with the proceeds from an equity and debt public offering.


     On October 9, 1996, the Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission ("SEC") relating to the proposed offering of approximately $25,000,000 of Common Stock by the Company. On October 31, 1996, the Company filed a Registration Statement on Form SB-2 with the SEC relating to the proposed offering of approximately $110,000,000 of senior unsecured notes. The Company anticipates completing both offerings during the fourth quarter of 1996. There can be no assurances, however that either offering will be completed or that the terms will remain the same.


     The registration statements relating to these offerings filed with the SEC have not yet become effective, and the securities may not be sold nor may offers to buy be accepted prior to the time the applicable registration statements become effective.

                       REPORT OF INDEPENDENT ACCOUNTANTS

May 17, 1996

The Board of Directors of
Paramount Communications Systems, Inc.

In our opinion, the accompanying balance sheet and the related statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Paramount Communications Systems, Inc. at December 31, 1995 and the results of its operations, its changes in shareholders' equity and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Note 6, on March 15, 1996, the Company's net assets were sold to an unrelated party.

/s/ Price Waterhouse LLP
Cleveland, Ohio

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1995

ASSETS
Current assets:
  Cash and cash equivalents......................................................  $  479,984
  Receivables:
     Trade.......................................................................     237,455
     Shareholder.................................................................      38,168
                                                                                   ----------
          Total current assets...................................................     755,607
Property and equipment, net......................................................     788,582
Intangible assets, net...........................................................     146,029
Other assets.....................................................................      15,098
                                                                                   ----------
                                                                                   $1,705,316
                                                                                   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses..........................................     373,866
  Location commissions payable...................................................      65,958
  Shareholder distributions payable..............................................     155,532
  Notes payable to affiliates....................................................     483,246
                                                                                   ----------
          Total current liabilities..............................................   1,078,602
                                                                                   ----------
Commitments and contingencies....................................................          --
                                                                                   ----------
Shareholders' equity:
  Common stock, $1 par value; 100 shares authorized, issued and outstanding......         100
  Additional paid-in capital.....................................................      19,900
  Retained earnings..............................................................     606,714
                                                                                   ----------
     Total shareholders' equity..................................................     626,714
                                                                                   ----------
                                                                                   $1,705,316
                                                                                   ==========

   The accompanying notes are an integral part of these financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                              STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1995

Revenues:
  Coin calls.....................................................................  $3,751,744
  Non-coin calls.................................................................   1,923,724
                                                                                   ----------
     Total revenues..............................................................   5,675,468
                                                                                   ----------
Operating costs and expenses:
  Telephone charges..............................................................   1,543,956
  Commissions....................................................................     696,443
  Selling, general and administrative............................................   2,407,479
  Depreciation and amortization..................................................     393,204
                                                                                   ----------
     Total operating costs and expenses..........................................   5,041,082
                                                                                   ----------
     Operating income............................................................     634,386
                                                                                   ----------
Other income (expenses):
  Interest and other income......................................................      14,800
  Interest expense...............................................................     (64,210)
  Other..........................................................................     (85,231)
                                                                                   ----------
     Total other expenses........................................................    (134,641)
                                                                                   ----------
     Net income..................................................................  $  499,745
                                                                                   ==========

   The accompanying notes are an integral part of these financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                            STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1995

Cash flows from operating activities:
  Net income.....................................................................  $  499,745
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization...............................................     393,204
     Changes in assets and liabilities:
       Decrease in receivables...................................................       2,392
       Decrease in other current assets..........................................      11,190
       Decrease in other assets..................................................       9,632
       Increase in other accounts payable and accrued expenses...................     179,706
       Increase in location commissions payable..................................      10,915
                                                                                   ----------
          Net cash provided by operating activities..............................   1,106,784
                                                                                   ----------
Cash flows from investing activities:
  Purchases of equipment.........................................................    (356,791)
                                                                                   ----------
Cash flows from financing activities:
  Proceeds from issuance of notes payable to related party.......................     200,000
  Distributions to shareholders..................................................    (229,088)
  Repayments of notes payable to related parties.................................    (439,470)
                                                                                   ----------
          Net cash used in financing activities..................................    (468,558)
                                                                                   ----------
          Net increase in cash and cash equivalents..............................     281,435
Cash and cash equivalents, beginning of year.....................................     198,549
                                                                                   ----------
Cash and cash equivalents, end of year...........................................  $  479,984
                                                                                   ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest...........................................  $   64,210
                                                                                   ==========

   The accompanying notes are an integral part of these financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                          YEAR ENDED DECEMBER 31, 1995

                                                     COMMON STOCK     ADDITIONAL
                                                    ---------------    PAID-IN     RETAINED
                                                    SHARES   AMOUNT    CAPITAL     EARNINGS    TOTAL
                                                    ------   ------   ----------   --------   --------
Balance
  December 31, 1994...............................    100     $100     $ 19,900    $106,969   $126,969
Net income........................................     --       --           --     499,745    499,745
Distributions.....................................     --       --           --          --         --
                                                     ----     ----      -------    --------   --------
Balance
  December 31, 1995...............................    100     $100     $ 19,900    $606,714   $626,714
                                                     ====     ====      =======    ========   ========

   The accompanying notes are an integral part of these financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

     Paramount Communications Systems, Inc. (the "Company"), a Florida corporation, was formed in March 1987 as a result of the deregulation of the telephone industry. The Company is in the business of installing, maintaining and operating pay telephones throughout South Florida.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

  PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and depreciated on a straight-line basis over five years, the estimated useful lives of the respective assets. Maintenance, repairs and minor replacements of these items are charged to expense as incurred.

  INTANGIBLE ASSETS

     Intangible assets consist of non-compete agreements and location contracts. The non-compete agreements are being amortized on a straight-line basis over their duration (five years) and expire through July 1998. Also, in connection with certain equipment acquisitions, the Company entered into location contracts for two and one-half years terms. These contracts expired in June 1995.

  REVENUE RECOGNITION

     Revenues from coin calls and non-coin calls are recognized as calls are made. When revenue on a telephone call is recorded, an expense is also recorded for fees associated with the call. Revenue from the telephone service agreement is recognized in the month of service.

  INCOME TAXES

     The Company is a Subchapter S corporation. As such, no provision is made for income taxes as income or loss is included in the tax returns of the shareholders.

  CONCENTRATIONS OF CREDIT AND BUSINESS RISK

     Receivables have a significant concentration of credit risk in the telecommunications industry. In addition, receivables are generated by the Company's pay telephones located in the state of Florida.

  SHAREHOLDERS DISTRIBUTIONS

     The Company generally distributes 100 percent of tax-basis profits to its shareholders annually.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     During 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments", which requires the disclosure of fair value of financial instruments. The Company's financial instruments consist of cash and cash equivalents, trade receivables and notes payable to affiliates. The carrying amount of these instruments at December 31, 1995 approximates their fair value.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

          Installed pay telephones and related equipment..............  $ 3,259,133
          Furniture, fixtures and office equipment....................       40,125
          Automobiles.................................................       31,943
          Leasehold improvements......................................        4,025
          Warehouse equipment.........................................        1,772
                                                                        -----------
                                                                          3,336,998
          Accumulated depreciation....................................   (2,548,416)
                                                                        -----------
          Property and equipment, net.................................  $   788,582
                                                                        ===========

     Depreciation expense amounted to $282,902 for the year ended December 31, 1995.

3.  INTANGIBLE ASSETS

     Intangible assets consist of the following:

          Non-compete agreements......................................  $   533,135
          Location contracts..........................................      194,240
                                                                        -----------
                                                                            727,375
          Accumulated amortization....................................     (581,346)
                                                                        -----------
          Intangible assets, net......................................  $   146,029
                                                                        ===========

     Amortization expense related to intangible assets amounted to $110,302 for the year ended December 31, 1995.

4.  RELATED PARTY TRANSACTIONS

  NOTES PAYABLE

     The Company has notes payable to related parties, with principal and interest payable monthly at an annual rate of 10% and due in 1996. These notes are collateralized by installed pay telephones and related equipment. The notes were assumed and subsequently paid-off by the acquiring company (Note 6).

     Interest expense paid to related parties relating on these notes amounted to $64,210 in 1995.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

4.  RELATED PARTY TRANSACTIONS (CONTINUED)

  PAYROLL ALLOCATION

     Included in selling, general and administrative expenses is an allocation of payroll for certain service personnel working for various related party companies under common ownership. The allocation is based on management's estimate of the amount of time each employee provides each related company.

  OPERATING LEASE

     The Company occupies a facility under a lease with a related party which expired on May 31, 1993. Under the terms of the lease, the Company has the right to renew the lease for a five-year period which began immediately after the end of the initial term. The Company has not renewed the lease and currently leases the facility on a month-to-month basis. The lease provides that the Company pay its proportional share of the building's taxes, maintenance, insurance and other related occupancy expenses.

     Rent expense for the year ended December 31, 1995 amounted to $22,812.

  VEHICLE LEASES

     The Company leases various vehicles from a related party. Total lease payments made in connection with these leases amounted to $46,866 during 1995.

5.  COMMITMENTS AND CONTINGENCIES

     The Company is involved in litigation from time to time in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the Company's financial position or results of operations.

6.  SUBSEQUENT EVENTS

  ACQUISITION

     On March 15, 1996, the Company completed an Asset Purchase Agreement with an unrelated party. Under the terms of the Agreement, the Company sold its assets, including 2,528 installed telephones and related equipment, for a cash price of approximately $9.6 million, warrants to purchase shares of stock of the acquiring company, and the assumption, by the acquiring company, of approximately $733,000 of outstanding Company liabilities. The purchase price also included a five year consulting agreement with one of the Company's former officers valued at $50,000.

  TELECOMMUNICATIONS REFORM

     On February 8, 1996, the President of the United States signed into law the Telecommunications Act of 1996 (the "Act"). The Act changes many provisions of the Communications Act of 1934 and requires the Federal Communications Commission (the "FCC") to change its existing rules and adopt new rules in several areas affecting broadcasting. This Act is one of the most significant changes to the Communications Act since its adoption in 1934. Since the Act recently was passed and became law, the FCC has only begun the proceedings that the Act requires and it remains to be seen how the FCC will interpret certain of its provisions. Congress and the FCC currently have under consideration and may in the future adopt new laws and regulations and policies regarding a wide variety of matters which could, directly or indirectly, adversely affect the operation of the Company as well as its business strategies.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Paramount Communications Systems, Inc.:

     We have audited the accompanying balance sheet of Paramount Communications Systems, Inc. as of December 31, 1994, and the related statement of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paramount Communications Systems, Inc. at December 31, 1994 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP
                                          Fort Lauderdale, Florida

March 10, 1995

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1994

                                                                                      1994
                                                                                   ----------
ASSETS
Current assets:
  Cash and cash equivalents......................................................  $  198,549
  Accounts receivable............................................................     258,931
  Other current assets...........................................................      30,274
                                                                                   ----------
          Total current assets...................................................     487,754
Property and equipment, net (note 2).............................................     714,693
Intangible assets, less accumulated amortization of $471,044.....................     256,331
Other assets.....................................................................      15,188
                                                                                   ----------
                                                                                   $1,473,966
                                                                                   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses..........................................     177,908
  Location commissions payable...................................................      55,043
  Accrued interest payable.......................................................          --
  Sales tax payable..............................................................      16,252
  Shareholder distributions payable..............................................     384,620
  Current maturities of notes payable -- related parties (note 3)................     436,619
                                                                                   ----------
          Total current liabilities..............................................   1,070,442
Long-term portion of notes payable -- related parties (note 3)...................     276,555
                                                                                   ----------
          Total liabilities......................................................   1,346,997
                                                                                   ----------
Shareholders' equity:
  Common stock, $1 par value; 100 shares authorized, issued and outstanding......         100
  Additional paid-in capital.....................................................      19,900
  Retained earnings..............................................................     106,969
                                                                                   ----------
          Total shareholders' equity.............................................     126,969
Commitments and contingencies (note 4)...........................................          --
                                                                                   ----------
                                                                                   $1,473,966
                                                                                   ==========

                See accompanying notes to financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                              STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1994

                                                                                     1994
                                                                                  ----------
Revenues:
  Coin calls....................................................................  $3,685,295
  Non-coin calls................................................................   2,030,194
                                                                                  ----------
          Total revenues........................................................   5,715,489
                                                                                  ----------
Operating costs and expenses:
  Telephone charges.............................................................   1,748,270
  Commissions...................................................................     676,304
  Selling, general and administrative...........................................   2,099,203
  Depreciation and amortization.................................................     770,429
                                                                                  ----------
          Total operating costs and expenses....................................   5,294,206
                                                                                  ----------
          Operating income......................................................     421,283
                                                                                  ----------
Other expense:
  Interest and other expense....................................................      (4,686)
  Interest expense..............................................................     (72,902)
                                                                                  ----------
          Total other expenses..................................................     (77,588)
                                                                                  ----------
          Net income............................................................  $  343,695
                                                                                  ==========

                See accompanying notes to financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY

                          YEAR ENDED DECEMBER 31, 1994

                                          COMMON STOCK      ADDITIONAL
                                        ----------------     PAID-IN      RETAINED
                                        SHARES    AMOUNT     CAPITAL      EARNINGS       TOTAL
                                        ------    ------    ----------    ---------    ---------
Balances at December 31, 1993.........    100       100      $ 19,900     $ 397,894    $ 417,894
Net income............................     --        --            --       343,695      343,695
Distributions.........................     --        --            --      (634,620)    (634,620)
                                          ---      ----        ------       -------      -------
Balances at December 31, 1994.........    100      $100      $ 19,900     $ 106,969    $ 126,969
                                          ===      ====        ======       =======      =======

                See accompanying notes to financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                            STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1994

                                                                                     1994
                                                                                  -----------
Cash flows from operating activities:
  Net income....................................................................  $   343,695
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization of plant and equipment.......................      582,753
     Amortization of intangible assets..........................................      129,726
     Amortization of deferred asset.............................................       57,950
     Loss on write-off of property and equipment................................       14,980
     Changes in assets and liabilities:
       Decrease in accounts receivable..........................................        6,814
       Increase in other current assets.........................................       (5,841)
       Increase in other assets.................................................         (270)
       Decrease in other current liabilities....................................       (5,131)
                                                                                  -----------
          Net cash provided by operating activities.............................    1,124,676
                                                                                  -----------
Cash flows from investing activities:
  Purchases of equipment........................................................      (59,625)
  Proceeds from sale of equipment...............................................        3,578
  Purchase of investments.......................................................      (11,715)
  Purchase of intangible assets.................................................           --
                                                                                  -----------
          Net cash used in investing activities.................................      (67,762)
                                                                                  -----------
Cash flows from financing activities:
  Increase in notes payable -- related party....................................      200,000
  Distributions to shareholders.................................................     (626,989)
  Repayments of notes payable -- related parties................................     (591,366)
                                                                                  -----------
          Net cash used in financing activities.................................   (1,018,355)
                                                                                  -----------
          Net increase in cash and cash equivalents.............................       38,559
Cash and cash equivalents at beginning of year..................................      159,990
                                                                                  -----------
Cash and cash equivalents at end of year........................................  $   198,549
                                                                                  ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest........................................  $    74,570
                                                                                  ===========

                See accompanying notes to financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1994

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) THE COMPANY

     Paramount Communications Systems, Inc. (the "Company"), a Florida corporation, was formed in March, 1987 as a result of the deregulation of the telephone industry. The Company is a Subchapter S corporation in the business of installing, maintaining and operating pay telephones throughout South Florida.

  (b) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  (c) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization on property and equipment are calculated on a straight-line basis over five years, the estimated useful lives of the assets.

  (d) INTANGIBLE ASSETS

     Intangible assets consist of non-compete agreements and location contracts. The non-compete agreements are being amortized on a straight-line basis over their duration (five years) and expire through July, 1998. The location contracts are amortized over two and one-half years and expire through June, 1995.

  (e) RECOGNITION OF REVENUE

     Revenues from coin calls and non-coin calls are recognized as calls are made. When revenue on a telephone call is recorded, an expense is also recorded for fees associated with the call. Revenue from the telephone service agreement is recognized in the month of service.

  (f) INCOME TAXES

     The Company is a Subchapter S corporation. As such, no provision is made for income taxes as income or loss is included in the tax returns of the shareholders.

  (g) CONCENTRATIONS OF CREDIT AND BUSINESS RISK

     Receivables have a significant concentration of credit risk in the telecommunications industry. In addition, receivables are generated by the Company's pay telephones located in the state of Florida. No single customer accounted for more than 5% of the Company's sales.

  (h) DISTRIBUTIONS

     The Company generally distributes 100 percent of tax-basis profits to its shareholders annually.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

(2)  PROPERTY AND EQUIPMENT, NET

     Property and equipment consist of the following:

                                                                            1994
                                                                         ----------
          Installed pay telephones and related equipment...............  $2,845,325
          Furniture, fixtures and office equipment.....................      35,525
          Automobiles..................................................      26,328
          Leasehold improvements.......................................       4,025
          Warehouse equipment..........................................       1,772
                                                                         ----------
                                                                          2,912,975
          Less accumulated depreciation and amortization...............   2,198,282
                                                                         ----------
                                                                         $  714,693
                                                                         ==========

     Depreciation and amortization of property and equipment was $582,753.

(3)  RELATED PARTY TRANSACTIONS

  (a) NOTES PAYABLE -- RELATED PARTIES

                                                                            1994
                                                                         ----------
          Notes payable to various related parties, principal and
            interest payable monthly at rates ranging from 8% to 10%,
            due from March, 1993 to April, 1997, collateralized by
            installed pay telephones and related equipment.............  $  713,174
          Less current maturities of notes payable -- related
            parties....................................................     436,619
                                                                         ----------
                    Long-term portion of notes payable -- related
                      parties..........................................  $  276,555
                                                                         ==========

     Interest expense paid to related parties relating to the above amounted to $72,902.

     Aggregate maturities of notes payable -- related parties subsequent to December 31, 1994 are as follows:

1995..   $436,619
1996..    276,555
         --------
         $713,174
         ========

  (b) PAYROLL ALLOCATION -- RELATED PARTY

     Included in selling, general and administrative expenses is an allocation of payroll for certain service personnel working for various related party companies under common ownership. The allocation is based on management's estimate of the amount of time each employee provides each related company.

  (c) COMMISSION REVENUE -- RELATED PARTY

     Operator assisted service commissions received from a company under common ownership which are included in non-coin call revenue amounted to $-0- in 1994.

(4)  OPERATING LEASE -- RELATED PARTY

     The Company occupies a facility under a lease with a related party which expired on May 31, 1993. Under the terms of the lease, the Company has the right to renew the lease for a five-year period which began immediately after the end of the initial term. The Company has not renewed the lease and currently leases the

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

(4) OPERATING LEASE -- RELATED PARTY (CONTINUED) facility on a month-to-month basis. The lease provides that the Company pay its proportional share of the building's taxes, maintenance, insurance and other related occupancy expenses.

     Rent expense for the year ended December 31, 1994 was $23,373.

May 21, 1996

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
International Pay Phones, Inc.
107 Dave Warlick Dr.
Lincolnton, North Carolina 28092

We have audited the accompanying balance sheet of International Pay Phones, Inc. (a South Carolina corporation) as of December 31, 1995, and the related statement of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Pay Phones, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

MILLER SHERRILL BLAKE CPA PA

/s/ Miller Sherrill Blake CPA

Lincolnton, North Carolina

                         INTERNATIONAL PAY PHONES, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1995

ASSETS
Current Assets
  Cash and Cash Equivalents.....................................................  $    11,336
  Accounts Receivable...........................................................      142,801
                                                                                  -----------
     Total Current Assets.......................................................      154,137
                                                                                  -----------
Property and Equipment
  Leasehold Improvements........................................................       16,000
  Office Furniture and Equipment................................................       28,441
  Vehicles......................................................................      236,393
  Telephone Equipment...........................................................    2,304,632
  Accumulated Depreciation......................................................   (1,563,039)
                                                                                  -----------
     Total Property and Equipment...............................................    1,022,427
                                                                                  -----------
Other Assets
  Covenants Not to Compete -- Net of Amortization...............................      105,528
  Goodwill -- Net of Amortization...............................................       21,282
                                                                                  -----------
     Total Other Assets.........................................................      126,810
                                                                                  -----------
Total Assets....................................................................  $ 1,303,374
                                                                                  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts Payable and Accrued Expenses.........................................  $   151,539
  Notes Payable.................................................................      107,125
  Notes Payable -- Related Party................................................       25,000
  Current Portion of Long-Term Debt.............................................      343,763
                                                                                  -----------
     Total Current Liabilities..................................................      627,427
                                                                                  -----------
Long-Term Liabilities
  Notes Payable -- Less Current Portion.........................................      643,935
  Obligations under Capital Leases -- Less Current Portion......................       95,895
                                                                                  -----------
     Total Long-Term Liabilities................................................      739,830
                                                                                  -----------
          Total Liabilities.....................................................    1,367,257
                                                                                  -----------
Stockholders' Equity
  Common Stock..................................................................       10,000
  Additional Paid-In-Capital....................................................       57,224
  Retained Earnings.............................................................     (131,107)
                                                                                  -----------
     Total Stockholders' Equity.................................................      (63,883)
                                                                                  -----------
Total Liabilities And Stockholders' Equity......................................  $ 1,303,374
                                                                                  ===========

       See Independent Auditors' Report and Notes to Financial Statement.

                         INTERNATIONAL PAY PHONES, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

Sales............................................................................  $3,360,596
Cost of Goods Sold...............................................................   2,308,012
                                                                                   ----------
          Gross Profit...........................................................   1,052,584
OPERATING EXPENSES
  General And Administrative Expenses............................................     517,868
  Depreciation Expense...........................................................     413,144
  Interest Expense...............................................................     149,248
                                                                                   ----------
          Total Operating Expenses...............................................   1,080,260
                                                                                   ----------
Income From Operations...........................................................     (27,676)
OTHER (INCOME) EXPENSE
  (Gain) Loss on Sale of Assets..................................................        (733)
                                                                                   ----------
          Total Other (Income) Expense...........................................        (733)
          Income Before Corporate Taxes..........................................     (26,943)
Deferred Tax Expense.............................................................      35,800
                                                                                   ----------
          Net Income.............................................................     (62,743)
Beginning Retained Earnings......................................................     (68,364)
                                                                                   ----------
Ending Retained Earnings.........................................................  $ (131,107)
                                                                                   ==========

       See Independent Auditors' Report and Notes to Financial Statement.

                         INTERNATIONAL PAY PHONES, INC.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

NET CASH FLOW FROM OPERATING ACTIVITIES:
  Net Income.....................................................................  $ (62,743)
  Adjustments to reconcile net income to net cash provided (used) by operating activities:
     Depreciation and Amortization...............................................    451,929
     Net (increase) decrease in receivables......................................    (61,817)
     Net increase (decrease) in accounts payable and accrued expenses............     40,406
     Net change in deferred tax asset/liability..................................     35,800
     Gain on sale of property and equipment......................................       (733)
                                                                                   ---------
Net Cash Provided (Used) by Operating Activities.................................    402,842
                                                                                   ---------
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of equipment..........................................................    (66,943)
                                                                                   ---------
Net Cash Provided (Used) by Investing Activities.................................    (66,943)
                                                                                   ---------
CASH FLOW FROM FINANCING ACTIVITIES:
  Payments to settle short-term debt.............................................   (148,738)
  Payments to settle long-term debt..............................................   (187,055)
  Proceeds from short-term debt..................................................     52,315
  Proceeds from long-term debt...................................................     50,000
  Payments under capital lease obligations.......................................   (105,024)
                                                                                   ---------
Net Cash Provided (Used) by Financing Activities.................................   (338,502)
                                                                                   ---------
Net Increase (Decrease) In Cash and Cash Equivalents.............................     (2,603)
  Cash and Cash Equivalents at beginning of year.................................     13,939
                                                                                   ---------
Cash and Cash Equivalents at end of year.........................................  $  11,336
                                                                                   =========
SUPPLEMENTAL DISCLOSURES
  Interest Paid..................................................................  $ 149,248
                                                                                   =========
  Income Taxes Paid..............................................................  $       0
                                                                                   =========

       See Independent Auditors' Report and Notes to Financial Statement.

                         INTERNATIONAL PAY PHONES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS ACTIVITY

     International Pay Phones, Inc. was incorporated under the laws of the State of South Carolina on May 29, 1990. The Company purchases or leases pay phones from suppliers and installs them in various locations throughout the southeastern United States. Revenue is generated through contracts established with the property owners regarding the use of the phones.

  CASH

     Cash includes cash in bank and instruments with maturities of 30 days or less.

  DEPRECIATION

     Depreciation is computed using the straight-line and the accelerated cost recovery methods.

NOTE B -- RELATED PARTY TRANSACTIONS

     The Company has the following notes payable due to related parties as of December 31, 1995:

     Amounts payable to shareholders due on demand.............................  $25,000
     Amounts payable to corporations related through common ownership due on
       demand..................................................................   14,800
                                                                                 -------
                                                                                 $39,800
                                                                                 =======

     The Company rents its operating facility from a partnership related through common ownership. The rent expense totaled $19,508 for the year ended December 31, 1995.

NOTE C -- RETIREMENT PLAN

     The Company sponsors a 401(k) plan covering all of the eligible employees who elect to participate. The Company matches 50% of each employees deferred salary up to a maximum to 2% of compensation. The contribution was $3,115 for the year ended December 31, 1995.

NOTE D -- NOTES PAYABLE

     Short-term notes payable consist of the following at December 31, 1995:

                   Lincoln Bank.......  $ 50,000  10.25%     Personal Guarantees
                   Olen Beal..........    50,000  12.00%     Personal Guarantees
                   Conquest...........     7,125  10.00%     Personal Guarantees
                                        --------
                                        $107,125
                                        ========

                       See Independent Auditors' Report.

                         INTERNATIONAL PAY PHONES, INC.

NOTE E -- LONG-TERM DEBT

     Long-term debt consists of the following notes:

                                                                                     1995
                                                                                   ---------
Note Payable -- NationsBank......................................................  $  10,261
  Due in monthly installments of $327.26 which includes interest calculated at
  7.5%. Matures in November of 1998. Secured by vehicle.
Note Payable -- NationsBank......................................................     10,264
  Due in monthly installments of $327.26 which includes interest calculated at
  7.5%. Matures in November of 1998. Secured by vehicle.
Note Payable -- First Union National Bank........................................      8,827
  Due in monthly installments of $292.10 which includes interest calculated at
  6.25%. Matures in September of 1998. Secured by vehicle.
Note Payable -- First Union National Bank........................................      8,827
  Due in monthly installments of $292.10 which includes interest calculated at
  6.25%. Matures in September of 1998. Secured by vehicle.
Note Payable -- First Union National Bank........................................      9,616
  Due in monthly installments of $327.49 which includes interest calculated at
  7.5%. Matures in October of 1998. Secured by vehicle.
Note Payable -- Ford Motor Credit................................................     13,576
  Due in monthly installments of $395.81 which includes interest calculated at
  11.75%. Matures in June of 1999. Secured by vehicle.
Note Payable -- First Union National Bank........................................     12,285
  Due in monthly installments of $357.26 which includes interest calculated at
  7.75%. Matures in March of 1999. Secured by vehicle.
Note Payable -- GMAC.............................................................     16,105
  Due in monthly installments of $362.68 which includes interest calculated at
  10.0%. Matures in August of 2000. Secured by vehicle.
Note Payable -- NationsBank......................................................     21,478
  Due in monthly installments of $485.00 which includes interest calculated at
  8.99%. Matures in June of 2000. Secured by vehicle.
Note Payable -- NationsBank......................................................     29,398
  Due in monthly installments of $550.46 which includes interest calculated at
  9.99%. Matures in December of 2001. Secured by vehicle.
Note Payable -- First Union National.............................................     32,958
  Due in monthly installments of $694.24 which includes interest calculated at
  9.06%. Matures in December of 2000. Secured by vehicle.
Note Payable -- Olen Beal........................................................     41,627
  Due in monthly installments of $1,660.72 which includes interest calculated at
  12.0%. Matures in April of 1998. Guaranteed by officers.
Note Payable -- First National Bank..............................................    437,098
  Due in monthly installments of $11,686.55 which includes interest calculated at prime plus 2%. Matures in September of 1999. Secured by phone equipment, guarantees by officers, and assignment of life insurance.

                       See Independent Auditors' Report.

                         INTERNATIONAL PAY PHONES, INC.

                                                                                     1995
                                                                                   ---------
NOTE E -- LONG-TERM DEBT (CONTINUED)
Note Payable -- Karl Baker.......................................................    191,741
  Due in monthly installments of $5,219.19 which includes interest calculated at
  8.0%. Matures in April of 1999. Secured by phone equipment.
Note Payable -- First Union National Bank........................................      2,000
  Due in monthly installments of $666.67 principle plus interest calculated at
  10.0%. Matures in April of 1996. Secured by assets of the company.
Note Payable -- Elcotel..........................................................     11,300
  Due in monthly installments of $1,341 which includes interest calculated at
  16.049%. Matures in September of 1996. Secured by phone equipment and guaranteed by officers.
                                                                                   ---------
                                                                                     857,361
  Less: Current Maturities.......................................................   (213,426)
                                                                                   ---------
          Total Long-Term Debt...................................................  $ 643,935
                                                                                   =========

     Maturities of long-term debt in each of the next five years are as follows:

1996..   $213,426
1997..    221,139
1998..    228,947
1999..    169,611
2000..     24,238
         --------
         $857,361
         ========

NOTE F -- INCOME TAXES

     Under Financial Accounting Standards Board Statement No. 109, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities and are measured using enacted tax rates.

     Net deferred tax assets in the accompanying balance sheet include the following components:

     Deferred tax asset arising from:
       Net operating loss carryforward........................................  $ 38,350
       Valuation Allowance....................................................   (38,350)
                                                                                --------
     Net deferred tax asset...................................................  $      0
                                                                                ========

     The Company has unused net operating losses available for carryforward to offset future taxable income. The net operating loss carryforward was approximately $250,000 at December 31, 1995 and will expire in the year 2010.

NOTE G -- LEASES

     The company is the lessee of telephone equipment under capital leases expiring in various years through 1998. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included

                       See Independent Auditors' Report.

                         INTERNATIONAL PAY PHONES, INC.

NOTE G -- LEASES (CONTINUED)
in depreciation expense for the year ended December 31, 1995. The following is a summary of property held under capital leases:

                           Telephone Equipment........  $ 416,160
                           Accumulated Depreciation...   (113,159)
                                                        ---------
                                                        $ 303,001
                                                        =========

     Minimum future lease payments under capital leases as of December 31, 1995 for each of the next five years are as follows:

1996..   $130,337
1997..     84,811
1998..     11,084
1999..          0
2000..          0
         --------
         $226,232
         ========

NOTE H -- RENTALS UNDER OPERATING LEASES

     The Company leased various vehicles under operating leases. Several of those leases were terminated during the year ended December 31, 1995. The remaining operating leases will expire in 1998.

     Future minimum rental payments required under operating leases that have remaining terms in excess of one year as of December 31, 1995 are as follows:

1996..   $ 5,016
1997..     5,016
1998..     2,508
         -------
         $12,540
         =======

     Rental expense was approximately $19,577.

NOTE I -- CONTINGENCIES

     The Company is a party to a contingent payment contract with Karl Baker for $25,000. The agreement states that if contracts purchased from Mr. Baker remain in effect for a specified time period, the payment will be made. However, if contracts are lost, the $25,000 is reduced by $1,000 per occurrence.

NOTE J -- SUBSEQUENT EVENTS

     The shareholders of International Pay Phones, Inc. have negotiated to sell all outstanding shares of stock to PhoneTel Technologies, Inc. The transaction was finalized on March 15, 1996. Also, an additional loan was secured from NationsBank on January 3, 1996 in the amount of $50,000. Interest is calculated at 10%, and the note matures March 3, 1996.

                       See Independent Auditors' Report.

                         INTERNATIONAL PAY PHONES, INC.

NOTE K -- USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE L -- STOCKHOLDERS' EQUITY

     The company has 100,000 shares of $1 par common stock authorized and 10,000 outstanding at December 31, 1995.

                       See Independent Auditors' Report.

January 17, 1996

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
International Pay Phones, Inc.
107 Dave Warlick Dr.
Lincolnton, North Carolina 28092

     We have audited the accompanying balance sheet of International Pay Phones, Inc. (a South Carolina corporation) as of December 31, 1994, and the related statements of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Pay Phones, Inc. as of December 31, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

MILLER SHERRILL BLAKE CPA PA

/s/  TERRI A. BLAKE, CPA
------------------------------------------------------
For the Firm

                         INTERNATIONAL PAY PHONES, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1994

                                     ASSETS
CURRENT ASSETS
  Cash and Cash Equivalents.....................................................  $    13,939
  Accounts Receivable...........................................................       80,984
                                                                                  -----------
          TOTAL CURRENT ASSETS..................................................       94,923
                                                                                  -----------
PROPERTY AND EQUIPMENT
  Leasehold Improvements........................................................       16,000
  Office Furniture and Equipment................................................       27,441
  Vehicles......................................................................      146,295
  Telephone Equipment...........................................................    2,134,307
  Accumulated Depreciation......................................................   (1,155,533)
                                                                                  -----------
          TOTAL PROPERTY AND EQUIPMENT..........................................    1,168,510
                                                                                  -----------
OTHER ASSETS
  Covenants Not to Compete -- Net of Amortization...............................      143,695
  Goodwill -- Net of Amortization...............................................       21,900
  Deferred Tax Asset............................................................       35,800
                                                                                  -----------
          TOTAL OTHER ASSETS....................................................      201,395
                                                                                  -----------
TOTAL ASSETS....................................................................  $ 1,464,828
                                                                                  ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts Payable and Accrued Expenses.........................................  $    93,151
  Bank Overdraft................................................................       17,982
  Notes Payable.................................................................      166,645
  Notes Payable -- Related Party................................................       61,903
  Current Portion of Long-Term Debt.............................................      264,089
                                                                                  -----------
          TOTAL CURRENT LIABILITIES.............................................      603,770
                                                                                  -----------
LONG-TERM LIABILITIES
  Notes Payable -- Less Current Portion.........................................      724,379
  Obligations under Capital Leases -- Less Current Portion......................      137,819
                                                                                  -----------
          TOTAL LONG-TERM LIABILITIES...........................................      862,198
                                                                                  -----------
            TOTAL LIABILITIES...................................................    1,465,968
                                                                                  -----------
STOCKHOLDERS' EQUITY
  Common Stock..................................................................       10,000
  Additional Paid-In-Capital....................................................       57,224
  Retained Earnings.............................................................      (68,364)
                                                                                  -----------
          TOTAL STOCKHOLDERS' EQUITY............................................       (1,140)
                                                                                  -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......................................  $ 1,464,828
                                                                                  ===========

       See Independent Auditors' Report and Notes to Financial Statement

                         INTERNATIONAL PAY PHONES, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1994

Sales............................................................................  $2,631,627
Cost of Goods Sold...............................................................   1,950,062
                                                                                   ----------
  GROSS PROFIT...................................................................     681,565
OPERATING EXPENSES
  General And Administrative Expenses............................................     435,365
  Depreciation Expense...........................................................     389,201
  Interest Expense...............................................................     103,697
                                                                                   ----------
          TOTAL OPERATING EXPENSES...............................................     928,263
                                                                                   ----------
               INCOME FROM OPERATIONS............................................    (246,698)
OTHER (INCOME) EXPENSE
  Miscellaneous Income...........................................................      (2,076)
  (Gain) Loss on Sale of Assets..................................................      28,571
                                                                                   ----------
          Total Other (Income) Expense...........................................      26,495
          Income Before Corporate Taxes..........................................    (273,193)
Deferred Tax Benefit Provision...................................................     (35,800)
                                                                                   ----------
               NET INCOME........................................................    (237,393)
BEGINNING RETAINED EARNINGS......................................................     169,029
                                                                                   ----------
          ENDING RETAINED EARNINGS...............................................  $  (68,364)
                                                                                   ==========

       See Independent Auditors' Report and Notes to Financial Statement

                         INTERNATIONAL PAY PHONES, INC.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1994

Net Cash Flow From Operating Activities:
  Net Income.....................................................................  $(237,393)
  Adjustments to reconcile net income to net cash provided (used) by operating activities:
     Depreciation................................................................    389,201
     Net (increase) decrease in receivables......................................    (24,429)
     Net increase (decrease) in accounts payable and accrued expenses............     50,764
     Net increase (decrease) in accrued taxes....................................     (3,791)
     Net change in deferred tax asset/liability..................................     35,800
     Gain on sale of property and equipment......................................     28,571
                                                                                   ---------
Net Cash Provided (Used) by Operating Activities.................................    238,723
                                                                                   ---------
Cash Flow From Investing Activities:
     Purchase of equipment.......................................................   (186,716)
                                                                                   ---------
Net Cash Provided (Used) by Investing Activities.................................   (186,716)
                                                                                   ---------
Cash Flow From Financing Activities:
     Payments to settle short-term debt..........................................   (133,405)
     Payments to settle long-term debt...........................................   (352,114)
     Proceeds from short-term debt...............................................    206,903
     Proceeds from long-term debt................................................    260,736
     Payments under capital lease obligations....................................    (43,290)
                                                                                   ---------
Net Cash Provided (Used) by Financing Activities.................................    (61,170)
                                                                                   ---------
Net Increase (Decrease) In Cash and Cash Equivalents.............................     (9,163)
  Cash and Cash Equivalents at beginning of year.................................     23,102
                                                                                   ---------
Cash and Cash Equivalents at end of year.........................................  $  13,939
                                                                                   =========
Supplemental Disclosures
  Interest Paid..................................................................  $ 103,697
                                                                                   =========
  Income Taxes Paid..............................................................  $   3,587
                                                                                   =========

       See Independent Auditors' Report and Notes to Financial Statement

                         INTERNATIONAL PAY PHONES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1994

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS ACTIVITY

     International Pay Phones, Inc. was incorporated under the laws of the State of South Carolina on May 29, 1990. The Company purchases or leases pay phones from suppliers and installs them in various locations throughout the southeastern United States. Revenue is generated through contracts established with the property owners regarding the use of the phones.

  CASH

     Cash includes cash in bank and instruments with maturities of 30 days or less.

  DEPRECIATION

     Depreciation is computed using the straight-line and the accelerated cost recovery methods.

NOTE B -- RELATED PARTY TRANSACTIONS

     The Company has the following notes payable due to related parties as of December 31, 1994:

     Amounts payable to officers due on demand.................................  $ 5,000
     Amounts payable to shareholders due on demand.............................   50,000
     Amounts payable to corporations related through common ownership due on
       demand..................................................................    6,903
                                                                                 -------
                                                                                 $61,903
                                                                                 =======

     The Company rents its operating facility from a partnership related through common ownership. The rent expense totaled $14,934 for the year ended December 31, 1994.

NOTE C -- RETIREMENT PLAN

     The Company sponsors a 401(k) plan covering all of the eligible employees who elect to participate. The Company matches 50% of each employee's deferred salary up to a maximum of 2% of compensation. The contribution was $5,847 for 1994.

                        See Independent Auditors' Report

                         INTERNATIONAL PAY PHONES, INC.

NOTE D -- LONG-TERM DEBT

Long-term debt consists of the following notes:
Note Payable -- NationsBank.......................................................  $ 13,293
  Due in monthly installments of $327.26 which includes interest calculated at
  7.5%. Matures in November of 1998. Secured by vehicle
Note Payable -- NationsBank.......................................................    13,295
  Due in monthly installments of $327.26 which includes interest calculated at
  7.5%. Matures in November of 1998. Secured by vehicle
Note Payable -- First Union National Bank.........................................    11,677
  Due in monthly installments of $292.10 which includes interest calculated at
  6.25%. Matures in September of 1998. Secured by vehicle
Note Payable -- First Union National Bank.........................................    11,677
  Due in monthly installments of $292.10 which includes interest calculated at
  6.25%. Matures in September of 1998. Secured by vehicle
Note Payable -- First Union National Bank.........................................    12,702
  Due in monthly installments of $327.49 which includes interest calculated at
  7.5%. Matures in October of 1998. Secured by vehicle
Note Payable -- Ford Motor Credit.................................................    16,539
  Due in monthly installments of $395.81 which includes interest calculated at
  11.75%. Matures in June of 1999. Secured by vehicle
Note Payable -- First Union National Bank.........................................    15,486
  Due in monthly installments of $357.26 which includes interest calculated at
  7.75%. Matures in March of 1999. Secured by vehicle
Note Payable -- Ford Motor Credit.................................................    16,802
  Due in monthly installments of $401.09 which includes interest calculated at
  7.75%. Matures in January of 1999. Secured by vehicle
Note Payable -- First National Bank...............................................   528,493
  Due in monthly installments of $11,686.55 which includes interest calculated at prime plus 2%. Matures in September of 1999. Secured by phone equipment, guarantees by officers, and assignment of life insurance
Note Payable -- Karl Baker........................................................   231,643
  Due in monthly installments of $5,219.19 which includes interest calculated at
  8.0%. Matures in April of 1999. Secured by phone equipment
Note Payable -- First Union National Bank.........................................     9,998
  Due in monthly installments of $666.67 principal plus interest calculated at
  10.0%. Matures in April of 1996. Secured by assets of the company
Note Payable -- Elcotel...........................................................    24,411
  Due in monthly installments of $1,341 which includes interest calculated at
  16.049%. Matures in September of 1996. Secured by phone equipment and guarantees
  of officers.....................................................................   906,016
                                                                                    --------
Less: Current Maturities..........................................................  (181,637)
                                                                                    --------
          Total Long-Term Debt....................................................  $724,379
                                                                                    ========

                        See Independent Auditors' Report

                         INTERNATIONAL PAY PHONES, INC.

NOTE D -- LONG-TERM DEBT (CONTINUED)

     Maturities of long-term debt in each of the next five years are as follows:

                    1995........................................  $181,637
                    1996........................................   193,141
                    1997........................................   194,620
                    1998........................................   209,562
                    1999........................................   127,056
                                                                  --------
                                                                  $906,016
                                                                  ========

NOTE E -- INCOME TAXES

     Under Financial Accounting Standards Board Statement No. 109, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities and are measured using enacted tax rates.

     Net deferred tax assets in the accompanying balance sheet include the following components:

     Deferred tax asset arising from:
       Net operating loss carry forward........................................  $34,300
       Temporary differences -- Principally depreciation methods...............    1,500
                                                                                 -------
     Total deferred tax asset..................................................  $35,800
                                                                                 =======

     The Company has unused net operating losses available for carryforward to offset future taxable income. The net operating loss carryforward was $228,776 at December 31, 1994 and will expire in the year 2009.

NOTE F -- LEASES

     The company is the lessee of telephone equipment under capital leases expiring in various years through 1997. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense for the year ended December 31, 1994.

     The following is a summary of property held under capital leases:

     Telephone Equipment......................................................  $292,845
     Accumulated Depreciation.................................................   (35,686)
                                                                                --------
                                                                                $257,159
                                                                                ========

                        See Independent Auditors' Report

                         INTERNATIONAL PAY PHONES, INC.

NOTE F -- LEASES (CONTINUED)

     Minimum future lease payments under capital leases as of December 31, 1994 for each of the next five years are as follows:

                    1995........................................  $ 82,452
                    1996........................................    94,760
                    1997........................................    43,059
                    1998........................................         0
                    1999........................................         0
                                                                  --------
                                                                  $220,271
                                                                  ========

NOTE G -- CONTINGENCIES

     The Company is party to a contingent payment contract with Karl Baker for $25,000. The agreement states that if contracts purchased from Mr. Baker remain in effect for a specified time period the payment will be made. However, if contracts are lost, the $25,000 is reduced by $1,000 per occurrence.

NOTE H -- SUBSEQUENT EVENTS

     The shareholders of International Pay Phones, Inc. are negotiating to sell all outstanding shares of stock to PhoneTel Technologies, Inc. The transaction has not been finalized as of the date this statement was issued.

NOTE I -- LINE OF CREDIT

     The Company has a line of credit for $150,000 that expires in March of 1995. At December 31, 1994 the company has outstanding $100,000 on the line of credit. Interest is calculated at 10.50%. Loan is guaranteed by officers and their spouses.

NOTE J -- STOCKHOLDERS' EQUITY

     The company has 100,000 shares of $1 par common stock authorized and 10,000 shares outstanding at December 31, 1994.

                        See Independent Auditors' Report

                          INDEPENDENT AUDITOR'S REPORT

To The Stockholders
International Payphones, Inc.
Hilton Head Island, South Carolina

We have audited the accompanying Balance Sheets of International Payphones, Inc. (a Tennessee corporation) as of December 31, 1995 and December 31, 1994, and the related Statements of Earnings and Retained Earnings and Cash Flows for years then ended. These financial statements are the responsibility of the management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Payphones, Inc. and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.

                                          /s/ ERNEST M. SEWELL, CPA

April 24, 1996

                         INTERNATIONAL PAYPHONES, INC.

                                 BALANCE SHEETS

                        AS OF DECEMBER 31, 1995 AND 1994

                                                                      1995             1994
                                                                  ------------     ------------
ASSETS
Current Assets
  Cash..........................................................  $  17,321.08     $  25,530.67
  Accounts receivable - trade...................................     48,996.42        35,913.21
  Other amounts receivable (Note D).............................      5,600.00        25,574.54
  Parts and supplies inventory..................................      9,420.00        11,625.00
                                                                  ------------     ------------
  Total Current Assets..........................................     81,337.50        98,643.42
Property and Equipment
  Property and equipment (Note B and F).........................    816,148.89       720,142.61
  Accumulated depreciation......................................   (539,338.28)     (455,592.94)
                                                                  ------------     ------------
  Net Property and Equipment....................................    276,810.61       264,549.67
                                                                  ------------     ------------
          TOTAL ASSETS..........................................  $ 358,148.11     $ 363,193.09
                                                                  ============     ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Current portion of long-term debt (Note F)....................  $  73,978.08     $  48,761.05
  Accounts payable - trade......................................      2,717.23         7,822.66
  Accrued payroll and payroll taxes.............................            --        10,265.07
  Other accrued liabilities (Note E)............................     18,391.81        24,220.91
  Deferred income taxes (Note C)................................      6,000.00         5,100.00
                                                                  ------------     ------------
  Total Current Liabilities.....................................    101,087.12        96,169.69
Long-term debt - net of current portion (Note F)................    118,654.10        81,515.83
                                                                  ------------     ------------
          TOTAL LIABILITIES.....................................    219,741.22       177,685.52
Shareholders' Equity
  Common stock..................................................      3,321.00         3,321.00
  Additional paid-in capital....................................    106,000.00       106,000.00
  Retained earnings.............................................     29,085.89        76,186.57
                                                                  ------------     ------------
  Total Shareholders' Equity....................................    138,406.89       185,507.57
                                                                  ------------     ------------
          TOTAL LIABILITIES AND EQUITY..........................  $ 358,148.11     $ 363,193.09
                                                                  ============     ============

         The accompanying notes are an integral part of this statement.

                         INTERNATIONAL PAYPHONES, INC.

                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                       1995            1994
                                                                   -------------   -------------
Revenue..........................................................  $1,194,620.91   $1,135,734.73
Direct costs.....................................................     608,061.14      553,336.70
                                                                   -------------   -------------
  Gross Profit...................................................     586,559.77      582,398.03
General and Administrative Expenses..............................     563,028.15      546,365.04
                                                                   -------------   -------------
  Earnings from operations.......................................      23,531.62       36,032.99
Other income (expense):
  Interest income................................................         665.84              --
  Gain (loss) on asset sale......................................         916.16       (2,731.45)
                                                                   -------------   -------------
  Earnings before taxes..........................................      25,113.62       33,301.54
Provision for income tax expense (Note C)........................       2,300.00        2,535.00
                                                                   -------------   -------------
          Net earnings...........................................      22,813.62       30,766.54
          BEGINNING RETAINED EARNINGS............................      76,186.57       88,677.65
                                                                   -------------   -------------
                                                                       99,000.19      119,444.19
Less dividend distributions......................................     (69,914.30)     (43,257.62)
                                                                   -------------   -------------
          ENDING RETAINED EARNINGS...............................  $   29,085.89   $   76,186.57
                                                                   =============   =============

         The accompanying notes are an integral part of this statement.

                         INTERNATIONAL PAYPHONES, INC.

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                      1995             1994
                                                                   -----------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)..............................................  $ 22,813.62     $  30,766.54
  Adjustments to reconcile net income (loss) to net cash provided
     (used) by operating activities
     Depreciation................................................    91,174.16        96,689.77
     (Gain) loss on disposal of property.........................      (916.16)        2,731.45
     (Increase) decrease in accounts receivable..................   (13,083.21)       (4,610.68)
     (Increase) decrease in inventories..........................     2,205.00        32,152.00
     Increase (decrease) in accounts payable.....................    (5,105.43)      (16,981.09)
     Increase (decrease) in income taxes payable.................     3,000.00        (5,280.00)
     Increase (decrease) in other accrued expenses...............    (5,829.10)        3,112.86
     Increase (decrease) in payroll taxes........................   (10,265.07)        9,691.53
                                                                   -----------     ------------
     Total adjustments...........................................    61,180.19       117,505.84
                                                                   -----------     ------------
  Net Cash Provided (Used) by Operating Activities...............    83,993.81       148,272.38
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from disposal of property.............................    18,250.06         5,312.20
  Purchases of fixed assets......................................   (71,329.00)      (18,225.16)
  Leasehold improvements.........................................           --       (10,274.42)
                                                                   -----------     ------------
  Net Cash Provided (Used) by Investing Activities...............   (53,078.94)      (23,187.38)
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term debt...................................    96,329.00        30,893.30
  Decrease in other accounts receivable..........................    19,974.54        29,012.38
  Repayment of long-term debt....................................   (49,068.19)      (52,552.75)
  Repayment of capital lease obligations.........................   (34,345.51)      (59,869.12)
  Repayment of stockholder loans.................................           --       (22,575.20)
  Dividends paid.................................................   (72,014.30)      (43,257.62)
                                                                   -----------     ------------
  Net Cash Provided (Used) by Financing Activities...............   (39,124.46)     (118,349.01)
                                                                   -----------     ------------
     NET INCREASE (DECREASE) IN CASH.............................    (8,209.59)        6,735.99
     CASH AT BEGINNING OF YEAR...................................    25,530.67        18,794.68
                                                                   -----------     ------------
     CASH AT END OF YEAR.........................................  $ 17,321.08     $  25,530.67
                                                                   ===========     ============
SUPPLEMENTAL DISCLOSURES
Noncash Investing and Financing Activities:
  Assets acquired through capital lease..........................  $(49,440.00)    $ (66,598.00)
  Capital lease used to acquire assets...........................    49,440.00        66,598.00
Cash Paid During the Year for:
  Interest.......................................................  $ 13,489.00     $  20,919.00
  Income taxes...................................................     2,300.00         2,535.00

         The accompanying notes are an integral part of this statement.

                         INTERNATIONAL PAYPHONES, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                    DECEMBER 31, 1995 AND DECEMBER 31, 1994

NOTE A -- GENERAL

     International Payphones, Inc. is a Tennessee corporation formed in 1985 to sell, install, lease and maintain pay telephone equipment. The majority of the Company's operations are in the eastern region of the the state of Tennessee where it owns approximately 500 telephones and receives pay telephone coin income and long distance commissions. Under agreements with pay phone site location owners the Company collects the pay phone coin revenue and the long, terms run distance commission income and pays a percentage of this revenue to the site location owner each month. These agreements cover periods ranging from five to twenty years.

NOTE B -- PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and is depreciated using the straight-line method over useful lives ranging from 5 to 7 years for equipment and vehicles and 31.5 years for leasehold improvements. Repairs and maintenance are charged to expense when incurred and improvements which substantially prolong the useful lives of the assets involved are capitalized and depreciated. The cost of assets classified by major categories is as follows:

                                                                  1995            1994
                                                               -----------     -----------
     Furniture & fixtures....................................  $ 58,120.58     $ 58,120.58
     Office equipment........................................    35,998.97       35,998.97
     Telephone equipment.....................................   515,563.78      466,123.78
     Leasehold improvements..................................    74,802.66       74,802.66
     Vehicles................................................   131,662.90       85,096.62
                                                               -----------     -----------
               Total cost....................................  $816,148.89     $720,142.61
                                                               ===========     ===========

NOTE C -- INCOME TAXES

     The Company is an S corporation for Federal income tax purposes. As a result, no provision for Federal income taxes is made by the Company because the individual shareholders' report and pay Federal income tax on their allocated percentage of the corporation's net earnings. The Company does pay Tennessee state excise tax on its net earnings at a 6% tax rate. There are timing differences in how items of income and expense are reported on the tax return and in the financial statements. These differences involve trade receivables for long distance commission income which is reported as income when earned in the financial statements but is reported as received for tax purposes. In addition, depreciation expense is claimed under IRS Code Section 179 and using accelerated writeoff methods for tax purposes while the straight-line writeoff method is used for financial reporting. State excise tax is provided for in the financial statements as the items of income and deduction are recognized therein regardless of when they are reported on the income tax return. As a result of these timing differences, deferred tax liabilities of $ 6,000 and $ 3,000, respectively, have been accrued at December 31, 1995 and December 31, 1994.

NOTE D -- OTHER AMOUNTS RECEIVABLE:

     The Company is affiliated through common stock ownership and control with other companies involved in the telecommunications industry. Loans to these affiliates on open account totaled $19,886 at December 31, 1994. Loans to employees at December 31, 1994 totaled $7,937.

                         INTERNATIONAL PAYPHONES, INC.

NOTE E -- OTHER ACCRUED LIABILITIES:

     Other accrued liabilities include the Company's estimate of accrued site commissions due as of December 31, 1995 and December 31, 1994. Under the terms of the Company's royalty agreements with its customers, site commissions are payable after the end of the month in which the net coin and long distance revenue is received. As of December 31, 1995 and December 31, 1994, the Company has accrued approximately two months, respectively, of unpaid site commissions.

NOTE F -- LONG-TERM DEBT:

     Long-term debt at December 31, 1995 and December 31, 1994 includes the following:

                                                                         1995          1994
                                                                      -----------   -----------
  Note payable to First National Bank of Gatlinburg dated November
2, 1994 in the face amount of $17,000 payable in 18 monthly
installments of $1,000 including interest at prime plus 1.5%........  $  4,377.89   $ 15,269.36
  Note payable to Conquest Communications dated in December, 1993 in the face amount of $25,000 payable in monthly installments with
interest............................................................           --      5,117.01
  Note payable to First Union Bank of Georgia dated October 11, 1993 in the face amount of $24,763 payable in 60 monthly installments of
$487 including interest at 6.75%. This note is collateralized by a
1994 Ford Explorer..................................................           --     19,773.54
  Notes payable (two) to First Union Bank of South Carolina dated
September 17, 1993 in the face amounts of $15,022 each, both payable in 60 monthly installments of $292 including interest at 6.25%.
These notes are collateralized by two 1993 Ford cargo vans..........    18,219.80     23,457.12
  Note payable to First Tennessee Bank dated January 31, 1994 in the face amount of $13,893 payable in 60 monthly installments of $289 including interest at 9.00%. This note is collateralized by a 1994
Toyota Corolla......................................................     9,422.68     11,681.97
  Note payable to Nationsbank of South Carolina dated December 14,
1993 in the face amount of $15,596 payable in 60 monthly
installments of $309 including interest at 7.00%. This note is
collateralized by a 1994 Ford Econoline.............................    10,187.33     12,867.48
  Note payable to First National Bank of Gatlinburg dated August 28,
1995 in the face amount of $25,000 payable in 23 monthly
installments of $1,000 including interest at prime plus 2.362%. This
note is collateralized by pay phones and royalty contracts..........    21,890.59            --
  Capitalized lease purchase agreement dated January 26, 1994 in the original sum of $66,370, due in monthly installments of $2,139 through December, 1996, decreasing to $1,123 through March, 1997,
including sales tax and finance charges at 14%......................    21,412.70     42,110.40
  Capitalized lease purchase agreement dated May 5, 1995 in the original sum of $49,440, due in monthly installments of $1,842 through March, 1998, including sales tax and finance charges at
19%.................................................................    36,981.01            --
  Note payable to Nationsbank of South Carolina dated November 4,
1995 in the face amount of $71,329 payable in 60 monthly
installments of $1,484 including interest at 8.95%. This note is
collateralized by a 1995 Mercedes...................................    70,140.18            --
                                                                      -----------   -----------
                                                                       192,632.18    130,276.88
Less current portion................................................   (73,978.08)   (48,761.05)
                                                                      -----------   -----------
                                                                      $118,654.10   $ 81,515.83
                                                                      ===========   ===========

                         INTERNATIONAL PAYPHONES, INC.

NOTE G -- OPERATING LEASES

     The Company leases its office space from one of the stockholders under an oral agreement at a monthly rate of $1,000 plus utilities, taxes, repairs, maintenance and leasehold improvements. The Company also leases three vehicles under separate noncancelable operating lease agreements dated March 25, 1993, January 22, 1994 and April 21, 1995. These agreements call for monthly lease payments of $509, $1,006, and $444, respectively, including sales tax. Each agreement allows for additional charges for excess milage upon expiration of the lease. Future minimum annual lease payments under the vehicle leases are as follows:

Year ended December 31, 1995.....................................................  $22,183.00
Year ended December 31, 1996.....................................................   18,936.00
Year ended December 31, 1997.....................................................   11,371.00
Year ended December 31, 1998.....................................................    1,333.00
                                                                                   ----------
                                                                                   $53,823.00

NOTE H -- EVENTS SUBSEQUENT TO DECEMBER 31, 1995

     Effective March 15, 1996 the Company entered into a merger agreement with PhoneTel Technologies, Inc. under which 100% of the Company stock was acquired by PhoneTel and the Company ceased to exist as a separate entity.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Payphones of America, Inc.

     We have audited the accompanying Consolidated balance sheets of Payphones of America, Inc. (a Tennessee corporation) and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Payphones of America, Inc. and subsidiary as of December 31, 1995 and 1994, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note B, the Company has suffered recurring losses from operations and has limited liquidity which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ KERBER, ECK & BRECKELL LLP

St. Louis, Missouri
January 30, 1996 (except for Note L, as
  to which the date is February 7, 1996)

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1995           1994
                                                                      ----------     ----------

ASSETS

CURRENT ASSETS
Cash................................................................  $    3,852     $  147,910
Accounts receivable.................................................     377,325        367,973
Prepaid expenses....................................................      25,754         14,315
                                                                      ----------     ----------
       Total current assets.........................................     406,931        530,198
PROPERTY AND EQUIPMENT
Telephone equipment.................................................   3,891,230      3,831,941
Furniture and fixtures..............................................      59,497         47,396
Trucks and autos....................................................     201,555        154,956
                                                                      ----------     ----------
                                                                       4,152,282      4,034,293
     Less accumulated depreciation and amortization.................   1,422,621        820,509
                                                                      ----------     ----------
                                                                       2,729,661      3,213,784
Uninstalled pay telephone equipment.................................      89,145        104,074
Building not used in operations, net of accumulated depreciation of
  $5,375 for 1995 and $3,763 for 1994...............................      59,125         60,738
                                                                      ----------     ----------
                                                                       2,877,931      3,378,596
OTHER ASSETS
Site location contracts, less accumulated amortization of $1,000,928
  for 1995 and $406,776 for 1994....................................   1,980,822      2,530,488
Excess of cost over net assets of businesses acquired, less
  accumulated amortization of $70,377 for 1995 and $50,889 for
  1994..............................................................     709,125        728,613
Covenants not to compete, less accumulated amortization of $545,417
  for 1995 and $380,417 for 1994....................................     279,584        444,584
Other intangibles, less accumulated amortization of $59,099 for 1995
  and $43,589 for 1994..............................................     102,558        117,767
Other...............................................................      24,332         21,510
                                                                      ----------     ----------
                                                                       3,096,421      3,842,962
                                                                      ----------     ----------
                                                                      $6,381,283     $7,751,756
                                                                       =========      =========
LIABILITIES

CURRENT LIABILITIES
Notes payable to bank...............................................  $  243,750     $  262,750
Current maturities of long-term obligations.........................   1,330,954      1,241,818
Accounts payable....................................................     882,723        699,385
Accrued expenses....................................................     146,063         18,656
                                                                      ----------     ----------
       Total current liabilities....................................   2,603,490      2,222,609
LONG-TERM OBLIGATIONS, less current maturities......................   4,753,853      5,355,740
DEFERRED INCOME TAXES...............................................          --        284,000
COMMITMENTS
STOCKHOLDERS' EQUITY (DEFICIT)
Convertible preferred stock -- authorized but unissued, 10,000,000
  shares............................................................          --             --
Common stock -- authorized, 10,000,000 shares without par value;
  issued and outstanding, 2,567,324 shares in 1995 and 1,033,990
  shares in 1994....................................................     348,756        339,423
Additional contributed capital......................................          --        132,230
Accumulated deficit.................................................  (1,324,816)      (582,246)
                                                                      ----------     ----------
                                                                        (976,060)      (110,593)
                                                                      ----------     ----------
                                                                      $6,381,283     $7,751,756
                                                                       =========      =========

        The accompanying notes are an integral part of these statements.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            YEAR ENDED DECEMBER 31,

                                                                         1995           1994
                                                                      -----------    ----------
Net sales
  Coin calls........................................................  $ 3,747,247    $2,153,974
  Non-coin calls....................................................    4,418,667     3,692,117
  Other.............................................................       49,221        22,053
                                                                      -----------    ----------
     Total net Sales................................................    8,215,135     5,868,144
Cost of sales
  Telephone charges.................................................    3,599,271     2,676,604
  Commissions.......................................................    1,178,156       722,746
  Service, maintenance and network expense..........................      289,036       214,636
  Depreciation and amortization.....................................    1,218,095       723,516
                                                                      -----------    ----------
                                                                        6,284,558     4,337,502
                                                                      -----------    ----------
     Gross profit...................................................    1,930,577     1,530,642
Selling, general and administrative expenses
  Salaries, wages and benefits......................................      823,430       488,913
  Depreciation and amortization.....................................      200,095       198,398
  Dues and subscriptions............................................       53,905        50,960
  Outside services..................................................       40,521        63,736
  Phone maintenance.................................................      118,824            --
  Professional services.............................................      171,303        85,920
  Taxes
     Personal property..............................................       75,785         4,295
     Sales..........................................................       63,948        37,907
  Telephone.........................................................       69,137        24,696
  Rent..............................................................       71,511        31,389
  Other.............................................................      223,165       120,105
                                                                      -----------    ----------
                                                                        1,911,624     1,106,319
                                                                      -----------    ----------
     Earnings from operations.......................................       18,953       424,323
Other income (expense)
  Interest income...................................................          415        14,741
  Interest expense..................................................     (971,141)     (600,624)
  Gain (loss) on sale of assets.....................................      (80,652)       98,904
  Other income......................................................       12,135         9,366
                                                                      -----------    ----------
                                                                       (1,039,243)     (477,613)
                                                                      -----------    ----------
     Loss before income taxes.......................................   (1,020,290)      (53,290)
Income taxes
  Current...........................................................       (6,280)       (8,856)
  Deferred..........................................................      284,000      (128,000)
                                                                      -----------    ----------
                                                                          277,720      (136,856)
                                                                      -----------    ----------
     NET LOSS.......................................................  $  (742,570)   $ (190,146)
                                                                       ==========     =========

        The accompanying notes are an integral part of these statements.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                             PERIOD INDICATED BELOW

                                                            ADDITIONAL     RETAINED
                                                 COMMON     CONTRIBUTED    EARNINGS
                                                 STOCK       CAPITAL       (DEFICIT)       TOTAL
                                                --------    ----------    -----------    ---------
Balance at January 1, 1994
  As originally reported......................  $339,423     $210,219     $  (153,727)   $ 395,915
  Prior period adjustment.....................       --        55,192        (238,373)    (183,181)
                                                --------    ----------    -----------    ---------
  As restated.................................  339,423       265,411        (392,100)     212,734
Net loss for the year ended
  December 31, 1994...........................       --            --        (190,146)    (190,146)
Cash dividends................................       --      (133,181)             --     (133,181)
                                                --------    ----------    -----------    ---------
Balance at December 3l, 1994..................  339,423       132,230        (582,246)    (110,593)
Net loss for the year ended
  December 31, 1995...........................       --            --        (742,570)    (742,570)
Stock warrants exercised......................    9,333            --              --        9,333
Cash dividends................................       --      (132,230)             --     (132,230)
                                                --------    ----------    -----------    ---------
Balance at December 31, 1995..................  $348,756     $     --     $(1,324,816)   $(976,060)
                                                ========    =========      ==========    =========

         The accompanying notes are an integral part of this statement.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,

                                                                        1995           1994
                                                                     -----------    -----------
Increase (decrease) in cash
Cash flows from operating activities
  Net loss.........................................................  $  (742,570)   $  (190,146)
  Adjustments to reconcile net loss
     to net cash provided by operating activities
       Depreciation and amortization...............................    1,418,191        921,914
       (Gain) loss on sale of assets...............................       80,652        (98,904)
       Changes in assets and liabilities
          (Increase) decrease in accounts receivable...............       (9,352)         9,040
          (Increase) decrease in prepaid expenses..................      (11,439)            72
          Increase in other asset..................................       (2,822)            --
          Increase in accounts payable.............................      183,338        244,517
          Increase in accrued expenses.............................      127,407         18,554
          Increase (decrease) in deferred income taxes.............     (284,000)       128,000
                                                                     -----------    -----------
               Total adjustments...................................    1,501,975      1,223,193
                                                                     -----------    -----------
               Net cash provided by operating activities...........      759,405      1,033,047
Cash flows from investing activities
  Capital expenditures.............................................     (203,112)      (229,613)
  Proceeds from sale of assets.....................................       54,297        195,714
                                                                     -----------    -----------
               Net cash used in investing activities...............     (148,815)       (33,899)
Cash flows from financing activities
  Proceeds from long-term obligations..............................      507,239        123,355
  Payments on notes payable to bank................................      (19,000)       (11,900)
  Payments on long-term obligations................................   (1,119,990)      (696,191)
  Stock warrants exercised.........................................        9,333             --
  Dividends paid...................................................     (132,230)      (133,181)
                                                                     -----------    -----------
               Net cash used in financing activities...............     (754,648)      (717,917)
                                                                     -----------    -----------
Net increase (decrease) in cash....................................     (144,058)       281,231
Cash (overdraft) at beginning of period............................      147,910       (133,321)
                                                                     -----------    -----------
Cash at end of period..............................................  $     3,852    $   147,910
                                                                      ==========     ==========

        The accompanying notes are an integral part of these statements.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

1.  THE COMPANY

     Payphones of America, Inc. operates, services and maintains a system of approximately 2,800 pay telephones in the Southeastern and Midwestern United States.

2.  PRINCIPLES OF CONSOLIDATION

     The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiary. Intercompany transactions and balances have been eliminated in consolidation.

3.  ACCOUNTS RECEIVABLE

     The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

4.  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leased property under capital leases is amortized over the service lives of the assets for those leases which substantially transfer ownership. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for tax purposes. Future income taxes resulting from depreciation temporary differences have been provided for.

5.  INTANGIBLE ASSETS

     Site location contracts are exclusive rights to operate pay telephones at various locations acquired through business combinations and are stated at cost. Amortization of site contract costs is recorded using the straight-line method over five years, the expected average lives of the contracts.

     The Company has classified as goodwill the cost in excess of fair value of the net assets of companies acquired in purchase transactions. Goodwill is amortized on a straight-line method over 40 years. The covenants not to compete are being amortized over their contractual lives of five years. Other intangible assets, including license agreements and deferred financing costs, are amortized over the life of the agreements.

6.  RECOGNITION OF REVENUE

     Revenues from coin calls and non-coin calls are recognized as calls are made. When revenue on a telephone call is recorded, an expense is also recorded for fees associated with the call.

7.  CONCENTRATIONS OF CREDIT RISK

     Revenues have a significant concentration of credit risk in the telecommunications industry. In addition, a significant amount of 1995 revenues were generated by the Company's pay telephones located in the states of Missouri (36%) and Virginia (33%). No other area has a disproportionate credit risk.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

8.  USE OF ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B -- GOING CONCERN

     The Company has experienced recurring losses and has accumulated losses since inception of $1,324,816. As of December 31, 1995, the Company's current liabilities exceed its current assets by $2,196,559. These factors raise doubt about the Company's ability to continue as a going concern. The Company's continued existence as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms of its debt and lease obligations and to obtain additional financing or refinancing as may be required. Historically, the Company has generated sufficient cash flow to meet its obligations and to pay its debt and lease obligations, and, although it cannot be assured that the Company will be able to continue as a going concern in view of its present financial condition, management believes that continued strategic business acquisitions and improvements in planning and budgeting should enable the Company to meet its obligations and sustain its operations.

NOTE C -- NOTE PAYABLE TO BANK

     Note payable to bank is comprised of a $245,000 revolving line of credit agreement with Mark Twain Bank. Interest is payable monthly at 1.50% over the bank's corporate base rate (8.50% at December 31, 1995). The line of credit is secured by certain equipment of the Company and other accounts receivable and matures on February 10, 1996.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

NOTE D -- LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following at December 31:

                                                                1995
                                               --------------------------------------
                                                CURRENT      LONG-TERM                      1994
                                                PORTION       PORTION        TOTAL         TOTAL
                                               ----------    ----------    ----------    ----------
Notes payable to stockholders................  $  248,333    $  184,276    $  432,609    $  149,000
Note payable to Mark Twain Bank..............       1,594        26,988        28,582        29,683
Notes payable to Ford Motor Credit Company...      36,098        36,389        72,487        63,582
Notes payable to Ronald L. Coleman...........      14,069       299,868       313,937       426,517
Note payable to Pay-Tele Communications, Inc.
  d/b/a Midwest Telecom......................     105,454       185,273       290,727       397,818
Note payable to Communications
  Finance Corporation........................      87,466       320,034       407,500       482,853
Note payable to R. Greg Kintz and
  Paul Wm. Schindler.........................     103,350        45,750       149,100       236,550
Capital lease obligations
  Berthel, Fisher & Company Leasing, Inc.....     717,554     3,655,275     4,372,829     4,749,921
Intellicall, Inc.............................      17,036            --        17,036        59,466
Copying Concepts Office Systems..............          --            --            --         2,168
                                               ----------    ----------    ----------    ----------
                                               $1,330,954    $4,753,853    $6,084,807    $6,597,558
                                                =========     =========     =========     =========

     The notes payable to stockholders consist of eight unsecured loans maturing at various dates through April 30, 2000. Interest is payable at the rate of 10%.

     The note payable to Mark Twain Bank requires payments of $326 per month including interest at the rate of 8.75%. The final payment of the entire unpaid balance of principal and interest will be due October 15, 1998. This note is secured by a deed of trust for a condominium.

     The notes payable to Ford Motor Credit Company consist of ten loans secured by automobiles and trucks maturing at various dates through April 22, 1999. The notes require monthly payments of $4,329 including interest at rates from 8.12% to 10.54%.

     The notes payable to Ronald L. Coleman consist of two loans. The notes are unsecured and mature in April, 2007. These notes require monthly payments of $4,271 including interest at rates from 8% to 15%.

     The note payable to Pay-Tele Communications, Inc. d/b/a Midwest Telecom is secured by telephone equipment and site location contracts. The note requires annual principal payments of $100,000 with interest at the rate of 10% through maturity on June 1, 1998. The note is personally guaranteed by the stockholders of the Company.

     The note payable to Communications Finance Corporation is secured by telephone equipment and site location contracts. The note requires monthly payments of $11,895 including interest at the rate of 15% through maturity on September 15, 1999. The note is personally guaranteed by the stockholders of the Company.

     The note payable to R. Greg Kintz and Paul Wm. Schindler requires monthly principal payments of $7,950 plus interest at rates from 12% to 16% through maturity on May 1, 1997. The stockholders of the Company have personally pledged some of their common stock to the lenders as security.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

NOTE D -- LONG-TERM OBLIGATIONS (CONTINUED)

     The Company conducts a portion of its business using leased pay telephone equipment and other intangible assets. For financial and tax reporting purposes, the present values of minimum lease payments have been capitalized. Implicit interest rates for these leases range from 14% to 18%.

     The leases, which are noncancelable, expire at various dates through 2001. The following is a schedule of leased property and other assets under capital leases included on the accompanying balance sheets:

            Telephone equipment.....................................  $ 3,871,519
            Site location contracts.................................    2,980,749
                                                                      -----------
                                                                        6,852,268
              Less accumulated depreciation and amortization........   (2,256,701)
                                                                      -----------
                                                                      $ 4,595,567
                                                                       ==========

     Annual maturities of all long-term obligations are as follows for years following December 31, 1995:

            1996....................................................  $ 1,330,954
            1997....................................................    1,087,032
            1998....................................................    1,024,518
            1999....................................................      998,138
            2000....................................................      771,115
            2001 and thereafter.....................................      873,050
                                                                      -----------
                                                                      $ 6,084,807
                                                                       ==========

NOTE E -- INCOME TAXES

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 "Accounting For Income Taxes" (SFAS). Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax income and expense is the result of changes in deferred tax assets and liabilities. The principal types of differences between assets and liabilities for financial statement and tax return purposes are accumulated depreciation and accumulated amortization.

     The provision for income taxes consists of the following for the year ended December 31:

                                                             1995          1994
                                                           ---------     ---------
            Current......................................  $  (6,280)    $  (8,856)
            Deferred.....................................    284,000      (128,000)
                                                           ---------     ---------
                                                           $ 277,720     $(136,856)
                                                           =========     =========

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

NOTE E -- INCOME TAXES (CONTINUED)

     Deferred tax assets and liabilities are attributable to the following at December 31:

                                                                     1995          1994
                                                                   ---------     ---------
    Deferred tax assets (liabilities)
      Noncurrent
         Accumulated depreciation................................  $(472,000)    $(365,000)
         Accumulated amortization................................    262,000        81,000
         Tax benefit of net operating loss carryforward..........    460,000            --
                                                                   ---------     ---------
                                                                     250,000      (284,000)
    Less valuation allowance.....................................   (250,000)           --
                                                                   ---------     ---------
           Net deferred tax asset (liability)....................  $      --     $(284,000)
                                                                   =========     =========

     A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. The net deferred assets reflect management's estimate of the amount which will be realized from future profitability which can be predicted with reasonable certainty.

     The Company has net operating loss carryforwards for Federal income tax purposes which are available to offset future Federal taxable income. These carryforwards expire as follows:

            2008.....................................................  $    9,194
            2009.....................................................     332,849
            2010.....................................................     836,510
                                                                       ----------
                                                                       $1,178,553
                                                                        =========

NOTE F -- COMMITMENTS

     The Company conducts a substantial portion of its operations utilizing leased facilities and equipment. The minimum rental commitments under operating leases are as follows for the year ended December 31:

            1996......................................................  $ 95,091
            1997......................................................    93,246
            1998......................................................    60,550
            1999......................................................    59,000
            2000......................................................    64,400
            2001 and thereafter.......................................   310,500
                                                                        --------
            Total minimum lease payments..............................  $682,787
                                                                        ========

     Rent expense for all operating leases for the years ended December 31, 1995 and 1994, was $71,512 and $31,389, respectively.

NOTE G -- STOCK WARRANTS

     The Company has issued various warrants which are exercisable for common stock as follows:

WARRANT      NUMBER       EXERCISE        EXPIRATION
NUMBER      OF SHARES      PRICE             DATE
-------     ---------     --------     -----------------
   6         319,114       $ 1.00      October 24, 2004
   9         250,000       $ 2.00      July 28, 2000

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

NOTE G -- STOCK WARRANTS (CONTINUED)

     Warrant six has been issued to the Company's vice president and warrant nine has been issued to a lender.

NOTE H -- STATEMENT OF CASH FLOWS

     Cash paid for interest and income taxes was as follows during the year ended December 31:

                                                               1995         1994
                                                             --------     --------
            Interest.......................................  $852,612     $597,956
            Income taxes...................................     6,280       16,388

     During 1995 and 1994, the Company entered into capital lease obligations totalling $100,000 and $4,000,000, respectively, which represent noncash financing activities.

NOTE I -- PRIOR PERIOD ADJUSTMENT

     Retained earnings at December 31, 1994, were restated following completion of the Company's first audit to reflect the correction of the following account balances:

            Accounts receivable......................................  $ (14,061)
            Property and equipment...................................     15,307
            Other assets.............................................     20,521
            Accumulated depreciation and amortization................     21,219
            Accounts payable.........................................    (94,965)
            Income taxes payable.....................................    (20,639)
            Notes payable............................................     49,112
            Deferred income taxes....................................   (156,000)
            Additional contributed capital...........................    (55,192)
            Other....................................................     (3,675)
                                                                       ---------
                                                                       $ 238,373
                                                                       =========

NOTE J -- ACQUISITION

     On September 23, 1994, the Company purchased certain assets of Eastern Telecom Corporation, operators of pay telephones in the Southeastern region of the United States. The acquisition was accounted for using the purchase method. The purchase price of $4,000,000 was allocated as follows:

            Fair market value of assets acquired
              Inventories............................................  $    2,000
              Equipment..............................................   1,721,839
              Site contracts.........................................   2,276,161
                                                                       ----------
            Purchase price...........................................  $4,000,000
                                                                        =========

     In connection with the asset purchase, the Company entered into a purchase commitment with the seller for services of $500,000. In 1995, the commitment decreased to approximately $192,000 based on actual revenues generated by the assets acquired. The Company's annual obligation under this agreement is $32,000 through 2001.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

NOTE K -- RECLASSIFICATIONS

     Certain reclassifications have been made to the 1994 financial statements to conform to the 1995 presentation.

NOTE L -- SUBSEQUENT EVENT

     On February 7, 1996, the Telecommunications Act of 1996 was signed into law. The Act recognizes that independent public payphone providers are entitled to fair rules to compete with the Regional Bell Operating Companies and other local exchange companies. For instance, the Act prohibits Bell operating companies from subsidizing payphone service directly or indirectly with revenues generated from their exchange or access services. Bell companies are also prohibited from discriminating in favor of their payphone services. The legislation directs the Federal Communications Commission to develop fair rules in implementing the payphone provision within nine months. The potential impact of this Act on the financial position of the Company is unknown at this time.

NOTE M -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash, trade receivables, trade payables and debt instruments. The book values of cash and trade payables are representative of their fair values due to the short-term maturity of these instruments. The book value of the Company's debt instruments is considered to approximate their fair value at December 31, 1995, based on market rates and conditions.

                        INDEPENDENT ACCOUNTANTS' REPORT

Payphones of America, Inc. and Subsidiary
Stockholders and Board of Directors

     We have reviewed the accompanying consolidated balance sheets, income statements and cash flow statements of Payphones of America, Inc. and Subsidiary as of June 30, 1996 and 1995, and for the six month periods then ended. These financial statements are the responsibility of the company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

                                          KERBER, ECK & BRAECKEL LLP

St. Louis, Missouri
October 16, 1996

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                    JUNE 30,
                                   UNAUDITED

                                     ASSETS

                                                                    1996               1995
                                                               --------------     --------------
Current assets
  Accounts receivable.......................................   $   372,557.99     $   339,498.44
  Prepaid expenses..........................................        39,245.11          26,097.67
  Other.....................................................        40,210.91          91,139.99
                                                               --------------     --------------
          Total current assets..............................       452,014.01         456,736.10
                                                               --------------     --------------
Operating equipment
  Telecommunications equipment..............................     3,924,343.66       3,848,670.36
  Telephone equipment held for installation.................        20,684.45          20,684.45
                                                               --------------     --------------
                                                                 3,945,028.11       3,869,354.81
  Less accumulated depreciation and amortization............    (1,533,605.18)       (991,873.18)
                                                               --------------     --------------
Net operating equipment.....................................     2,411,422.93       2,877,481.63
                                                               --------------     --------------
Leasehold improvements, equipment, furniture and fixtures
  net of accumulated depreciation and amortization of
  $180,991.76 and $118,347.19 respectively..................        30,706.63         167,422.68
Intangible assets
  Site contracts, net.......................................     1,688,500.68       2,234,952.07
  Non compete agreements, net...............................       197,083.33         362,083.35
  Other.....................................................       793,406.35         831,335.75
                                                               --------------     --------------
                                                                 2,678,990.36       3,428,371.17
                                                               --------------     --------------
                                                               $ 5,573,133.93     $ 6,930,011.58
                                                               ==============     ==============
                                          LIABILITIES
Current liabilities
  Book overdraft of cash....................................   $   170,709.08     $   169,071.69
  Notes payable to bank.....................................       243,750.00         249,750.00
  Accounts payable..........................................        73,168.23          53,245.60
  Accrued expenses..........................................       583,216.66         773,202.58
  Current maturities of long term debt......................       736,073.00          63,003.28
                                                               --------------     --------------
          Total current liabilities.........................     1,806,916.97       1,308,273.15
                                                               --------------     --------------
Long-term debt, less current maturities
  Notes payable and obligations under capital leases........     4,568,293.81       5,891,563.57
  Notes payable to stockholders.............................       568,090.19         262,894.81
Deferred income taxes.......................................               --         284,000.00
                                                               --------------     --------------
          Total liabilities.................................     6,943,300.97       7,746,731.53
                                                               --------------     --------------
Stockholders' equity
  Common stock..............................................       348,756.03         348,756.03
  Additional paid-in-capital................................               --         (46,133.09)
  Accumulated deficit.......................................    (1,718,923.07)     (1,119,342.89)
                                                               --------------     --------------
          Total stockholders' equity........................    (1,370,167.04)       (816,719.95)
                                                               --------------     --------------
                                                               $ 5,573,133.93     $ 6,930,011.58
                                                               ==============     ==============

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                         CONSOLIDATED INCOME STATEMENTS

                           SIX MONTHS ENDED JUNE 30,
                                   UNAUDITED

                                                                     1996              1995
                                                                 -------------     -------------
Revenues
  Coin calls...................................................  $1,516,505.67     $1,649,738.77
  Non coin calls...............................................   1,539,280.30      1,937,053.41
  Other........................................................     712,438.98         13,786.67
                                                                 -------------     -------------
          Total revenues.......................................   3,768,224.95      3,600,578.85
                                                                 -------------     -------------
Cost of revenues
  Line access charges..........................................     698,365.13        866,025.91
  Commissions..................................................     436,680.69        556,942.49
  Service and collections......................................   1,060,772.30        777,406.11
  Depreciation and amortization................................     596,134.05        572,783.12
                                                                 -------------     -------------
          Total cost of revenues...............................   2,791,952.17      2,773,157.63
                                                                 -------------     -------------
Gross profit...................................................     976,272.78        827,421.22
Selling, general and admin. expenses...........................     985,289.98        943,668.15
                                                                 -------------     -------------
Operating loss.................................................      (9,017.20)      (116,246.93)
Other income(expense)
  Interest expense.............................................    (333,229.92)      (479,226.62)
  Gain(loss) on sale of assets.................................     (55,474.76)         6,273.67
  Other income.................................................       4,110.74          4,192.64
                                                                 -------------     -------------
          Total other income(expense)..........................    (384,593.94)      (468,760.31)
                                                                 -------------     -------------
Loss before taxes on income....................................    (393,611.14)      (585,007.24)
Taxes on income................................................             --                --
                                                                 -------------     -------------
          Net loss.............................................  $ (393,611.14)    $ (585,007.24)
                                                                 =============     =============

                    PAYPHONES OF AMERICA, INC AND SUBSIDIARY

                       CONSOLIDATED CASH FLOW STATEMENTS

                           SIX MONTHS ENDED JUNE 30,
                                   UNAUDITED

                                                                      1996             1995
                                                                  ------------     ------------
Increase(decrease) in cash
  Operating activities
     Net loss...................................................  $(393,611.14)    $(585,007.24)
     Adjustments to reconcile net loss to net cash provided by
       operating activities:
     Depreciation and amortization..............................    698,211.55       679,329.58
     (Gain) loss on sale of property and equipment..............     55,474.76        (6,273.67)
     Changes in assets and liabilities:
       Decrease in accounts receivable..........................      4,767.01        28,474.56
       Increase in prepaid expenses.............................    (13,491.11)      (11,782.67)
       (Decrease)increase in accounts payable and accrued
          expenses..............................................   (372,401.11)      108,407.18
                                                                  ------------     ------------
          Total adjustments.....................................    372,561.10       798,154.98
                                                                  ------------     ------------
          Net cash provided by operating activities.............    (21,050.04)      213,147.74
Investing activities
  Purchase of fixed assets......................................    (54,350.00)      (40,442.55)
  Proceeds from sale of assets..................................     20,000.00         6,273.67
                                                                  ------------     ------------
          Net cash used in investing activities.................    (34,350.00)      (34,168.88)
                                                                  ------------     ------------
Financing activities
  Proceeds from notes and capital leases........................    489,928.35       210,816.45
  Principal payments on debt....................................   (609,089.39)     (601,496.75)
  Stock warrants exercised......................................            --         9,333.34
  Dividends paid................................................            --      (114,613.68)
                                                                  ------------     ------------
Net cash used in financing activities...........................   (119,161.04)     (495,960.64)
                                                                  ------------     ------------
Net increase(decrease) in cash..................................   (174,561.08)     (316,981.78)
Cash beginning of period........................................      3,852.00       147,910.09
                                                                  ------------     ------------
Cash overdraft at end of period.................................  $(170,709.08)    $(169,071.69)
                                                                  ============     ============

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 1996 AND 1995
                                   UNAUDITED

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

     1. The Company

     Payphones of America, Inc. operates, services and a system of approximately 2,800 pay telephones in the Southeastern and Midwestern United States.

     2. Principles of Consolidation

     The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiary. Intercompany transactions and balances have been eliminated in consolidation.

     3. Accounts Receivable

     The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

     4. Property and Equipment

     Property and equipment are recorded at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leased property under capital leases is amortized over the service lives of the assets for those leases which substantially transfer ownership. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for tax purposes. Future income taxes resulting from depreciation temporary differences have been provided for.

     5. Intangible Assets

     Site location contracts are exclusive rights to operate pay telephones at various locations acquired through business combinations and are stated at cost. Amortization of site contract costs is recorded using the straight-line method over five years, the expected average lives of the contracts.

     The Company has classified as goodwill the cost in excess of fair value of the net assets of companies acquired in purchase transactions. Goodwill is amortized on a straight-line method over 40 years. The covenants not to compete are being amortized over their contractual lives of five years. Other intangible assets, including license agreements and deferred financing costs, are amortized over the life of the agreements.

     6. Recognition of Revenue

     Revenues from coin calls and non-coin calls are recognized as calls are made. When revenue on a telephone call is recorded, an expense is also recorded for fees associated with the call.

     7. Concentrations of Credit Risk

     Revenues have a significant concentration of credit risk in the telecommunications industry. In addition, a significant amount of revenues were generated by the Company's pay telephones located in the states of Missouri and Virginia. No other area has a disproportionate credit risk.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                             JUNE 30, 1996 AND 1995
                                   UNAUDITED

     8. Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B -- NOTE PAYABLE TO BANK

     Note payable to bank is comprised of a $245,000 revolving line of credit agreement with Mark Twain Bank. Interest is payable monthly at 1.50% over the bank's corporate base rate (8.25% at June 30, 1996). The line of credit is secured by certain equipment of the Company and other accounts receivable and matures on October 10, 1996.

NOTE C -- LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following at June 30, 1996:

                                                      CURRENT      LONG-TERM
                                                      PORTION       PORTION         TOTAL
                                                      --------     ----------     ----------
    Notes payable to stockholders.................    $ 76,100     $  568,090     $  644,190
    Notes payable to Ford Motor Credit Company....      14,070         36,389         50,459
    Notes payable to Ronald L. Coleman............       7,232        299,868        307,100
    Note payable to Pay-Tele Communications, Inc.
      d/b/a Midwest Telecom.......................      23,909        185,273        209,182
    Note payable to Communications Finance
      Corporation.................................      66,806        320,034        386,840
    Note payable to R. Greg Kintz and Paul Wm.
      Schindler...................................      47,700         45,750         93,450
    Capital lease obligations Berthel, Fisher &
      Company Leasing, Inc........................     492,910      3,680,980      4,173,890
      Intellicall, Inc............................       7,346             --          7,346
                                                      --------     ----------     ----------
                                                      $736,073     $5,136,384     $5,872,457
                                                      ========     ==========     ==========

     The notes payable to stockholders consist of eight unsecured loans maturing at various dates through April 30, 2000. Interest is payable at the rate of 10%.

     The note payable to Mark Twain Bank requires payments of $326 per month including interest at the rate of 8.75%. The final payment of the entire unpaid balance of principal and interest will be due October 15, 1998. This note is secured by a deed of trust for a condominium.

     The notes payable to Ford Motor Credit Company consist of ten loans secured by automobiles and trucks maturing at various dates through April 22, 1999. The notes require monthly payments of $4,329 including interest at rates from 8.12% to 10.54%.

     The notes payable to Ronald L. Coleman consist of two loans. The notes are unsecured and mature in April, 2007. These notes require monthly payments of $4,271 including interest at rates from 8% to 15%.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                             JUNE 30, 1996 AND 1995
                                   UNAUDITED

     The note payable to Pay-Tele Communications, Inc. d/b/a Midwest Telecom is secured by telephone equipment and site location contracts. The note requires annual principal payments of $100,000 with interest at the rate of 10% through maturity on June 1, 1998. The note is personally guaranteed by the stockholders of the Company.

     The note payable to Communications Finance Corporation is secured by telephone equipment and site location contracts. The note requires monthly payments of $11,895 including interest at the rate of 15% through maturity on September 15, 1999. The note is personally guaranteed by the stockholders of the Company.

     The note payable to R. Greg Kintz and Paul Wm. Schindler requires monthly principal payments of $7,950 plus interest at rates from 12% to 16% through maturity on May 1, 1997. The stockholders of the Company have personally pledged some of their common stock to the lenders as security.

     The Company conducts a portion of its business using leased pay telephone equipment and other intangible assets. For financial and tax reporting purposes, the present values of minimum lease payments have been capitalized. Implicit interest rates for these leases range from 14% to 18%.

     The leases, which are noncancelable, expire at various dates through 2001. The following is a schedule of leased property and other assets under capital leases included on the accompanying balance sheets:

                    Telephone equipment......................  $3,871,519
                    Site location contracts..................   2,980,749
                                                               ----------
                                                                6,852,268
                      Less accumulated depreciation and
                         amortization........................   2,934,631
                                                               ----------
                                                               $3,917,637
                                                               ==========

     Annual maturities of all long-term obligations are as follows for years following June 30, 1996:

                    1997.....................................  $1,208,993
                    1998.....................................   1,055,775
                    1999.....................................   1,011,328
                    2000.....................................     884,627
                    2001.....................................     822,083
                    2002 and thereafter......................     436,524
                                                               ----------
                                                               $5,419,330
                                                               ==========

NOTE D -- INCOME TAXES

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 "Accounting For Income Taxes" (SFAS). Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax income and expense is the result of changes in deferred tax assets and liabilities. The principal types of differences between assets and liabilities for financial statement and tax return purposes are accumulated depreciation and accumulated amortization.

     There was no provision for income taxes for the periods ended June 30, 1996 and 1995.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                             JUNE 30, 1996 AND 1995
                                   UNAUDITED

     Deferred tax assets and liabilities are attributable to the following at June 30,:

                                                                 1996          1995
                                                               ---------     ---------
        Deferred tax assets (liabilities)
          Noncurrent
             Accumulated depreciation........................  $(472,000)    $(365,000)
             Accumulated amortization........................    262,000        81,000
             Tax benefit of net operating loss
               carryforward..................................    460,000       284,000
                                                               ---------     ---------
                                                                 250,000            --
          Less valuation allowance...........................   (250,000)           --
                                                               ---------     ---------
                  Net deferred tax asset (liability).........  $      --     $      --
                                                               =========     =========

     A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. The net deferred assets reflect management's estimate of the amount which will be realized from future profitability which can be predicted with reasonable certainty.

     The Company has net operating loss carryforwards (based on filed tax returns through December 31, 1995) for Federal income tax purposes which are available to offset future Federal taxable income. These carryforwards expire as follows:

                    2008.....................................  $    9,194
                    2009.....................................     332,849
                    2010.....................................     836,510
                                                               ----------
                                                               $1,178,553
                                                               ==========

NOTE E -- COMMITMENTS

     The Company conducts a substantial portion of its operations utilizing leased facilities and equipment. The minimum rental commitments under operating leases are as follows for the year ended June 30,:

                    1997...................................   $  94,169
                    1998...................................      76,898
                    1999...................................      59,775
                    2000...................................      61,700
                    2001...................................      64,400
                    2002 and thereafter....................     278,300
                                                             -----------
                    Total minimum lease payments...........   $ 635,242
                                                             ===========

     Rent expense for all operating leases for the periods ended June 30, 1996 and 1995, was $47,545 and $35,756, respectively.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                             JUNE 30, 1996 AND 1995
                                   UNAUDITED

NOTE F -- STOCK WARRANTS

     The Company has issued various warrants which are exercisable for common stock as follows:

WARRANT       NUMBER       EXERCISE        EXPIRATION
NUMBER      OF SHARES       PRICE             DATE
-------     ----------     --------     -----------------
   6          319,114       $ 1.00      October 24, 2004
   9          250,000       $ 2.00      July 28, 2000

     Warrant six has been issued to the Company's vice president and warrant nine has been issued to a lender.

NOTE G -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash, trade receivables, trade payables and debt instruments. The book values of cash and trade payables are representative of their fair values due to the shortterm maturity of these instruments. The book value of the Company's debt instruments is considered to approximate their fair value at June 30, 1996, based on market rates and conditions.

                          INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS
OF AMTEL COMMUNICATIONS, INC:

We have audited the accompanying combined balance sheets of Amtel
Communications, Inc., and Combined Companies (Note B) as of June 30, 1996 and December 31, 1995, and the related combined statements of operations, stockholder's deficit, and cash flows for the periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amtel Communications, Inc., and combined Companies (Note B) as of June 30, 1996 and December 31, 1995, and the results of their operations and their cash flows for the periods then ended in conformity with generally accepted accounting principles.

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note A, on August 3, 1995, the Company filed voluntary petitions for relief under Chapter 11 of Title II of the United States Bankruptcy Code and was authorized to continue managing and operating the business as a debtor in possession subject to the control and supervision of the Bankruptcy Court. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Harlan & Boettger

San Diego, California
August 23, 1996

               AMTEL COMMUNICATIONS, INC. AND COMBINED COMPANIES
                             (DEBTOR-IN-POSSESSION)

                            COMBINED BALANCE SHEETS

                                                               JUNE 30,
                                                                 1996        DECEMBER 31, 1995
                                                             ------------    -----------------
CURRENT ASSETS
  Cash.....................................................  $   422,566        $   616,974
  Accounts receivable......................................      527,883            791,238
  Inventory................................................    2,001,072          1,874,290
  Other....................................................      137,553            180,280
                                                             ------------    -----------------
  TOTAL CURRENT ASSETS.....................................    3,089,074          3,462,782
                                                             ------------    -----------------
FIXED ASSETS (Note C)
  Property and equipment, net..............................      462,813          1,060,119
  Deferred site costs, net.................................    9,812,154         10,359,692
                                                             ------------    -----------------
     TOTAL FIXED ASSETS....................................   10,274,967         11,419,811
                                                             ------------    -----------------
OTHER ASSETS...............................................      294,619            289,216
                                                             ------------    -----------------
     TOTAL ASSETS..........................................  $13,658,660        $15,171,809
                                                             ===========     =================
POST-PETITION LIABILITIES
  Accounts payable - trade.................................  $   677,425        $ 1,010,211
  Accounts payable - bankruptcy............................    1,253,555            539,942
  Accrued expenses.........................................      767,661            709,518
                                                             ------------    -----------------
  TOTAL POST-PETITION LIABILITIES..........................    2,698,641          2,259,671
PRE-PETITION LIABILITIES
  SUBJECT TO COMPROMISE (Note D)
  Accounts payable - trade.................................    6,123,480          6,123,480
  Accrued sales tax........................................    1,615,671          1,615,671
  Notes payable............................................    7,774,805          7,774,805
  Lessor liabilities.......................................   65,085,000         65,085,000
                                                             ------------    -----------------
  TOTAL PRE-PETITION LIABILITIES...........................   80,598,956         80,598,956
                                                             ------------    -----------------
STOCKHOLDER'S DEFICIT
  Common stock, 1,000,000 shares authorized, $0.01 par
     value, 400,000 shares authorized, no par value, 50,000
     shares issued and outstanding.........................       50,000             50,000
  Retained deficit.........................................  (69,688,937)       (67,736,818)
                                                             ------------    -----------------
  TOTAL STOCKHOLDER'S DEFICIT..............................  (69,638,937)       (67,686,818)
                                                             ------------    -----------------
  TOTAL LIABILITIES & DEFICIT..............................  $13,658,660        $15,171,809
                                                             ===========     =================

              See accompanying notes to the financial statements.

               AMTEL COMMUNICATIONS, INC. AND COMBINED COMPANIES
                             (DEBTOR-IN-POSSESSION)

                        COMBINED STATEMENT OF OPERATIONS

                                                             FOR THE SIX       FOR THE YEAR
                                                            MONTHS ENDED           ENDED
                                                            JUNE 30, 1996    DECEMBER 31, 1995
                                                            -------------    -----------------
REVENUE
  Coin....................................................   $ 4,696,852       $   9,689,179
  LD Commissions..........................................     1,406,593           2,848,753
  Interstate..............................................       578,681             761,181
  Intralata...............................................       460,601           1,849,477
  Other...................................................        62,095           1,910,550
                                                            -------------    -----------------
  TOTAL REVENUE...........................................     7,204,822          17,059,140
                                                            -------------    -----------------
COSTS AND EXPENSES
  Line charges............................................     2,428,704           6,862,015
  Location commissions....................................     1,639,127           3,921,741
  Other operating expenses................................       321,947           2,651,734
  Selling, general and administrative.....................     2,231,970          15,103,091
  Depreciation and amortization...........................       777,823           1,621,029
  Other...................................................            --              67,356
                                                            -------------    -----------------
LOSS FROM OPERATIONS BEFORE OTHER
  EXPENSES AND REORGANIZATION ITEMS.......................      (194,749)        (13,167,826)
                                                            -------------    -----------------
OTHER
  Interest income.........................................        (1,606)                 --
  Interest expense........................................         6,077           7,429,502
  Loss on asset disposal..................................       453,898             429,967
  Other expenses..........................................       505,113                  --
                                                            -------------    -----------------
  LOSS BEFORE REORGANIZATION ITEMS........................    (1,158,231)        (21,027,295)
REORGANIZATION ITEMS (Note E)
  Professional fees.......................................       721,277             539,942
  Other...................................................        68,611                  --
                                                            -------------    -----------------
LOSS BEFORE INCOME TAXES..................................    (1,948,119)        (21,567,237)
INCOME TAXES (Note F).....................................         4,000               4,000
                                                            -------------    -----------------
NET LOSS..................................................   $(1,952,119)      $ (21,571,237)
                                                            ============     =================

              See accompanying notes to the financial statements.

               AMTEL COMMUNICATIONS, INC. AND COMBINED COMPANIES
                             (DEBTOR-IN-POSSESSION)

            COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S DEFICIT

                                                  COMMON STOCK                           TOTAL
                                                -----------------      RETAINED      STOCKHOLDER'S
                                                SHARES    AMOUNT       DEFICIT          DEFICIT
                                                ------    -------    ------------    -------------
DECEMBER 31, 1994.............................  50,000    $50,000    $(46,165,581)   $(46,115,581)
  Net loss....................................     --         --      (21,571,237)    (21,571,237)
                                                ------    -------    ------------    ------------
DECEMBER 31, 1995.............................  50,000     50,000     (67,736,818)    (67,686,818)
  Net loss....................................     --         --       (1,952,119)     (1,952,119)
                                                ------    -------    ------------    ------------
JUNE 30, 1996.................................  50,000    $50,000    $(69,688,937)   $(69,638,937)
                                                ======    =======     ===========    ============

              See accompanying notes to the financial statements.

               AMTEL COMMUNICATIONS, INC. AND COMBINED COMPANIES
                             (DEBTOR-IN-POSSESSION)
                       COMBINED STATEMENTS OF CASH FLOWS

                                                             SIX MONTHS
                                                                ENDED           YEAR ENDED
                                                            JUNE 30, 1996    DECEMBER 31, 1995
                                                            -------------    -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss................................................   $(1,952,119)      $ (21,571,237)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization........................       777,823           1,621,029
     Loss on disposal of property.........................       453,898             429,966
     Non-cash reorganization items........................       713,613             539,942
     Change in assets and liabilities:
       (Increase) decrease in:
       Accounts receivable................................       263,355              50,449
       Inventory..........................................      (126,782)            (16,077)
       Deposits...........................................        (5,401)           (140,157)
       Other assets.......................................        42,726            (175,612)
     Increase (decrease) in:
       Accounts payable...................................      (332,786)          2,426,573
       Accrued expenses...................................        58,143           2,325,189
       Notes payable......................................            --           4,556,207
                                                            -------------    -----------------
NET CASH USED IN OPERATING ACTIVITIES.....................      (107,530)         (9,953,728)
                                                            -------------    -----------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment.....................      (103,518)            (64,151)
  Proceeds from sale of property..........................       147,635                  --
  Expenditures for deferred site costs....................      (130,995)         (2,866,920)
                                                            -------------    -----------------
NET CASH USED IN INVESTING ACTIVITIES.....................       (86,878)         (2,931,071)
                                                            -------------    -----------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on capital lease obligations...................            --             (76,148)
  Proceeds from lessor liabilities........................            --          13,209,000
                                                            -------------    -----------------
NET CASH PROVIDED BY FINANCING ACTIVITIES.................            --          13,132,852
NET INCREASE (DECREASE) IN CASH...........................      (194,408)            248,053
CASH, BEGINNING OF PERIOD.................................       616,974             368,921
                                                            -------------    -----------------
CASH, END OF PERIOD.......................................   $   422,566       $     616,974
                                                            ============     =================

              See accompanying notes to the financial statements.

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
                     NOTES TO COMBINED FINANCIAL STATEMENTS

A.  REORGANIZATION AND LEGAL MATTERS:

     Amtel Communications, Inc. and its combined companies (the "Company") filed voluntary petitions for relief under Chapter 11 of Title II of the United States Bankruptcy Code (the "Code") on August 3, 1995 (the "petition date") administratively consolidated under Case No. 95-08253-All. The Company is currently operating its business as a debtor-in-possession under the jurisdiction of the United States Bankruptcy Court for the Southern District of California. The Company's liabilities as of the petition date are generally subject to settlement in a plan of reorganization, which must be voted on by certain of its creditors and confirmed by the Court. Until a reorganization plan has been confirmed, the Company is prevented from making payments on pre-petition debt unless permitted by the Code or approved by the Court. Certain contracts existing at the petition date have been rejected or assumed with the approval of the Court. The Company continues to review all other unexpired pre-petition executory contracts to determine whether they should be assumed or rejected. Parties affected by the rejection of contracts and leases may file claims against the Company.

     The combined financial statements have been prepared assuming the Company will continue as a going concern, which contemplates continuity of operations and the realization of assets and the satisfaction of liabilities in the normal course of business. The Chapter 11 filings, the Company's leveraged financial structure, and recurring net losses resulting in a deficit in stockholder's equity, raise substantial doubt about its ability to continue as a going concern. A plan of reorganization may materially change the amounts reported in the consolidated financial statements (which do not give effect to adjustments to the carrying values of assets and liabilities which may be necessary as a consequence of a plan of reorganization). The continuation of the Company's business as a going concern is contingent upon, among other things, the ability to (1) formulate a plan of reorganization that will be confirmed by the Court,
(2) achieve satisfactory levels of future profitable operations, (3) maintain adequate financing, and (4) provide sufficient cash from operations to meet future obligations.

     The Company has commenced actions against various parties relating to the management of the Company. These actions seek to avoid or subordinate certain obligations incurred by the Company and to recover certain payments made by or on behalf of the Company in connection with its operations. The Company has also filed actions against several entities seeking avoidance and recovery of certain transfers of interests of the Company in property alleged to be preferences under section 547(b) of the Code. The ultimate outcome of these actions and the potential recoveries, if any, resulting from the resolution of these actions is unknown at this time and, accordingly, no provision for any amounts has been recorded in these combined financial statements.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BASIS OF COMBINATION

     The combined financial statements include the accounts of Amtel Communications, Inc., Amtel Communications Payphones, Inc., Amtel Communications Services, Inc., Amtel Communications Correctional Facilities, Inc. and ACI-HDT Supply Company. The five entities are all owned 100% by the same individual. Collectively, the five entities will be referred to as "the Company". Material intercompany transactions and balances have been eliminated.

     CASH

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less and money market funds to be cash equivalents.

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     INVENTORY

     Inventory consists primarily of pay telephones, pedestals, and enclosures to be installed in the Company's business locations. Inventory is stated at the lower of cost or market.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated on the straight-line basis over estimated useful lives of 3-5 years.

     DEFERRED SITE COSTS

     Deferred site costs consist of pay telephones and related components and installation costs necessary to make the pay phone ready for operation. Costs are being amortized on the straight-line method over estimated useful lives of 8 years.

     REVENUE RECOGNITION

     Revenue is recognized when it is earned with the exception of coin revenue, which is recognized when it is collected.

     INCOME TAXES

     The Company provides for federal and state income taxes currently payable as well as for those deferred because of timing differences between reporting income and expenses for financial statement purposes and income and expenses for tax purposes.

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes".

     ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

C.  FIXED ASSETS:

     Included in fixed assets are property and equipment (furniture, fixtures, and computers) and deferred site costs (pay phones, housing and installation costs) both of which are carried at cost.

     Property and equipment and deferred site costs are summarized as follows:

                                         JUNE 30, 1996     DECEMBER 31, 1995
                                         -------------     -----------------
Property and equipment...............     $   989,108         $ 1,898,564
Accumulated depreciation.............        (526,295)           (838,446)
                                         -------------     -----------------
       Net...........................     $   462,813         $ 1,060,118
                                         ============      =================
Deferred site costs..................     $13,284,000         $13,153,005
Accumulated amortization.............      (3,471,849)         (2,793,313)
                                         -------------     -----------------
       Net...........................     $ 9,812,151         $10,359,692
                                         ============      =================

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)

D.  PRE-PETITION LIABILITIES SUBJECT TO COMPROMISE UNDER REORGANIZATION
PROCEEDINGS:

     Pre-petition liabilities consist of secured and unsecured debt, all of which are subject to compromise under the proposed plan of reorganization. Certain inventory was returned to the parties claiming a secured interest in the asset at or around the petition filing date. The claimed secured claims are classified as subject to compromise as the value of the collateral is less than the corresponding obligation.

     Pre-petition liabilities at June 30, 1996 and December 31, 1995 are as follows:

                                                               1996             1995
                                                            -----------      -----------
        Accounts payable.................................   $ 6,123,480      $ 6,123,480
        Accrued state sales tax..........................     1,615,671        1,615,671
        Secured notes payable............................     7,774,805        7,774,805
        Lessor liabilities...............................    65,085,000       65,085,000
                                                            -----------      -----------
                                                            $80,598,956      $80,598,956
                                                             ==========       ==========

     A plan of reorganization may materially change the amount and terms of these pre-petition liabilities.

     Lessor liability consists of funds borrowed from independent third parties, under which the Company agreed to sell, lease-back, install and maintain, a pay telephone for an initial investment of $3,000 -- $3,600 per pay telephone. The Company agreed to pay $51 per month per phone, for a five year period and then return the initial investment to the investors. Investors had the right to have their investment returned at any time within the five year period for a nominal surrender fee. These transactions have been accounted for as financing transactions and payments made by the Company have been recorded as interest expense in the statement of operations.

     Payments to investors for the six months ended June 30, 1996 and the year ended December 31, 1995 were approximately $0 and $6,762,000, respectively.

     As of the petition date, in accordance with current accounting pronouncements, the Company discontinued accruing interest on its pre-petition debt obligations. If such interest had continued to be accrued, interest expense for the first six months of 1996 and the last five months of 1995 would have been $457,628 and $379,351, respectively. Interest expense associated with the lessor liability is not reflected in these accruals as the obligations are not represented by formal notes.

     In conjunction with the Chapter 11 case, there are differences between claims filed by potential creditors and amounts recorded by the Company. These differences will be resolved by negotiated agreement between the Company and the claimant or by the Court. Additional claims may arise in conjunction with the termination of contractual obligations related to executory contracts and leases. As a result, recorded amounts may be adjusted but the Company believes that any such adjustments will not be material.

E.  REORGANIZATION ITEMS:

     Reorganization items represent expenses resulting from the reorganization and restructuring of the business. Since these expenses do not relate to the Company's normal operations they are reported separately on the statement of operations.

F.  INCOME TAXES:

     As discussed in Note B, the Company adopted SFAS 109, "Accounting for Income Taxes". SFAS 109 requires the use of the balance sheet method of accounting for income taxes. Under this method, a deferred

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)

F.  INCOME TAXES (CONTINUED):

tax asset or liability represents the tax effect of temporary differences between financial statement and tax bases of assets and liabilities and is measured using the latest enacted tax rates.

     The provision for income taxes for the six months ended June 30, 1996 and the year ended December 31, 1995 is as follows:

                                          1996       1995
                                         ------     ------
Current provision....................    $4,000     $4,000
                                         ======     ======

     The Company realized substantial net operating losses for the six months ended June 30, 1996 and the year ended December 31, 1995 as well as in prior periods. Calculation of the temporary differences between financial statement and tax bases of assets and liabilities is complicated by the fact the Company has not filed tax returns since 1993. A valuation reserve has been established equal to the potential tax benefit that could result from the use of the net operating losses for these periods since there is reasonable doubt the Company can generate income to utilize these losses.

G.  COMMITMENTS:

     The Company leases building space for its six branches, including warehouse facilities in Seattle, Washington; Denver, Colorado; Portland, Oregon; Hayward, California; Los Angeles, California; and its corporate headquarters in San Diego, California. The leases have expiration dates ranging from September, 1996 to October, 1998. The agreements call for a cumulative annual base rent of $246,336.

     Net future minimum rental payments required under this lease as of June 30, 1996 are as follows:

             YEARS ENDED
              JUNE 30,
-------------------------------------
1997.................................    $209,461
1998.................................     113,040
1999.................................      33,600
2000.................................          --
2001.................................          --
                                         --------
                                         $356,101
                                         ========

     Total rent expense charged to operations for the six months ended June 30, 1996 and the year ended December 31, 1995 was $204,227 and $544,193, respectively.

H.  PROPOSED PLAN OF REORGANIZATION:

     During the six months ended June 30, 1996, the Company evaluated its long-term market strategies with the goal of reducing expenses and improving overall operating results. As a result, the Company entered into an asset purchase agreement with PhoneTel Technologies, Inc. (an Ohio Corporation) ("PhoneTel") dated June 26, 1996 wherein the Company will sell substantially all of its pay phone operating assets for cash and stock of PhoneTel totaling $13,000,000 ($7,000,000 cash and $6,000,000 PhoneTel stock). In July, 1996
PhoneTel made a non refundable deposit of $1,300,000 to open escrow for the purchase of these assets.

                          INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS
OF AMTEL COMMUNICATIONS, INC:

     We have audited the accompanying combined statement of revenues and direct operating expenses of Amtel Communications, Inc., and combined Companies (Note
B) for the three months ended December 31, 1994. This combined statement of revenues and direct operating expenses is the responsibility of the Company's management. Our responsibility is to express an opinion on the statement of revenues and direct operating expenses based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and direct operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statement of revenues and direct operating expenses. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement was prepared to present the revenues and direct operating expenses for the three months ended December 31, 1994, pursuant to the Securities and Exchange Commission's communication dated July 25, 1996 described in Note C, and is not intended to be a complete presentation of the Company's operations.

     In our opinion, the combined statement of revenues and direct operating expenses referred to above presents fairly, in all material respects, the revenue and direct operating expenses of Amtel Communications, Inc., and combined Companies (Note B) for the three months ended December 31, 1994 in conformity with generally accepted accounting principles.

     The accompanying combined statement of revenues and direct operating expenses has been prepared assuming that the Company will continue as a going concern. As described in Note A, on August 3, 1995, the Company filed voluntary petitions for relief under Chapter 11 of Title II of the United States Bankruptcy Code and was authorized to continue managing and operating the business as a debtor in possession subject to the control and supervision of the Bankruptcy Court. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. The combined statement of revenues and direct operating expenses does not include any adjustment that might result from the outcome of this uncertainty.

Harlan & Boettger

San Diego, California
August 23, 1996

               AMTEL COMMUNICATIONS, INC. AND COMBINED COMPANIES
                             (DEBTOR-IN-POSSESSION)

          COMBINED STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

                                                                      FOR THE THREE
                                                                      MONTHS ENDED
                                                                    DECEMBER 31, 1994
                                                                    -----------------
REVENUE
  Coin..........................................................       $ 2,603,577
  LD Commissions................................................           593,370
  Interstate....................................................            68,155
  Intralata.....................................................           593,842
  Other.........................................................         1,509,861
                                                                    -----------------
  TOTAL REVENUE.................................................         5,368,805
                                                                    -----------------
COSTS AND EXPENSES
  Line charges..................................................         1,342,855
  Location commissions..........................................           890,903
  Other operating expenses......................................         1,481,073
  Selling, general and administrative...........................         4,115,854
  Depreciation and amortization.................................           480,702
                                                                    -----------------
  LOSS FROM OPERATIONS BEFORE OTHER INCOME AND EXPENSES.........        (2,942,582)
                                                                    -----------------
OTHER
  Interest income...............................................              (105)
  Interest expense..............................................         2,295,382
                                                                    -----------------
  NET LOSS......................................................       $(5,237,859)
                                                                    =================

         The accompanying notes are an integral part of this statement.

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
     NOTES TO COMBINED STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

A.  REORGANIZATION AND LEGAL MATTERS:

     Amtel Communications, Inc. and its combined companies (the "Company") filed voluntary petitions for relief under Chapter 11 of Title II of the United States Bankruptcy Code (the "Code") on August 3, 1995 (the "petition date") administratively consolidated under Case No. 95-08253-A11. The Company is currently operating its business as a debtor-in-possession under the jurisdiction of the United States Bankruptcy Court for the Southern District of California. The Company's liabilities as of the petition date are generally subject to settlement in a plan of reorganization, which must be voted on by certain of its creditors and confirmed by the Court. Until a reorganization plan has been confirmed, the Company is prevented from making payments on pre-petition debt unless permitted by the Code or approved by the Court. Certain contracts existing at the petition date have been rejected or assumed with the approval of the Court. The Company continues to review all other unexpired pre-petition executory contracts to determine whether they should be assumed or rejected. Parties affected by the rejection of contracts and leases may file claims against the Company.

     The combined statement of revenues and direct operating expenses has been prepared assuming the Company will continue as a going concern, which contemplates continuity of operations and the realization of assets and the satisfaction of liabilities in the normal course of business. The Chapter 11 filings, the Company's leveraged financial structure, and recurring net losses resulting in a deficit in stockholder's equity, raise substantial doubt about its ability to continue as a going concern. A plan of reorganization may materially change the amounts reported in the combined statement of revenues and direct operating expenses (which do not give effect to adjustments to the carrying values of assets and liabilities which may be necessary as a consequence of a plan of reorganization). The continuation of the Company's business as a going concern is contingent upon, among other things, the ability to (1) formulate a plan of reorganization that will be confirmed by the Court,
(2) achieve satisfactory levels of future profitable operations, (3) maintain adequate financing, and (4) provide sufficient cash from operations to meet future obligations.

     The Company has commenced actions against various parties relating to the management of the Company. These actions seek to avoid or subordinate certain obligations incurred by the Company and to recover certain payments made by or on behalf of the Company in connection with its operations. The Company has also filed actions against several entities seeking avoidance and recovery of certain transfers of interests of the Company in property alleged to be preferences under section 547(b) of the Code. The ultimate outcome of this actions and the potential recoveries, if any, resulting from the resolution of these actions is unknown at this time and, accordingly, no provision for any amounts has been recorded in this combined statement of revenues and direct operating expenses.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BASIS OF COMBINATION

     The combined statement of revenues and direct operating expenses includes the accounts of Amtel Communications, Inc., Amtel Communications Payphones, Inc., Amtel Communications Services, Inc., Amtel Communications Correctional Facilities, Inc. and ACI-HDT Supply Company. The five entities are all owned 100% by the same individual. Collectively, the five entities will be referred to as "the Company". Material intercompany transactions and balances have been eliminated.

     REVENUE RECOGNITION

     Revenue is recognized when it is earned with the exception of coin revenue, which is recognized when it is collected.

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
     NOTES TO COMBINED STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES
                                  (CONTINUED)

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)

     ESTIMATES

     The preparation of a combined statement of revenues and direct operating expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined statement of revenues and direct operating expenses and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

C.  INCOMPLETE PRESENTATION:

     By letter dated July 25, 1996 to PhoneTel Technologies, Inc., the Securities and Exchange Commission (SEC) granted a waiver of Item 310(c) of Regulation S-B which requires submission of two years of audited statements of operations. Instead, the SEC has accepted audited statements of operations for a twenty-one month period. This combined statement of revenues and direct operating expenses together with the combined statement of operations from the audited financial statements for the six months ended June 30, 1996 and for the year ended December 31, 1996 comprise the twenty-one month period.

D.  SUBSEQUENT EVENT -- PROPOSED PLAN OF REORGANIZATION:

     In 1996, the Company evaluated its long-term market strategies with the goal of reducing expenses and improving overall operating results. As a result, the Company entered into an asset purchase agreement with PhoneTel Technologies, Inc. (an Ohio Corporation) ("PhoneTel") dated June 26, 1996 wherein the Company will sell substantially all of its pay phone operating assets for cash and stock of PhoneTel totaling $13,000,000 ($7,000,000 cash and $6,000,000 PhoneTel stock). In July, 1996 PhoneTel made a non refundable deposit of $1,300,000 to open escrow for the purchase of these assets.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Cherokee Communications, Inc.:

     We have audited the accompanying balance sheets of Cherokee Communications, Inc. (the Company) as of September 30, 1995 and 1994, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at September 30, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Dallas, Texas
November 17, 1995

                         CHEROKEE COMMUNICATIONS, INC.

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1995 AND 1994

                                                                       1995            1994
                                                                    -----------     -----------
ASSETS
Current assets:
  Cash and cash equivalents.......................................  $   668,778     $   780,962
  Short-term cash investments.....................................                      150,000
  Trade accounts receivable, less allowance for doubtful accounts
     of $264,803 and $255,965, respectively (Notes 6 and 10)......    4,453,192       4,251,894
  Inventories (Note 6)............................................      137,036          78,792
  Prepaid expenses and other current assets (Note 10).............      303,273         213,863
  Deferred income tax benefits (Note 9)...........................      108,717         112,718
                                                                    -----------     -----------
          Total current assets....................................    5,670,996       5,588,229
Property and equipment -- net (Notes 2, 3 and 6)..................   12,935,453      11,334,863
Site licenses -- net (Note 1).....................................    1,941,467       2,221,780
Investment in and advances to affiliates (Note 5).................      164,549          30,188
Deferred income tax benefits (Note 9).............................                       93,704
Other assets -- net (Note 4)......................................      681,754         890,856
                                                                    -----------     -----------
               TOTAL..............................................  $21,394,219     $20,159,620
                                                                    ===========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Note payable -- receivable financing (Note 6)...................  $   659,604     $ 1,705,174
  Current portion of other notes payable (Note 6).................    1,491,767       1,395,338
  Current portion of capital lease obligations (Note 7)...........    1,094,381       1,616,814
  Accounts payable................................................      310,358         267,755
  Accrued telecommunication and other expenses....................    2,971,935       2,575,808
  Income taxes payable............................................      256,140         368,143
                                                                    -----------     -----------
          Total current liabilities...............................    6,784,185       7,929,032
Long-term liabilities:
  Notes payable, less current portion (Note 6)....................    6,605,835       5,295,294
  Capital lease obligations, less current portion (Note 7)........      780,593       2,139,216
  Deferred income tax liability (Note 9)..........................      342,359
                                                                    -----------     -----------
          Total long-term liabilities.............................    7,728,787       7,434,510
Commitments and contingencies (Notes 7 and 11)
Shareholders' equity (Note 8):
  Convertible redeemable preferred stock..........................    2,400,000       2,400,000
  Common stock warrants, with mandatory redemption requirements...    1,087,000       1,087,000
  Common stock, no par value; 15,000,000 shares authorized,
     5,320,467 and 5,312,467 shares issued and outstanding,
     respectively.................................................      351,903         343,183
  Additional paid-in capital......................................       10,630          10,630
  Retained earnings...............................................    3,031,714         955,265
                                                                    -----------     -----------
          Total shareholders' equity..............................    6,881,247       4,796,078
                                                                    -----------     -----------
               TOTAL..............................................  $21,394,219     $20,159,620
                                                                    ===========     ===========

                       See notes to financial statements.

                         CHEROKEE COMMUNICATIONS, INC.

                              STATEMENTS OF INCOME
                 YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

                                                           1995           1994           1993
                                                        -----------    -----------    -----------
Telecommunications revenues:
  Pay phone coin calls................................  $14,036,665    $10,797,869    $ 7,258,037
  Automated operator, routed calls....................   17,049,394     16,425,708     13,543,072
  Other (Note 5)......................................      505,581        641,899        825,694
                                                        -----------    -----------    -----------
          Total.......................................   31,591,640     27,865,476     21,626,803
Operating costs and expenses:
  Telephone charges...................................    7,851,842      7,257,272      4,956,950
  Commissions.........................................    4,909,445      4,341,260      3,258,932
  Telecommunication fees and validation...............    1,821,930      1,834,389      1,843,614
  Depreciation and amortization (Note 2)..............    4,298,090      4,284,734      3,218,450
  Field operations personnel..........................    2,016,935      1,610,952      1,191,829
  Chargebacks and doubtful accounts...................    1,104,896        784,636      1,046,353
  Selling, general and administrative (Note 10).......    5,520,405      4,634,890      3,714,601
                                                        -----------    -----------    -----------
          Total.......................................   27,523,543     24,748,133     19,230,729
                                                        -----------    -----------    -----------
Operating income......................................    4,068,097      3,117,343      2,396,074
Other income (expense):
  Interest expense....................................   (1,450,249)    (1,682,465)    (1,345,065)
  Amortization of debt discount.......................     (181,167)      (181,167)       (75,486)
  Interest income.....................................       57,278         20,329         20,731
  Equity in earnings (losses) of affiliates (Note
     5)...............................................      (34,608)      (226,625)        (6,948)
  Gain on equipment sales and other (Note 3)..........    1,160,238         67,917         84,325
                                                        -----------    -----------    -----------
          Total.......................................     (448,508)    (2,002,011)    (1,322,443)
                                                        -----------    -----------    -----------
Income before income taxes............................    3,619,589      1,115,332      1,073,631
Provision for income taxes (Note 9)...................    1,399,140        512,402        418,508
                                                        -----------    -----------    -----------
          Net income..................................  $ 2,220,449    $   602,930    $   655,123
                                                        ===========    ===========    ===========

                       See notes to financial statements.

                         CHEROKEE COMMUNICATIONS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                 YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

                                   PREFERRED STOCK        COMMON         COMMON STOCK       ADDITIONAL    RETAINED
                                 --------------------     STOCK      --------------------    PAID-IN      EARNINGS
                                 SHARES      AMOUNT      WARRANTS     SHARES      AMOUNT     CAPITAL     (DEFICIT)
                                 -------   ----------   ----------   ---------   --------   ----------   ----------
Balance, October 1, 1992.......       --   $       --   $       --   5,000,000   $  5,000    $ 10,630    $  (50,788)
  Issuance of preferred
    stock......................  240,000    2,400,000
  Cash dividends on preferred
    stock......................                                                                            (108,000)
  Issuance of common stock.....                                        312,467    338,183
  Issuance of common stock
    warrant (Note 8)...........                          1,087,000
  Net income...................                                                                             655,123
                                 -------   ----------   ----------   ---------   --------     -------    ----------
Balance, September 30, 1993....  240,000    2,400,000    1,087,000   5,312,467    343,183      10,630       496,335
  Cash dividends on preferred
    stock......................                                                                            (144,000)
  Net income...................                                                                             602,930
                                 -------   ----------   ----------   ---------   --------     -------    ----------
Balance, September 30, 1994....  240,000    2,400,000    1,087,000   5,312,467    343,183      10,630       955,265
  Cash dividends on preferred
    stock......................                                                                            (144,000)
  Proceeds from exercise of
    common stock options.......                                          8,000      8,720
  Net income...................                                                                           2,220,449
                                 -------   ----------   ----------   ---------   --------     -------    ----------
Balance, September 30, 1995....  240,000   $2,400,000   $1,087,000   5,320,467   $351,903    $ 10,630    $3,031,714
                                 =======   ==========   ==========   =========   ========     =======    ==========

                       See notes to financial statements.

                         CHEROKEE COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                 YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

                                                                   1995            1994            1993
                                                                -----------     -----------     -----------
Operating Activities:
  Net income..................................................  $ 2,220,449     $   602,930     $   655,123
  Noncash items in net income:
    Depreciation and amortization.............................    4,298,090       4,284,734       3,218,450
    Amortization of debt discount.............................      181,167         181,167          75,486
    Equity in earnings (losses) of affiliates.................       34,608         226,625           6,948
    Deferred income taxes.....................................      440,064          88,456         (35,731)
    Gain on sale of property and equipment....................   (1,136,894)        (51,854)        (59,491)
  Cash from (used for) changes in operating working capital:
    Trade accounts receivable.................................     (201,298)       (946,867)     (1,933,366)
    Inventories...............................................      (58,244)         58,875        (137,667)
    Prepaid expenses and other current assets.................      (89,410)        (56,234)        (70,710)
    Accounts payable and accrued liabilities..................      438,730         619,244         424,157
    Income taxes payable......................................     (112,003)        335,672         (91,743)
                                                                -----------     -----------     -----------
      Net cash from operating activities......................    6,015,259       5,342,748       2,051,456
                                                                -----------     -----------     -----------
Investing Activities:
  Additions to property and equipment.........................   (5,794,108)     (4,059,111)     (5,224,466)
  Increase in site licenses...................................     (440,220)       (433,746)       (753,966)
  Increase in other assets....................................      (79,353)                       (644,428)
  Proceeds from sale of property and equipment................    2,041,310          96,905         108,700
  Investments in and advances to affiliates...................     (218,767)        (40,591)       (333,329)
  Distributions from affiliates...............................       49,798          60,427          55,765
  Sale (purchase) of short-term cash investments..............      150,000        (150,000)
                                                                -----------     -----------     -----------
      Net cash used for investing activities..................   (4,291,340)     (4,526,116)     (6,791,724)
                                                                -----------     -----------     -----------
Financing Activities:
  Issuance of (payments on) note payable -- receivable
    financing.................................................   (1,045,570)        161,812       1,543,362
  Issuance of other notes payable.............................    4,048,753       2,122,523       9,333,355
  Payments on notes payable and capital lease obligations.....   (4,704,006)     (2,948,227)     (7,950,674)
  Issuance of common stock....................................        8,720
  Issuance of preferred stock.................................                                    2,400,000
  Cash dividends on preferred stock...........................     (144,000)       (144,000)       (108,000)
                                                                -----------     -----------     -----------
      Net cash from (used for) financing activities...........   (1,836,103)       (807,892)      5,218,043
Increase (decrease) in cash and cash equivalents..............     (112,184)          8,740         477,775
Cash and cash equivalents:
  Beginning of year...........................................      780,962         772,222         294,447
                                                                -----------     -----------     -----------
  End of year.................................................  $   668,778     $   780,962     $   772,222
                                                                ===========     ===========     ===========
Supplemental information:
  Interest paid...............................................  $ 1,462,519     $ 1,635,052     $ 1,230,562
                                                                ===========     ===========     ===========
  Income taxes paid...........................................  $ 1,091,368     $    23,000     $   568,861
                                                                ===========     ===========     ===========
  Noncash investing and financing activities:
    Equipment and other assets acquired under capital lease
      obligations and debt....................................  $   --          $   367,500     $ 2,718,189
                                                                ===========     ===========     ===========
    Common stock issued for financing costs...................  $   --          $   --          $   338,183
                                                                ===========     ===========     ===========

                       See notes to financial statements.

                         CHEROKEE COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS -- Cherokee Communications, Inc. (the Company) owns, operates and maintains pay telephone systems connected to the network of regulated telephone companies throughout the United States at various third-party property owner locations. In connection with the telephone systems, the Company also derives revenue from routing calls to operator service companies and through its own automated operator system (AOS) installed in its telephones. A summary of owned and managed phones at September 30 is as follows:

                                                               1995      1994      1993
                                                              ------    ------    ------
        Owned...............................................   9,333     8,182     6,320
        Managed.............................................     276       233       235
                                                               -----     -----     -----
                  Total.....................................   9,609     8,415     6,555
                                                               =====     =====     =====

     REVENUES from coin and noncoin calls are recognized at the time the calls are made and are dependent on service provided by the long-distance carriers. Accounts receivable primarily includes revenues generated from calls completed through the Company's AOS and from commissions to be received from operator service companies. An allowance for doubtful accounts is provided at the time of revenue recognition for the estimated settlement ("true-up") for actual chargebacks made by the telephone companies, based on historical experience. The "true-up" for actual chargebacks is typically made within six months. Also, the related telecommunication expenses are accrued for the costs for validating, transmitting, and billing and collecting calls completed through the AOS, as well as for commissions to be paid to third-party property owners.

     CASH EQUIVALENTS represent highly liquid investments with initial or remaining maturities at the date of purchase of three months or less. Short-term cash investments consist of certificates of deposit with maturities greater than three months.

     INVENTORIES, which primarily consist of telephone booth enclosures and related parts, are stated at the lower of cost (first-in, first-out method) or market.

     PROPERTY AND EQUIPMENT are stated at cost less accumulated depreciation and amortization. Cost of telecommunications equipment includes the initial line hook-up charges, sales commissions, labor and other charges incurred for installing pay phones. Depreciation and amortization are provided primarily using the double declining balance method, later switching to the straight-line method over the following estimated useful lives of the related assets: buildings, 20 years; leasehold improvement, 25 years; telecommunications equipment, seven years and ten years; telecommunications software licenses, four years; vehicles, computer equipment and software, five years; and furniture and office equipment, five to seven years. Beginning October 1, 1993, the Company began depreciating newly acquired telecommunications equipment over a ten-year period using the straight-line method (see Note 2). Refurbishment, repairs and maintenance costs are expensed as incurred.

     SITE LICENSES are stated at the cost of site licenses acquired in asset acquisitions, less accumulated amortization of $2,690,403 and $2,224,277 at September 30, 1995 and 1994, respectively. Amortization is provided using the straight-line method over the terms of the related site license agreements, generally two to seven years.

     OTHER ASSETS are amortized using the straight-line method over the following periods: deferred financing costs over the life of the respective financing agreement; and noncompete agreements and patents, five years.

                         CHEROKEE COMMUNICATIONS, INC.

     DEFERRED FEDERAL INCOME TAXES are provided under the asset and liability method for temporary differences in the recognition of income and expense for tax and financial reporting purposes and for the expected benefit of tax credit carryforwards.

2.  CHANGE IN DEPRECIABLE LIFE

     Effective October 1, 1993, the Company increased the estimated useful life of its telecommunications equipment acquired after that date from seven to ten years. This was to more appropriately reflect the anticipated useful service period for newly acquired equipment. The effect of this change in accounting method reduced depreciation expense by approximately $293,000 and increased net income during the 1994 period by approximately $193,000.

3.  PROPERTY AND EQUIPMENT

     Property and equipment at September 30 consist of the following:

                                                                   1995            1994
                                                                -----------     -----------
    Telecommunications equipment:
      Owned...................................................  $12,577,986     $ 9,312,536
      Under capital leases....................................    5,725,587       6,328,695
    Telecommunications software licenses......................    2,214,455       1,880,832
    Vehicles..................................................    2,184,227       1,630,211
    Furniture and office equipment............................      686,820         491,401
    Machinery.................................................       30,005          30,005
    Land and buildings........................................       75,747          73,787
                                                                -----------     -----------
              Total...........................................   23,494,827      19,747,467
    Less accumulated depreciation and amortization............   10,559,374       8,412,604
                                                                -----------     -----------
    Property and equipment -- net.............................  $12,935,453     $11,334,863
                                                                ===========     ===========

     In October 1994, the Company sold approximately 760 telephones, certain other assets and related site agreements for approximately $1.7 million, which resulted in a gain on the sale of assets of approximately $1 million.

4.  OTHER ASSETS

     Other assets at September 30 consist of the following:

                                                                     1995           1994
                                                                  ----------     ----------
    Deferred financing costs....................................  $1,113,451     $1,034,098
    Patents.....................................................      46,009         46,009
    Noncompete agreements.......................................     252,500        252,500
                                                                  ----------     ----------
              Total.............................................   1,411,960      1,332,607
    Less accumulated amortization...............................     730,206        441,751
                                                                  ----------     ----------
    Other assets -- net.........................................  $  681,754     $  890,856
                                                                  ==========     ==========

     In connection with the subordinated debt financing in May 1993, the Company paid certain investment banking fees of $365,992 in cash and $338,183 in common stock of 312,467 shares (at $1.08 per share). These amounts were accounted for as deferred financing costs.

                         CHEROKEE COMMUNICATIONS, INC.

5.  INVESTMENT IN AND ADVANCES TO AFFILIATES

     The Company has a 50% investment in a partnership, Cherokee Public Phones
(CPP), which owns pay phones. The Company provides certain management and recordkeeping services to CPP.

     During 1993, the Company invested $80,000 for a 49% investment in a corporate joint venture in Mexico, Corporaciones Interamericana De Desarrollo Comunicaciones, S.A. de C.V. (CID), which owns and operates pay phones primarily in Monterrey, Mexico. During the year ended September 30, 1994, the Company made additional cash advances of $69,839. Total advances at September 30, 1994, of $323,168 were converted to the investment in CID. In July 1994, an outside investor invested $250,000 in CID, which reduced the Company's ownership interest in CID to 33% as of September 30, 1994.

     In March 1995, the Company invested $25,000 to acquire an additional 17% interest in CID, increasing its ownership percentage to 50% as of September 30, 1995. Additional cash advances of $193,767 made to CID during the year are included in the investment.

     The Company has the following balances with these affiliates at September
30:

                                                                       1995         1994
                                                                     --------     --------
    CID -- Investment, at equity...................................  $179,020     $ 44,659
    CPP -- Equity interest in (net advances from) the
      partnership..................................................   (14,471)     (14,471)
                                                                     --------      -------
              Total................................................  $164,549     $ 30,188
                                                                     ========      =======

     Equity in earnings (losses) of affiliates consist of the following:

                                                          1995         1994          1993
                                                        --------     ---------     --------
    CID...............................................  $(84,406)    $(287,052)    $(62,713)
    CPP...............................................    49,798        60,427       55,765
                                                        ---------    ----------    ---------
              Total...................................  $(34,608)    $(226,625)    $ (6,948)
                                                        =========    ==========    =========

     Transactions in the Company's financial statements arising from the above arrangement with CPP are as follows:

                                                          1995         1994          1993
                                                        --------     ---------     --------
    Other revenue -- management fees..................  $ 47,637     $  50,525     $ 39,559
    Distributions from affiliates.....................    49,798        60,427       55,765

6.  NOTES PAYABLE

     Notes payable to Zero Plus Dialing Inc. (ZPDI) of $659,604 and $1,705,174 at September 30, 1995 and 1994, respectively, are due on demand and bear interest at prime plus 3% (11.75% at September 30, 1995). These notes represent advances on trade accounts receivable being collected by ZPDI on behalf of the Company, under an agreement which expires July 1, 1996, and are collateralized by accounts receivable of $3,651,571 at September 30, 1995.

                         CHEROKEE COMMUNICATIONS, INC.

     Long-term notes payable at September 30 consist of the following:

                                                                     1995           1994
                                                                  ----------     ----------
    Equipment notes:
    Notes payable, Comerica Bank:
      Revolving capital expenditure facility....................  $906,200...    $       --
      Revolving acquisition facility............................   1,636,582
    Note payable, Paycom, Inc. -- due in monthly installments
      through July 1997 of $39,015, including interest at 15.0%,
      collateralized by equipment, paid in 1995.................                  1,038,157
    Note payable, G.E. Capital -- due in monthly installments
      through July 1995 of $58,141, including interest at 12.0%,
      collateralized by equipment...............................                    550,673
    Notes payable, Tri Con Capital Corp. due in monthly
      installments through May 1995, collateralized by
      equipment.................................................                     13,363
    Other equipment notes payable...............................     131,327
                                                                  ----------     ----------
              Total equipment notes.............................   2,674,109      1,602,193
    Vehicle notes:
    Notes payable, FMCC -- due in monthly installments of
      $18,104, including interest ranging from 2.9% to 16.75%,
      maturing through November 1998, collateralized by
      automobiles...............................................  $  902,726     $  743,407
    Notes payable, GMAC -- due in monthly installments of
      $1,210, including interest ranging from 7.0% to 9.0%,
      maturing through October 1997, collateralized by
      automobiles...............................................      22,630         32,070
    Note payable, Lone Oak Bank -- due in monthly installments through July 1996 of $475, including interest at 10.0%,
      collateralized by an automobile...........................                      9,521
                                                                  ----------     ----------
    Total vehicle notes.........................................     925,356        784,998
    Subordinated and other notes:
    Subordinated note payable, Banc One Capital Partners
      Corporation -- bearing interest at 12% payable quarterly
      beginning July 1993, with principal due at maturity in May
      1999, net of $649,181 and $830,347, respectively, of
      unamortized debt discount assigned to common stock warrant
      (see Note 8). Borrowings under this $5 million financing
      commitment are unsecured and subject to certain financial
      covenants and ratios......................................   4,350,819      4,169,653
    Notes payable insurance companies -- due in monthly
      installments through June 1996, including interest,
      unsecured.................................................  147,318...        133,788
                                                                  ----------     ----------
    Total subordinated and other notes payable..................   4,498,137      4,303,441
                                                                  ----------     ----------
              Total.............................................   8,097,602      6,690,632
    Less current portion........................................   1,491,767      1,395,338
                                                                  ----------     ----------
    Long-term notes payable, less current portion...............  $6,605,835     $5,295,294
                                                                  ==========     ==========

     Notes payable to Comerica Bank consist of revolving credit loans under which the Company may borrow up to $5 million under each credit facility ($10 million under the acquisition facility effective November 1, 1995 -- see Note
12), or the collateral base amount, which is equal to $1,200 per telephone. The notes are collateralized by substantially all assets, subject to the preferences of other notes payable, and the personal guaranty of the Company's majority shareholder for $1 million. Outstanding principal on the capital expenditure facility is payable in 48 equal monthly payments of $19,700 beginning August 1, 1995. Borrowings under the acquisition facility are payable in 36 and 48 equal monthly payments beginning the month after

                         CHEROKEE COMMUNICATIONS, INC.

advances are made. Interest is payable monthly at the prime rate plus 1% to 3%. The interest rate margin is adjustable monthly based on a certain financial ratio under the terms of the agreement. Interest rates on these notes were 9.75% at September 30, 1995. Borrowings under the acquisition facility may occur through January 24, 1997.

     Maturities of long-term notes payable at September 30, 1995 (before reduction for the $649,181 unamortized debt discount), are as follows:

        1996.............................................................  $1,491,767
        1997.............................................................   1,171,235
        1998.............................................................     760,757
        1999.............................................................   5,323,024
                                                                           ----------
                  Total..................................................  $8,746,783
                                                                           ==========

7.  LEASE COMMITMENTS

     The Company is leasing telecommunications equipment under capital leases, and all of its operating facilities through operating leases. The Company leases its primary office facility under an operating lease with a related party, as discussed in Note 10. Rental expense for all operating leases was $174,808, $116,009 and $111,890 for the years ended September 30, 1995, 1994 and 1993, respectively. Future minimum rental payments required under these noncancelable leases at September 30, 1995, are as follows:

                                                                CAPITAL       OPERATING
                                                               ----------     ---------
        Year ending September 30:
          1996...............................................  $1,305,115     $ 135,361
          1997...............................................     841,827        64,172
          1998...............................................           0        35,696
          1999...............................................           0         4,180
                                                               ----------      --------
                                                                2,146,942     $ 239,409
                                                                               ========
        Amount representing interest.........................     271,968
                                                               ----------
        Present value of minimum lease payments..............   1,874,974
        Less current portion.................................   1,094,381
                                                               ----------
        Capital lease obligations, less current portion......  $  780,593
                                                               ==========

8.  CAPITAL STOCK

     DIVIDEND RESTRICTIONS -- Certain note payable agreements and preferred stock instruments restrict the Company's ability to pay cash dividends on its common stock.

     CONVERTIBLE REDEEMABLE PREFERRED STOCK -- The Company has authorized and issued 240,000 shares of nonvoting, cumulative convertible redeemable preferred stock ($1.00 par value) for $2,400,000. Each share of preferred stock is convertible into approximately 9.24 shares of common stock, subject to adjustments in certain events, prior to December 31, 2000. The preferred stock will be automatically converted in the event of an initial public offering.

     Holders of the preferred stock are entitled to receive cumulative cash dividends payable quarterly, at an annual rate of $.60 per share commencing March 31, 1993, through January 1, 2003, and at an annual rate of $1.10 per share commencing April 1, 2003. In liquidation, the preferred stock is entitled to $10 per share.

                         CHEROKEE COMMUNICATIONS, INC.

     Beginning on December 30, 2000, or at any time thereafter, the Company may, at its option, redeem any number of outstanding shares of preferred stock at $10 per share, plus all accrued and unpaid dividends. At any time after December 31, 2002, and prior to December 31, 2010, holders of the preferred stock have the option to sell, and the Company has the obligation to purchase, any number of outstanding shares at the then-determined fair market value.

     COMMON STOCK WARRANTS -- In connection with the subordinated debt financing in May 1993, the Company issued warrants exercisable for 1,562,338 shares of common stock at $1.08206 per share through May 1999. Upon certain occurrences or after May 1998, the warrant holder may require the Company to redeem the warrants at a specified price, which generally is a multiple of defined cash flow. A fair value of $1,087,000 was assigned to the warrants when issued and is accounted for as debt issue discount (see Note 6).

     STOCK OPTIONS -- The stock option plan provides for granting incentive stock options to key employees. Incentive stock options must have an exercise price of at least the fair market value on the date of grant. Options may be exercised in whole or in installments over ten years after the grant. All options would become exercisable upon a public offering. The total aggregate number of the Company's common stock that may be granted under this plan cannot exceed 12.7% of the common stock, determined on a fully diluted basis, not to exceed 1,471,000 shares. The Company has granted the following options which vest over three years:

                                                                    OPTIONS       EXERCISE PRICE
                                                                  OUTSTANDING       PER SHARE
                                                                  -----------     --------------
    Granted:
      December 1992.............................................    376,344           $ 1.09
      March 1994................................................    108,333           $ 1.09
    Forfeited:
      February 1994.............................................    (26,882)          $ 1.09
    Exercised:
      December 1994.............................................     (8,000)          $ 1.09
                                                                    -------
    Total options outstanding at September 30, 1995.............    449,795
                                                                    =======
    Options exercisable at September 30, 1995...................    261,087           $ 1.09
                                                                    =======

     A summary of the Company's common shares reserved for future conversions or issuances is as follows:

    Convertible preferred stock...............................................   2,218,000
    Common stock warrants.....................................................   1,562,338
    Common stock options granted..............................................     449,795
                                                                                 ---------
    Total shares contingently issuable........................................   4,230,133
    Common stock options available for future grants..........................     986,323
                                                                                 ---------
              Total common shares reserved....................................   5,216,456
                                                                                 =========

                         CHEROKEE COMMUNICATIONS, INC.

9.  INCOME TAXES

     Deferred income taxes under SFAS No. 109 represent the net tax effects of
(a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (b) tax credit carryforwards. The tax effects of significant items comprising the Company's net deferred tax benefits (liability) as of September 30, 1995 and 1994, are as follows:

                                                                     1995          1994
                                                                   ---------     ---------
    Allowance for doubtful accounts, not currently deductible....  $  90,033     $  86,868
    Accrued expenses, not currently deductible...................     18,684        17,108
    All other....................................................                    8,742
                                                                   ---------     ---------
    Total current asset..........................................    108,717       112,718
    Accelerated depreciation and amortization for tax purposes...   (348,391)     (253,457)
    Alternative minimum tax (AMT) credit carryforwards...........      6,032       340,135
    Other........................................................                    7,026
                                                                   ---------     ---------
    Total noncurrent asset (liability)...........................   (342,359)       93,704
                                                                   ---------     ---------
              Net deferred tax asset (liability).................  $(233,642)    $ 206,422
                                                                   =========     =========

     Components of the provision for income taxes are as follows:

                                                           1995          1994         1993
                                                        ----------     --------     --------
    Current...........................................  $  959,076     $423,946     $454,239
    Deferred..........................................     440,064       88,456      (35,731)
                                                        ----------     --------     --------
                                                        $1,399,140     $512,402     $418,508
                                                        ==========     ========     ========

     A reconciliation between income taxes computed at the federal statutory rate and income tax expense is shown below:

                                                           1995          1994         1993
                                                        ----------     --------     --------
    Income taxes computed at federal statutory rate...  $1,230,661     $379,213     $365,034
    State income taxes................................     103,210       34,000       33,911
    Expenses not deductible for tax purposes..........      13,585        5,578        5,920
    Nondeductible loss of foreign affiliate...........      28,590       67,642
    Other.............................................      23,094       25,969       13,643
                                                        ----------     --------     --------
              Total...................................  $1,399,140     $512,402     $418,508
                                                        ==========     ========     ========

10.  RELATED PARTY TRANSACTIONS

     The Company leases its primary office facilities from a shareholder on a monthly basis. The Company also conducts certain other transactions with this shareholder and affiliated corporations which are 100%

                         CHEROKEE COMMUNICATIONS, INC.

owned by the shareholder. Transactions and balances in the Company's financial statements arising from the above arrangements are as follows:

                                                             1995        1994        1993
                                                            -------     -------     -------
    During the period:
      Rent expense........................................  $49,200     $43,200     $43,200
      Airplane charter expense............................   96,470
      Management and consulting fees expense..............                            3,750
      Other operating expenses............................   32,483      37,717
    Note receivable from an employee at September 30, due
      on demand (included in other current assets)........                2,193       4,944
    Accounts receivable from employees....................   12,428      18,039      23,558

     Trade accounts receivable include $385,146 at September 30, 1995, due from an operator service company, which is a co-owner in the Mexican joint venture (Note 5) and is a significant lender to the Company's majority shareholder, who has pledged approximately 20% of his common stock as collateral on the related debt.

11.  CONTINGENCIES

     The Company is a defendant in various legal proceedings arising in the ordinary course of business. Although the results of these matters cannot be predicted with certainty, management believes the outcome will not have a material adverse effect on the Company's financial position.

12.  SUBSEQUENT TELEPHONE PURCHASE AND FINANCING

     On November 1, 1995, the Company purchased approximately 1,600 telephones and related assets and agreements for approximately $3.5 million. The purchase was financed through the Company's revolving acquisition facility, which was increased from $5 million to $10 million effective November 1, 1995.

                                  * * * * * *

                         CHEROKEE COMMUNICATIONS, INC.

                            CONDENSED BALANCE SHEETS

                                                                    SEPTEMBER 30,      (UNAUDITED)
                                                                        1995          JUNE 30, 1996
                                                                    -------------     -------------
ASSETS
Current assets:
  Cash and cash equivalents.......................................   $    668,778      $    364,691
  Trade accounts receivable, less allowance for doubtful accounts
     of $264,803 and $200,692, respectively.......................      4,453,192         3,712,950
  Inventories.....................................................        137,036           168,200
  Prepaid expenses and other current assets.......................        303,273            64,998
  Deferred income tax benefits....................................        108,717           145,441
                                                                      -----------       -----------
          Total current assets....................................      5,670,996         4,456,280
Property and equipment -- net.....................................     12,935,453        16,186,760
Site licenses -- net..............................................      1,941,467         4,048,701
Investment in and advances to affiliates..........................        164,549           152,989
Other assets......................................................        681,754           512,055
                                                                      -----------       -----------
          Total...................................................   $ 21,394,219      $ 25,356,785
                                                                      ===========       ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Note payable -- receivable financing............................   $    659,604      $          0
  Current portion of other notes payable..........................      1,491,767         2,982,325
  Current portion of capital lease obligations....................      1,094,381           977,433
  Accounts payable................................................        310,358           754,048
  Accrued telecommunications and other expenses...................      2,971,935         2,977,635
  Income taxes payable............................................        256,140             2,327
                                                                      -----------       -----------
          Total current liabilities...............................      6,784,185         7,693,768
Long term liabilities
  Note payable, less current portion..............................      6,605,835        10,636,237
  Capital lease obligations, less current portion.................        780,593                 0
  Deferred income tax liability...................................        342,359           342,359
                                                                      -----------       -----------
          Total long-term liabilities.............................      7,728,787        10,978,596
Shareholders' equity
  Convertible redeemable preferred stock..........................      2,400,000         2,400,000
  Common stock warrants, with mandatory redemption requirements...      1,087,000         1,087,000
  Common stock....................................................        351,903           351,903
  Additional paid-in capital......................................         10,630            10,630
  Retained earnings...............................................      3,031,714         2,834,888
                                                                      -----------       -----------
  Total shareholders' equity......................................      6,881,247         6,684,421
                                                                      -----------       -----------
          Total...................................................   $ 21,394,219      $ 25,356,785
                                                                      ===========       ===========

                       See notes to financial statements.

                         CHEROKEE COMMUNICATIONS, INC.

                          CONDENSED INCOME STATEMENTS

                                                                                 (UNAUDITED)
                                                (UNAUDITED)                THREE MONTHS ENDED JUNE
                                         NINE MONTHS ENDED JUNE 30                   30
                                        ---------------------------       -------------------------
                                           1995            1996              1995           1996
                                        -----------     -----------       ----------     ----------
Telecommunications revenues:
  Payphone coin calls.................  $ 9,942,304     $12,571,961       $3,511,706     $4,322,079
  Automated operator, routed calls....   11,540,935      11,061,973        4,587,250      4,098,481
  Other...............................      363,273         817,273          113,941        368,005
                                         ----------      ----------       ----------     ----------
          Total.......................   21,846,512      24,451,207        8,212,897      8,788,565
Operating costs and expenses:
  Telephone charges...................    5,675,136       6,451,165        2,034,337      2,276,146
  Commissions.........................    3,429,761       3,885,956        1,299,886      1,413,149
  Telecommunications fees and
     validation.......................    1,273,673       1,179,606          541,814        460,227
  Depreciation and amortization.......    3,248,748       3,831,645        1,088,844      1,363,637
  Field operations personnel..........    1,370,974       2,191,875          447,289        740,659
  Chargebacks and doubtful accounts...      578,823         736,374          232,171        329,914
  Selling, general and
     administrative...................    4,180,403       4,909,963        1,392,213      1,472,583
                                         ----------      ----------       ----------     ----------
          Total.......................   19,757,518      23,186,584        7,036,554      8,056,315
Operating income......................    2,088,994       1,264,623        1,176,343        732,250
Other income (expense)
  Interest expense....................   (1,125,584)     (1,223,042)        (382,827)      (427,100)
  Amortization of debt discount.......     (138,303)       (135,875)         (47,721)       (45,292)
  Interest income.....................       38,303           3,645           16,954            780
  Equity in earnings (losses) of
     affiliates.......................        8,936         (46,671)          (4,113)       (39,759)
  Gain on equipment sales and other...    1,150,521          29,306           15,664          3,116
                                         ----------      ----------       ----------     ----------
          Total.......................      (66,127)     (1,372,637)        (402,043)      (508,255)
                                         ----------      ----------       ----------     ----------
Income before income taxes............    2,022,867        (108,014)         774,300        223,995
Provision (benefit) for income
  taxes...............................      692,882         (19,188)         291,159         76,158
                                         ----------      ----------       ----------     ----------
Net income (loss).....................  $ 1,329,985     $   (88,826)      $  483,141     $  147,837
                                         ==========      ==========       ==========     ==========

                       See notes to financial statements.

                         CHEROKEE COMMUNICATIONS, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                     (UNAUDITED)       (UNAUDITED)
                                                                     NINE MONTHS       NINE MONTHS
                                                                        ENDED             ENDED
                                                                    JUNE 30, 1995     JUNE 30, 1996
                                                                    -------------     -------------
Operating activities:
  Net income......................................................   $  1,329,985      $    (88,826)
  Noncash items in net income:
     Depreciation and amortization................................      3,248,748         3,831,645
     Amortization of debt discount................................        138,303           135,875
     Equity in earnings (losses) of affiliates....................          8,936           (46,671)
     Gain on sale of property and equipment.......................     (1,123,268)          (11,672)
  Cash from (used for) changes in operating working capital:
     Trade accounts receivable....................................        444,819           740,242
     Other current assets.........................................        (95,746)           67,888
     Prepaid expenses.............................................        (96,014)          238,275
     Accounts payable and accrued liabilities.....................        782,566           449,390
     Income taxes payable.........................................        (16,616)         (253,813)
                                                                       ----------         ---------
          Net cash from operating activities......................      4,621,713         5,062,333
Investing activities:
  Additions to property and equipment.............................     (4,771,952)       (6,007,499)
  Increase in site licenses.......................................       (418,274)       (3,052,918)
  Increase in other assets........................................        (79,353)                0
  Proceeds from sale property and equipment.......................      1,979,406            50,668
  Increase in investments in affiliates...........................        (18,946)          (34,177)
                                                                       ----------         ---------
          Net cash used for investing activities..................     (3,309,119)       (9,043,926)
Financing activities
  Issuance of (payments on) note payable-receivable financing.....       (461,277)         (659,604)
  Issuance of other notes payable.................................      4,123,985         7,750,005
  Payments on notes payable and capital lease obligations.........     (4,409,580)       (3,304,895)
  Issuance of common stock........................................          8,720                 0
  Cash dividends on preferred stock...............................       (108,000)         (108,000)
                                                                       ----------         ---------
          Net cash from financing activities......................       (846,152)        3,677,506
                                                                       ----------         ---------
Increase (decrease) in cash and cash equivalents..................        466,442          (304,087)
Cash and cash equivalents
  Beginning of period.............................................        780,962           668,778
                                                                       ----------         ---------
  End of period...................................................   $  1,247,404      $    364,691
                                                                       ==========         =========

                       See notes to financial statements.

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
               FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 1996

1.  BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended September 30, 1996.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  ACQUISITIONS AND MERGERS

     On November 1, 1995, the Company completed the acquisition of the assets of Teltrust, Inc. (a Utah corporation). In connection with the acquisition of Teltrust, Inc., the Company acquired 1,488 installed payphones and 81 jail phones for a purchase price of $3,523,568 in cash.

     The Teltrust, Inc. acquisition was recorded as a purchase and the difference between the fair value of the tangible assets acquired and the total purchase price of $3,523,568, was recorded as site licenses and are being amortized over the average life of the acquired location contracts which have been estimated to be 60 months.

3.  PROPERTY AND EQUIPMENT

     As of September 30, 1995 and June 30, 1996, property and equipment consisted of the following:

                                                  ESTIMATED
                                                 USEFUL LIVES     SEPTEMBER 30       JUNE 30
                                                  (IN YEARS)          1995             1996
                                                 ------------     ------------     ------------
    Telephones, boards, and enclosures.........       7-10        $ 18,303,573     $ 23,093,015
    Telecommunications software licenses.......        4-5           2,214,455        2,512,242
    Vehicles...................................          5           2,184,227        2,732,601
    Other equipment............................        5-7             716,825          845,783
    Land and buildings.........................      20-25              75,747           75,747
                                                                  ------------     ------------
                                                                  $ 23,494,827     $ 29,259,388
      Less: accumulated depreciation...........                    (10,559,374)     (13,072,628)
                                                                  ------------     ------------
                                                                  $ 12,935,453     $ 16,186,760

               FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 1996

4.  OTHER ASSETS

     As of September 30, 1995 and June 30, 1996, other assets consisted of the following:

                                                    AMORTIZATION
                                                       PERIOD        SEPTEMBER 30      JUNE 30
                                                     (IN YEARS)          1995            1996
                                                    ------------     ------------     ----------
    Deferred financing costs......................       3-6          $1,113,451      $1,113,451
    Patents.......................................         5              46,009          46,009
    Noncompete agreements.........................         5             252,500         252,500
                                                                     ------------     ------------
                                                                      $1,411,960      $1,411,960
      Less: accumulated amortization..............                      (730,206)       (899,905)
                                                                     ------------     ------------
                                                                      $  681,754      $  512,055

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

(a) PhoneTel Technologies, Inc. and Payphones of America, Inc.

Each of PhoneTel Technologies, Inc. (the "Company") and Payphones of America, Inc. is an Ohio corporation. Article Sixth of the Articles of Incorporation of the Company provides for indemnification, to the fullest extent permitted or required under law, of any director or officer of the Company or any person serving at the request of the Company as a director, trustee or officer of another entity, in connection with any action, suit or proceeding, criminal, civil or administrative, to which such person, is or may be a party by reason of their status as such.

Pursuant to section 1701.13(E) of the Ohio Revised Code, a director, officer or employee is entitled to indemnification only if a determination is made (i) by the directors of the Company acting at a meeting at which a quorum consisting of directors who neither were nor are parties to or threatened with any such action, suit or proceeding is present or (ii) by the shareholders of the Company at a meeting held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company on such proposal or without a meeting by the written consent of the holders of share entitling them to exercise two-thirds of the voting power on such proposal, that such director, officer or employee (a) was not, and has not been adjudicated to have been, negligent or guilty of misconduct in the performance of his duty to the Company, (b) acted in good faith and in a manner he reasonably believed to be in the best interest of the Company and (c) in any matter the subject of a criminal action, suit or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Additionally, section 1701.13(E)(5)(a) of the Ohio Revised Code provides that, unless prohibited by specific reference in a corporation's articles of incorporation or code of regulations, a corporation shall pay a director's expenses, including attorneys' fees, incurred in defending an action, suit or proceeding brought against a director in such capacity, whether such action, suit or proceeding is brought by a third party or by or in the right of the corporation, provided the director delivers to the corporation an undertaking to
(a) repay such amount if it is proved in a court of competent jurisdiction that his action or failure to act was undertaken with deliberate intent to injure the corporation or with reckless disregard for the best interests of the corporation and (b) reasonably cooperate with the corporation in such action, suit or proceeding.

Section 1701.13(E)(7) of the Ohio Revised Code provides that a corporation may purchase insurance or furnish similar protection for any director, officer or employee against any liability asserted against him in any such capacity, whether or not the corporation would have power to indemnify him under Ohio law. Such insurance may be purchased from or maintained with a person in which the corporation has a financial interest. The Company has purchased such insurance for the benefit of its directors and officers.

Reference is made to the form of Underwriting Agreement, filed as Exhibit 1.1 to this Registration Statement, which provides for indemnification of the directors and officers signing this Registration Statement and certain controlling persons of the Company against certain liabilities, including those arising under the Securities Act of 1933, as amended (the "Securities Act"), in certain instances by the Underwriters.

(b) Public Telephone Corporation

Public Telephone Corporation ("Public") is an Indiana corporation. Chapter 37 of the Indiana Corporation Law, as amended (the "ICL") grants to each Indiana corporation broad powers to indemnify directors, officers, employees or agents against expenses incurred in certain proceedings if the conduct in question was found to be in good faith and was reasonably believed to be in the corporation's best interests. The ICL provides, however, that this indemnification should not be deemed exclusive of any other indemnification rights provided by the articles of incorporation, by-laws, resolution or other authorization adopted by a majority vote of the voting shares then issued and outstanding. Article XI of Public's By-laws provide for indemnification to the fullest extent permitted by law, of any director, officer, employee or agent of Public or any person serving at the request of Public as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(c) World Communications, Inc.

World Communications, Inc. is a Missouri corporation ("World"). Article X of the By-laws of World provides that World shall indemnify its officers and directors and any person serving at the request of World as an officer or director of any corporation or enterprise to the fullest extent permitted by law. Such right of indemnification shall inure to the benefit of the heirs, executors, administrators and personal representatives of such persons.

Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any action, suit or proceeding other than an action by or in the right of the corporation, against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Section 351.355(2) provides that the corporation may indemnify any such person in any action or suit by or in the right of the corporation against expenses (including attorney's fees and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that he may not be indemnified in respect of any matter in which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless authorized by the court.
Section 351.355(3) provides that a corporation shall indemnify any such person against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the action, suit or proceeding if he has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him under Section 351.355(1) or (2). Section 351.355(7) provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) if authorized, directed or provided for in any by-law or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

(d) Paramount Communications Systems, Inc. and Northern Florida Telephone Corporation

Each of Paramount Communications Systems, Inc. ("Paramount") and Northern Florida Telephone Corporation ("Northern") is a Florida corporation. Article XII of Northern's Articles of Incorporation and Article X of Northern's By-laws provide that Northern shall indemnify its officers and directors to the fullest extent permitted by law. Such indemnification shall inure to the benefit of the heirs, executors and administrators of such persons. Article 13 of Paramount's Articles of Incorporation provides that Paramount shall indemnify its officers and directors to the fullest extent permitted by law.

Section 607.0850 of the Florida Business Corporation Act (the "FBCA") permits a Florida corporation to indemnify its directors and officers to the extent provided for in such statute. Such indemnification provisions, however, do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for a (a) violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) transaction from which the director derived an improper benefit, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor in a proceeding by or in the right of a shareholder.


(e) PhoneTel CCI, Inc.



PhoneTel CCI, Inc. ("PCCI") is a Texas corporation. Article I of the Articles of Amendment to the Articles of Incorporation of PCCI provides that PCCI shall be obligated to indemnify its officers and directors to the full extent permitted under Texas law. Article 2.02-1 of the Texas Business Corporation Act (the "TBCA") provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is or is threatened to be made a named defendant by reason of his position as director or officer, provided that he conducted himself in good faith and reasonably believed that, in the case of conduct in his official capacity as director or officer, such conduct was in the corporation's best interests, or, in all other cases, that such conduct was not opposed to the corporation's best interests. In the case of any criminal proceeding, a director or officer may be indemnified only if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

ITEM 25.  OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION.


Except for the Securities and Exchange Commission registration fee, all fees and expenses are estimated and will be paid by the Company.


    Securities and Exchange Commission Registration Fee                                    $   33,334
    NASD Filing Fee                                                                            11,500
    Blue Sky Fees and Expenses (including counsel)                                             60,000
    Printing Expenses                                                                         250,000
    Accounting Fees and Expenses                                                              355,000
    Legal Fees and Expenses                                                                   900,000
    Trustee's Fees and Expenses                                                               215,000
    Rating Agency Expenses                                                                     85,000
    Prepayment fees                                                                           430,000
    Miscellaneous                                                                             100,166
                                                                                            ---------
         Total                                                                             $2,250,000
                                                                                            =========



ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES


During 1993 the Company issued 20,833 shares of Common Stock to Zandec, Ltd. in connection with the exercise of certain options resulting in proceeds to the Company in the amount of $66,250. In addition, the Company issued 310,962 shares of Common Stock to various individuals in connection with the exercise of Series B, C, D and E Warrants resulting in proceeds to the Company totaling $1,272,945. The aforementioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

On February 13, 1993 the Company issued 8,333 shares of Common Stock to The Cafaro Company ("Cafaro") at a value of $56,250 in consideration for entering into a ten-year agreement with the Company to provide Cafaro with telecommunications services. On June 30, 1993 a director was issued 1,830 shares of Common Stock as reimbursement for certain fees which were valued at $22,573. Both issuances were exempt from registration pursuant to the exemption provided under Section 4(2) of the Act.

On June 30, 1993 the Company issued 6,667 shares of Common Stock to a director and 1,686 shares to Susan Etter in a private sale resulting in proceeds to the Company in the aggregate of $63,916. On the same day, the Company issued 16,164 shares of Common Stock to Zandec, Ltd. representing the conversion of $220,957 of debt and interest into equity. In addition, shares of 12% Preferred Stock valued at $742,584 were converted into 123,764 shares of Common Stock of the Company. On June 30, 1993 the Company issued 12,000 and 200 shares of 8% Preferred, respectively, to J&C Resources, Inc. and Susan Etter with proceeds totaling $981,084. All of the aforementioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

On July 12, 1993 an employee was issued 1,533 shares of Common Stock as compensation in the amount of $10,350. On December 31, 1993 Standard Phone Company was issued 8,582 shares of Common Stock in connection with the acquisition of certain public pay telephones, enclosures and the associated location contracts. The value of said shares issued was $103,004. All of the aforementioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

During 1993, the Company issued 2,500 shares of 7% Preferred Stock to Joseph Abrams with proceeds totaling $200,000. The shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

During the first quarter of 1994 a total of 87,927 shares of Common Stock were issued in consideration of the exercise of certain warrants and options. Proceeds from the exercise of said warrants and options totalled $553,964. Said shares were issued pursuant to the exemption from registration provided under
Section 4(2) of the Act.

In four private sales during March and May 1994, the Company sold 136,109 shares of its Common Stock for an aggregate of $1,478,165. Said shares were issued pursuant to the exemption from registration provided under Regulation S of the Act. In addition, 5,276 shares of Common Stock were issued to Montmelion Investments pursuant the exemption provided under Section 4(2) of the Act to pay for a portion of the financing costs, valued at $99,690, associated with the aforementioned private placement.

On March 1, 1994 the Company issued 1,282 shares of Common Stock valued at $11,128 to two directors as compensation for their service on the Board of Directors. On the same day the Company issued 500 shares to a consultant for services rendered in the amount of $4,340. On November 28, 1994 the Company issued 1,480 shares of Common Stock to two directors as compensation valued at $12,846 for their service on the Board of Directors. On the same day, the Company issued 2,091 shares to a director for reimbursement of certain fees and expenses valued at $18,150 and 3,033 shares to a contractor for services rendered which were valued at $26,363. All of the aforementioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

On March 8, 1995 and July 14, 1995 the Company issued 3,333 and 5,000 shares of Common Stock in consideration of the exercise of options with proceeds to the Company totalling $35,000. The shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

In May 1995 the Company issued 162,498 shares of Common Stock in a private placement to five individuals with proceeds totalling $640,000. On May 8, 1995 the Company issued a total of 7,532 shares of Common Stock to three former executives of the Company as compensation totalling $36,160. On July 26, 1995 the Company issued 66,666 shares of Common Stock in a private placement to three individuals with proceeds totalling $300,000. On August 18, 1995 the Company issued 65,091 shares of Common Stock two private placements with proceeds totalling $277,913 and issued 1,111 shares of Common Stock valued at $5,000 to a director as consideration for his service on the Board of Directors. On August 30, 1995 the Company issued an aggregate of 116,666 shares to Ariel Fund Limited and Gabriel Capital, L.P. in a private placement with proceeds totalling $525,000. On September 6, 1995 the Company issued an aggregate of 26,666 shares of Common Stock to two individuals in a private placement with proceeds totalling $119,999. On October 26, 1995 the Company issued 6,832 shares of Common Stock in a private placement to two employees and Sanford J. Spitzer with proceeds totalling $30,750. On November 6, 1995 the Company issued 16,666 shares of Common Stock in a private placement to Ariel Fund Limited and Gabriel Capital, L.P. with proceeds totalling $75,000. On November 15, 1995 the Company issued 5,555 shares of Common Stock to an employee in a private placement with proceeds totalling 25,000. In November and December 1995 the Company issued 3,750 and 1,666 shares, respectively, to Moira MB Neidt and John and Patricia McCadden with proceeds totalling $33,625. All of the aforementioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

On February 7, 1995 the Company issued 833 shares of Common Stock valued at $5,000 to an employee as compensation for services rendered. In May and June 1995 the Company issued 30,231 shares of Common Stock to five lenders in connection with the conversion of $137,678 of debt into equity. In July 1995 the Company issued 1,271 shares of Common Stock to a director as reimbursement of Company related expenses totalling $5,726. In August 1995 the Company issued 3,128 shares of Common Stock to two directors as reimbursement of Company related expenses totalling $14,083. In September 1995 the Company issued 1,018 shares of Common Stock to a director as reimbursement of Company related expenses totalling $4,585. In October 1995 the Company issued 971 shares of Common Stock to a director for reimbursement of Company related expenses totalling $5,127. In November 1995 the Company issued 1,719 shares of Common Stock to a director for reimbursement of Company related expenses totalling $13,084. In December 1995 the Company issued 25,682 shares of Common Stock to two directors for reimbursement of Company related expenses totalling $24,282. On December 20, 1995 the Company issued 12,500 shares of Common Stock to M&M Financial Services, Inc. in consideration of services rendered in the amount of $75,000 in connection with the World acquisition. All of the aforementioned shares were issued pursuant to the exemption from registration provided under
Section 4(2) of the Act.

On December 26, 1995 the Company issued 56,666 shares of Common Stock to Brenner Securities Corporation, a predecessor of Southcoast Capital Corporation, for financial services valued in the amount of $340,000 rendered in connection with the World acquisition. All of the aforementioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

On September 21, 1995 the Company issued 402,500 shares of Common Stock to the former shareholders of World in connection with the acquisition. The value of the stock issued in connection with said acquisition was $2,716,876. The aforementioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

On September 21, 1995 the Company also issued 530,534 shares of 10% Preferred Stock to the former shareholders of World in connection with the acquisition. Such shares were issued pursuant the exemption from registration provided under
Section 4(2) of the Act.

On October 16, 1995 the Company issued 224,881 shares of Common Stock to the former shareholders of Public Telephone in connection with the acquisition at a value of $1,517,951. In addition, the Company issued 45,833 and 34,166 shares of Common Stock to Thomas Martin and James Martin, respectively, as consideration for the execution of non-compete agreements valued at $540,000. The aforementioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

On November 24, 1995 the Company issued 23,809 shares of Common Stock at a value of $150,000 in connection with the IPP acquisition. The shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

During January 1996 the Company issued 528 shares of Common Stock to a director for reimbursement of Company related expenses totalling $3,168. The shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

On March 15, 1996 the Company issued 555,589 shares of Common Stock valued at $1,106,506 and 5,453.14 shares of 14% Preferred valued at $245,897 and Nominal Value Warrants to purchase 117,785 shares of the Company's Common Stock to the former shareholders of IPP in connection with the IPP acquisition. In addition, the Company also issued 8,333.33 shares of 14% Preferred valued at $375,769 and Nominal Value Warrants to purchase 179,996 shares of the Company's Common Stock to the former shareholders of Paramount in connection with the Paramount acquisition. On March 15, 1996 the Company also issued 204,824 shares of Series A Preferred to the Lenders under the Credit Agreement. The Company also issued 3,871 shares of Common Stock to Applied Telecommunications Technologies, Inc. representing conversion of $30,000 of debt into equity. The aforementioned securities were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

On March 15, 1996, concurrent with the Company entering into the Credit Agreement, the Company redeemed the 10% Preferred, 8% Preferred and 7% Preferred. In connection with the redemption of said classes of stock, the Company issued 34,436.33 shares of 14% Preferred and Nominal Value Warrants to purchase 503,770 shares of Common Stock. The Company also issued 59,695.39 shares of 14% Preferred and Nominal Value Warrants to purchase 1,217,391 shares of Common Stock in connection with the conversion of $3,581,723 of debt owed to related parties. All of the securities were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

During April 1996 the Company issued 432,498 shares of Common Stock, in the aggregate, to J&C Resources, Inc., Jeffrey Huffman, Alton Huffman, Thomas Martin and James Martin in consideration of the exercise of certain warrants resulting in proceeds totalling $4,325. On May 2, 1996 the Company issued 539,989 shares of Common Stock to a director in consideration of the exercise of certain warrants resulting in proceeds totalling $5,400. On July 22, 1996 the Company issued 62,650 shares of Common Stock to a director in consideration of the exercise of certain warrants resulting in proceeds to the Company totalling $627. The aforementioned securities were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

On September 13, 1996 the Company issued 2,162,163 shares of Common Stock valued at $4,637,840 to Amtel, as debtor-in-possession pursuant to a Chapter 11 bankruptcy proceeding, as partial consideration for the Amtel acquisitions. On September 16, 1996 the Company issued 166,666 shares of Common Stock valued at $311,665 to the former shareholders of POA, as partial consideration for the POA acquisition. Said shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

On June 27, 1996 the Company issued 884,214 shares of Common Stock valued at $5,305,284 to the former shareholders of World in connection with the conversion of the convertible 10% Preferred. Said shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

ITEM 27.  EXHIBITS


EXHIBIT NO.                                            DESCRIPTION
-----------   ---------------------------------------------------------------------------------------------
    1.1       Form of Underwriting Agreement.
    3.1       Articles of Incorporation.(1)*
    3.2       Amendment to Articles of Incorporation dated August 30, 1989.(2)*
    3.3       Amendment and Restated Code of Governmental Regulations.(5)*
    3.5       Amendment to Articles of Incorporation dated January 3, 1992.(5)*
    3.6       Amendment to Articles of Incorporation dated January 20, 1992.(5)*
    3.7       Amendment to Articles of Incorporation dated April 9, 1992.(8)*
    3.8       Amendment to Articles of Incorporation dated June 18, 1993.(8)*
    3.9       Amendment to Articles of Incorporation dated June 30, 1993.(8)*
    3.10      Amendment to Articles of Incorporation dated September 22, 1995.(13)*
    3.11      Amendment to Articles of Incorporation dated December 15, 1995.(13)*
    3.12      Amendment to Articles of Incorporation dated February 28, 1996.(13)*
    3.13      Articles of Incorporation of Public Telephone Corporation, as amended.
    3.14      By-laws of Public Telephone Corporation, as amended.

EXHIBIT NO.                                            DESCRIPTION
-----------   ---------------------------------------------------------------------------------------------
    3.15      Articles of Incorporation of World Communications, Inc.
    3.16      By-laws of World Communications, Inc.
    3.17      Articles of Incorporation of Paramount Communications Systems, Inc.
    3.18      By-laws of Paramount Communication Systems, Inc.
    3.19      Articles of Incorporation of Northern Florida Telephone Corporation.
    3.20      By-laws of Northern Florida Telephone Corporation.
    3.21      Articles of Incorporation of Payphones of America, Inc.
    3.22      Code of Regulations for Payphones of America, Inc., as amended.
    3.23      Articles of Incorporation of PhoneTel CCI, Inc., as amended.
    3.24      By-laws of PhoneTel CCI, Inc.
    4.1       Specimen of Common Stock Certificate.(3)*
    4.2       Form of 14% Convertible Preferred Stock.(13)*
    4.3       Form of Indenture relating to the Notes offered hereby (including the form of Note and
              Guarantee).
    5.1       Opinion of Tammy L. Martin, Esq. regarding validity of the Notes and Guarantees registered hereby under Ohio law.
    5.2       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to matters governed by New
              York law.
    5.3       Opinion of Shackleford, Farrior, Stallings & Evans with respect to the validity of the
              Guarantees under Florida law.
    5.4       Opinion of Barnes & Thornburg with respect to the validity of the Guarantees under Indiana law.
    5.5       Opinion of Blumenfeld, Kaplan & Sandweiss, P.C. with respect to the validity of the
              Guarantees under Missouri law.
    5.6       Opinion of Scher & Miller with respect to the validity of the Guarantees under Texas law.
   10.1       Stock Option Agreement between William Tymoszczuk and PhoneTel Technologies, Inc., dated
              March 1, 1987.(3)*
   10.2       Stock Incentive Plan for Key Employees, dated May 5, 1987.(1)*
   10.3       Amended and Restated Stock Option Agreement between PhoneTel Technologies, Inc. and Jerry H.
              Burger dated July 1, 1993.(8)*
   10.4       Stock Option Agreement dated July 1, 1993 between PhoneTel Technologies, Inc. and Bernard
              Mandel.(8)*
   10.5       Form of Stock Option Agreement between PhoneTel Technologies, Inc. and DeBartolo, Inc.(4)*
   10.6       Extension of Stock Option Agreement between PhoneTel Technologies, Inc. and The Edward J.
              DeBartolo Corporation.(8)*
   10.7       Separation Agreement dated September 15, 1995 between PhoneTel Technologies, Inc. and Jerry
              Burger, together with amendments thereto.(13)*
   10.8       Separation Agreement dated September 15, 1995 between PhoneTel Technologies, Inc. and Bernard
              Mandel, together with amendments thereto.(13)*
   10.9       Lease Agreement between PhoneTel Technologies, Inc. and Bankers Leasing Association, Inc.
              dated February 12, 1992.(5)*
   10.10      Registration Rights Agreement dated April 10, 1992 among PhoneTel Technologies, Inc., George
              H. Henry, Carl Kirchhoff and Charles Stuart.(5)*
   10.11      Registration Rights Agreement among PhoneTel Technologies, Inc., J & C Resources, Inc. and
              Allen Moskowitz.(5)*
   10.12      Form of Stock Option Agreement and Registration Rights Agreement between PhoneTel
              Technologies, Inc. and The Edward J. DeBartolo Corporation.(5)*
   10.13      Stock Option Agreement and Registration Rights Agreement between PhoneTel Technologies, Inc.
              and William D. Moses, Jr. dated May 11, 1992.(5)*
   10.14      Assignment Agreement between William D. Moses, Jr. and Edward A. Moulton transferring the right to receive options to acquire 5,000 shares of Common Stock of PhoneTel Technologies,
              Inc.(9)*
   10.15      Stock Option Agreement and Registration Rights Agreement between PhoneTel Technologies, Inc.
              and George H. Henry dated March 24, 1992.(5)*
   10.16      Amendment No. 1 to Amended and Restated Loan Agreement and Registration Rights Agreement
              dated October 23, 1992 by and among PhoneTel Technologies, Inc., J & C Resources, Inc. and
              Allen Moskowitz.(6)*

EXHIBIT NO.                                            DESCRIPTION
-----------   ---------------------------------------------------------------------------------------------
   10.17      Lease between PhoneTel Technologies, Inc. and Trembal Construction Co. dba Statler Office
              Tower dated April 23, 1992.(6)*
   10.18      Master Agreement between The Cafaro Company and PhoneTel Technologies, Inc. dated December
              23, 1992.(6)*
   10.19      Operator Subscriber Service Agreement dated March 25, 1994 between U.S. Long Distance, Inc.
              and Alpha Pay Phones-IV, L.P.(7)*
   10.20      Non-competition Agreement among PhoneTel Technologies, Inc., Alpha Pay Phones-IV, L.P.,
              American Telecommunications Management Corporation, Stephen C. Fowler and Ronald T. Huggard
              dated January 5, 1994.(8)*
   10.21      Stock Option Agreement for WEA Investments, Inc. relative to 50,000 shares of Common Stock under option dated on or about November 30, 1993.(8)*
   10.22      Stock Option Agreement with Allenstown Investments Limited dated on or about January 10, 1994 relative to grant of an option to purchase 126,000 shares of PhoneTel Technologies, Inc.
              Common Stock.(8)*
   10.23      Stock Option Agreement with Douglas Abrams with respect to 45,000 shares of Common Stock of
              PhoneTel Technologies, Inc. dated on or about January 10, 1994.(8)*
   10.24      Amendment to Stock Option Agreement dated January 10, 1994 with Douglas Abrams with respect to 45,000 shares of Common Stock of PhoneTel Technologies, Inc.(9)*
   10.25      Stock Option Agreement with William Moses, Jr. relative to 75,000 shares of Common Stock of
              PhoneTel Technologies, Inc. dated on or about January 29, 1993.(8)*
   10.26      Agreement dated January 5, 1994 between PhoneTel Technologies, Inc. and the Estate of William
              Moses relative to loan in the amount of one million dollars and providing for warrants to purchase 100,000 shares and contingent right to acquire warrants to purchase 400,000 shares of PhoneTel Technologies, Inc. Common Stock.(8)*
   10.27      Agreement dated September 13, 1994 between PhoneTel Technologies, Inc. and the Estate of
              William Moses relative to restructuring the repayment schedule of certain monies owed by
              PhoneTel Technologies, Inc. and providing for warrants to purchase 45,000 shares of PhoneTel
              Technologies, Inc. Common Stock.(9)*
   10.28      Loan Agreement dated December 29, 1993 between PhoneTel Technologies, Inc. and certain lenders identified therein with respect to borrowing by PhoneTel Technologies, Inc. of
              $400,000 and the granting of warrants to purchase, in the aggregate, a total of 62,745 shares of Common Stock by PhoneTel Technologies, Inc.(8)*
   10.29      Letter Agreement dated February 23, 1995 between PhoneTel Technologies, Inc. and certain lenders identified therein with respect to the extension of the maturity dates of certain promissory notes and the granting of additional warrants to purchase Common Stock of PhoneTel
              Technologies, Inc.(9)*
   10.30      Stock Option Agreement dated March 3, 1994 between PhoneTel Technologies, Inc. and George H.
              Henry relative to a grant of an option to purchase 39,000 shares of PhoneTel Technologies,
              Inc. Common Stock.(9)*
   10.31      Stock Option Agreements dated in January 1994 between PhoneTel Technologies, Inc. and George
              H. Henry granting options to purchase, in the aggregate, a total of 106,551 shares of
              PhoneTel Technologies, Inc. Common Stock.(9)*
   10.32      Stock Option Agreement with George H. Henry dated in August 1993 relative to a grant of an option to purchase 150,000 shares of PhoneTel Technologies, Inc. Common Stock.(9)*
   10.33      Stock Option Agreement with Vincent Mann relative to 5,000 shares of Common Stock under option dated November 15, 1994.(9)*
   10.34      Stock Option Agreement with Donald Vella with respect to 20,000 shares of Common Stock of
              PhoneTel Technologies, Inc. dated on or about November 15, 1994.(9)*
   10.35      Amendments to Warrant Agreements between PhoneTel Technologies, Inc. and Richard Thatcher dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter
              Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 49,412 shares of PhoneTel Technologies, Inc. Common Stock.(9)*
   10.36      Warrant Agreements with Richard Thatcher dated February, March and April 1995, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 7,500 shares of PhoneTel Technologies, Inc. Common
              Stock.(9)*
   10.37      Amendments to Warrant Agreements between PhoneTel Technologies, Inc. and Gerald Waldshutz dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter
              Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 41,177 shares of PhoneTel Technologies, Inc. Common Stock.(9)*

EXHIBIT NO.                                            DESCRIPTION
-----------   ---------------------------------------------------------------------------------------------
   10.38      Warrant Agreements with Gerald Waldshutz dated February, March and April 1995, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 6,250 shares of PhoneTel Technologies, Inc. Common
              Stock.(9)*
   10.39      Amendments to Warrant Agreements between PhoneTel Technologies, Inc. and Steve Richman dated
              March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 41,177 shares of PhoneTel Technologies, Inc. Common Stock.(9)*
   10.40      Warrant Agreements with Steven Richman dated February, March and April 1995, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 6,250 shares of PhoneTel Technologies, Inc. Common
              Stock.(9)*
   10.41      Amendments to Warrant Agreements between PhoneTel Technologies, Inc. and Janice Fuelhart dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter
              Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 49,412 shares of PhoneTel Technologies, Inc. Common Stock.(9)*
   10.42      Warrant Agreements with Janice Fuelhart dated February, March and April 1995, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 1,250 shares of PhoneTel Technologies, Inc. Common
              Stock.(9)*
   10.43      Amendments to Warrant Agreements between PhoneTel Technologies, Inc. and Peter Graf dated in
              March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 148,235 shares of PhoneTel Technologies, Inc. Common Stock.(9)*
   10.44      Warrant Agreements with Peter Graf dated February, March and April 1995, issued pursuant to a
              Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 28,750 shares of PhoneTel Technologies, Inc. Common
              Stock.(9)*
   10.45      Stock Option Agreement dated May 24, 1994 between PhoneTel Technologies, Inc. and the Estate of William D. Moses, and subsequent assignment thereof dated February 2, 1995, relative to the grant of an option to purchase 50,000 shares of PhoneTel Technologies, Inc. Common
              Stock.(9)*
   10.46      Stock Option Agreement dated September 13, 1994 between PhoneTel Technologies, Inc. and the
              Estate of William D. Moses, and subsequent assignment thereof dated February 2, 1995, relative to the grant of an option to purchase 45,000 shares of PhoneTel Technologies, Inc.
              Common Stock.(9)*
   10.47      Warrant Agreement dated March 31, 1994 between PhoneTel Technologies, Inc. and the Estate of
              William D. Moses, and subsequent assignment thereof dated February 2, 1995, relative to the grant of warrants to purchase 200,000 shares of PhoneTel Technologies, Inc. Common Stock.(9)*
   10.48      Agreement and Plan of Merger dated September 22, 1995, together with Exhibits attached thereto, by and among PhoneTel Technologies, Inc. Phone Tel II, Inc., and World
              Communications, Inc.(10)*
   10.49      Amendment to Agreement and Plan of Merger dated September 22, 1995 by and among PhoneTel
              Technologies, Inc., PhoneTel II, Inc., and World Communications, Inc.(10)*
   10.50      Agreement and Plan of Merger dated October 16, 1995, together with Exhibits attached thereto, by and among PhoneTel Technologies, Inc., PhoneTel II, Inc., and Public Telephone
              Corporation.(11)*
   10.51      Agreement and Plan of Merger dated November 22, 1995, between PhoneTel Technologies, Inc. and
              International Pay Phones, Inc., a South Carolina corporation, and all amendments thereto.(12)*
   10.52      Agreement and Plan of Merger dated November 22, 1995, between PhoneTel Technologies, Inc. and
              International Pay Phones, Inc., a Tennessee corporation, and all amendments thereto.(12)*
   10.53      Share Purchase Agreement dated as of November 16, 1995, between PhoneTel Technologies, Inc.
              and Paramount Communications Systems, Inc., and all amendments thereto.(12)*
   10.54      Credit Agreement dated as of March 15, 1996 among PhoneTel Technologies, Inc., Various
              Lenders and Internationale Nederlanden (U.S.) Capital Corporation (the "Credit
              Agreement").(12)*
   10.55      Security Agreement dated as of March 15, 1996 among PhoneTel Technologies, Inc., Public
              Telephone Corporation, World Communications, Inc., Northern Florida Telephone Corporation and
              Paramount Communications Systems, Inc. and Internationale Nederlanden (U.S.) Capital
              Corporation as Agent for itself and certain other lenders.(12)*

EXHIBIT NO.                                            DESCRIPTION
-----------   ---------------------------------------------------------------------------------------------
   10.56      Warrant Purchase Agreement dated as of March 15, 1996 between PhoneTel Technologies, Inc. and
              Internationale Nederlanden (U.S.) Capital Corporation and Cerberus Partners, L.P.(12)*
   10.57      Registration Rights Agreement dated as of March 15, 1996 between PhoneTel Technologies, Inc.
              and Internationale Nederlanden (U.S.) Capital Corporation and Cerberus Partners, L.P.(12)*
   10.58      Warrant Certificate dated as of March 15, 1996 granting Internationale Nederlanden (U.S.)
              Capital Corporation the right to purchase 102,412 shares of Series A Special Convertible
              Preferred Stock of PhoneTel Technologies, Inc.(13)*
   10.59      Warrant Certificate dated as of March 15, 1996 granting Cerberus Partners, L.P. the right to purchase 102,412 shares of Series A Special Convertible Preferred Stock of PhoneTel
              Technologies, Inc.(13)*
   10.60      Form of Warrant issued on March 15, 1996 to persons listed on Schedule A to this exhibit.(13)*
   10.61      Operator Service Subscriber Agreement dated as of February 29, 1996 by and between
              Intellicall Operator Services, Inc. and PhoneTel Technologies, Inc.(13)*
   10.62      Intellistar License Agreement dated as of February 29, 1996 by and between Intellicall, Inc.
              and PhoneTel Technologies, Inc.(13)*
   10.63      Relay Services Agreement dated as of February 29, 1996 by and between Intellicall, Inc. and
              PhoneTel Technologies, Inc.(13)*
   10.64      Stock Option Agreement dated April 1, 1995 between PhoneTel Technologies, Inc. and Daniel J.
              Moos.(13)*
   10.65      Separation Agreement dated July 29, 1996 between PhoneTel Technologies, Inc. and Daniel J.
              Moos. (15)*
   10.66      Employment Agreement dated September 1, 1996 between PhoneTel Technologies, Inc. and Richard
              Kebert. (15)*
   10.67      First Amendment to Credit Agreement dated as of April 11, 1996.(15)*
   10.68      Second Amendment to Credit Agreement dated as of June 1996.(14)*
   10.69      Third Amendment to Credit Agreement dated as of August 1, 1996.(14)*
   10.70      Fourth Amendment to Credit Agreement dated as of September 13, 1996.(14)*
   10.71      Fifth Amendment to Credit Agreement dated as of September 13, 1996.(14)*
   10.72      Sixth Amendment to Credit Agreement dated as of October 8, 1996.(15)*
   10.73      Asset Purchase Agreement among PhoneTel Technologies, Inc., an Ohio Corporation as Buyer and
              ACI-HDT Supply Company, a California corporation, Amtel Communications Services, a California corporation, Amtel Communications Correctional Facilities, a California corporation, Amtel
              Communication, Inc., a California corporation, Amtel Communications, Inc., a California corporation, and Amtel Communications Payphones, Inc., a California corporation, as Seller, dated June 26, 1996, and all amendments thereto.(14)*
   10.74      Amended and Restated Share Purchase Agreement among PhoneTel III, Inc., Payphones of America,
              Inc. and all of the Shareholders of Payphones of America, Inc., dated as of August 1, 1996, and all amendments thereto.(14)*
   10.75      Seventh Amendment to Credit Agreement dated as of November 22, 1996.
   10.76      Agreement and Plan of Merger dated as of November 21, 1996 among PhoneTel Technologies, Inc.,
              PhoneTel CCI, Inc., Cherokee Communications, Inc. and all of the shareholders of Cherokee
              Cummunications. Inc.
   10.77      Escrow Agreement dated as of November 21, 1996 among Comerica Bank - Texas, as escrow agent,
              Cherokee Communications, Inc., Bill H. Bailey, Jr. and J. Bruce Duty, as duly authorized agents for all of the shareholders of Cherokee Communications, Inc., PhoneTel Technologies,
              Inc. and Bill H. Bailey, Jr., Jerry T. Beddow and Edward L. Marshall, individually.
   12.1       Computation of Ratio of Earnings to Fixed Charges.*
   21.1       Subsidiaries of PhoneTel Technologies, Inc.(13)*
   23.1       Consent of Price Waterhouse LLP regarding PhoneTel Technologies, Inc.
   23.2       Consent of Price Waterhouse LLP regarding Paramount Communication Systems, Inc.
   23.3       Consent of Harlan & Boettger, CPAs.
   23.4       Consent of KPMG Peat Marwick LLP.
   23.5       Consent of Ernest M. Sewell, CPA.
   23.6       Consent of Miller Sherrill Blake, CPA, PA.
   23.7       Consent of Kerber, Eck & Braeckel, LLP.

EXHIBIT NO.                                            DESCRIPTION
-----------   ---------------------------------------------------------------------------------------------
   23.8       Consent of Deloitte & Touche LLP.
   23.9       Consent of Tammy L. Martin, Esq. (included in Exhibit 5.1 hereto).
   23.10      Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2 hereto).
   23.11      Consent of Shackleford, Farrior, Stallings and Evans (included in Exhibit 5.3 hereto).
   23.12      Consent of Barnes & Thornburg (included in Exhibit 5.4 hereto).
   23.13      Consent of Blumenfeld, Kaplan & Sandweiss, P.C. (included in Exhibit 5.5 hereto).
   23.14      Consent of Scher & Miller (included in Exhibit 5.6 hereto).
   24.1       Powers of Attorney (included on signature pages to the Registration Statement).*
   25.1       Statement of Eligibility and Qualification on Form T-1 of Marine Midland Bank, as trustee under the Indenture relating to the Notes.


---------------

 * Previously filed.


 (1) Incorporated by reference from the Registration Statement on Form S-18 (Registration No. 33-16962C) of PhoneTel Technologies, Inc. (the "Company"), filed with the Securities and Exchange Commission on September 1, 1987.

 (2) Incorporated by reference from Amendment No. 1 to the Company's Registration Statement on Form S-1, Registration No. 33-30428, filed September 27, 1989.

 (3) Incorporated by reference from Amendment No. 1 to the Company's Registration Statement on Form S-18 (Registration No. 33-16962C), filed with the Securities and Exchange Commission on October 30, 1987.

 (4) Incorporated by reference from the Company's Form 10-K for the year ended December 31, 1989.

 (5) Incorporated by reference from the Company's Form 10-K for the year ended December 31, 1991.

 (6) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1992.

 (7) Incorporated by reference from the Company's Form 8-K dated March 25, 1994.

 (8) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1993.

 (9) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1994.

(10) Incorporated by reference from the Company's Form 8-K dated September 22, 1995.

(11) Incorporated by reference from the Company's Form 8-K dated October 16,
     1995.

(12) Incorporated by reference from the Company's Form 8-K dated March 15, 1996.

(13) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1995.

(14) Incorporated by reference from the Company's Form 8-K dated September 13, 1996.

(15) Incorporated by reference from the Company's Form 10-QSB for the quarter ended September 30, 1996.

ITEM 28.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned small business issuer will:

        (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of that time the Commission declared it effective.

        (2) For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form SB-2 and authorizes this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 11, 1996.


                                     PHONETEL TECHNOLOGIES, INC.

                                     By: /s/ Peter G. Graf

                                      ------------------------------------------
                                      Peter G. Graf
                                      Chairman of the Board


In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                                  TITLE                             DATE
-------------------------------------    -------------------------------------    -----------------------
/s/ Peter G. Graf                        Chairman of the Board, Chief             December 11, 1996
-------------------------------------      Executive Officer, and Director
Peter G. Graf
*                                        Chief Operating Officer and Director     December 11, 1996
-------------------------------------
Nickey B. Maxey
                  *                      Director                                 December 11, 1996
-------------------------------------
          Stuart Hollander
/s/ Richard Kebert                       Chief Financial Officer and Treasurer    December 11, 1996
-------------------------------------      (Principal Financial and Accounting
Richard Kebert                             Officer)
                  *                      Director                                 December 11, 1996
-------------------------------------
            Joseph Abrams
                  *                      Director                                 December 11, 1996
-------------------------------------
            George Henry
                  *                      Director                                 December 11, 1996
-------------------------------------
            Aron Katzman
                  *                      Director                                 December 11, 1996
-------------------------------------
           Steven Richman


---------------

* Tammy L. Martin, by signing her name hereto, does hereby execute this Amendment No. 2 to the Registration Statement on behalf of the directors of the Registrant indicated above by asterisks, pursuant to powers of attorney duly executed by such directors contained on the signature pages to the original Registration Statement.


                                     By: /s/ Tammy L. Martin

                                      ------------------------------------------
                                      Tammy L. Martin
                                      Attorney-in-Fact

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form SB-2 and authorizes this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 11, 1996.


                                     PUBLIC TELEPHONE CORPORATION

                                     By: /s/ Peter G. Graf
                                        --------------------------
                                      Peter G. Graf
                                      Chairman of the Board


In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                                  TITLE                             DATE
-------------------------------------    -------------------------------------    -----------------------
/s/ Peter G. Graf                        Chairman of the Board, Chief             December 11, 1996
-------------------------------------      Executive Officer, and Director
Peter G. Graf
/s/ Tammy L. Martin                      Director                                 December 11, 1996
-------------------------------------
Tammy L. Martin
/s/ Richard Kebert                       Chief Financial Officer and Treasurer    December 11, 1996
-------------------------------------      (Principal Financial and Accounting
Richard Kebert                             Officer)

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form SB-2 and authorizes this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 11, 1996.


                                     WORLD COMMUNICATIONS, INC.

                                     By: /s/ Peter G. Graf

                                      --------------------------
                                      Peter G. Graf
                                      Chairman of the Board


In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                                  TITLE                             DATE
-------------------------------------    -------------------------------------    -----------------------
/s/ Peter G. Graf                        Chairman of the Board, Chief             December 11, 1996
-------------------------------------      Executive Officer, and Director
Peter G. Graf
/s/ Tammy L. Martin                      Director                                 December 11, 1996
-------------------------------------
Tammy L. Martin
/s/ Richard Kebert                       Chief Financial Officer and Treasurer    December 11, 1996
-------------------------------------      (Principal Financial and Accounting
Richard Kebert                             Officer)

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form SB-2 and authorizes this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 11, 1996.


                                       PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                                       By: /s/  Peter G. Graf

                                        ----------------------------------------
                                        Peter G. Graf
                                        Chairman of the Board


In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                NAME                                     TITLE                             DATE
-------------------------------------    -------------------------------------    -----------------------
/s/  Peter G. Graf                       Chairman of the Board, Chief             December 11, 1996
-------------------------------------      Executive
Peter G. Graf                              Officer, and Director
/s/  Tammy L. Martin                     Director                                 December 11, 1996
-------------------------------------
Tammy L. Martin
/s/  Richard Kebert                      Chief Financial Officer and Treasurer    December 11, 1996
-------------------------------------      (Principal Financial and Accounting
Richard Kebert                               Officer)

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form SB-2 and authorizes this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 11, 1996.


                                       NORTHERN FLORIDA TELEPHONE CORPORATION


                                       By: /s/  Peter G. Graf


                                        ----------------------------------------
                                        Peter G. Graf
                                        Chairman of the Board


In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                NAME                                     TITLE                             DATE
-------------------------------------    -------------------------------------    -----------------------
/s/  Peter G. Graf                       Chairman of the Board, Chief             December 11, 1996
-------------------------------------      Executive
Peter G. Graf                              Officer, and Director
/s/  Tammy L. Martin                     Director                                 December 11, 1996
-------------------------------------
Tammy L. Martin
/s/  Richard Kebert                      Chief Financial Officer and Treasurer    December 11, 1996
-------------------------------------      (Principal Financial and Accounting
Richard Kebert                             Officer)

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form SB-2 and authorizes this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 11, 1996.


                                       PAYPHONES OF AMERICA, INC.

                                       By: /s/ Peter G. Graf

                                        ----------------------------------------
                                        Peter G. Graf
                                        Chairman of the Board


In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                NAME                                     TITLE                             DATE
-------------------------------------    -------------------------------------    -----------------------
/s/ Peter G. Graf                        Chairman of the Board, Chief             December 11, 1996
-------------------------------------      Executive
Peter G. Graf                              Officer, and Director
*                                        Director                                 December 11, 1996
-------------------------------------
Charles Miller
/s/ Tammy L. Martin                      Director                                 December 11, 1996
-------------------------------------
Tammy L. Martin
/s/ Richard Kebert                       Chief Financial Officer and Treasurer    December 11, 1996
-------------------------------------      (Principal Financial and Accounting
Richard Kebert                             Officer)


---------------


* Tammy L. Martin, by signing her name hereto, does hereby execute this Amendment No. 2 to the Registration Statement on behalf of the director of the Registrant indicated above by asterisks, pursuant to powers of attorney duly executed by such director contained on the signature pages to the original Registration Statement.


                                       By: /s/ Tammy L. Martin

                                        ----------------------------------------
                                        Tammy L. Martin
                                        Attorney-in-Fact

                                   SIGNATURES



In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form SB-2 and authorizes this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 11, 1996.



                                       PHONETEL CCI, INC.



                                       By: /s/ Peter G. Graf


                                        ----------------------------------------

                                        Peter G. Graf


                                        Chairman of the Board



KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter G. Graf and Tammy L. Martin, and each of them, his true and lawful attorney-in-fact either one of whom may act without the other, with full power of substitution and resubstitution for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that is filed pursuant to Rule 426(b) under the Securities Act of 1933 and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.



In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                NAME                                     TITLE                             DATE
-------------------------------------    -------------------------------------    -----------------------
/s/ Peter G. Graf                        Chairman of the Board, Chief             December 11, 1996
-------------------------------------      Executive
Peter G. Graf                              Officer, and Director
/s/ Tammy L. Martin                      Director                                 December 11, 1996
-------------------------------------
Tammy L. Martin
/s/ Richard Kebert                       Chief Financial Officer and Treasurer    December 11, 1996
-------------------------------------      (Principal Financial and Accounting
Richard Kebert                             Officer)

                                 EXHIBIT INDEX

EXHIBIT NO.                                        DESCRIPTION                                       PAGE NO.
-----------    -----------------------------------------------------------------------------------   ---------
 1.1           Form of Underwriting Agreement.


 3.1           Articles of Incorporation.(1)*
 3.2           Amendment to Articles of Incorporation dated August 30, 1989.(2)*
 3.3           Amendment and Restated Code of Governmental Regulations.(5)*
 3.5           Amendment to Articles of Incorporation dated January 3, 1992.(5)*
 3.6           Amendment to Articles of Incorporation dated January 20, 1992.(5)*
 3.7           Amendment to Articles of Incorporation dated April 9, 1992.(8)*
 3.8           Amendment to Articles of Incorporation dated June 18, 1993.(8)*
 3.9           Amendment to Articles of Incorporation dated June 30, 1993.(8)*
 3.10          Amendment to Articles of Incorporation dated September 22, 1995.(13)*
 3.11          Amendment to Articles of Incorporation dated December 15, 1995.(13)*
 3.12          Amendment to Articles of Incorporation dated February 28, 1996.(13)*
 3.13          Articles of Incorporation of Public Telephone Corporation, as amended.
 3.14          By-laws of Public Telephone Corporation, as amended.
 3.15          Articles of Incorporation of World Communications, Inc.
 3.16          By-laws of World Communications, Inc.
 3.17          Articles of Incorporation of Paramount Communications Systems, Inc.
 3.18          By-laws of Paramount Communications Systems, Inc.
 3.19          Articles of Incorporation of Northern Florida Telephone Corporation.
 3.20          By-laws of Northern Florida Telephone Corporation.
 3.21          Articles of Incorporation of Payphones of America, Inc.
 3.22          Code of Regulations of Payphones of America, Inc., as amended.
 3.23          Articles of Incorporation of PhoneTel CCI, Inc., as amended.
 3.24          By-laws of PhoneTel CCI, Inc.
 4.1           Specimen of Common Stock Certificate.(3)*
 4.2           Form of 14% Convertible Preferred Stock.(13)*
 4.3           Form of Indenture relating to the Notes offered hereby (including the form of Note)
               and Guarantee.
 5.1           Opinion of Tammy L. Martin, Esq. regarding validity of the Notes registered hereby.
 5.2           Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding validity of the Notes offered hereby.
 5.3           Opinion of Shackleford, Farrior, Stallings and Evans with respect to the validity of the Guarantees under Florida law.
 5.4           Opinion of Barnes & Thornburg with respect to the validity of the Guarantees under
               Indiana law.
 5.5           Opinion of Blumenfeld, Kaplan & Sandweiss, P.C. with respect to the validity of the
               Guarantees under Missouri law.
 5.6           Opinion of Scher & Miller with respect to the validity of the Guarantees under
               Texas law.
10.1           Stock Option Agreement between William Tymoszczuk and PhoneTel Technologies, Inc., dated March 1, 1987.(3)*
10.2           Stock Incentive Plan for Key Employees, dated May 5, 1987.(1)*
10.3           Amended and Restated Stock Option Agreement between PhoneTel Technologies, Inc. and
               Jerry H. Burger dated July 1, 1993.(8)*
10.4           Stock Option Agreement dated July 1, 1993 between PhoneTel Technologies, Inc. and
               Bernard Mandel. (8)*
10.5           Form of Stock Option Agreement between PhoneTel Technologies, Inc. and DeBartolo,
               Inc.(4)*
10.6           Extension of Stock Option Agreement between PhoneTel Technologies, Inc. and The
               Edward J. DeBartolo Corporation.(8)*
10.7           Separation Agreement dated September 15, 1995 between PhoneTel Technologies, Inc.
               and Jerry Burger, together with amendments thereto.(13)*
10.8           Separation Agreement dated September 15, 1995 between PhoneTel Technologies, Inc.
               and Bernard Mandel, together with amendments thereto.(13)*
10.9           Lease Agreement between PhoneTel Technologies, Inc. and Bankers Leasing
               Association, Inc. dated February 12, 1992.(5)*

EXHIBIT NO.                                        DESCRIPTION                                       PAGE NO.
-----------    -----------------------------------------------------------------------------------   ---------
10.10          Registration Rights Agreement dated April 10, 1992 among PhoneTel Technologies,
               Inc., George H. Henry, Carl Kirchhoff and Charles Stuart.(5)*
10.11          Registration Rights Agreement among PhoneTel Technologies, Inc., J & C Resources,
               Inc. and Allen Moskowitz.(5)*
10.12          Form of Stock Option Agreement and Registration Rights Agreement between PhoneTel
               Technologies, Inc. and The Edward J. DeBartolo Corporation.(5)*
10.13          Stock Option Agreement and Registration Rights Agreement between PhoneTel
               Technologies, Inc. and William D. Moses, Jr. dated May 11, 1992.(5)*
10.14          Assignment Agreement between William D. Moses, Jr. and Edward A. Moulton transferring the right to receive options to acquire 5,000 shares of Common Stock of PhoneTel Technologies, Inc.(9)*
10.15          Stock Option Agreement and Registration Rights Agreement between PhoneTel
               Technologies, Inc. and George H. Henry dated March 24, 1992.(5)*
10.16          Amendment No. 1 to Amended and Restated Loan Agreement and Registration Rights
               Agreement dated October 23, 1992 by and among PhoneTel Technologies, Inc., J & C
               Resources, Inc. and Allen Moskowitz.(6)*
10.17          Lease between PhoneTel Technologies, Inc. and Trembal Construction Co. dba Statler
               Office Tower dated April 23, 1992.(6)*
10.18          Master Agreement between The Cafaro Company and PhoneTel Technologies, Inc. dated
               December 23, 1992.(6)*
10.19          Operator Subscriber Service Agreement dated March 25, 1994 between U.S. Long
               Distance, Inc. and Alpha Pay Phones-IV, L.P.(7)*
10.20          Non-competition Agreement among PhoneTel Technologies, Inc., Alpha Pay Phones-IV,
               L.P., American Telecommunications Management Corporation, Stephen C. Fowler and
               Ronald T. Huggard dated January 5, 1994.(8)*
10.21          Stock Option Agreement for WEA Investments, Inc. relative to 50,000 shares of
               Common Stock under option dated on or about November 30, 1993.(8)*
10.22          Stock Option Agreement with Allenstown Investments Limited dated on or about
               January 10, 1994 relative to grant of an option to purchase 126,000 shares of
               PhoneTel Technologies, Inc. Common Stock.(8)*
10.23          Stock Option Agreement with Douglas Abrams with respect to 45,000 shares of Common
               Stock of PhoneTel Technologies, Inc. dated on or about January 10, 1994.(8)*
10.24          Amendment to Stock Option Agreement dated January 10, 1994 with Douglas Abrams with respect to 45,000 shares of Common Stock of PhoneTel Technologies, Inc.(9)*
10.25          Stock Option Agreement with William Moses, Jr. relative to 75,000 shares of Common
               Stock of PhoneTel Technologies, Inc. dated on or about January 29, 1993.(8)*
10.26          Agreement dated January 5, 1994 between PhoneTel Technologies, Inc. and the Estate of William Moses relative to loan in the amount of one million dollars and providing for warrants to purchase 100,000 shares and contingent right to acquire warrants to purchase 400,000 shares of PhoneTel Technologies, Inc. Common
               Stock.(8)*
10.27          Agreement dated September 13, 1994 between PhoneTel Technologies, Inc. and the
               Estate of William Moses relative to restructuring the repayment schedule of certain monies owed by PhoneTel Technologies, Inc. and providing for warrants to purchase
               45,000 shares of PhoneTel Technologies, Inc. Common Stock.(9)*
10.28          Loan Agreement dated December 29, 1993 between PhoneTel Technologies, Inc. and certain lenders identified therein with respect to borrowing by PhoneTel
               Technologies, Inc. of $400,000 and the granting of warrants to purchase, in the aggregate, a total of 62,745 shares of Common Stock by PhoneTel Technologies,
               Inc.(8)*
10.29          Letter Agreement dated February 23, 1995 between PhoneTel Technologies, Inc. and certain lenders identified therein with respect to the extension of the maturity dates of certain promissory notes and the granting of additional warrants to purchase Common Stock of PhoneTel Technologies, Inc.(9)*
10.30          Stock Option Agreement dated March 3, 1994 between PhoneTel Technologies, Inc. and
               George H. Henry relative to a grant of an option to purchase 39,000 shares of
               PhoneTel Technologies, Inc. Common Stock.(9)*
10.31          Stock Option Agreements dated in January 1994 between PhoneTel Technologies, Inc.
               and George H. Henry granting options to purchase, in the aggregate, a total of
               106,551 shares of PhoneTel Technologies, Inc. Common Stock.(9)*
10.32          Stock Option Agreement with George H. Henry dated in August 1993 relative to a grant of an option to purchase 150,000 shares of PhoneTel Technologies, Inc. Common
               Stock.(9)*

EXHIBIT NO.                                        DESCRIPTION                                       PAGE NO.
-----------    -----------------------------------------------------------------------------------   ---------
10.33          Stock Option Agreement with Vincent Mann relative to 5,000 shares of Common Stock under option dated November 15, 1994.(9)*
10.34          Stock Option Agreement with Donald Vella with respect to 20,000 shares of Common
               Stock of PhoneTel Technologies, Inc. dated on or about November 15, 1994.(9)*
10.35          Amendments to Warrant Agreements between PhoneTel Technologies, Inc. and Richard
               Thatcher dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 49,412 shares of PhoneTel Technologies,
               Inc. Common Stock.(9)*
10.36          Warrant Agreements with Richard Thatcher dated February, March and April 1995, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 7,500 shares of
               PhoneTel Technologies, Inc. Common Stock.(9)*
10.37          Amendments to Warrant Agreements between PhoneTel Technologies, Inc. and Gerald
               Waldshutz dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 41,177 shares of PhoneTel Technologies,
               Inc. Common Stock.(9)*
10.38          Warrant Agreements with Gerald Waldshutz dated February, March and April 1995, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 6,250 shares of
               PhoneTel Technologies, Inc. Common Stock.(9)*
10.39          Amendments to Warrant Agreements between PhoneTel Technologies, Inc. and Steve
               Richman dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 41,177 shares of PhoneTel Technologies,
               Inc. Common Stock.(9)*
10.40          Warrant Agreements with Steven Richman dated February, March and April 1995, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 6,250 shares of PhoneTel
               Technologies, Inc. Common Stock.(9)*
10.41          Amendments to Warrant Agreements between PhoneTel Technologies, Inc. and Janice
               Fuelhart dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 49,412 shares of PhoneTel Technologies,
               Inc. Common Stock.(9)*
10.42          Warrant Agreements with Janice Fuelhart dated February, March and April 1995, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 1,250 shares of
               PhoneTel Technologies, Inc. Common Stock.(9)*
10.43          Amendments to Warrant Agreements between PhoneTel Technologies, Inc. and Peter Graf dated in March 1995, and related Warrant Agreements thereto, issued pursuant to a
               Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 148,235 shares of PhoneTel Technologies, Inc.
               Common Stock.(9)*
10.44          Warrant Agreements with Peter Graf dated February, March and April 1995, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 28,750 shares of PhoneTel
               Technologies, Inc. Common Stock.(9)*
10.45          Stock Option Agreement dated May 24, 1994 between PhoneTel Technologies, Inc. and the Estate of William D. Moses, and subsequent assignment thereof dated February 2,
               1995, relative to the grant of an option to purchase 50,000 shares of PhoneTel
               Technologies, Inc. Common Stock.(9)*
10.46          Stock Option Agreement dated September 13, 1994 between PhoneTel Technologies, Inc.
               and the Estate of William D. Moses, and subsequent assignment thereof dated
               February 2, 1995, relative to the grant of an option to purchase 45,000 shares of
               PhoneTel Technologies, Inc. Common Stock.(9)*
10.47          Warrant Agreement dated March 31, 1994 between PhoneTel Technologies, Inc. and the
               Estate of William D. Moses, and subsequent assignment thereof dated February 2,
               1995, relative to the grant of warrants to purchase 200,000 shares of PhoneTel
               Technologies, Inc. Common Stock.(9)*
10.48          Agreement and Plan of Merger dated September 22, 1995, together with Exhibits attached thereto, by and among PhoneTel Technologies, Inc. PhoneTel II, Inc., and
               World Communications, Inc.(10)*
10.49          Amendment to Agreement and Plan of Merger dated September 22, 1995 by and among
               PhoneTel Technologies, Inc., PhoneTel II, Inc., and World Communications, Inc.(10)*
10.50          Agreement and Plan of Merger dated October 16, 1995, together with Exhibits attached thereto, by and among PhoneTel Technologies, Inc., PhoneTel II, Inc., and
               Public Telephone Corporation.(11)*
10.51          Agreement and Plan of Merger dated November 22, 1995, between PhoneTel
               Technologies, Inc. and International Pay Phones, Inc., a South Carolina
               corporation, and all amendments thereto.(12)*
10.52          Agreement and Plan of Merger dated November 22, 1995, between PhoneTel
               Technologies, Inc. and International Pay Phones, Inc., a Tennessee corporation, and all amendments thereto.(12)*

EXHIBIT NO.                                        DESCRIPTION                                       PAGE NO.
-----------    -----------------------------------------------------------------------------------   ---------
10.53          Share Purchase Agreement dated as of November 16, 1995, between PhoneTel
               Technologies, Inc. and Paramount Communications Systems, Inc., and all amendments thereto.(12)*
10.54          Credit Agreement dated as of March 15, 1996 among PhoneTel Technologies, Inc.,
               Various Lenders and Internationale Nederlanden (U.S.) Capital Corporation (the
               "Credit Agreement").(12)*
10.55          Security Agreement dated as of March 15, 1996 among PhoneTel Technologies, Inc.,
               Public Telephone Corporation, World Communications, Inc., Northern Florida
               Telephone Corporation and Paramount Communications Systems, Inc. and Internationale
               Nederlanden (U.S.) Capital Corporation as Agent for itself and certain other lenders.(12)*
10.56          Warrant Purchase Agreement dated as of March 15, 1996 between PhoneTel
               Technologies, Inc. and Internationale Nederlanden (U.S.) Capital Corporation and
               Cerberus Partners, L.P.(12)*
10.57          Registration Rights Agreement dated as of March 15, 1996 between PhoneTel
               Technologies, Inc. and Internationale Nederlanden (U.S.) Capital Corporation and
               Cerberus Partners, L.P.(12)*
10.58          Warrant Certificate dated as of March 15, 1996 granting Internationale Nederlanden
               (U.S.) Capital Corporation the right to purchase 102,412 shares of Series A Special
               Convertible Preferred Stock of PhoneTel Technologies, Inc.(13)*
10.59          Warrant Certificate dated as of March 15, 1996 granting Cerberus Partners, L.P. the right to purchase 102,412 shares of Series A Special Convertible Preferred Stock of
               PhoneTel Technologies, Inc.(13)*
10.60          Form of Warrant issued on March 15, 1996 to persons listed on Schedule A to this exhibit.(13)*
10.61          Operator Service Subscriber Agreement dated as of February 29, 1996 by and between
               Intellicall Operator Services, Inc. and PhoneTel Technologies, Inc.(13)*
10.62          Intellistar License Agreement dated as of February 29, 1996 by and between
               Intellicall, Inc. and PhoneTel Technologies, Inc.(13)*
10.63          Relay Services Agreement dated as of February 29, 1996 by and between Intellicall,
               Inc. and PhoneTel Technologies, Inc.(13)*
10.64          Stock Option Agreement dated April 1, 1995 between PhoneTel Technologies, Inc. and
               Daniel J. Moos.(13)*
10.65          Separation Agreement dated July 29, 1996 between PhoneTel Technologies, Inc. and
               Daniel J. Moos.(15)*
10.66          Employment Agreement dated September 1, 1996 between PhoneTel Technologies, Inc.
               and Richard Kebert.(15)*
10.67          First Amendment to Credit Agreement dated as of April 11, 1996.(15)*
10.68          Second Amendment to Credit Agreement dated as of June 1996.(14)*
10.69          Third Amendment to Credit Agreement dated as of August 1, 1996.(14)*
10.70          Fourth Amendment to Credit Agreement dated as of September 13, 1996.(14)*
10.71          Fifth Amendment to Credit Agreement dated as of September 13, 1996.(14)*
10.72          Sixth Amendment to Credit Agreement dated as of October 8, 1996.(15)*
10.73          Asset Purchase Agreement among PhoneTel Technologies, Inc., an Ohio Corporation as
               Buyer and ACI-HDT Supply Company, a California corporation, Amtel Communications
               Services, a California corporation, Amtel Communications Correctional Facilities, a
               California corporation, Amtel Communication, Inc., a California corporation, Amtel
               Communications, Inc., a California corporation, and Amtel Communications Payphones,
               Inc., a California corporation, as Seller, dated June 26, 1996, and all amendments thereto. (14)*
10.74          Amended and Restated Share Purchase Agreement among PhoneTel III, Inc., Payphones of America, Inc. and all of the Shareholders of Payphones of America, Inc., dated as of August 1, 1996, and all amendments thereto.(14)*
10.75          Seventh Amendment to Credit Agreement dated as of November 22, 1996.
10.76          Agreement and Plan of Merger dated as of November 21, 1996 among PhoneTel
               Technologies, Inc., PhoneTel CCI, Inc., Cherokee Communications, Inc. and all of
               the shareholders of Cherokee Cummunications. Inc.
10.77          Escrow Agreement dated as of November 21, 1996 among Comerica Bank - Texas, as escrow agent, Cherokee Communications, Inc., Bill H. Bailey, Jr. and J. Bruce Duty,
               as duly authorized agents for all of the shareholders of Cherokee Communications,
               Inc., PhoneTel Technologies, Inc. and Bill H. Bailey, Jr., Jerry T. Beddow and
               Edward L. Marshall, individually.
12.1           Computation of Ratio of Earnings to Fixed Charges.*
21.1           Subsidiaries of PhoneTel Technologies, Inc.(13)*
23.1           Consent of Price Waterhouse LLP regarding PhoneTel Technologies, Inc.
23.2           Consent of Price Waterhouse LLP regarding Paramount Communication Systems, Inc.
23.3           Consent of Harlan & Boettger, CPAs.
23.4           Consent of KPMG Peat Marwick LLP.

EXHIBIT NO.                                        DESCRIPTION                                       PAGE NO.
-----------    -----------------------------------------------------------------------------------   ---------
23.5           Consent of Ernest M. Sewell, CPA.
23.6           Consent of Miller Sherrill Blake, CPA, PA.
23.7           Consent of Kerber, Eck & Braeckel, LLP.
23.8           Consent of Deloitte & Touche LLP.
23.9           Consent of Tammy L. Martin, Esq. (included in Exhibit 5.1 hereto).
23.10          Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2 hereto).
23.11          Consent of Shackleford, Farrior, Stallings and Evans (included in Exhibit 5.3 hereto).
23.12          Consent of Barnes & Thornburg (included in Exhibit 5.4 hereto).
23.13          Consent of Blumenfeld, Kaplan & Sandweiss, P.C. (included in Exhibit 5.5 hereto).
23.14          Consent of Scher & Miller (included in Exhibit 5.6 hereto).
24.1           Powers of Attorney (included on signature pages to the Registration Statement).*
24.1           Powers of Attorney (included on signature pages to the Registration Statement).*
25.1           Statement of Eligibility and Qualification on Form T-1 of Marine Midland Bank, as
               trustee under the Indenture relating to the Notes.


---------------

 * Previously filed.


  (1) Incorporated by reference from the Registration Statement on Form S-18 (Registration No. 33-16962C)
      of PhoneTel Technologies, Inc. (the "Company"), filed with the Securities and Exchange Commission on
      September 1, 1987.
  (2) Incorporated by reference from Amendment No. 1 to the Company's Registration Statement on Form S-1,
      Registration No. 33-30428, filed September 27, 1989.
  (3) Incorporated by reference from Amendment No. 1 to the Company's Registration Statement on Form S-18
      (Registration No. 33-16962C), filed with the Securities and Exchange Commission on October 30, 1987.
  (4) Incorporated by reference from the Company's Form 10-K for the year ended December 31, 1989.
  (5) Incorporated by reference from the Company's Form 10-K for the year ended December 31, 1991.
  (6) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1992.
  (7) Incorporated by reference from the Company's Form 8-K dated March 25, 1994.
  (8) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1993.
  (9) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1994.
 (10) Incorporated by reference from the Company's Form 8-K dated September 22, 1995.
 (11) Incorporated by reference from the Company's Form 8-K dated October 16, 1995.
 (12) Incorporated by reference from the Company's Form 8-K dated March 15, 1996.
 (13) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1995.
 (14) Incorporated by reference from the Company's Form 8-K dated September 13, 1996.
 (15) Incorporated by reference from the Company's Form 10-QSB for the quarter ended September 30, 1996.

                                            REGISTRATION STATEMENT NO. 333-15211
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

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                                    EXHIBITS

                                       TO

                                AMENDMENT NO. 2

                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933

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                          PHONETEL TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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